AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 25, 2000
                                                       Registration No.  333-___
------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                               ----------------

                                   Form S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ----------------

                          CFW COMMUNICATIONS COMPANY

            (Exact name of registrant as specified in its charter)


      Virginia                           4813                    54-1443350
(State of Organization)     (Primary Standard Industrial      (I.R.S. Employer
                                Classification Number)       Identification No.)

                           401 Spring Lane, Suite 300
                                 P.O. Box 1990
                          Waynesboro, Virginia 22980
                                (540) 946-3500
             (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                             Michael B. Moneymaker
    Sr. Vice President and Chief Financial Officer, Treasurer and Secretary
                          401 Spring Lane, Suite 300
                                 P.O. Box 1990
                          Waynesboro, Virginia 22980
                                (540) 946-3500
       (Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

 It is respectfully requested that the Commission send copies of all notices, orders and communications to:

                                David M. Carter
                               Hunton & Williams
                       Bank of America Plaza, Suite 4100
                          600 Peachtree Street, N.E.
                            Atlanta, Georgia 30308
                                (404) 888-4246
                          (404) 888-4190 (facsimile)

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed exchange offer described herein have been satisfied or waived.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_] If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

                                               CALCULATION OF REGISTRATION FEE
=====================================================================================================================
                                                           Proposed Maximum     Proposed Maximum
         Title of Each Class            Amount to be        Offering Price         Aggregate           Amount of
   of Securities to be Registered        Registered       Per Exchange Note      Offering Price    Registration Fee
---------------------------------------------------------------------------------------------------------------------
13% Senior Exchange Notes Due 2010      $280,000,000            100%             $280,000,000          $73,920
---------------------------------------------------------------------------------------------------------------------

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant will file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement will become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We cannot and will not exchange the notes until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the exchange notes and it is not a solicitation of an offer to buy the exchange notes in any state where the offer or sale is not permitted.

                 Subject to Completion, Dated ___________, 2000

PROSPECTUS

                                     [LOGO]

                           CFW COMMUNICATIONS COMPANY

                                  $280,000,000

                        Offer to Exchange All Outstanding
                            13% Senior Notes due 2010
                                       For
                       13% Senior Exchange Notes due 2010

                       --------------------------------

                   Interest payable February 15 and August 15

     . The exchange offer will expire at 5:00 p.m. New York City time on ______, 2000, unless otherwise extended. The exchange offer will not be extended beyond _______________, 2000.

     . All outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged for an equal principal amount of exchange notes that are registered under the Securities Act of 1933.

     . The exchange of outstanding notes for exchange notes will not be a taxable event for U.S. federal income tax purposes.

     . We do not intend to list the exchange notes on any national securities exchange or NASDAQ.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE [__] OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER OR INVESTING IN THE EXCHANGE NOTES ISSUED IN THE EXCHANGE OFFER. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE [_].

         We are not making this exchange offer in any state or jurisdiction where it is not permitted.

-------------------------------------------------------------------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE EXCHANGE NOTES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
-------------------------------------------------------------------------------

              The date of this prospectus is  ____________, 2000.

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
PROSPECTUS SUMMARY...........................................................................................     5
RISK FACTORS.................................................................................................    19
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS............................................................    30
USE OF PROCEEDS..............................................................................................    31
THE EXCHANGE OFFER...........................................................................................    35
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION.......................................................    46
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF
         CFW COMMUNICATIONS COMPANY..........................................................................    59
SUPPLEMENTAL SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING
         DATA OF CFW COMMUNICATIONS COMPANY..................................................................    61
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
         OPERATIONS OF CFW COMMUNICATIONS....................................................................    63
SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF RICHMOND-NORFOLK PCS.....................................    80
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF R&B COMMUNICATIONS..........................    85
SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF THE VIRGINIA ALLIANCE....................................    90
SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF THE WEST VIRGINIA ALLIANCE...............................    94
OUR BUSINESS.................................................................................................    99
OUR MANAGEMENT...............................................................................................   121
PRINCIPAL STOCKHOLDERS.......................................................................................   124
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................................................   126
DESCRIPTION OF CERTAIN INDEBTEDNESS..........................................................................   127
DESCRIPTION OF THE EXCHANGE NOTES............................................................................   129
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.....................................................   161
PLAN OF DISTRIBUTION.........................................................................................   165
LEGAL MATTERS................................................................................................   166
EXPERTS......................................................................................................   166

WHERE YOU CAN FIND MORE INFORMATION..........................................................................   166
INDEX TO FINANCIAL STATEMENTS................................................................................   F-1
ANNEX A  TECHNICAL GLOSSARY..................................................................................   A-1


                     ____________________________________

THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT THE COMPANY THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO SECURITY HOLDERS UPON WRITTEN OR ORAL REQUEST.

                    ____________________________________

         This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information or representations provided in this prospectus. We have not authorized any person to provide information other than that provided in this prospectus. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

         Unless otherwise indicated:

     . the 13% Senior Notes due 2010, which were issued on July 26, 2000, are referred to in this prospectus as the outstanding notes;

     . the 13% Senior Exchange Notes offered under this prospectus, are referred to in this prospectus as the exchange notes; and

     . the outstanding notes and the exchange notes are collectively referred to as the notes.

         Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any resale. See "PLAN OF DISTRIBUTION."

                          ___________________________

         This prospectus includes statistical data and forecasts concerning the communications industry that we obtained from industry publications. These publications generally indicate that they have obtained information from sources that they believe are reliable, but that they do not guarantee the accuracy and completeness of the information. Forecasts of developing industries, such as ours, are not based upon sophisticated analyses of a substantial amount of historical data as is the case for more mature industries. Often, interviews with corporate leaders in developing industries, such as ours, form the basis for much statistical data and forecasts. Thus, statistical data and forecasts for developing industries, such as ours, are much less likely to be accurate. We also have not sought the consent of any of these sources to refer to their data in this prospectus.

         All brand names, trademarks and service marks appearing in this prospectus are the property of their respective holder.

                              CERTAIN DEFINITIONS

         Except where otherwise indicated, the terms "CFW," "CFW Communications," the "Company," "our company," "us," "our" and "we" as used in this prospectus refer to CFW Communications Company and its subsidiaries on a consolidated basis, except where it is made clear that such term means only CFW Communications Company, such as in "DESCRIPTION OF THE NOTES." The term "pops" as used in this prospectus refers to the population of a market, derived from, except where otherwise indicated, the Kagan's 1999 Cellular/PCS POPs Book, which is published by Paul Kagan Associates, Inc., a leading independent media and communications association. When we refer to Kagan's in this prospectus, we are referring to Paul Kagan Associates, Inc. For an explanation of specific technical terms that we have used in this prospectus, please read "ANNEX A - TECHNICAL GLOSSARY."

         The term "Transactions" as used in this prospectus refers to the following transactions that are either in process or have recently been completed:

     . the issuance and sale of $375 million of debt securities, consisting of: $280,000,000 representing 280,000 units, each unit consisting of one 13% Senior Note due 2010 and one warrant to purchase 1.8 shares of our common stock, and $95,000,000 of 13 1/2% Subordinated Notes due 2011;

     .   the borrowings under the new senior credit facility;

     .   the repayment of our existing senior indebtedness;

     . the issuance and sale of our Series B, Series C and Series D Preferred Stock;

     . our acquisition of the digital wireless operations of PrimeCo PCS, L.P. in the Richmond-Petersburg and Norfolk-Virginia Beach, Virginia markets, which we refer to in this prospectus as Richmond-Norfolk PCS;

     .   our merger with R&B Communications, Inc.;

     . our acquisition of personal communications services, or PCS, licenses from AT&T and disposition of wireless communications services, or WCS, licenses to AT&T;

     . our consolidation of the Virginia Alliance and the West Virginia Alliance, or the Alliances, through which we conduct our PCS operations;

     . the dispositions of our partnership interest in RSA 5 and the analog cellular operations of our RSA 6 partnership; and

     .   the disposition of our directory assistance operations.

                              PROSPECTUS SUMMARY

         This summary highlights selected information from this prospectus but does not contain all of the information that is important to you. To understand all of the terms of the exchange offer and the exchange notes and to attain a more complete understanding of our business and financial condition, you should read carefully this entire prospectus.

                          CFW Communications Company

Overview

         We are a regional integrated communications provider offering a broad range of wireless and wireline products and services to business and residential customers in Virginia and West Virginia. We own our digital PCS licenses, fiber optic network, switches and routers, which enable us to offer our customers end-to-end connectivity in many of the regions we serve. Our facilities-based approach allows us to control service quality and generate operating efficiencies. As of June 30, 2000, after giving effect to the Transactions, we had approximately 150,500 wireless subscribers and approximately 65,900 installed ILEC and CLEC access lines.

         Our business encompasses both wireless and wireline communications services:

     . Wireless. Our wireless business consists primarily of digital PCS services, which we offer in Virginia, West Virginia and Kentucky. We complement our wireless voice services with wireless Internet and data services. Our PCS network utilizes digital CDMA technology, which provides high bandwidth capacity at comparatively low cost and can be upgraded to support enhanced capabilities. We believe that the combination of our CDMA technology, our bandwidth capacity and the LMDS and MMDS wireless spectrum that we own positions us to capitalize on opportunities in the growing wireless data market. As of June 30, 2000, after giving effect to the Transactions, we owned licenses covering approximately 11.0 million pops and provided PCS services to approximately 150,500 subscribers.

     . Wireline. We provide ILEC and CLEC services in Virginia, West Virginia and Tennessee. As an ILEC, we own and operate a 103-year-old local telephone company. As of June 30, 2000, our ILEC had approximately 39,100 residential and business access lines installed. As a CLEC, we serve nine markets in three states and intend to continue our expansion into contiguous and other nearby markets. Since commencing CLEC operations in mid-1998, we have grown our number of installed business access lines to approximately 9,500, as of June 30, 2000. In addition, we provide wireline Internet access through a local presence in Virginia, West Virginia, Tennessee and North Carolina. We offer high-speed data services, such as dedicated service and DSL, and dial-up services in a growing number of markets within these four states. As of June 30, 2000, our Internet customer base totaled approximately 56,300 dial-up subscribers and 900 DSL subscribers.

         Our wireless and wireline businesses are supported by our fiber optic network, which currently includes 602 route-miles and which we expect to include approximately 1,500 route-miles by the end of 2000 after giving effect to the Transactions. This network gives us the ability to originate, transport and terminate much of our customers' communications traffic in many of our service markets. We also use our network to back-haul communications traffic for our retail services and to serve as a carrier's carrier, providing transport services to third parties for long distance, Internet and private network services. Our fiber optic network is connected to and marketed with adjacent fiber optic networks in the mid-Atlantic region.

Competitive Strengths

     . Regionally-Focused Provider. We have a regional market focus, which enables us to have a stronger local presence and provide more personalized service than national providers. We believe that our customer service has produced a high level of customer satisfaction, which has differentiated us from our competitors and generated strong customer retention rates.

     . Facilities-Based Operations and Robust Network. We operate our own fiber optic network, switches and routers, which enable us to provide our customers with end-to-end connectivity. Our facilities-based approach allows us to control service quality, benefit from operating efficiencies and economies of scale and generate leasing revenue.

     . Broad Product Line Utilizing Multiple Technologies. Our multiple technology platform assists us in meeting the diverse communications needs of our customers. We believe that the range of technology reflected in our product offerings gives us a significant competitive advantage in the fast-changing communications industry.

     . Experienced Management Team. Our management team led our transformation from a 103-year-old regulated utility into a leading provider of integrated communications services in our markets. Our 20 top executives and managers average more than 17 years of experience in the communications industry. We believe that our management's skill and experience gives us a competitive advantage as we grow our business lines and expand into new contiguous and other nearby markets.

     . Stable and Diverse Sources of Revenue and EBITDA. Our ILEC, CLEC and fiber optic network provide us with a stable source of revenues and EBITDA. For 1997, 1998 and 1999, after giving effect to the Transactions, these operations generated revenues of $42.1 million, $46.5 million and $50.9 million, respectively, and EBITDA of $28.3 million, $30.0 million and $29.8 million, respectively. We also derive revenues from our wireless operations, which have significantly increased after our acquisition of Richmond-Norfolk PCS. Our stable and diverse sources of revenue and EBITDA provide us with liquidity to support growth of our digital PCS operations and our geographic expansion.

     . Strong Equity Sponsorship from Welsh Carson Anderson & Stowe and Morgan Stanley Dean Witter. Welsh, Carson, Anderson & Stowe VIII and IX, L.P.s, private equity investment funds, and affiliates of Morgan Stanley Dean Witter have invested in us $225.0 million and $25.0 million, respectively. We believe that the ongoing sponsorship and guidance of these experienced communications investors provides us with strategic advantages as we expand our business and market presence.

Business Strategy

         Our objective is to be the leading integrated communications provider in our expanding region of operations. The key elements of our business strategy are to:

     . Increase Market Share by Establishing Service-Driven Customer Relationships and a Local Presence. We intend to grow our business by leveraging our local presence and continuing our focus on providing high levels of customer satisfaction. We plan to accomplish this by establishing local sales offices in our new markets and providing local representatives for face-to-face sales and personalized client care. We intend to enhance our local presence by continuing our support of the communities that we serve.

     . Accelerate Growth by Offering Bundled Services. We intend to accelerate our growth by leveraging our ability to offer a broad range of communications services as a bundled package on a single bill. We believe that by cross-selling multiple products and services, we are building new customer relationships, creating a strong partnership with our customers and increasing customer retention.

     . Leverage Our Fiber Optic Network, Infrastructure and Technologies. Our infrastructure, including our fiber optic network, switches and routers, is a technologically-advanced communications facility that connects many of our markets. We intend to offer our broad range of communications services in many of our markets and deliver those services over infrastructure that we control and maintain.

     . Accelerate Growth Through Acquisitions. We intend to expand our market reach by pursuing strategic acquisitions of communications businesses that will provide us access to contiguous and other nearby markets or additional products or services. We seek acquisition targets that offer products and services that we can integrate into our existing operations and networks.

Recent Developments

         We are significantly expanding the geographic region that we serve and focusing our growth efforts on our core communications services, primarily digital PCS services, Internet access, including dedicated, high-speed DSL and dial-up services, high-speed data transmission and local telephone services. In connection with our expansion, we are receiving additional equity investments. We are also divesting non-strategic assets. Transactions that are either in process or have recently been completed include the:

     .   acquisition of Richmond-Norfolk PCS;

     . merger with R&B Communications, an integrated communications provider in a geographic market contiguous to ours, which will give us a controlling interest in the Virginia Alliance and the West Virginia Alliance;

     .   equity investments from Welsh Carson and Morgan Stanley Dean Witter;

     . acquisition of certain PCS licenses currently owned by AT&T that will add 2.5 million pops in certain markets in Pennsylvania;

     . sales of our membership interest in RSA 5, our RSA 6 wireless analog operations, our directory assistance operations and communications tower sites; and

     .   arrangement of a new senior credit facility.

                          __________________________

         We are a Virginia corporation with principal executive offices located at 401 Spring Lane, Suite 300, Waynesboro, Virginia 22980. Our telephone number is (540) 946-3500, and our Web sites are http://www.cfw.com and http://www.NTELOS.com. The information on our Web sites is not incorporated by reference into this prospectus.

                         Summary of the Exchange Offer

         We summarize the terms of the exchange offer below. This summary is not intended to be complete. You should read the discussion under the heading "THE EXCHANGE OFFER" beginning on page [ _____ ] for further information regarding the exchange offer and resale of the exchange notes.

The Exchange Offer:            We are offering to exchange up to $280,000,000 in
                               aggregate principal amount of exchange notes, which have been registered under the Securities
                               Act, for up to $280,000,000 in aggregate principal amount of outstanding notes, which we issued on July 26, 2000 in a private offering.
                               The outstanding notes were issued as part of a unit offering with each unit consisting of one outstanding note with a principal amount of $1,000 and one warrant to purchase 1.8 shares of our common stock. We are not offering to exchange your privately placed warrants for registered warrants. In order for your outstanding notes to be exchanged, you must properly tender them prior to the expiration of the exchange offer. Except as set forth below under "--Conditions to the Exchange Offer," all outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue exchange notes as soon as practicable after the expiration of the exchange offer. Outstanding notes may be exchanged for exchange notes only in integral multiples of $1,000.

                               We believe that the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration or prospectus delivery provisions of the Securities Act if:

                               - you are acquiring the exchange notes in the ordinary course of your business;

                               - you are not participating, do not intend to participate, and have no arrangements or understanding with any person to participate, in the distribution of the exchange notes issued to you; and

                               - you are not an affiliate, under Rule 405 of the Securities Act, of ours.

Registration Rights            We sold the outstanding notes on July 26, 2000 to
Agreement:                     the placement agents of the outstanding notes.
                               Simultaneously with that sale, we signed a registration rights agreement with the placement agents which requires us to conduct this exchange offer.

                               You have the right pursuant to the registration rights agreement to exchange your outstanding notes for exchange notes with substantially identical terms. This exchange offer is intended to satisfy the registration rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to outstanding notes you do not tender for exchange.

                               We are not registering the units, warrants or our common stock as part of this exchange offer or in a separate offering at this time.

Consequences of Failure        If you do not exchange your outstanding notes
to Exchange Your               for exchange notes pursuant to the exchange
Outstanding Notes:             offer, you will continue to be subject to the
                               restrictions on transfer provided in
                               the outstanding notes and the indenture. In general, the outstanding notes may not be offered or sold unless registered under the Securities
                               Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not intend to register any untendered outstanding notes under the Securities Act. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for untendered outstanding notes and tendered but unaccepted outstanding notes will be adversely affected.

Expiration Date:               The exchange offer will expire at 5:00 p.m., New
                               York City time, on ______, 2000, or a later date and time to which we may extend it, in which case the term "expiration date" will mean the latest date and time to which the exchange offer is extended. Notwithstanding the preceding sentence, we will not extend the expiration date beyond
                               [____________], 2000.

Withdrawal of Tenders:         You may withdraw your tender of outstanding notes
                               at any time prior to the expiration date by delivering written notice of your withdrawal to the exchange agent in accordance with the withdrawal procedures described in this prospectus. We will return to you, without charge, promptly after the expiration or termination of the exchange offer any outstanding notes that you tendered but that were not exchanged.

Conditions to                  We will not be required to accept outstanding
the Exchange Offer:            notes for exchange if:

                               . the exchange offer would violate applicable law or SEC interpretations or any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer; or

                               . you do not tender your outstanding notes in compliance with the terms of the exchange offer.

                               The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered. We reserve the right to terminate the exchange offer if certain specified conditions have not been satisfied and to waive any condition or otherwise amend the terms of the exchange offer in any respect. Please read the section "THE EXCHANGE OFFER--Conditions to the Exchange Offer" on page [ ____ ] for more information regarding the conditions to the exchange offer.

Tendering Outstanding          If your outstanding notes are held through The
Notes and                      Depository Trust Company ("DTC") and you wish
Representations:               to participate in the exchange offer, you may do
                               so through one of the following methods:

                               . Delivery of a Letter of Transmittal. You must complete and sign a letter of transmittal in accordance with the instructions contained in the letter of transmittal and forward the letter of transmittal by mail, facsimile transmission or hand delivery, together with any other required documents, to the exchange agent, either with the outstanding notes to be tendered or in compliance with the specified procedures for guaranteed delivery of the outstanding notes; or

                               .   Automated Tender Offer Program of The
                                   Depository Trust Company. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal.

                                   Under both methods, by signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

                                   --  any exchange notes that you receive are
                                       being acquired in the ordinary course of your business;

                                   -- you have no arrangement or understanding with any person or entity to participate in any distribution of the exchange notes;

                                   -- you are not engaged in and do not intend to engage in any distribution of the exchange notes;

                                   --  if you are a broker-dealer that will
                                       receive exchange notes for your own
                                       account in exchange for outstanding
                                       notes, you acquired those notes as a
                                       result of market-making activities or
                                       other trading activities and you will
                                       deliver a prospectus, as required by law, in connection with any resale of the exchange notes; and

                                   --  you are not our "affiliate," as defined
                                       in Rule 405 of the Securities Act.

                               Please do not send your letter of transmittal or certificates representing your outstanding notes to us. Those documents should only be sent to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent.

Special Procedures for         If you own a beneficial interest in outstanding
Beneficial Owners:             notes that are registered in the name of a
                               broker, dealer, commercial bank, trust company or other nominee, and you wish to tender the outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.

Consequences of Not            You are responsible for complying with all
Complying with                 exchange offer procedures. You will only
Exchange Offer                 receive exchange notes in exchange for your
Procedures:                    outstanding notes if, prior to the expiration
                               date, you deliver to the exchange agent (1) the letter of transmittal, properly completed and duly executed; (2) any other documents or signature guarantees required by the letter of transmittal; (3) certificates for the outstanding notes or a book-entry confirmation of a book-entry transfer of the outstanding notes into the exchange agent's account at DTC.

                               Any outstanding notes you hold and do not tender, or which you tender but which are not accepted for exchange, will remain outstanding and continue to accrue interest, but will not retain any rights under the registration rights agreement. You will not have any appraisal or dissenters' rights in connection with the exchange offer. You should allow sufficient time to ensure that the exchange agent receives all required documents before the expiration of the exchange offer. Neither we nor the exchange agent has any duty to inform you of defects or irregularities with respect to your tender of outstanding notes for exchange.

Guaranteed Delivery            If you wish to tender your outstanding notes and
Procedures:                    cannot comply, prior to the expiration date, with
                               the applicable procedures for tendering
                               outstanding notes described above and under "THE
                               EXCHANGE OFFER--Procedures for Tendering," you must tender your outstanding notes according to the guaranteed delivery procedures described in "THE EXCHANGE OFFER--Procedures for Tendering--
                               Guaranteed Delivery Procedures" beginning on page[ ____ ].

U.S. Federal Income            The exchange of outstanding notes for exchange
Tax Considerations:            notes in the exchange offer will not be a taxable
                               event for United States federal income tax purposes. Please read "MATERIAL UNITED STATES
                               FEDERAL INCOME TAX CONSIDERATIONS" beginning on page [ ____ ].

Use of Proceeds:               We will not receive any cash proceeds from the
                               issuance of exchange notes. The net proceeds from the sale of the outstanding notes were used to fund part of the cash portion of the purchase price of Richmond-Norfolk PCS.

The Exchange Agent:            We have appointed The Bank of New York as
                               exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent as follows: The Bank of New York, 101
                               Barclay Street, Floor ____, New York, New York
                               10286; Attention: ___________________,
                               Reorganization Section-Corporate Trust, (212)
                               815- _____. Eligible institutions may make requests by facsimile at (212) 815-6339.

                  Summary of the Terms of the Exchange Notes

         This exchange offer relates to the exchange of up to $280,000,000 in aggregate principal amount of exchange notes for an equal principal amount of outstanding notes. The outstanding notes were issued on July 26, 2000 as part of a unit offering, with each unit consisting of one senior note in the principal amount of $1,000 and one warrant to purchase 1.8 shares of our common stock. The exchange notes will evidence the same debt as the outstanding notes, which they are replacing, and both the outstanding notes and the exchange notes are governed by the same indenture. The exchange notes will not have an attached warrant and will trade separate and apart from the warrants.

Issuer:                        CFW Communications Company

Exchange Notes:                $280,000,000 in aggregate principal amount of 13%
                               Senior Notes due 2010. The form and terms of the exchange notes are substantially identical to the form and terms of the outstanding notes, except the exchange notes will be registered under the Securities Act. Therefore, the exchange notes will not bear legends restricting their transfer.

Final Maturity Date:           August 15, 2010.

Interest:                      Interest will be payable in cash on February 15
                               and August 15 of each year, beginning on February
                               15, 2001.

Interest Escrow                Approximately  $69.1  million has been placed
Account:                       into an escrow account to pre-fund the first four
                               scheduled interest payments on the notes.

Separability:                  The holders of the outstanding notes and the
                               warrants may separately transfer them upon the earliest to occur of (1) the date that is 180 days following July 26, 2000, (2) the commencement of this exchange offer, (3) the date a shelf registration statement with respect to the outstanding notes becomes effective, (4) the commencement of an offer to purchase the outstanding notes upon a change of control and
                               (5) a date determined by Morgan Stanley & Co.
                               Incorporated.

Optional Redemption:           We may redeem any of the notes beginning on
                               August 15, 2005. The initial redemption price is 106.5% of their principal amount, plus accrued interest. The redemption price will decline each year after 2005 and will be 100% of their principal amount, plus accrued interest, beginning on August 15, 2008.

                               In addition, before August 15, 2003, we may redeem up to 35% of the aggregate principal amount of the notes with the proceeds from sales of certain kinds of our capital stock at 113.0% of their principal amount, plus accrued and unpaid interest to the redemption date. We may make such redemption only if, after any such redemption, at least 65% of the aggregate principal amount of notes originally issued under the indenture remains outstanding.

Change of Control:             Upon a change of control (as defined under
                               "DESCRIPTION OF NOTES" on page [___]), unless all notes have previously been called for redemption, we will be required to make an offer to purchase the notes. The purchase price will equal 101% of the principal amount of the notes on the date of purchase, plus accrued interest.

Rankings:                      The notes are senior unsecured obligations. The
                               notes rank equally in right of payment with our existing and future senior unsecured debt and will rank senior to all of our future subordinated debt. The notes are subordinated in right of payment to all of our existing and future senior secured debt, including our direct borrowings under the new senior credit facility.
                               The notes are also effectively subordinated to all of the liabilities of our subsidiaries. As of June 30, 2000, after giving effect to the Transactions, our consolidated liabilities, excluding the notes and the subordinated notes, were $331.9 million, substantially all of which were liabilities of our subsidiaries.

                               As of June 30, 2000, after giving effect to the Transactions, we would have had outstanding:

                               .    $193.1  million of senior  secured debt;

                               .    $280.0 million  of senior  unsecured  debt;
                                    and

                               .    $95.0 million of subordinated unsecured
                                    debt.

                               Additionally, we would have had $175.0 million of borrowing availability under our new senior credit facility, subject to certain conditions.

Certain Covenants:             The terms of the notes will limit our ability and
                               the ability of our restricted subsidiaries to:

                               .   incur additional debt;

                               . pay dividends on, redeem or repurchase our capital stock;

                               . make investments or certain other restricted payments;

                               .   engage in sale-leaseback transactions;

                               .   enter into transactions with affiliates;

                               .   guarantee debts;

                               .   sell assets;

                               .   create liens; and

                               .   engage in a merger, sale or consolidation.

                               These covenants are subject to important exceptions and qualifications, which are described under the heading "DESCRIPTION OF THE NOTES--Covenants" on page [____] of this prospectus.

Registration Rights:           We are obligated to cause the notes to generally
                               be freely transferable on or prior to the date that is 180 days after July 26, 2000. If this requirement is not met, then the annual interest rate on the notes will initially increase by .5%.

Absence of Public              There is no public market for the exchange notes.
Market:                        The exchange notes will not be listed on any
                               securities exchange or quotation system. If an active public market does not develop, the market price and liquidity of the exchange notes may be adversely affected. Please prefer to the section in this prospectus entitled "RISK FACTORS--The failure of a market to develop could affect your ability to, and the price at which you may, resell your securities" on page [_____].

                               The units containing the outstanding notes currently trade in the PORTAL Market. Following completion of the exchange offer, the exchange notes will not be eligible for PORTAL Market trading.

                            Summary of Risk Factors

         You should read the "RISK FACTORS" section of this prospectus beginning on page [_____] as well as the other cautionary statements contained in this prospectus before tendering your outstanding notes for exchange notes or making an investment in the exchange notes.

            SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION
                              AND OPERATING DATA

         The following tables set forth for the periods and as of the dates indicated summary consolidated financial information for CFW Communications. This historical consolidated financial information for the year ended December 31, 1999 is derived from our audited financial statements. The historical consolidated financial information for the six months ended June 30, 2000 is derived from our unaudited financial statements. Both our audited and unaudited financial statements are included elsewhere in this prospectus and should be read in conjunction with this summary. The pro forma financial information is derived from the unaudited pro forma combined financial statements contained elsewhere in this prospectus.

         The pro forma adjustments reflected in the information presented below give effect to:

     . the issuance of 3.7 million shares of our common stock for all of the stock of R&B Communications. This merger has been accounted for using the purchase method of accounting.

     . the acquisition of Richmond-Norfolk PCS for cash of $408.6 million, our 22% limited partnership interest in RSA 5, the analog assets and operations of RSA 6 and the assumption of $20.0 million of lease obligations. This acquisition has been accounted for using the purchase method of accounting;

     . the increase in our common ownership in the Virginia Alliance and West Virginia Alliance of 70.3% and 34.3%, respectively, and the subsequent consolidation (entities were previously accounted for on the equity method) due to:

              .. the merger with R&B Communications, which owns approximately 20.8% and 34.3% of the common interests of the Virginia Alliance and the West Virginia Alliance, respectively;

              .. the Virginia Alliance's redemption of its Series A preferred membership interests for $16.8 million; and

              .. the conversion by us and R&B of our respective Series B preferred membership interests in the Virginia Alliance into common interests.

     . The increase in our common ownership interests in the Alliances has been accounted for as a step acquisition;

     . the sale of the capital stock of CFW Information Services Inc., the provider of our directory assistance services;

     . the adjustment to rental expense, depreciation expense and the amortization of deferred gain associated with the sale and leaseback of certain communications tower sites;

     . the like-kind exchange of certain wireless communications services, which we refer to in this document as WCS, licenses for certain AT&T PCS licenses, which has no effect on the pro forma balance sheet or statement of operations;

     . the sale of $375 million of debt securities in a private placement and the closing of a new senior credit facility;

     . the sale of our Series B, Series C and Series D preferred stock for gross proceeds of $250.0 million;

     . the repayment of substantially all of our existing indebtedness and that of the Alliances; and

     . the payment of fees and expenses related to the recent transactions (as defined below).

The term recent transactions refers to:

     .   the merger with R&B Communications;

     . the issuance and sale of $375 million of debt securities in a private placement;

     .   the borrowings under the new senior credit facility;

     .   the repayment of our existing senior indebtedness;

     . the sale and issuance of our Series B, Series C and Series D preferred stock;

     .   our acquisition of Richmond-Norfolk PCS;

     . our acquisition of PCS licenses from AT&T and disposition of WCS licenses to AT&T;

     .   our consolidation of the Virginia Alliance and the West Virginia
         Alliance;

     . the dispositions of our partnership interest in RSA 5 and the analog cellular operations of our RSA 6 partnership; and

     .   the disposition of our directory assistance operations.

         Our unaudited pro forma consolidated balance sheet as of June 30, 2000 has been prepared as if the recent transactions had occurred on that date. The unaudited pro forma consolidated statements of operations for the periods presented give effect to the recent transactions as if they had occurred January 1, 1999. The adjustments, which are based upon available information and upon certain assumptions that we believe are reasonable, are described in the accompanying notes, contained elsewhere in this prospectus. The actual allocation of these adjustments will be different and the difference may be material.

                                                                                            Six Months Ended
                                                     Year Ended December 31, 1999            June 30, 2000
                                                   -------------------------------     --------------------------
                                                                       Pro Forma                       Pro Forma
                                                     Historical       As Adjusted      Historical     As Adjusted
                                                     ----------       -----------      ----------     -----------
                                                                 (in thousands, except ratio data)
                                                                      (unaudited)             (unaudited)
Selected Operating Data:
   Revenues:
     Wireline.....................................   $    44,110     $    58,610      $    28,572     $    36,398
     Wireless.....................................        21,692          74,785           11,698          43,434
     Other........................................         4,028           5,040            1,858           7,431
                                                     -----------     -----------      -----------     -----------
         Total Revenues...........................        69,830         138,435           42,128          87,263
   Operating expenses.............................        57,159         206,805           34,844         117,081
                                                     -----------     -----------      -----------     -----------
   Operating income (loss)........................        12,671         (68,370)           7,284         (29,818)
   Interest expense...............................          (900)        (73,275)          (1,010)        (36,548)
   Net income (loss) from continuing operations...   $     5,891     $   (92,499)     $      (301)     $  (46,539)

   Other Financial Data:
   Capital expenditures (1).......................   $    39,959     $   102,450      $   17,182              --
   EBITDA (2).....................................   $    27,945     $    (1,387)     $   14,035       $   2,572
   Ratio of earnings to fixed charges(3)..........         6.7x               --           4.4x               --


                                                                                         As of June 30, 2000
                                                                                 ------------------------------------
                                                                                                       Pro Forma
                                                                                      Historical      As Adjusted
                                                                                    -------------     -----------
                                                                                           (in thousands)
                                                                                             (unaudited)
Balance Sheet Data:
   Cash and cash equivalents....................................................   $         249    $       33,223
   Restricted cash..............................................................              --            67,994
   Securities and investments...................................................          35,101            58,309
   Property, plant and equipment, net...........................................         129,605           441,153
   Total assets.................................................................         243,263         1,248,544
   Total long-term debt.........................................................          51,567           522,039
   Redeemable and convertible preferred stock...................................              --           237,465
   Shareholders' equity.........................................................         114,149           326,925

Operating Statistics:
   Total PCS licensed POPs......................................................       5,500,000        11,000,000
   PCS subscribers..............................................................          62,500           150,500
   Internet subscribers.........................................................          57,300            59,600
   CLEC access lines installed..................................................          12,400            17,300
   ILEC access lines installed..................................................          39,100            51,400

------------
(1) Capital expenditures represent additions to: land and buildings; network plant and equipment; furniture, fixtures and other equipment; and radio spectrum licenses.

(2) EBITDA is defined as earnings before income taxes and minority interest, interest expense, interest income, depreciation and amortization, gain
      (loss) on sale of fixed assets, net equity income (loss) from investees and asset impairment charges. We believe EBITDA is a meaningful indicator of its performance. EBITDA is commonly used in the wireless communications industry and by financial analysts and others who follow the industry to measure operating performance. EBITDA should not be considered as an alternative to operating income or cash flows from operating activities, both of which are determined in accordance with generally accepted accounting principles, or as a measure of liquidity. Because it is not calculated under generally accepted accounting principles, our EBITDA may not be comparable to similarly titled measures used by other companies.

(3) The ratio of earnings to fixed charges is computed by dividing the sum of income before taxes, income and losses from equity investees, minority interests and fixed charges other than capitalized interest by fixed charges. Fixed charges consists of interest charges, amortization of debt expenses and discount related to indebtedness, whether expensed or capitalized, and that portion of rental expenses we believe to be representative of interest (estimated to be one-third of rental expense). On a pro forma basis, giving effect to our recent transactions, as described above, our earnings would have been insufficient to cover fixed charges by approximately $131.5 million for the year ended December 31, 1999 and $65.2 million for the six months ended June 30, 2000.

                                 RISK FACTORS

         Before tendering your outstanding notes for exchange notes or investing in the exchange notes, you should carefully consider the following factors and other information in this prospectus. The risks and uncertainties described below are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition, results of operations and our ability to make payments on the notes could be materially adversely affected by any of the following risks. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below or elsewhere.

Risks Relating to an Investment in the Exchange Notes

         Our significant interest expenses will limit our cash flow and could adversely affect our operations and our ability to make full payment on your exchange notes.

         We will have a significant level of debt and interest expenses. As of June 30, 2000, after giving effect to the Transactions, we would have had approximately $545.1 million of indebtedness. We also would have had the ability to incur $175.0 million of additional debt under our new senior credit facility, subject to certain conditions. For a description of our recent transactions, see "OUR BUSINESS -- Recent Developments" on page [ _____ ]. In addition, for the six months ended June 30, 2000, after giving effect to the Transactions, our net interest expense would have been approximately $36.5 million and our earnings would have been insufficient to cover fixed charges by approximately $65.2 million. Further, the indenture governing the exchange notes allow us to incur additional debt under certain circumstances. If we incur additional debt, the related risks that we now face could increase.

         Our substantial indebtedness poses important consequences to you, including the risks that:

     . we will use a substantial portion of our cash flow from operations, if any, to pay principal and interest on our debt, thereby reducing the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

     . our indebtedness may limit our ability to obtain additional financing on satisfactory terms, if at all;

     . insufficient cash flow from operations may force us to sell assets, restructure or refinance our debt, or seek additional equity capital, which we may be unable to do at all or on satisfactory terms;

     . our level of indebtedness may make us more vulnerable to economic or industry downturns;

     . indebtedness under the new senior credit facility bears interest at variable rates, which could create higher debt service requirements if market interest rates increase;

     . our failure to comply with the financial and other covenants applicable to our debt could result in an event of default, which, if not cured or waived, would have a material adverse effect on us; and

     . our debt service obligations increase our vulnerabilities to competitive pressures, as many of our competitors will be less leveraged than we are.

These risks may directly impact our ability to service our debt obligations, including the exchange notes.

         Because the exchange notes rank below our senior secured debt, you may not receive full payment on your exchange notes.

         Before paying principal and interest on the exchange notes, we must first make payments on our existing and future senior secured debt, including all outstanding amounts under our new senior credit facility. As of June 30, 2000, after giving effect to the Transactions, we would have had approximately $193.1 million of senior secured indebtedness. We also would have had the ability to incur $175.0 million of additional debt under our new senior credit facility, subject to certain conditions.

         Our obligations under the new senior credit facility are secured by substantially all of our assets. If we are unable to repay amounts due on our secured debt, the lenders could proceed against the collateral securing the debt and we may not have enough assets left to pay you. In addition, the new senior credit facility prohibits us from paying amounts due on the exchange notes, or from purchasing, redeeming or otherwise acquiring the exchange notes, if a default exists under our senior secured debt.

         The exchange notes are not secured by any of our assets. If we become insolvent or are liquidated, or if our debt under the new senior credit facility is accelerated as a result of a cross-default provision in our outstanding debt or otherwise, the lenders under such facility would be entitled to exercise the remedies available to secured lenders under applicable law. Our bank lenders have a claim on substantially all our assets. Accordingly, there may be no assets remaining for you or any remaining assets may be insufficient to pay you in full. See "DESCRIPTION OF CERTAIN INDEBTEDNESS" on page [ _____ ].

         None of our subsidiaries is guaranteeing the exchange notes. All of our direct and indirect subsidiaries will guarantee our obligations under our new senior credit facility. In addition, the exchange notes are subordinated in right of payment to all other debt and other liabilities, including trade payables and guarantees, of our subsidiaries. As of June 30, 2000, after giving effect to the Transactions, our consolidated liabilities, excluding the exchange notes and the subordinated notes were $313.1 million, substantially all of which were liabilities of our subsidiaries. Substantially all of our consolidated assets are held by our subsidiaries. Any right we may have to receive assets of our subsidiaries upon their liquidation or reorganization, and your resulting rights to participate in those assets, would be effectively subordinated to the claims of our subsidiaries' creditors.

         The units were sold at a discount and some of the price that investors paid for the units will be attributed to the warrants. Therefore, a holder's claim in bankruptcy may be for less than the principal amount of notes that it holds.

         We depend upon our subsidiaries for the cash flow necessary to service our debt obligations, including the exchange notes.

         The exchange notes are obligations exclusively of CFW Communications, which is a holding company. We derive substantially all of our revenues from our operating subsidiaries and do not have significant operations of our own. As a result, we are dependent upon the ability of our subsidiaries to provide us with cash, in the form of dividends, intercompany credits, loans or otherwise, to meet our debt service obligations, including our obligations under the exchange notes. These subsidiaries are separate and distinct legal entities and have no obligations to pay any amounts due on the exchange notes or to make any funds available. In addition, dividends, loans or other distributions to us from our subsidiaries may be subject to contractual or other restrictions, will depend upon the results of operations of such subsidiaries and may be subject to other business considerations.

         Your rights to be repaid would be adversely affected if a court determined that we issued the exchange notes for inadequate consideration or with intent to defraud our creditors.

         Our ability to repay the exchange notes may be adversely affected if it is determined in a bankruptcy, insolvency or similar proceeding that:

     . we issued the exchange notes with intent to delay or defraud any creditor;

     . we contemplated insolvency with a design to prefer some creditors to the exclusion of others; or

     . we issued the exchange notes for less than reasonably equivalent value and were insolvent at the time the notes were originally issued.

         In such event, a court could, among other things, void all or a portion of our obligations to you. In this case, you may not be repaid in full. A court may also subordinate our obligations to you to our other debt to a greater extent than would otherwise be the case. In this case, other creditors would be entitled to be paid in full before any payment could be made on the exchange notes. We cannot assure you that, after providing for all prior claims, there would be sufficient assets to satisfy your claims.

         The failure of a market to develop could affect your ability to, and the price at which you may, resell your securities.

         The exchange notes will be new issues of securities for which there is no existing trading market. We cannot assure you as to the liquidity of markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes. If such markets were to develop, the exchange notes could trade at a discount from their face value depending on many factors, including prevailing interest rates and the markets for similar securities. In addition, any market-making by the placement agents of the outstanding exchange notes may be limited during any registered exchange offer or the pendency of any resale registration statement and may be discontinued at any time without notice. We do not intend to apply for listing of the exchange notes on any securities exchange. As a result, we cannot assure you that an active trading market will ultimately develop for the exchange notes. The liquidity of, and trading market for, the exchange notes also may be adversely affected by changes in the market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

         If you do not exchange your outstanding notes for registered notes, your notes will continue to have restrictions on transfer.

         If you do not exchange your outstanding notes for exchange notes in the exchange offer, or if your outstanding notes are tendered but not accepted, your notes will continue to have restrictions on transfer. In general, you may offer or sell any outstanding notes only if the notes are registered under the Securities Act and applicable state laws, or resold under an exemption from these laws. We do not intend to register the outstanding notes under the Securities Act, other than in the limited circumstances described in the registration rights agreement discussed in the section "DESCRIPTION OF NOTES -- Registration Rights" on page [_____]

         The issuance of the registered notes may adversely affect the market for outstanding notes.

         If outstanding notes are tendered for exchange, the trading market for untendered and tendered but unaccepted outstanding notes could be adversely affected. Please refer to the section in this prospectus entitled "THE EXCHANGE OFFER -- Consequences of Failure to Exchange."

Risks Relating to Us and Our Business

         Our historical operations results are not representative of future results.

         Our operating results have historically been generated by our ILEC operations, and we have had stable revenues and positive cash flow from operations and EBITDA. In recent years, our cash flows and EBITDA have been negatively impacted by our early stage businesses. This trend will be exacerbated because we are acquiring additional early stage businesses in the Transactions. During the second half of 2000, we expect to generate significant operating losses and negative cash flow from operations.

         We may not be able to manage the rapid growth associated with our strategy of growth through acquisitions, which would cause significant strain on our management, financial and other resources.

         As part of our growth strategy, we intend to expand our current business in adjacent areas through acquisitions, including, for example, the merger and our acquisition of Richmond-Norfolk PCS. These transactions impose substantial integration risks on us. We may also engage in other acquisitions, including local and regional Internet service providers, ILEC and CLEC operations, PCS licenses and fiber optic networks. Our ability to engage in acquisitions will depend on our ability to identify attractive acquisition candidates, and if necessary, obtain financing on satisfactory terms. We will also face competition for suitable acquisition candidates, which may increase our costs and limit the number of suitable acquisition candidates. In addition, customers and employees frequently terminate their relationships with acquired companies. Expansion of our operations and the integration of future acquisitions will place a significant strain on our management, financial and other resources and on our systems.

         We face risks that the systems we own and acquire will not perform as expected. In addition, we may incur unanticipated liabilities or contingencies from acquired companies and we may have reduced earnings due to amortization, increased interest costs and costs related to integration. Our ability to manage future growth will depend upon our ability to:

     .   monitor operations;

     .   control costs;

     . integrate acquired operations, including financial, computer, operating and accounting systems;

     . prevent the attrition of key employees and the loss of significant customers of acquired businesses;

     .   maintain effective quality controls; and

     .   expand our internal management, technical and accounting systems.

         A failure to implement and improve our systems, procedures and controls in an efficient manner and at a pace consistent with the growth of our business could have a material adverse effect on our business, prospects, operating results and ability to service our debt.

         We face competition in the communications industry generally from competitors with substantially greater resources than us and from competing technologies.

         We operate in an increasingly competitive environment. As an integrated communications provider, we face competition in our business from:

     . competitive local exchange carrier operations (which we refer to in this document as CLEC), including Adelphia, Fibernet and Comscape;

     . Internet service providers, including AOL, EarthLink, PSI Net, and BellSouth;

     . wireless communications providers, including Sprint, AT&T/SunCom, GTE, Verizon Wireless and Cellular One;

     .   cable television companies, including Adelphia; and

     .   resellers of communications services and enhanced services providers.

In addition, we expect that, over time, providers of wireless communications services will compete more directly with providers of wireline telephone services. We generally compete on the basis of price and service quality. Services will compete more directly with providers of wireline telephone services. We generally compete on the basis of price and service quality.

         Many communications services can be provided without incurring an incremental charge for an additional unit of service. For example, there is virtually no marginal cost for a carrier to transmit a call over its own network. As a result, once there are several facilities-based carriers providing a service in a given market, price competition is likely and can be severe. As a result, we have experienced price competition, which is expected to continue. In each of our service areas, additional competitors could build facilities. If additional competitors build facilities in our service areas, this price competition may increase significantly.

         Many of our competitors are, or are affiliated with, major communications companies that have substantially greater financial, technical and marketing resources than we have and greater name recognition and more established relationships with a larger base of current and potential customers, and accordingly, we may not be able to compete successfully. We expect that increased competition will result in more competitive pricing. We have already witnessed declining average revenue per subscriber due to two new entrants in the Richmond Major Trading Area in 1999. Companies that have the resources to sustain losses for some time have an advantage over those companies without access to these resources. We cannot assure you that we will be able to achieve or maintain adequate market share or revenue or compete effectively in any of our markets.

         Additionally, many of our competitors have national networks, which enables them to offer long-distance services to their subscribers without imposing additional charges, or incurring any incremental cost. Therefore, some of our competitors are able to offer pricing plans that include "free" long-distance. We do not have a national network, and we must pay other carriers a per-minute charge for carrying long-distance calls made by subscribers. Accordingly, we will not be able to provide long-distance services without imposing additional charges on subscribers or subsidizing their long-distance calls and may face a disadvantage in attracting or retaining customers who require long-distance services.

         We also compete with companies that use other communications technologies, including paging and digital two-way paging, enhanced specialized mobile radio, domestic and global mobile satellite service and third generation, or 3G, wireless technologies. These technologies may have advantages over the technology we use and may ultimately be more attractive to customers. Each of the factors and sources of competition discussed above could have a material adverse affect on our business.

         If we are unable to add a sufficient number of new PCS customers to support our PCS business plans and to generate sufficient cash flow to service our debt, we will have to depend significantly on our local telephone operations to generate cash flow.

         Our success will depend on our ability to expand our current customer base, penetrate our target markets and otherwise capitalize on wireless opportunities. We must increase our subscriber base without excessively reducing the prices we charge in order to realize the anticipated cash flow, operating efficiencies and cost benefits of our network. Additionally, our business strategy is to establish a PCS presence in new markets and then supplement our PCS services with CLEC and Internet services. This strategy is in the early stages of implementation and is still unproven. We have historically relied significantly on revenues generated by our local telephone operations to grow our business. In the event that our PCS strategy is unsuccessful, we will remain heavily dependent on our local telephone operations to meet our cash flow needs.

         If we fail to raise the capital required to build-out and operate our planned networks, we may experience a material adverse effect on our business.

         We require significant additional capital to build-out and operate planned networks and for general working capital needs. After giving effect to our recent transactions, as more fully described in "OUR BUSINESS -- Recent Developments" on page [ _____ ], we expect our capital expenditures for the last six months of 2000 to be between $60 and $75 million and for the year 2001 to be between $80 to $100 million. Our cash flows from operations will not be sufficient to cover our anticipated capital expenditures. Additional and unanticipated funds may be required if we make acquisitions, if there are significant departures from our current business plan, unforeseen delays, cost overruns, unanticipated expenses due to regulatory changes, engineering design changes or other technological risks. We will also require additional capital to invest in any new wireless or wireline opportunities, including capital for license acquisition costs. We may seek to obtain new capital through subsequent public or private equity or debt financings. However, capital markets have recently been volatile and uncertain. These markets may not improve, and we may not be able to access these markets to raise additional capital on favorable terms, or at all. If we fail to obtain required new financing, that failure would have a material adverse effect on our business and our financial condition. For example, if we are unable to access capital markets, we may have to restrict our activities or sell our interests in one or more of our subsidiaries or other ventures at a distressed sale price.

         If we experience a high rate of PCS customer turnover, our costs could increase and our revenues could decline.

         Many providers in the U.S. PCS industry have experienced a high rate of customer turnover, even when compared to analog cellular industry averages. The rate of customer turnover may be the result of several factors, including limited network coverage, reliability issues such as blocked or dropped calls, handset problems, inability to roam onto third-party networks at competitive rates, or at all, price competition and affordability, customer care concerns and other competitive factors. We cannot assure you that our strategies to address customer turnover will be successful. A high rate of customer turnover could reduce revenues and increase marketing costs in order to attract the minimum number of replacement customers required to sustain our business plan, which, in turn, could have a material adverse effect on our business, prospects, operating results and ability to service our debt.

         Our results of operations may decline if the roaming rates we charge for the use of our network by outside customers decrease or the roaming rates we pay for our customers' usage of third party networks increase.

         We earn revenues from customers of other wireless communications providers who enter our service areas and use our network, commonly referred to as roaming. Roaming rates per minute have declined over the last several years and we expect that such declines will continue for the foreseeable future. Similarly, because we do not have a national network, we must pay roaming charges to other communications providers when our wireless customers use their networks. We have entered into roaming agreements with other communications providers that govern the roaming rates that we are permitted to charge and that we are required to pay. In the event that these roaming agreements are terminated, the roaming rates we currently charge may further decrease and the roaming rates that we are charged may increase and, accordingly, our revenues and cash flow may decline.

         Our larger competitors may build networks in our markets, which may result in decreased roaming revenues and severe price-based competition.

         We compete with several wireless providers in each of our markets. Our current roaming partners or other larger wireless providers might build their own digital PCS networks in our service areas. Should this occur, use of our networks for roaming would decrease and our roaming revenues would be adversely affected. Once a digital PCS system is built out, there are only marginal costs to carrying an additional call, so a larger number of competitors in our service areas could introduce significantly higher levels of price competition and reduce our revenues, as has occurred in many areas in the United States. Over the last three years, the per-minute rate for wireless services has declined. We expect this trend to continue into the foreseeable future. As per-minute rates continue to decline, our revenues and cash flows may be adversely impacted.

         The loss of officers and skilled employees that we depend upon to operate our business and implement our business plans could have a material adverse effect on our business.

         The loss of key officers could impair our ability to offer our products and services. We believe that our future success will also depend in large part on our continued ability to attract and retain highly qualified technical and management personnel. We believe that there is and will continue to be intense competition for qualified personnel in the PCS equipment and services industry as the PCS market continues to develop. Additionally, we will rely on the expertise of certain R&B (upon completion of the merger) and Richmond-Norfolk PCS officers and skilled employees to execute our business plans. We may not be successful in retaining key personnel or in attracting and retaining other highly qualified technical and management personnel.

         Continued expansion of our network, services and subscribers could be slowed if we cannot manage our growth.

         We have rapidly expanded and developed our network and geographic areas of operation. Our expansion and development has placed and will continue to place significant demands on our management, operational and financial systems and procedures and controls. We may not be able to manage our anticipated expansion effectively, which would harm our business, results of operations, financial condition and our ability to make payments on our debt.

         Further expansion and development will depend on a number of factors, including:

     .   cooperation of the existing local telephone companies;

     .   regulatory and governmental developments;

     .   changes in the competitive climate in which we operate;

     . successful implementation of customer billing, order processing and network management systems;

     . increasing number of customers and changes in their service requirements;

     .   demand for greater data transmission capacity;

     .   availability of financing;

     .   technological developments;

     .   availability of rights-of-way, building access and antenna sites;

     . availability of qualified consultants and contractors to assist in the design and engineering of our network;

     . our ability to hire and retain a sufficient number of qualified employees;

     .   existence of strategic alliances or relationships; and

     .   emergence of future opportunities.

         We will need to continue to improve our operational and financial systems and our procedures and controls as we grow. We must also develop, train and manage our existing and new employees.

         Failure to maintain billing and customer information systems effectively may adversely affect our ability to bill and receive payments from customers.

         Sophisticated information and processing systems are vital to our growth and our ability to monitor costs, bill customers, process customer orders and achieve operating efficiencies. Billing and information systems have historically been produced by outside vendors. As we continue providing more services, we will need more sophisticated billing and information systems. In addition, we must successfully integrate the billing and information systems of R&B, Richmond-Norfolk PCS, and other future acquisitions into our systems. Our failure, or the failure of vendors, to adequately identify all of our information and processing needs or to upgrade systems as necessary could have a material adverse effect on our business. Furthermore, call detail records may not be accurately recorded and customer bills may not be generated promptly or accurately, which could adversely affect our ability to promptly collect on customer balances due to us.

         We must secure unbundled network elements at reasonable rates or our CLEC expansion may be delayed and our quality of service may decline.

         In connection with our CLEC operations, we interconnect with and use incumbent telephone companies' networks to access our customers. Therefore, we depend upon the technology and capabilities of incumbent telephone companies. Our CLEC operations depend significantly on the quality and availability of the incumbent telephone companies' copper lines and the incumbent telephone companies' maintenance of these lines. We must also maintain efficient procedures for ordering, provisioning, maintaining and repairing lines from the incumbent telephone companies. We may not be able to obtain the copper lines and services we require from the incumbent telephone companies at satisfactory quality levels, rates, terms and conditions. If we fail to do so, it could delay the expansion of our CLEC networks and degrade the quality of our services to our CLEC customers. If these events occur, we will experience a material adverse effect on our CLEC business.

         We also provide a digital subscriber line service, which we refer to in this document as DSL. To provide unbundled DSL-capable lines that connect each end-user to our equipment, we rely on incumbent telephone companies. The Telecommunications Act generally requires that charges for these unbundled network elements be cost-based and nondiscriminatory. Charges for DSL-capable lines and other unbundled network elements may vary based on rates proposed by incumbent telephone companies and approved by state regulatory commissions. Increases in these rates could result in a material adverse effect on our CLEC business.

         We cannot assure you that our anticipated merger with R&B Communications will be completed in a timely manner or at all.

         We have entered into an agreement and plan of merger dated June 16, 2000 to merge with R&B Communications. Upon completion of the merger, we will gain a controlling interest in the Virginia Alliance and the West Virginia Alliance, through which we offer digital PCS services in Virginia, West Virginia and Kentucky. Additionally, we expect to benefit from the synergies created by adding geographic markets that are contiguous to markets we currently serve. The completion of the merger is subject to approval by our shareholders and R&B Communications' shareholders, the receipt of necessary regulatory approvals and the satisfaction or waiver of customary closing conditions. Accordingly, notwithstanding that a majority of R&B Communications' shareholders have signed a voting agreement in favor of the merger, we cannot assure you that the merger will be completed in a timely manner, or at all, or that we will ultimately realize the expected benefits of the merger. See "OUR BUSINESS -- Recent Developments -- R&B Communications."

         Successful expansion of our CLEC operations into new markets is dependent on interconnection agreements, permits and rights-of-way.

         The successful expansion of our CLEC operations will depend, in part, on our ability to implement existing interconnection agreements and enter into and implement new interconnection agreements as we expand into new markets. Interconnection agreements are subject to negotiation and interpretation by the parties to the agreements and are subject to state regulatory commission, FCC and judicial oversight. We have successfully negotiated interconnection agreements with the ILECs in the areas we serve. These interconnection agreements are of fixed duration, however, and several have expired or will expire in the near future. These agreements must be renegotiated or re-arbitrated. We cannot assure you that we will be able to renegotiate existing or enter into new interconnection agreements in a timely manner on terms favorable to us. We must also maintain existing and obtain new local permits, including rights to utilize underground conduit and pole space and other rights-of-way. We cannot assure you that we will be able to maintain our existing permits and rights or obtain and maintain other permits and rights needed to implement our business plan on acceptable terms. Cancellation or non-renewal of our interconnection agreements, permits, rights-of-way or other arrangements could materially adversely affect our business. In addition, the failure to enter into and maintain any required arrangements for a new market may affect our ability to develop that market.

         If we lose our collocation rights or our right to install equipment on towers owned by other carriers or fail to obtain zoning approval for our cell sites, we may have to rebuild our network.

         We currently collocate our cell sites on facilities shared with one or more wireless providers. As we expand our network, we intend to continue to collocate our cell sites. If we are unable to secure future collocation agreements in favorable locations or our current collocation agreements are terminated, we would have to find new sites. Additionally, if our equipment had already been installed we may have to rebuild that portion of our network. Some of the cell sites are likely to require us to obtain zoning variances or local governmental or third party approvals or permits. We may also have to make changes to our radio frequency design as a result of difficulties in the site acquisition process.

         We may have difficulty in obtaining infrastructure equipment required in order to meet our network expansion goals.

         If we are not able to acquire the equipment required to expand our fiber optic network in a timely manner, we may be unable to provide wireless communications services comparable to those of our competitors or to meet our expansion goals. The demand for the equipment that we require to construct our fiber optic network is considerable and manufacturers of this equipment could have substantial order backlogs. Accordingly, the lead time for the delivery of this equipment may be long. Some of our competitors purchase large quantities of communications equipment and may have more established relationships with the manufacturers of this equipment. Consequently, they may receive priority in the delivery of this equipment.

         A substantial increase in fraudulent and/or unbilled use of our network would adversely affect our business operations.

         We incur costs associated with unauthorized use of our network. Fraud could adversely affect our business by increasing interconnection costs, capacity costs, administrative and capital costs, costs incurred for fraud prevention, and payments to other carriers for unbillable fraudulent roaming. If the costs associated with unauthorized use of our wireless network become substantial, we may experience a material adverse effect on our business, prospects, operating results and ability to service our debt.

         The loss of our licenses could adversely affect our ability to provide wireless and wireline services.

         In the United States, cellular, personal communications services and microwave licenses are valid for ten years from the effective date of the license. Licensees may renew their licenses for additional ten-year periods by filing a renewal application with the FCC. The renewal applications are subject to FCC review and are put out for public comment to ensure that the licensees meet their licensing requirements and comply with other applicable FCC mandates. If we fail to file for renewal of these licenses or fail to meet any licensing requirements, we could be denied a license renewal and, accordingly, our ability to continue to provide service in that license area would be adversely affected.

         Because we rely heavily on a retail distribution channel, we are subject to risks generally associated with retail operations that could adversely impact our operations and financial condition.

         Our strategy emphasizes product and service distribution through retail stores and kiosks. We currently own 31 related outlets and 8 kiosks. Furthermore, as we expand into new markets, we will continue to open new retail outlets. Accordingly, we must successfully manage various risks associated with retail operations, including inventory management, internal and external theft, the ability to hire and retain qualified and knowledgeable employees, employee turnover and training expenses, collective employee action, and identifying and securing suitable locations. Our inability to successfully manage any of these factors could have a material adverse impact on our business strategy, operations and financial condition.

Risks Relating to the Communications Industry

         Rapid and significant technological changes in the communications industry may adversely affect us.

         We face rapid and significant changes in technology, and we rely on third parties for the development of and access to new technology. New technologies may be protected by patents or other intellectual property laws and therefore may not be available to us. We employ code division multiple access, known as CDMA, which is a relatively new technology. CDMA may not provide the advantages expected by us. If another technology becomes the preferred industry standard, we may be at a competitive disadvantage and competitive pressures may require us to change our digital technology which, in turn, may require us to incur substantial costs. We may not be able to respond to such pressures and implement new technology on a timely basis, or at an acceptable cost.

         In particular, the wireless communications and Internet industries are experiencing significant technological change, including:

     . an increasing pace in digital upgrades of existing analog wireless systems;

     .   evolving industry standards;

     . the allocation of new radio frequency spectrum in which to license and operate advanced wireless services;

     .   ongoing improvements in the capacity and quality of digital technology;

     .   shorter development cycles for new products and enhancements; and

     .   changes in end-user requirements and preferences.

         We cannot predict the effect of technological changes on our business. We believe our future success will depend, in part, on our ability to anticipate or adapt to such changes and to offer, on a timely basis, services that meet customer demands. We cannot assure you that we will obtain access to new technology on a timely basis or on satisfactory terms. Our failure to obtain access to this new technology could have a material adverse effect on our business, prospects, operating results and ability to service our debt, including the exchange notes.

         We are subject to a complex and uncertain regulatory environment that may require us to alter our business plans and increase our competition.

         The U.S. communications industry is subject to federal, state and other regulation that is continually evolving. As new communications laws and regulations are issued, we may be required to modify our business plans or operations. We cannot assure you that we can do so in a cost-effective manner. Federal and state regulatory trends in favor of reduced regulation have had, and are likely to have, both positive and negative effects on us and our ability to compete. The regulatory environment governing ILEC operations has been and will likely continue to be very liberal in its approach to promoting competition and network access. Although no CLECs have entered our ILEC markets, it is possible that one or more may enter our market to compete for our largest business customers. Federal or state regulatory changes and any resulting increase in competition may have a material adverse effect on our businesses. Further, we cannot assure you that federal, state or local governments will not enact regulations or take other actions that might have a material adverse effect on our business. These changes could materially and adversely affect our business prospects, operating results or our ability to service our debt, including the notes. See "OUR BUSINESS -- Regulation" on page [ _____ ].

         The possible health effects of radio frequency emission may adversely affect the demand for wireless telephone services.

         Media reports have suggested that certain radio frequency emissions from portable wireless telephones may be linked to various health concerns, including cancer, and may interfere with heart pacemakers and other medical devices. Concerns over radio frequency emissions and interference may have the effect of discouraging the use of wireless telephones, which could have an adverse effect upon our business. In recent years, the FCC has updated the guidelines and methods it uses for evaluating radio frequency emissions from radio equipment, including portable wireless telephones. In addition, interest groups have requested that the FCC investigate claims that digital technologies pose health concerns and cause interference with hearing aids and other medical devices.

         The risks associated with using wireless telephones while driving may lead to increased legislation or liability for accidents, which may have an adverse impact on our operations.

         There may be safety risks associated with the use of portable wireless phones while driving. Concerns over these putative safety risks and the effect of any legislation that may be adopted in response to these risks could limit our ability to market and sell our wireless service. Furthermore, its possible that government authorities will increase regulations of wireless telephones resulting from these concerns or that wireless telephone companies may be liable for costs or damages associated with these concerns. If new legislation limits our ability to market and sell wireless service or results in decreased demand for our services, or we are held liable for automobile accidents that occur while a driver is using a wireless phone, our operations and financial condition may be adversely impacted.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the information incorporated by reference into this prospectus contain certain "forward-looking statements," as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. We have based these forward-looking statements on our current expectations and projections about future events and trends affecting the financial condition of our business. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statement made by us or on our behalf, including, among other things:

     . changes in industry conditions created by federal and state legislation and regulations;

     .   successful integration of acquisitions;

     . the achievement of build-out, operational, capital, financing and marketing plans relating to deployment of PCS services;

     . retention of our existing customer base and service levels and our ability to attract new customers;

     . continuation of economic growth and demand for wireless and wireline communications services;

     .   rapid changes in technology;

     . the competitive nature of the wireless telephone and other communications services industries;

     .   adverse changes in the roaming rates we charge and pay;

     . the capital intensity of the wireless telephone business and our debt structure;

     . our substantial debt obligations and our ability to service those obligations;

     .   the cash flow and financial performance of our subsidiaries;

     . restrictive covenants and consequences of default contained in our financing arrangements;

     .   completion of our anticipated merger with R&B Communications;

     . our opportunities for growth through acquisitions and investments and our ability to manage this growth;

     . the level of demand for competitive local exchange services in smaller markets;

     .   our ability to manage and monitor billing; and

     .   possible health effects of radio frequency transmission.

         Words and phrases such as "expects," "estimates," "intends," "plans," "believes," "projection," "will continue" and "is anticipated" are intended to identify forward-looking statements.

         The results referred to in forward-looking statements may differ materially from actual results because they involve estimates, assumptions and uncertainties. We undertake no obligation to update or revise any forward-looking statements or to advise of changes in the assumptions on which they are based, whether as a result of new information, future events or otherwise. All forward-looking statements should be viewed with caution.

                                USE OF PROCEEDS

         We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes, we will receive in exchange a like principal amount of outstanding notes. The outstanding notes surrendered in the exchange offer will be retired and canceled and cannot be reissued. The net proceeds from the sale of the outstanding notes, approximately $361 million after deducting the placement agents' fees and the estimated expenses of the offering, were used to fund part of the cash portion of the purchase price of Richmond-Norfolk PCS and to fund an escrow account to cover the first four interest payments on the notes.

       The following information should be read in conjunction with the consolidated financial statements and related notes thereto and other financial information either contained elsewhere in this prospectus or incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION" on page [ _____ ].

The following table sets forth our capitalization as of June 30, 2000.

   .   an actual basis;

   .   on an as adjusted basis, to give effect to:

          -    the issuance and sale of the units and subordinated notes;

          -    borrowings under our new senior credit facility;

          - the repayment of substantially all of our existing indebtedness and that of the Alliances;

          - the issuance and sale of our Series B convertible redeemable preferred stock, Series C convertible redeemable preferred stock and Series D redeemable preferred stock;

          - the issuance of warrants to purchase 500,000 shares of our common stock in connection with the issuance of our Series B Preferred Stock;

          - the issuance of 300,000 warrants to purchase our common stock in connection with certain financings and the subordinated notes;

          -    the acquisition of Richmond-Norfolk PCS; and

          - the dispositions of our partnership interest in RSA 5 and the analog operations of RSA 6 in connection with our acquisition of Richmond-Norfolk PCS.

   .   on a pro forma as adjusted basis, to give effect to the above events and:

          -    the merger with R&B Communications;

          - the consolidation of the Virginia Alliance and the West Virginia Alliance; and

          -    the sale of our directory assistance operations.

     You should read this table with the unaudited pro forma consolidated financial information and the unaudited financial statements and the notes thereto included in the back of this prospectus.

                                                                                            As of June 30, 2000
                                                                                -------------------------------------------
                                                                                                   As           Pro Forma
                                                                                 Actual         Adjusted       As Adjusted
                                                                                ---------      ----------     -------------
                                                                                      (in thousands, except share data)
                                                                                               (unaudited)
Cash, restricted cash and advances:
     Cash..................................................................     $     249       $  12,412      $    33,223
     Restricted cash.......................................................             -          67,994           67,994
     Advances to PCS Alliances.............................................             -         162,543                -
                                                                                ---------       ---------      -----------
           Total cash, restricted cash and advances........................            49         242,949          101,217
                                                                                ---------       ---------      -----------
Long-term debt:
     Existing lines of credit..............................................        50,216               -                -
     Existing secured notes................................................         1,351           1,351           20,413
     Senior secured credit facility........................................             -         150,000          150,000
     Senior unsecured notes due 2010.......................................             -         269,218          269,218
     Subordinated notes due 2011...........................................             -          82,801           82,801
     Capital lease obligations.............................................             -          22,648           22,648
                                                                                ---------       ---------      -----------
           Total long-term debt............................................        51,567         526,018          545,080
                                                                                ---------       ---------      -----------
Redeemable preferred stock:
     Series D preferred shares, no shares issued and outstanding, actual;
         77,200 shares issued and outstanding, as adjusted, and pro forma
         as adjusted.......................................................             -          73,435           73,435
                                                                                ---------       ---------      -----------
Convertible redeemable preferred stock:
     Series B preferred shares, no shares issued and outstanding, actual;
         112,500 shares issued and outstanding, as adjusted and pro forma
         as adjusted.......................................................             -         106,670          106,670
     Series C preferred shares, no shares issued and outstanding, actual;
         60,300 shares issued and outstanding, as adjusted and pro forma
         as adjusted.......................................................             -          57,360           57,360
                                                                                ---------       ---------      -----------
           Total convertible redeemable preferred stock....................             -         164,030          164,030
                                                                                ---------       ---------      -----------
Shareholders' equity:
     Preferred stock, no par value, 1,000,000 shares authorized; no
         shares issued and outstanding, actual.............................             -               -                -
     Warrants to purchase common stock; no warrants issued and
         outstanding, actual; warrants to purchase 1,304,000 shares of common stock issued and outstanding, as adjusted and pro forma
         as adjusted(5)....................................................             -          22,874           22,874
     Common stock, no par value, 20,000,000 shares authorized;
         13,116,553 shares issued and outstanding actual; 13,116,553 shares issued and outstanding, as adjusted; 16,833,067 shares
         issued and outstanding, pro forma as adjusted(6)..................        44,747          44,747          185,452
     Retained earnings.....................................................        49,270          82,656           88,953
     Unrealized gain on securities' available for sale, net................        20,132          20,132           29,646
                                                                                ---------       ---------      -----------
     Total shareholders' equity............................................       114,149         334,439          490,955
                                                                                ---------       ---------      -----------

           Total capitalization............................................     $ 165,716       $ 933,892      $ 1,109,470
                                                                                =========       =========      ===========

(1) Approximate amount held in an escrow account used to fund the first four interest payments on the senior notes offered hereby.

(2) Before we acquire a controlling interest in the Virginia Alliance and the West Virginia Alliance, $162.5 million of the amount borrowed under our new senior credit facility will be loaned to them, which they will use to repay their indebtedness to the Rural Telephone Finance Cooperative. This amount will be reflected as an advance to the Alliances.
(3) Net of the $3.9 million discount associated with the issue price and $6.9 million of the estimated fair value of the warrants attached.
(4) Net of the $12.2 million of the estimated fair value of the warrants attached.
(5) In connection with the issuance of the Series B Preferred Stock, we have issued to Welsh Carson and Morgan Stanley Dean Witter warrants to purchase 444,444.4 and 55,555.6 shares of our common stock, respectively, at an exercise price of $50.00 per share. We have also issued warrants to purchase 504,000 shares of our common stock in connection with the issuance of the senior notes and 300,000 shares of common stock in connection with the issuance of the subordinated notes, at exercise prices of $47.58 and $.01 per share, respectively.
(6) In connection with seeking our shareholders' approval of the R&B Communications merger, we intend to seek their approval to increase the number of our authorized shares of common stock to 75 million shares.

                              THE EXCHANGE OFFER

General

     We are offering to exchange up to $280,000,000 in the aggregate principal amount of exchange notes for the same aggregate principal amount of outstanding notes. We are making the exchange offer for all of the outstanding notes. Your participation in the exchange offer is voluntary and you should carefully consider whether to accept this offer.

Purpose and Effect of the Exchange Offer

     We issued and sold $280,000,000 in principal amount of the outstanding notes on July 26, 2000 in a transaction exempt from the registration requirements of the Securities Act. The notes issued and sold were part of units consisting of one senior note and one warrant to purchase 1.8 shares of our common stock. Upon consummation of this exchange offer, the notes and warrants will become separately transferable. Because the transaction was exempt under the Securities Act, you may re-offer, resell, or otherwise transfer the outstanding notes only if registered under the Securities Act or if an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

     In connection with the issuance of the outstanding notes, we entered into a registration rights agreement. Under the registration rights agreement, we agreed to:

  . prepare and file a registration statement with the SEC for the proposed purpose of exchanging the outstanding notes for notes which have been registered under the Securities Act;

  . use our best efforts to cause the registration statement to become effective within 180 days following the original issuance of the outstanding notes;

  . keep the exchange offer open for at least 20 business days after its commencement; and

  . accept for exchange all outstanding notes validly tendered by and not withdrawn in accordance with the terms of the exchange offer set forth in the registration statement.

     In addition, there are circumstances where we are required to use our best efforts to file a shelf registration statement with respect to resales of the notes. We have filed a copy of the registration rights agreement as an exhibit to the registration statement that this prospectus forms a part of and that has been filed with the SEC.

     As soon as practicable after the registration statement is declared effective, we will offer the holders of outstanding notes who are not prohibited by any law or policy of the SEC from participating in this exchange offer the opportunity to exchange their outstanding notes for exchange notes registered under the Securities Act that are substantially identical to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest.

     Additional interest above the stated rate will accrue on the notes at a rate of 0.5% per annum if the exchange offer is not consummated on or prior to 180 days after July 26, 2000. Any additional interest will accrue on the outstanding notes until the exchange offer is consummated. Any additional interest will be payable in cash semiannually, in arrears, on each interest payment date, until the exchange offer is consummated.

     To exchange your outstanding notes for freely transferable exchange notes, you will be required to make the following representations:

  . any exchange notes that you receive will be acquired in the ordinary course of your business;

  . you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

  .  you are not our "affiliate," as defined in Rule 405 of the Securities Act;

  . you are not a broker-dealer, and you are not engaged in and do not intend to engage in the distribution of the exchange notes; and

  . if you are a broker-dealer that will receive exchange notes for your own account and you acquired those notes as a result of market-making activities or other trading activities, you will deliver a prospectus, as required by law, in connection with any resale of the exchange notes.

Resale of Exchange Notes

     Based on the interpretations of the SEC staff in no-action letters issued to third parties, we believe that exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  . you are not our "affiliate" within the meaning of Rule 405 under the Securities Act;

  .  the exchange notes are acquired in the ordinary course of your business;
     and

  .  you do not intend to participate in any distribution of the exchange notes.

     Broker-dealers that acquired outstanding notes directly from us may not rely on the interpretations of the SEC described above. Accordingly, in order to sell their notes, broker-dealers that acquired outstanding notes directly from us must comply with the registration and prospectus delivery requirements of the Securities Act, including being named as a selling security holder in any resale prospectus. If you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes and you acquired those notes as a result of market-making activities or other trading activities, you must deliver a prospectus, as required by law, in connection with any resale of the exchange notes. Only broker-dealers that acquired outstanding notes as a result of market-making or other trading activities may participate in the exchange offer.

     If you do not satisfy the above conditions, you

  .  cannot rely on the interpretations by the SEC staff; and

  . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     We do not intend to seek our own no-action letter, and we cannot assure you that the SEC staff would make a similar determination with respect to the exchange notes as it has in prior no-action letters issued to other parties. In November 1998, the SEC proposed certain changes to the regulatory structure for offerings registered under the Securities Act. The SEC has stated that, if these proposals are adopted, the SEC staff will repeal the interpretations set forth in prior no-action letters. We cannot predict whether these proposals will be adopted or, if they are adopted, when and in what form they will be adopted or what impact any new interpretations would have on this exchange offer.

     If an exemption from registration is not available, any noteholder intending to resell exchange notes must be covered by an effective registration statement under the Securities Act containing the selling noteholder's information required by Item 507 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other retransfer of exchange notes only as specifically described in this prospectus. Please read the section captioned "PLAN OF DISTRIBUTION" on page [ _____ ] for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

     Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to the expiration date. We will issue exchange notes in principal amount equal to the principal amount of outstanding notes surrendered. Outstanding notes may be tendered for exchange notes only in integral multiples of $1,000.

     The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

     As of the date of this prospectus, $280,000,000 aggregate principal amount of the outstanding notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

     We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act of 1934, or the Exchange Act, and the rules, regulations and interpretations of the SEC. Outstanding notes that are not tendered for exchange will remain outstanding and continue to accrue interest, but will not be entitled to the rights and benefits the holders have under the registration rights agreement.

     We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.

     If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. It is important that you read the "-- Fees and Expenses" section for more details regarding fees and expenses incurred in the exchange offer.

     We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

     Neither we nor our board of directors nor the exchange agent makes any recommendation to holders of the outstanding notes as to whether to tender or refrain from tendering all or any portion of their outstanding notes in the exchange offer. In addition, no one has been authorized to make any recommendation to holders of the outstanding notes. After reading this prospectus and the letter of transmittal and consulting with your advisers, if any, based on your financial position and requirements, you must make your own decision whether to participate in the exchange offer, and, if so, the aggregate amount of outstanding notes to tender.

Expiration Date

     The exchange offer will expire at 5:00 p.m., New York City time on ________, 2000, unless, in our sole discretion, we extend it. Notwithstanding the preceding, we will not extend the expiration date beyond
[__________________], 2000.

Extensions, Delays in Acceptance, Termination or Amendment

     We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any outstanding notes by giving oral or written notice of the extension to their holders. During any extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

     In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

     If any of the conditions described below under "-- Conditions to the Exchange Offer" have not been satisfied, we reserve the right, in our sole discretion:

  .  to delay accepting for exchange any outstanding notes;

  .  to extend the exchange offer; or

  .  to terminate the exchange offer

by giving oral or written notice of the delay, extension or termination to the exchange agent. We also reserve the right to amend the terms of the exchange offer.

     Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly file a post-effective amendment to the registration statement and disclose the amendment by means of a prospectus supplement when the post-effective amendment has been declared effective by the SEC. The prospectus supplement will be distributed to the registered holders of the outstanding notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during any period of delay.

Conditions to the Exchange Offer

     Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for any outstanding notes, and we may terminate the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange, if in our reasonable judgment:

  . the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC;

  . any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer; or

  . you do not tender your notes in compliance with the terms of the exchange offer.

     In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us the representations described under "-- Purpose and Effect of the Exchange Offer" and "-- Procedures for Tendering" and "PLAN OF DISTRIBUTION."

     We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the registered holders of the outstanding notes as promptly as practicable.

     These conditions are for our sole benefit and we may assert them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each right will be deemed an ongoing right that we may assert at any time or at various times. If any waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose the waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes. In this case, we will extend the exchange offer to the extent required by the Exchange Act to provide holders of outstanding notes the opportunity to effectively consider the additional information and to factor this information into their investment decision.

     In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any outstanding notes, if at the time any stop order has been threatened or is in effect with respect to (i) the registration statement of which this prospectus constitutes a part or (ii) the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

     We currently expect that each of the conditions will be satisfied and that no waiver will be necessary.

Procedures for Tendering

How to Tender Generally

     Only a holder of outstanding notes may tender the outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

  . complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

  . have the signature on the letter of transmittal guaranteed, if the letter of transmittal so requires; and

  . mail, send by facsimile or otherwise deliver the letter of transmittal to the exchange agent prior to the expiration date; or

  . comply with the automated tender offer program procedures of DTC, as described below.

  .  In addition, either:

  . the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message; or

  . the holder must comply with the guaranteed delivery procedures, as described below.

     To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address provided under "SUMMARY OF THE EXCHANGE OFFER -- The Exchange Agent" on page [_____] prior to the expiration date.

     The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

     The method of delivery of the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. Do not send the letter of transmittal to us. You may request your brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for you.

How to Tender if You Are a Beneficial Owner

     If you beneficially own outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder promptly and instruct it to tender on your behalf.

Your Representation to Us

     By signing or agreeing to be bound by the letter of transmittal, you represent to us that, among other things:

  . any exchange notes that you receive are being acquired in the ordinary course of your business;

  . you have no arrangement or understanding with any person or entity to participate in any distribution of the exchange notes;

  . you are not a broker-dealer, and you are not engaged in and do not intend to engage in any distribution of the exchange notes;

  . if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes and you acquired those notes as a result of market-making activities or other trading activities, you will deliver a prospectus, as required by law, in connection with any resale of the exchange notes; and

  .  you are not our "affiliate," as defined in Rule 405 of the Securities Act.

Signatures and Signature Guarantees

     You must have signatures on a letter of transmittal or any notice of withdrawal, as described below, guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal, unless the outstanding notes are tendered:

  . by a registered holder who has not completed the box entitled "SPECIAL ISSUANCE INSTRUCTIONS" or "SPECIAL DELIVERY INSTRUCTIONS" on the letter of transmittal; or

  . for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondence in the United States, or an eligible guarantor institution.

     If the letter of transmittal or any notes or note powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us, the parties listed above should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Tendering Through DTC's Automated Tender Offer Program

     The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's automated tender offer program to tender. Participants in the program may transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent.

     The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

  . DTC has received an express acknowledgment from a participant in its automated tender offer program that it is tendering outstanding notes that are the subject of the book-entry confirmation;

  . the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

  .  the agreement may be enforced against the participant.

Determinations Under the Exchange Offer

     We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding on all parties. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of outstanding notes must be cured within the time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person is obligated to do so, and no such parties will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed made until the defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

When We Will Issue Exchange Notes

     In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange only after the exchange agent timely receives:

  . outstanding notes or a timely book-entry confirmation of the outstanding notes into the exchange agent's account at DTC;

  . a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message; and

  .  the exchange offer has expired.

Return of Outstanding Notes Not Accepted or Excepted

     If we do not accept any tendered outstanding notes for exchange for any reason described in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding notes will be returned without expense to their tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described below, the non-exchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

     The exchange agent will establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer.

Guaranteed Delivery Procedures

     If you wish to tender your outstanding notes but you cannot deliver the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's automated tender offer program prior to the expiration date, you may still tender if:

  . the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution;

  . prior to the expiration date, the exchange agent receives from a member firm as described above, either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery:

          . setting forth your name and address, the registered number(s) of your outstanding notes and the principal amount of outstanding notes tendered;

          .  stating that the tender is being made thereby;

          . guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

          . the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent you if you wish to tender your outstanding notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

     Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to the expiration date.

     For a withdrawal to be effective:

  . the exchange agent must receive a written notice of withdrawal at one of the addressees listed below under "-- The Exchange Agent," or

  . you must comply with the appropriate procedures of DTC's automated tender offer program system.

     Any notice of withdrawal must:

  . specify the name of the person who tendered the outstanding notes to be withdrawn; and

  . identify the outstanding notes to be withdrawn, including the principal amount of the outstanding notes.

     If outstanding notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and must otherwise comply with the procedures of DTC.

     We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination will be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

     Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the outstanding notes. This crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn outstanding notes by following one of the procedures described under "-- Procedures for Tendering" above at any time on or prior to the expiration date.

Exchange Agent

     The Bank of New York has been appointed as the exchange agent for the exchange offer. Questions and requests for assistance or additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent addressed as follows:

By Registered Mail or Certified Mail         By Overnight Courier
The Bank of New York                         The Bank of New York
101 Barclay Street, Floor ___                101 Barclay Street, Floor ____
New York, NY  10286                          New York, NY  10286
Attention: ___________________               Attention:  ____________________
Reorganization Section, Corporate Trust      Reorganization Section, Corporate Trust
By Telephone                                 By Facsimile
(212) 815-_____                              (212) 815-6339

Fees and Expenses

     We will bear the expenses of the exchange offer. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or other soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

     We will pay the expenses to be incurred in connection with the exchange offer. They include:

  .  SEC registration fees;

  .  fees and expenses of the exchange agent and trustee;

  .  accounting and legal fees and printing costs; and

  .  any related fees and expenses.

Transfer Taxes

     We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  . certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

  . tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal;

  . a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer; or

  . satisfactory evidence of payment of any transfer taxes payable by a noteholder is not submitted with the letter of transmittal.

     In such circumstances, the amount of the transfer taxes will be billed directly to that tendering holder.

Consequences of Failure to Exchange

     If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will remain subject to the existing restrictions on transfer of the outstanding notes, and the market for secondary resales is likely to be minimal. In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register the outstanding notes under the Securities Act. Unless they are broker-dealers selling under certain circumstances, holders of outstanding notes will no longer have any rights under the Registration Rights Agreement although the outstanding notes will remain outstanding and will continue to accrue interest. Broker-dealers that are not eligible to participate in the exchange offer may have additional rights under the registration rights agreement to facilitate the sale of their outstanding notes.

Accounting Treatment

     We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount of the outstanding notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

Further Note Acquisition

     We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We are not required and have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

            UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The accompanying unaudited pro forma consolidated financial information has been derived by the application of pro forma adjustments to CFW's historical consolidated financial statements included elsewhere in this prospectus. The pro forma adjustments give effect to:

  . the issuance of 3.7 million shares of our common stock for all of the stock of R&B Communications. This merger has been accounted for using the purchase method of accounting.

  . the acquisition of Richmond-Norfolk PCS for cash of $408.6 million, our 22% limited partnership interest in RSA 5, the analog assets and operations of RSA 6 and the assumption of $20.0 million of lease obligations. This acquisition has been accounted for using the purchase method of accounting;

  . the increase in our common ownership in the Virginia Alliance and West Virginia Alliance of 70.3% and 34.3%, respectively, and the subsequent consolidation (entities were previously accounted for on the equity method) due to:

        .. the merger with R&B Communications, which owns approximately 20.8% and 34.3% of the common interests of the Virginia Alliance and the West Virginia Alliance, respectively;

        .. the Virginia Alliance's redemption of its Series A preferred membership interests for $16.7 million; and

        .. the conversion by us and R&B of our respective Series B preferred membership interests in the Virginia Alliance into common interests.

  . The increase in our common ownership interests in the Alliances has been accounted for as a step acquisition;

  . the sale of the capital stock of CFW Information Services Inc., the provider of our directory assistance services;

  . the adjustment to rental expense, depreciation expense and the amortization of deferred gain associated with the sale and leaseback of certain communications tower sites;

  . the like-kind exchange of certain wireless communications services, which we refer to in this document as WCS, licenses for certain AT&T PCS licenses, which has no effect on the pro forma balance sheet or statement of operations;

  . the sale of $375 million of debt securities in a private placement and the closing of a new senior credit facility;

  . the sale of our Series B, Series C and Series D preferred stock for gross proceeds of $250.0 million, assuming that shareholder approval has been granted to convert the Series D to Series C;

  . the repayment of substantially all of our existing indebtedness and that of the Alliances; and

  . the payment of fees and expenses related to the recent transactions (as defined below).

The term recent transactions refers to:

  .  the merger with R&B Communications;

  . the issuance and sale of $375 million of debt securities in a private placement;

  .  the borrowings under the new senior credit facility;

  .  the repayment of our existing senior indebtedness;

  . the sale and issuance of our Series B, Series C and Series D preferred stock;

  .  our acquisition of Richmond-Norfolk PCS;

  . our acquisition of PCS licenses from AT&T and disposition of WCS licenses to AT&T;

  .  our consolidation of the Virginia Alliance and the West Virginia Alliance;

  . our dispositions of partnership interest in RSA 5 and the analog cellular operations of our RSA 6 partnership; and

  .  our disposition of our directory assistance operations.

     Our unaudited pro forma consolidated balance sheet as of June 30, 2000 has been prepared as if the recent transactions had occurred on that date. The unaudited pro forma consolidated statements of operations for the periods presented give effect to the recent transactions as if they had occurred January 1, 1999. The adjustments, which are based upon available information and upon certain assumptions that we believe are reasonable, are described in the accompanying notes. The actual allocation of these adjustments will be different and the difference may be material.

     The unaudited pro forma consolidated financial statements should not be considered indicative of actual results that would have been achieved had the recent transactions been consummated on the date or for the periods indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period.

     The unaudited pro forma consolidated financial information should be read in conjunction with the historical financial statements and the notes thereto included elsewhere in this prospectus with respect to R&B and as incorporated by reference with respect to CFW, Richmond-Norfolk PCS and the Alliances. The CFW historical column presented in the accompanying December 31, 1999 unaudited pro forma consolidated statement of operations has been restated to reflect directory assistance as a discontinued operation as that business segment was disposed of in July 2000 and was presented as a discontinued operation in CFW's Form 10-Q for the period ended June 30, 2000.

                          CFW COMMUNICATIONS COMPANY
                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              as of June 30, 2000
                                (in thousands)

                                                                   Acquisitions
                                                  -----------------------------------------------
                                                   Richmond-                              West
                                                    Norfolk                 Virginia    Virginia
                                          CFW         PCS         R&B       Alliance    Alliance     Pro Forma      Pro Forma
                                       Historical  Historical  Historical  Historical  Historical  Adjustments(a)  As Adjusted
                                       ----------  ----------  ----------  ----------  ----------  --------------  -----------
          ASSETS
Current assets
  Cash and cash equivalents........     $     249   $     188   $   8,937   $      65   $  10,053    $   13,731    $    33,223
  Accounts receivable, net.........        13,836       4,507       3,578       2,154       2,235        (1,243)        25,067
  Other receivables................         1,725         671       2,681         792         271         3,564          9,704
  Inventories, materials and
    supplies.......................         1,095         792         356       5,427       1,512            --          9,182
  Prepaid expenses and other.......           977       1,104          48         173         141            --          2,443
  Assets of discontinued segment...         9,764          --          --          --          --        (9,764)            --
                                        ---------   ---------   ---------   ---------   ---------    -----------   -----------

    Total current assets...........        27,646       7,262      15,600       8,611      14,212         6,288         79,619
                                        ---------   ---------   ---------   ---------   ---------    ----------    -----------

Restricted cash....................            --          --          --          --          --        67,994         67,994
Securities and investments.........        35,101          --      17,983          --          --         5,225         58,309
Subordinated capital certificates..            --          --          --       4,529       2,554        (7,083)            --
Property and equipment, net........       129,605     140,420      25,640     101,746      46,534        (2,792)       441,153
Other assets
  Cost in excess of net assets of
    business acquired..............        31,040          --          --          --          --       525,457        556,497
  Other............................        19,871         596       2,413       1,024       3,405        17,663         44,972
                                        ---------   ---------   ---------   ---------   ---------    ----------    -----------

    Total other assets.............        50,911         596       2,413       1,024       3,405       543,120        601,469
                                        ---------   ---------   ---------   ---------   ---------    ----------    -----------

    Total assets...................     $ 243,263   $ 148,278   $  61,636   $ 115,910   $  66,705    $  612,752    $ 1,248,544
                                        =========   =========   =========   =========   =========    ==========    ===========

            LIABILITIES AND
         SHAREHOLDERS' EQUITY
               (DEFICIT)
Current liabilities
  Accounts payable.................     $  20,318   $   5,122   $     833   $   3,860   $   6,494    $      (11)   $    36,616
  Current portion of long-term
    debt and capital lease
    obligations....................            --       3,874         394          --          --            --          4,268
  Current portion of recognized
    losses in PCS ventures.........            --          --       3,322          --          --        (3,322)            --
  Liabilities of discontinued
    business.......................         3,275          --          --          --          --        (3,275)            --
  Other accrued liabilities........         9,745       2,748       1,284        (699)      3,873           730         17,681
                                        ---------   ---------   ---------   ---------   ---------    ----------    -----------

    Total current liabilities......        33,338      11,744       5,833       3,161      10,367        (5,878)        58,565
                                        ---------   ---------   ---------   ---------   ---------    ----------    -----------

Long-term debt.....................        51,567          --       7,289     129,654      51,136       282,393        522,039

Capital lease obligations..........            --      18,773          --          --          --            --         18,773
Long-term liabilities
  Deferred income taxes............        29,568          --       8,069          --          --         5,835         43,472
  Retirement benefits..............        10,427          --          --          --          --            --         10,427
  Long-term portion of recognized
    losses in PCS ventures.........            --          --       6,007          --          --        (6,007)            --
  Other............................         2,795       3,182       2,008       9,572      13,040            --         30,597
                                        ---------   ---------   ---------   ---------   ---------    ----------    -----------

    Total long-term liabilities....        42,790       3,182      16,084       9,572      13,040          (172)        84,496
                                        ---------   ---------   ---------   ---------   ---------    ----------    -----------

Minority interests.................         1,419          --          --          --          --        (1,138)           281
Series A preferred redeemable
  membership interests.............            --          --          --      15,632          --       (15,632)            --
Series B redeemable preferred
  stock............................            --          --          --          --          --       106,670        106,670
Series C redeemable preferred
  stock............................            --          --          --          --          --       130,795        130,795
Shareholders' equity (deficit)/
  members' equity (deficit)........       114,149     114,579      32,430     (42,109)     (7,838)      115,714        326,925
                                        ---------   ---------   ---------   ---------   ---------    ----------    -----------
    Total liabilities and
      shareholders' equity.........     $ 243,263   $ 148,278   $  61,636   $ 115,910   $  66,705    $  612,752    $ 1,248,544
                                        =========   =========   =========   =========   =========    ==========    ===========

                          CFW COMMUNICATIONS COMPANY
                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

     The pro forma financial data have been derived by the application of pro forma adjustments to our historical financial statements as of the date noted.

     (a) Pro forma adjustments to the Pro Forma Consolidated Balance Sheet are summarized in the following table (in thousands) and are described in the notes that follow.

                                                                                        Acquisition   Disposition
                                  Transaction    Repayment   Merger       Alliance      of Richmond       of
                      Financing    Fees and     of Existing   with          Step          Norfolk      Directory       Total Net
                        /(1)/    Expenses/(2)/   Debt/(3)/   R&B/(4)/  Acquisition/(5)/   PCS/(6)/   Assistance/(7)/  Adjustment
                      ---------  -------------  -----------  --------  ----------------   --------   ---------------  ----------
Cash and cash
   equivalents......  $ 703,114   $ (40,075)    $ (212,759) $ (1,300)    $   (16,748)    $ (438,305)    $  19,804     $  13,731
Accounts receivable,
   net..............         --          --             --        --              --         (1,243)           --        (1,243)
Other receivables...         --       3,423            141        --              --             --            --         3,564
Inventories,
   materials and
   supplies.........         --          --             --        --              --             --            --            --
Restricted cash.....     67,994          --             --        --              --             --            --        67,994

Assets of
   discontinued
   business.........                                                                                       (9,764)       (9,764)
Securities and
   investments .....         --          --             --      (959)          4,166           (478)        2,496         5,225

Subordinated capital
   certificates.....         --          --         (7,083)       --              --             --            --        (7,083)
Property and
   equipment, net...         --          --             --        --              --         (2,792)           --        (2,792)
Cost in excess of
   net assets of
   business acquired         --       4,500             --   110,825          37,568        372,564            --       525,457
Debt issuance costs.         --      18,025           (362)       --              --             --            --        17,663
Accounts payable....         --          --             --        --              --            (11)           --           (11)
Current portion of
   recognized losses
   in PCS ventures..         --          --             --        --          (3,322)            --            --        (3,322)
Liabilities of
   discontinued
   business.........         --          --             --        --              --             --        (3,275)       (3,275)
Other accrued
   liabilities......         --          --           (216)    1,250              --           (304)           --           730
Long-term debt......    502,019          --       (219,626)       --              --             --            --       282,393
Deferred income taxes        --          --             --        --              --          5,835            --         5,835
Retirement benefits          --          --             --        --              --             --            --            --
Long-term portion of
   recognized losses
   in PCS ventures..         --          --             --        --          (6,007)            --            --        (6,007)
Minority interests..         --          --             --      (959)             --           (179)           --        (1,138)
Redeemable Series A
   preferred
   membership
   interests........         --          --             --        --         (15,632)            --            --       (15,632)
Series B redeemable
   preferred stock..    110,608      (3,938)            --        --              --             --            --       106,670
Series C redeemable
   preferred stock..    135,607      (4,812)            --        --              --             --            --       130,795
Shareholders' equity
   (deficit)/members'
   interests/(deficit)   22,874      (5,377)          (221)  108,275          49,947        (75,595)       15,811       115,714

 (1) The adjustments relate to our sale of senior and subordinated notes and the sale of our preferred stock as follows (in thousands):

        New senior secured term loan B..................        $ 100,000
        New senior secured term loan C..................           50,000
        Senior notes due 2010(i)........................          276,108
        Subordinated notes due 2011(ii).................           95,000
        New preferred stock(iii)........................          250,000
                                                                ---------

        Total financing.................................        $ 771,108
                                                                =========

     (i) $68.0 million of proceeds will be placed in escrow and will be used to pay the first four interest payments on the senior notes. The issuance of $276.1 million principal amount of senior notes, net of $3.9 million debt discount and warrants to purchase 504,000 shares of common stock for $276.1 million in cash will be allocated as $269.2 million debt and $6.9 million common equity.

     (ii) The issuance of $95.0 million principal amount of subordinated notes and warrants to purchase 300,000 shares of common stock for $95.0 million in cash will be allocated as $82.8 million debt and $12.2 million common equity.

     (iii) The issuance of $250.0 million of our preferred stock and warrants to purchase 500,000 shares of common stock for $250.0 million cash will be allocated as $246.2 million preferred equity and $3.8 million common equity.

(2) The portion of estimated cash expenses attributable to our new senior credit facility and the senior and subordinated notes totals $18.0 million and will be recorded as deferred financing costs and will be amortized over the expected life of the debt to be issued. Such estimated debt issuance costs include estimated fees and expenses payable to banks, placement agents, outside professionals and related advisors. Additionally, $4.5 million of estimated transaction expenses have been recorded as goodwill related to the merger with R&B and the acquisition of Richmond-Norfolk PCS. The remaining $17.6 million of estimated cash expenses represent $8.8 million of costs associated with the sale of our preferred stock, $5.6 million ($3.4 million, net of $2.2 million tax) of costs associated with a bridge commitment fee, $2.4 million ($1.5 million, net of $.9 million tax) of costs associated with one-time transaction expenses and $.8 million ($.5 million, net of $.3 million tax) of costs associated with the debt prepayment premium.

(3) The adjustments include the repayment of existing indebtedness and related accrued interest and the write-off of capitalized debt issuance costs of the combined companies as follows (in thousands):

     CFW........................................        $ 50,216
     Virginia Alliance..........................         118,274
     West Virginia Alliance.....................          51,136
                                                        --------

     Debt to be refinanced......................         219,626
     Subordinated capital certificates..........          (7,083)
     Accrued interest...........................             216
                                                        --------

     Total use of cash..........................        $212,759
                                                        ========

     The related unamortized deferred loan costs of $362,000 ($221,000, net of $141,000 tax) related to the existing indebtedness of the combined companies will be written off as an extraordinary charge upon the repayment of existing indebtedness.

(4) Represents the merger with R&B Communications for 3,716,400 of our common shares at $37.86 per share (the average of our closing common stock price for the two days before announcement and two days after announcement). The actual number of shares to be issued in the merger is based on the exchange ratio of 60.27 of our shares to one share of R&B Communications. The adjustment to common equity and the excess of the estimated purchase price over the estimated fair value of the net identifiable assets acquired is as follows (in thousands):

     Fair value of CFW common stock issued......    $ 140,705
     Less: R&B, net assets......................       32,430
                                                    ---------

        Net adjustment to common equity.........      108,275
     Transaction expenses.......................        1,300
     Covenant not to compete....................        1,250
                                                    ---------

          Net adjustment to goodwill............    $ 110,825
                                                    =========

     We have preliminarily referred to the excess of the estimated purchase price over the estimated fair value of the net identifiable assets acquired as goodwill. The final allocation of the excess purchase price over net identifiable assets, to be determined by an independent appraiser after closing, will include, if applicable, recognition of adjustments of the tangible assets and liabilities to their fair values, the fair value of identifiable intangible assets, including FCC licenses, intellectual property and residual goodwill. We have assumed an average amortization period of 20 years for goodwill for illustrative purposes.

     The adjustment also eliminates the $959,000 investment held by us in various R&B PCS licenses.

(5) Represents the purchase accounting adjustments necessary to reflect the consolidation of the Virginia and West Virginia Alliances. A controlling interest in the Alliances will be obtained through (i) the merger with R&B Communications, (ii) the contribution of additional common equity capital to the Virginia Alliance and the related redemption of Series A preferred membership interests, and (iii) the conversion of our and R&B Communication's Series B preferred membership interests into common membership interests. Following these transactions, we will own approximately 91.1% and 78.9% of the Virginia Alliance and the West Virginia Alliance, respectively. The adjustment to the excess of the estimated purchase price over the estimated fair value of the net identifiable assets acquired is as follows (in thousands):

     Cash paid for redemption of Series A preferred stock........  $ 16,748
     Less: Carrying value of Series A preferred stock............   (15,632)
     Elimination of negative investment balance..................   (13,495)
     Elimination of historical net equity deficit of Alliances...    49,947
                                                                   --------

        Net adjustment to goodwill...............................  $ 37,568
                                                                   ========

     We have preliminarily referred to the excess of the estimated purchase price over the estimated fair value of the net identifiable assets acquired as goodwill. The final allocation of the excess purchase price over net identifiable assets, to be determined by an independent appraiser after closing of the merger, will include, if applicable, recognition of adjustments of the tangible assets and liabilities to their fair values, the fair value of identifiable intangible assets, including FCC licenses, intellectual property and residual goodwill. We have assumed an average amortization period of 20 years for goodwill for illustrative purposes.

(6) Represents the purchase of Richmond-Norfolk PCS for (i) $408.6 million in cash, (ii) the assumption of $20.0 million of lease obligations, (iii) the disposition of our 22% interest in RSA 5 and (iv) the disposition of the analog assets and operations of RSA 6. Before completion of our recent transactions, we purchased the 15.9% of the RSA 6 membership interest that we did not previously own for $10.8 million. The adjustment to the excess of the estimated purchase price over the estimated fair value of the net identifiable assets acquired and common equity is as follows (in thousands):

     Cash paid to PrimeCo....................................   $  408,643
     Fair value of RSA 6 analog assets and operations........       75,000
     Fair value of 22% of RSA 5..............................        3,500
                                                                ----------
          Total purchase consideration.......................      487,143
     Less:
     Historical net equity of Richmond-Norfolk PCS...........     (114,579)
                                                                ----------

     Net adjustment to goodwill..............................   $  372,564
                                                                ==========

     Fair value of RSA 6 analog assets and operations........   $   75,000
     Fair value of 22% of RSA 5..............................        3,500
     Less: Book value of RSA 6 and RSA 5.....................      (14,810)
                                                                ----------

     Pre-tax gain on disposition of RSA 6 and RSA 5..........       63,690
     Cash taxes on gain......................................      (18,871)
     Deferred tax liability..................................       (5,835)
     Historical net equity of Richmond-Norfolk PCS...........     (114,579)
                                                                ----------

          Net adjustment to common equity....................   $  (75,595)
                                                                ==========

     We have preliminarily referred to the excess of the estimated purchase price over the estimated fair value of the net identifiable assets acquired as goodwill. The final allocation of the excess purchase price over net identifiable assets, to be determined by an independent appraiser after closing of the merger, will include, if applicable, recognition of adjustments of the tangible assets and liabilities to their fair values, the fair value of identifiable intangible assets, including FCC licenses, intellectual property and residual goodwill. We have assumed an average amortization period of 20 years for goodwill for illustrative purposes.

     The net adjustment to cash includes the sum of (i) $408.6 million estimate of cash paid to PrimeCo, (ii) $10.8 million paid to acquire the minority interest in RSA 6, and (iii) $18.9 million of cash taxes paid on the gains from disposition of RSA 6 and RSA 5. The remaining adjustments include the elimination of the historical assets and liabilities of RSA 6 and the equity interest in RSA 5.

(7) Includes the disposition of the directory assistance operations to telegate AG for $35.5 million, consisting of $32.0 million in cash and common stock of telegate AG with a fair market value of $3.5 million. Substantially all of the assets and liabilities of the business, with the exception of various land and buildings, were sold in the transaction. The net adjustment to common equity for the gain on the related disposition is as follows (in thousands):

     Cash proceeds................................    $   32,000
     Fair value of stock consideration............         3,500
                                                      ----------

          Total consideration.....................        35,500
     Cash taxes on gain...........................       (12,196)
     Net book value of assets sold................        (7,493)
                                                      ----------

          Net adjustment to common equity.........    $   15,811
                                                      ==========

     The net adjustment to cash includes the cash proceeds of $32.0 million, less $12.2 million of cash taxes paid on the gain on disposition of the directory assistance operations. The remaining adjustments include the elimination of the historical assets and liabilities of the directory assistance operations and the receipt of $3.5 million in stock consideration.

                          CFW COMMUNICATIONS COMPANY
           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     for the Year Ended December 31, 1999
                   (in thousands, except per share amounts)

                                                                   Acquisitions
                                                          ------------------------------
                                                  Richmond-                                 West
                                                   Norfolk                  Virginia      Virginia                  Pro Forma
                                         CFW         PCS         R&B        Alliance      Alliance     Pro Forma        As
                                     Historical  Historical  Historical    Historical    Historical   Adjustments    Adjusted
                                     ----------  ----------  ----------    ----------    ----------   -----------    --------
Operating revenues:
  Wireless communications..........  $  21,692    $ 50,456    $  1,257     $  13,377       $ 2,989    $ (14,986)(a)  $  74,785
  Wireline communications..........     44,110          --      14,500            --            --           --         58,610
  Other communications services....      4,028          --       1,012            --            --           --          5,040
                                     ---------    --------    --------     ---------       -------    ---------      ---------
                                        69,830      50,456      16,769        13,377         2,989      (14,986)       138,435
                                     ---------    --------    --------     ---------       -------    ---------      ---------
Operating expenses:
  Cost of sales....................      8,142      15,137         --          5,864         3,065       (5,660)(a)     26,548
  Maintenance and support..........     15,212      10,498       4,917         6,638         4,130       (1,099)(a)     40,296
  Depreciation and amortization....     11,323      13,866       2,808         7,770         2,068       25,197 (b)     63,032
  Asset impairment charge..........      3,951          --          --            --            --           --          3,951
  Customer operations..............     11,685      25,705       2,031         8,685         4,094           --         52,200
  Corporate operations.............      6,846       7,315       2,356         2,517         1,744                      20,778
                                     ---------    --------    --------     ---------       -------    ---------      ---------
                                        57,159      72,521      12,112        31,474        15,101       18,438        206,805
                                     ---------    --------    --------     ---------       -------    ---------      ---------

Operating income (loss)............     12,671    ( 22,065)      4,657       (18,097)      (12,112)     (33,424)       (68,370)
Other income (expenses):
  Interest expense, net............       (900)     (1,462)       (348)       (8,042)       (1,175)     (61,348)(c)    (73,275)
  Net equity income (loss) from PCS
    and other wireless investees...    (11,187)         --      (9,652)           --            --       21,358 (d)        519
  Gain/(loss) on sale of assets....      8,318        (806)        252            --            --           --          7,764
  Other income (expense)...........         --        (171)         --            --            --        2,291 (e)      2,120
                                     ---------    --------    --------     ---------       -------    ---------      ---------
                                        (3,769)     (2,439)     (9,748)       (8,042)       (1,175)     (37,699)       (62,872)
                                     ---------    --------    --------     ---------       -------    ---------      ---------

Income (loss) from continuing
   operations before income taxes
   and minority interest...........      8,902    ( 24,504)     (5,091)      (26,139)      (13,287)     (71,123)      (131,242)

Income taxes (benefit).............      2,622          --        (917)           --            --      (40,448)(f)    (38,743)
                                     ---------    --------    --------     ---------       -------    ---------      ---------
Income (loss) from continuing
   operations before minority
   interests.......................      6,280    ( 24,504)     (4,174)      (26,139)      (13,287)     (30,675)       (92,499)

Minority interests.................       (389)         --          --            --            --          389 (a)         --
                                     ---------    --------    --------     ---------       -------    ---------      ---------
Net income from continuing
   operations......................  $   5,891  $ ( 24,504)  $  (4,174)    $ (26,139)     $(13,287)   $ (30,286)    $  (92,499)
                                     =========    ========    ========     =========       =======    =========      =========
Dividend requirements on preferred
  stock............................                                                                   $  18,598 (g) $   18,598
                                                                                                      =========     ==========
Income (loss) from continuing
   operations applicable to common
   shares..........................                                                                                 $ (111,097)
                                                                                                                    ==========

Net loss per common share--basic...                                                                                 $    (6.64)
                                                                                                                    ==========

Average shares outstanding--basic..                                                                                     16,742

Other Data:
  EBITDA(h)........................     27,945      (8,199)      7,465       (10,327)      (10,044)      (8,227)        (1,387)
  Depreciation and amortization....     11,323      13,866       2,808         7,770         2,068       25,197         63,032
  Interest expense paid or payable
  in cash..........................        900       1,462         685         8,304         1,176       56,398         68,925
Cash flows provided (used in):
  Operating activities.............     31,547      (6,955)      7,680       (22,926)      (12,478)     (64,876)       (68,008)
  Investing activities.............    (42,843)    (12,455)     (5,804)      (23,202)      (26,306)          --       (110,610)
  Financing activities.............     11,452      19,832        (568)       46,132        38,781           --        115,629
Pro forma deficiency of earnings to
  fixed charges....................                                                                                   (131,761)

                          CFW COMMUNICATIONS COMPANY
           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                    for the Six Months Ended June 30, 1999
                   (in thousands, except per share amounts)


                                                                      Acquisitions
                                                             ------------------------------
                                                     Richmond-                               West
                                                      Norfolk                 Virginia     Virginia                   Pro Forma
                                            CFW         PCS         R&B       Alliance     Alliance     Pro Forma         As
                                        Historical  Historical  Historical   Historical   Historical   Adjustments     Adjusted
                                        ----------  ----------  ----------   ----------   ----------   -----------     --------
Operating revenues:
  Wireless communications...........     $ 10,471   $   20,203  $      740   $    5,575   $      407   $    (7,022)(a) $ 30,374
  Wireline communications...........       20,002           --       7,194           --           --            --       27,196
  Other communications services.....        2,057        4,428         399          608          192            --        7,684
                                         --------   ----------  ----------   ----------   ----------   -----------     --------
                                           32,530       24,631       8,333        6,183          599        (7,022)      65,254
                                         --------   ----------  ----------   ----------   ----------   -----------     --------
Operating expenses:
  Cost of sales.....................        3,490        7,703          --        2,851          699        (2,586)(a)   12,157
  Maintenance and support...........        6,136        5,197       1,699        3,357        1,860          (995)(a)   17,254
  Depreciation and amortization.....        5,198        6,785       1,359        4,853          692        12,769 (b)   31,656
  Customer operations...............        5,442       13,205       1,274        3,854        1,575            --       25,350
  Corporate operations..............        3,067        4,410       1,207        1,184        1,006            --       10,874
                                         --------   ----------  ----------   ----------   ----------   -----------     --------
                                           23,333       37,300       5,539       16,099        5,832         9,188       97,291
                                         --------   ----------  ----------   ----------   ----------   -----------     --------
Operating income (loss).............        9,197      (12,669)      2,794       (9,916)      (5,233)      (16,210)     (32,037)
Other income (expenses):
  Interest expense, net.............         (546)        (750)       (410)      (3,730)        (216)      (30,908)(c)  (36,560)
  Net equity income (loss) from PCS
   and other wireless investees.....       (5,181)          --      (4,560)          --           --         9,982 (d)      241
  Gain/(loss) on sale of assets.....           --         (197)         --           --           --            --         (197)
  Other income (expense)............           --           --          --           --           --         1,145 (e)    1,145
                                         --------   ----------  ----------   ----------   ----------   -----------     --------
                                           (5,727)        (947)     (4,970)      (3,730)        (216)      (19,781)     (35,371)
                                         --------   ----------  ----------   ----------   ----------   -----------     --------
Income (loss) from continuing
  operations before income taxes and
  minority interest ................        3,470      (13,616)     (2,176)     (13,646)      (5,449)      (35,991)     (67,408)
Income taxes (benefit)..............        1,196                       32           --           --       (20,952)(f)  (19,724)
                                         --------   ----------  ----------   ----------   ----------   -----------     --------
Income (loss) from continuing
   operations before minority
   interests........................        2,274      (13,616)     (2,208)     (13,646)      (5,449)      (15,039)     (47,684)
Minority interests..................         (218)          --          --           --           --           218 (a)       --
                                         --------   ----------  ----------   ----------   ----------   -----------     --------
Net income from continuing
  operations........................     $  2,056      (13,616) $   (2,208)  $  (13,646)  $   (5,449)  $   (14,821)    $(47,684)
                                         --------   ----------  ----------   ----------   ----------   -----------     --------
Dividend requirements on preferred
  stock.............................                                                                   $     9,145 (g) $  9,145
                                                                                                       ===========     ========
Income (loss) from continuing
   operations applicable to common
   shares...........................                                                                                   $(56,829)
                                                                                                                       ========

Net loss per common share-basic.....                                                                                   $  (3.40)
                                                                                                                       ========

Average shares outstanding-basic....                                                                                     16,731

Other Data:
  EBITDA(h).........................       14,395       (5,884)      4,153       (5,063)      (4,541)       (3,441)        (381)
  Depreciation and amortization.....        5,198        6,785       1,359        4,853          692        12,769       31,656
  Interest expense paid or payable
      in cash.......................          546          750         544        3,730          476        28,430       34,476
  Cash flows provided (used in):
    Operating activities............       10,028       (5,597)      3,623      (13,525)      (5,505)      (31,997)     (42,973)
    Investing activities............      (19,440)      (7,017)     (3,421)     (11,774)      (8,307)           --      (49,959)
    Financing activities............        9,810       12,774        (417)      25,301       13,813            --       61,281
    Pro forma deficiency of earnings
      to fixed charges..............                                                                                    (67,649)

                          CFW COMMUNICATIONS COMPANY
           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                    for the Six Months Ended June 30, 2000
                   (in thousands, except per share amounts)

                                                                 Acquisitions
                                                      ----------------------------------
                                                      Richmond-                              West
                                                       Norfolk                 Virginia    Virginia
                                             CFW         PCS         R&B       Alliance    Alliance    Pro Forma    Pro Forma As
                                          Historical  Historical  Historical  Historical  Historical  Adjustments     Adjusted
                                          ----------  ----------  ----------  ----------  ----------  -----------   ------------
Operating revenues:
  Wireless communications................  $ 11,698     $ 23,454     $   830    $  9,628   $  5,145    $ (7,321) (a)   $  43,434
  Wireline communications................    28,572           --       7,826          --         --          --           36,398
  Other communications services..........     1,858        3,537         468         799        769          --            7,431
                                           --------     --------     -------    --------   --------    --------        ---------

                                             42,128       26,991       9,124      10,427      5,914      (7,321)          87,263
                                           --------     --------     -------    --------   --------    --------        ---------

Operating expenses:
  Cost of sales..........................     4,857        7,427          --       4,465      4,273      (3,088) (a)      17,934
  Maintenance and support................    11,687        5,144       2,457       4,054      3,015      (1,240) (a)      25,117
  Depreciation and amortization..........     6,751        6,925       1,663       3,855      1,164      12,032  (b)      32,390
  Customer operations....................     7,391       12,559       1,525       4,770      3,505          --           29,750
  Corporate operations...................     4,158        3,292       1,790       1,623      1,027          --           11,890
                                           --------     --------     -------    --------   --------    --------        ---------

                                             34,844       35,347       7,435      18,767     12,984       7,704          117,081
                                           --------     --------     -------    --------   --------    --------        ---------

Operating income (loss)..................     7,284       (8,356)      1,689      (8,340)    (7,070)    (15,025)         (29,818)
Other income (expenses):
  Interest expense, net..................    (1,010)        (688)        (66)     (5,308)    (1,485)    (27,991) (c)     (36,548)
  Net equity income (loss) from PCS and
    other wireless investees.............    (6,557)          --      (5,779)         --         --      12,587  (d)         251
  Gain/(loss) on sale of assets..........        --          (43)         --          --         --          --              (43)
  Other income (expense).................        --           --          --          --         --       1,146  (e)       1,146
                                           --------     --------     -------    --------   --------    --------        ---------

                                             (7,567)        (731)     (5,845)     (5,308)    (1,485)    (14,258)         (35,194)
                                           --------     --------     -------    --------   --------    --------        ---------

Income (loss) before income taxes and
  minority interest .....................      (283)      (9,087)     (4,156)    (13,648)    (8,555)    (29,283)         (65,012)
Income taxes (benefit)...................       (87)          --      (1,610)         --         --     (16,776)  (f)    (18,473)
                                           --------     --------     -------    --------   --------    --------        ---------
Income (loss) from continuing
   operations before minority
   interests.............................      (196)      (9,087)     (2,546)    (13,648)    (8,555)    (12,507)         (46,539)
Minority interests.......................      (105)          --          --          --         --         105  (a)          --
                                           --------     --------     -------    --------   --------    --------        ---------

Net income from continuing operations....  $   (301)    $ (9,087)    $(2,546)   $(13,648)  $ (8,555)   $(12,402)       $ (46,539)
                                           ========     ========     =======    ========   ========    ========        =========

Dividend requirements on preferred
  stock..................................                                                              $  9,772  (g)   $   9,772
                                                                                                       ========        =========
Income (loss) from continuing
   operations applicable to common
   shares................................                                                                              $ (56,310)
                                                                                                                       =========

Net loss per common share-basic..........                                                                              $   (3.35)
                                                                                                                       =========

Average shares outstanding-basic.........                                                                                 16,784

Other Data:
  EBITDA(h)..............................    14,035       (1,431)      3,352      (4,485)    (5,906)     (2,993)           2,572
  Depreciation and amortization..........     6,751        6,925       1,663       3,855      1,164      12,032           32,390
  Interest expense paid or payable in
    cash.................................     1,010          688         228       5,308      1,824      25,405           34,463
  Cash flows provided (used in):
    Operating activities.................    11,499       (6,525)      2,926      (8,923)    (6,565)    (28,524)         (35,396)
    Investing activities.................   (24,634)     (11,928)     (1,763)     10,666     12,622          --          (15,753)
    Financing activities.................    13,185       18,219        (444)     (1,741)     3,987          --           33,206
    Pro forma deficiency of earnings to
      fixed charges......................                                                                                (65,264)

                          CFW COMMUNICATIONS COMPANY

           NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

     The pro forma adjustments to the Statement of Operations exclude $5.6 million ($3.4 million, net of $2.2 million tax) related to a bridge commitment fee, $362,000 ($221,000, net of $141,000 tax) write-off of deferred loan costs associated with existing indebtedness, $63.5 million ($38.8 million, net of $24.7 million tax) gain on disposition of RSA 5 and the analog assets and operations of RSA 6, $28.0 million ($15.8 million, net of $12.2 million tax) gain on disposition of the directory assistance operations, $2.4 million ($1.5 million, net of $.9 million tax) of costs associated with one-time transaction expenses and $.8 million ($.5 million, net of $.3 million tax) of costs associated with the debt prepayment premium. Such amounts represent non-recurring items that we anticipate will be recorded in our Consolidated Statement of Operations primarily during the third and fourth quarters of 2000.

(a) The pro forma adjustments to revenue, cost of goods sold, operating expenses and minority interest and income from discontinued operations represent (i) the elimination of operating results associated with the disposition of the analog assets and operations of RSA 6 and the disposition of the directory assistance operations, (ii) the elimination of various intercompany revenues and expenses between combining companies, and
     (iii) incremental rent expense associated with the sale of various tower assets that occurred in the first quarter of 2000 and the subsequent leaseback of such tower assets.

(b)  The pro forma adjustment to depreciation and amortization expense reflects
     (i) the elimination of historical depreciation expense associated with the sale of various tower assets that occurred in the first quarter of 2000, the disposition of RSA 6 and (ii) the application of purchase accounting to R&B Communications, Richmond-Norfolk PCS and the Alliances.

                                                     Year Ended         Six Months Ended     Six Months Ended
                                                  December 31, 1999       June 30, 2000        June 30, 1999
                                                  -----------------     ----------------     ----------------
                                                                          (in thousands)
          Historical depreciation elimination:
               Tower asset sales..............       $   (759)               $   (928)            $   (196)
               RSA 6..........................           (316)                   (177)                (172)
                                                     --------                --------             --------

                                                       (1,075)                 (1,105)                (368)
                                                     --------                --------             --------
          Purchase accounting (1):
               R&B Communications.............          5,541                   2,771                2,771
               Richmond-Norfolk PCS...........         18,628                   9,314                9,314
               Transaction expenses...........            225                     113                  113
               Alliances......................          1,878                     939                  939
                                                     --------                --------             --------

                                                       26,272                  13,137               13,137
                                                     --------                --------             --------
           Total depreciation and
               amortization expense adjustment.      $ 25,197                $ 12,032             $ 12,769
                                                     ========                ========             ========

____________
     (1) The merger with R&B Communications, the acquisition of Richmond-Norfolk PCS and the consolidation of the Alliances will be accounted for as purchases. Under purchase accounting, the total purchase cost will be allocated to the assets acquired and liabilities assumed, based on valuations and other studies, as of the date of acquisition. The actual allocation of purchase cost and the resulting effect on income from operations may differ significantly from the estimated pro forma amounts included in this document. For pro forma purposes, the preliminary goodwill balance is being amortized over 20 years.

(c) The pro forma adjustment to interest expense reflects our new senior credit facility, senior notes, subordinated notes, retained indebtedness, amortization of debt discount for issuance of warrants and amortization of related debt issuance costs less the historical interest expense on debt repaid.

     A .125% increase or decrease in the assumed interest rate applicable to our new senior credit facility, senior notes and subordinated notes would change the pro forma interest expense and income before taxes by $657,000 for the year ended December 31, 1999 and $328,000 for the six months ended June 30, 2000 and 1999.

(d) Represents the elimination of the equity losses related to the Alliances, previously recorded by us and R&B. After the transactions are complete, we will control the Alliances. The Alliances' income statements will therefore be consolidated with us. See note (5) to unaudited pro forma balance sheet for further explanation.

(e) Includes (1) rental income earned on the assets excluded from the disposition of the directory assistance operations, and (2) amortization of the deferred gain from the sale and leaseback of various tower assets.

(f) Includes the tax effect of the pro forma adjustments and the consolidation of the Alliances and Richmond-Norfolk PCS at the applicable effective tax rate.

(g) Represents the 8 1/2% per annum dividend on the Series B preferred stock and the 5 1/2% per annum dividend on the Series C preferred stock, which both accrete semi-annually, plus the dividend accretion of the discount related to the 500,000 warrants and transaction expenses related to the sale of our preferred stock. This calculation assumes shareholder approval. In the absence of shareholder approval, our Series D preferred stock will remain outstanding, which would result in total preferred dividends of $30.8 million for the year ended December 31, 1999, and $16.8 million and $14.9 million for the six months ended June 30, 2000 and 1999, respectively.

(h) EBITDA is defined, for any period, as earnings before income taxes and minority interest, interest expense, interest income, depreciation and amortization, gain (loss) on sale of fixed assets, net equity income (loss) from investees and asset impairment charges. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur debt. EBITDA should not be considered as an alternative to net income as a measure of our operating results or to cash flow as a measure of liquidity. Because EBITDA is not calculated identically by all companies, our EBITDA calculation may not be strictly comparable to other similarly titled measures used by other companies.

     Pro forma EBITDA is calculated as follows:

                                                                 Year Ended       Six Months Ended   Six Months Ended
                                                             December 31, 1999      June 30, 2000      June 30,1999
                                                             -----------------    ----------------   ----------------
                                                                                   (in thousands)
Pro forma net loss before income taxes and minority              $(131,242)          $ (65,012)         $ (67,408)
  interest.........................................
Adjustments:
     Other income......................................             (2,120)             (1,146)            (1,146)
     (Gain) loss on sale of fixed assets...............             (7,764)                 43                197
     Net equity income from other wireless investees...               (519)               (251)              (241)
     Interest expense, net.............................             73,275              36,548             36,560
     Asset impairment charge...........................              3,951                  --                 --
     Depreciation and amortization.....................             63,032              32,390             31,656
                                                                 ---------           ---------          ---------

Pro forma EBITDA..........................................       $  (1,387)          $   2,572          $    (381)
                                                                 =========           =========          =========


              SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF

                          CFW COMMUNICATIONS Company

     You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations of CFW Communications" and our consolidated financial statements and notes thereto included in this document for a further explanation of the financial and operational data summarized below.

     We have set forth below selected historical consolidated financial data as of and for the years ended, December 31, 1995, 1996, 1997, 1998 and 1999, derived from our audited consolidated financial statements and notes thereto, which have been audited by McGladrey & Pullen, LLP.

                                                                            Year Ended December 31,
                                                            -----------------------------------------------------
                                                              1995       1996      1997        1998        1999
                                                            --------   --------  --------    --------    --------
Statement of Operations:

Operating revenues:
  Wireline communications..........................         $ 29,196   $ 32,480  $ 34,495    $ 37,597    $ 44,110
  Wireless communications..........................            8,427     10,894    13,434      17,624      21,692
  Directory assistance.............................            4,706      6,400    10,533      12,949      12,104
  Other communications services....................            1,836      2,103     2,267       2,942       4,028
                                                            --------   --------  --------    ---------   --------

      Total operating revenues.....................           44,165     51,877    60,729      71,112      81,934
                                                            --------   --------  --------    ---------   --------
Operating expenses:
  Cost of sales....................................            1,075      1,929     1,719       4,426       8,143
  Maintenance and support..........................            8,392      9,528     9,660      10,837      16,609
  Depreciation and amortization....................            6,438      8,410     9,196      10,504      12,623
  Asset impairment charge..........................               --         --        --          --       3,951
  Customer operations..............................            9,275     11,156    14,283      16,223      19,870
  Corporate operations.............................            5,563      5,439     6,459       6,496       7,216
                                                            --------   --------  --------    --------    --------

     Total operating expenses......................           30,743     36,462    41,317      48,486      68,412
                                                            --------   --------  --------    --------    --------

Operating income...................................           13,422     15,415    19,412      22,626      13,522
   Other income (expenses):
   Other expenses, principally interest............           (1,269)      (686)     (855)       (623)       (905)
   Equity loss from PCS investees:.
   VA PCS Alliance.................................               --         --      (834)     (5,075)     (5,436)
   WV PCS Alliance.................................               --         --        --      (1,391)     (5,929)
   Equity income from other wireless
     investees.....................................              840        450        74         198         179
Loss on write-down of investment...................               --         --    (2,808)     (1,010)         --
Gain on sale of tower asset and
  investments......................................              927         --     5,077          --       8,318
                                                            --------   --------  --------    --------    --------
                                                              13,920     15,179    20,066      14,725       9,749
Income taxes.......................................            5,006      5,162     7,398       5,639       2,868
                                                            --------   --------  --------    --------    --------

Income before minority interests...................            8,914     10,017    12,668       9,086       6,881
Minority interests.................................             (420)      (467)     (447)       (578)       (388)
                                                            --------   --------  --------    --------    --------

Net income.........................................         $  8,494   $  9,550  $ 12,221    $  8,508    $  6,493
                                                            ========   ========  ========    ========    ========

Earnings per share diluted.........................             0.66       0.73      0.94        0.65        0.50
                                                            ========   ========  ========    ========    ========

Cash dividends per share...........................            0.379      0.392     0.412       0.435       0.459
                                                            ========   ========  ========    ========    ========

Balance Sheet Data (at period end):

    Cash and cash equivalents.....................     $  5,265         $  3,004        $  1,224     $     43       $    199
    Securities and investments....................       29,472           20,597          16,874       10,981         39,109
    Property, plant and equipment, net............       76,711           85,896          90,161       98,463        119,470
    Total assets..................................      143,251          142,400         147,743      154,334        218,002
    Long-term debt................................       20,000           24,000          24,606       19,774         37,685
    Shareholders' equity..........................       89,242           86,002          90,456       93,410        116,184

Other Financial Data:
    EBITDA........................................       19,859           23,825          28,608       33,130         30,096
    Cash flow provided by (used in):
      Operating activities........................       13,014           19,338          18,481       33,495         31,547
      Investing activities........................       (9,093)         (20,359)        (13,953)     (24,292)       (42,843)
      Financing activities........................       (7,215)          (1,240)         (6,307)     (10,385)        11,452
      Ratio of earnings to fixed charges..........          6.9x             7.8x            7.7x         7.9x           7.0x

          SUPPLEMENTAL SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND

                 OPERATING DATA OF CFW COMMUNICATIONS COMPANY

     You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations of CFW Communications" and our consolidated financial statements and notes thereto incorporated by reference into this joint proxy/prospectus for a further explanation of the financial and operational data summarized below.

     We have set forth below supplemental selected historical consolidated financial data as of and for the years ended December 31, 1995, 1996, 1997, 1998 and 1999 and as of and for the six-month periods ended, June 30, 1999 and 2000. Information presented for all periods has been restated to reflect directory assistance as a discontinued operation as that business segment was disposed of in July 2000 and was presented as a discontinued operation in the Company's Form 10-Q for the period ended June 30, 2000.

     The six month periods ended June 30, 1999 and 2000 are derived from our unaudited condensed consolidated financial statements and notes thereto, which, in the opinion of our management, include all adjustments necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for six-month periods do not necessarily indicate results that might be expected for the entire fiscal year.

                                                                                                                  Six Months
                                                            Year Ended December 31,                             Ended June 30,
                                         --------------------------------------------------------------     -----------------------
                                            1995         1996        1997          1998          1999          1999          2000
                                         ----------  ----------   ---------     -----------  ----------     -----------   ---------
                                                                (in thousands, except ratio and operating data)
                                                                                                                     (unaudited)
Statement of Operations:

Operating revenues:
   Wireline communications............   $ 29,196    $ 32,480     $ 34,495      $ 37,597      $ 44,110      $ 20,002      $ 28,572
   Wireless communications............      8,427      10,894       13,434        17,624        21,692        10,471        11,698
   Other communications services......      1,836       2,103        2,267         2,942         4,028         2,057         1,858
                                         --------    --------     --------      --------      --------      --------      --------

   Total operating revenues...........     39,459      45,477       50,196        58,163        69,830        32,530        42,128
                                         --------    --------     --------      --------      --------      --------      --------

Operating expenses:
   Cost of sales......................      1,075       1,929        1,719         4,426         8,142         3,490         4,857
   Maintenance and support............      7,209       8,775        8,784         9,762        15,212         6,136        11,687
   Depreciation and amortization......      5,913       7,740        8,280         9,472        11,323         5,198         6,751
   Asset impairment charge............         --          --           --            --         3,951            --            --
   Customer operations................      5,843       7,537        7,668         8,625        11,685         5,442         7,391
   Corporate operations...............      5,690       5,106        5,876         5,903         6,846         3,067         4,158
                                         --------    --------     --------      --------      --------      --------      --------

   Total operating expenses...........     25,730      31,087       32,327        38,188        57,159        23,333        34,844
                                         --------    --------     --------      --------      --------      --------      --------

   Operating income...................     13,729      14,390       17,869        19,975        12,671         9,197         7,284
Other income (expenses):
   Other expenses, principally

     interest.........................       (369)       (651)        (817)         (676)         (900)         (546)       (1,010)
   Equity loss from PCS investees:
     VA PCS Alliance..................         --          --         (834)       (5,075)       (5,437)       (2,838)       (2,839)
     WV PCS Alliance..................         --          --           --        (1,391)       (5,929)       (2,431)       (3,817)
   Equity income from other
     wireless investees...............        840         450           74           198           179            88            99
   Loss on write-down of
     investment.......................         --          --       (2,808)       (1,010)           --            --            --
   Gain on sale of tower
     asset and investments............        927          --        5,077            --         8,318            --            --
                                         --------    --------     --------      --------      --------      --------      --------

                                                    15,127      14,189     18,561      12,021       8,902       3,470        (283)
     Income taxes........................            5,476       4,777      6,813       4,587       2,622       1,196         (87)
                                                  --------    --------   --------    --------    --------    --------    ---------
Income before minority interests.........            9,651       9,412     11,748       7,434       6,280       2,274        (196)
Minority interests.......................             (420)       (467)      (447)       (578)       (389)       (218)       (105)
                                                  --------    --------   --------    --------    --------    --------    --------
Income from continuing
  operations.............................            9,231       8,945     11,301       6,856       5,891       2,056        (301)
Income (loss) from discontinued
  operations.............................             (737)        605        920       1,652         602         579         687
                                                  --------    --------   --------    --------    --------    --------    --------

Net income...............................         $  8,494    $  9,550   $ 12,221    $  8,508    $  6,493    $  2,635    $    386
                                                  ========    ========   ========    ========    ========    ========    ========

Income from continuing operation
  per share..............................         $   0.71    $   0.69   $   0.87    $   0.52    $   0.45    $   0.16    $  (0.02)
Other Financial Data:
  Ratio of earnings to fixed
    charges..............................             7.5x        7.3x       7.2x        7.0x        6.7x        6.6x        4.4x


Operating Statistics (at period end):

    PCS subscribers......................               --          --         --      12,970      43,299      24,166      62,544
    Internet subscribers.................               --          --      4,114       7,450      45,212      16,652      57,292
    CLEC access lines installed..........               --          --         --         428       5,823       2,327      12,353
    ILEC access lines installed..........           32,893      34,106     35,576      36,746      37,924      37,325      39,112

                                                            Six Months
                                                          Ended June 30,
                                                          --------------
                                                      1999             2000
                                                    --------         --------
   Balance Sheet Data (at period end):

   Cash and cash equivalents......................  $    441          $    249
   Securities and investments.....................    17,949            35,101
   Property, plant and equipment, net.............   115,863           129,605
   Total assets...................................   176,757           243,263
   Long-term debt.................................    32,427            51,567
   Shareholders' equity...........................    97,503           114,149

Other Financial Data:
  EBITDA..........................................    14,395            14,035
  Cash flow provided by (used in):
     Operating activities.........................    10,028            11,499
     Investing activities.........................   (19,440)          (24,634)
     Financing activities.........................     9,810            13,185

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF
                              CFW COMMUNICATIONS

          The following discussion and analysis should be read in conjunction with "Selected Historical Consolidated Financial and Operating Data of CFW Communications" and other financial statements and the notes thereto included elsewhere in this document. Much of the discussion in this section involves forward-looking statements. Our actual results may differ significantly from the results suggested by these forward-looking statements for the reasons set forth in this document.

          We are significantly expanding the scope of the geographic markets that we serve and focusing our growth efforts on our core communications services, primarily digital PCS services, Internet access, including dedicated, high-speed DSL and dial-up services, high-speed data transmission and local telephone services. Transactions that are either in process or have recently been completed include:

          .    acquiring the wireless licenses, assets and operations of
Richmond-Norfolk PCS;

          .    merging with R&B Communications, an integrated communications provider in a geographic market contiguous to ours, which will give us a controlling interest in the Virginia Alliance and the West Virginia Alliance;

          .    acquiring certain PCS licenses currently owned by AT&T that will add 2.5 million pops in certain markets in Pennsylvania; and

          .    disposing of our wireless analog operations, directory assistance operations and communications tower sites.

          Historically, we have derived much of our revenues and EBITDA from our ILEC. Additionally, for 1999, our network operations and wireless operations generated positive EBITDA and our Internet operations were EBITDA positive for the fourth quarter of 1999 and the first quarter of 2000. For the year ended December 31, 1999 and the six months ended June 30, 2000, our EBITDA was $30.1 million and $14.0 million, respectively. After giving effect to the Transactions, our EBITDA would have been negative $1.4 million and positive $2.6 million, respectively. As a result of our increasing focus on and growth in digital PCS, Internet access and CLEC services, we expect an increasing portion of our operating revenues and EBITDA to be generated by businesses other than our ILEC operations. These newer businesses have generated lower or negative EBITDA and operating margins due to start-up costs associated with expansion into new markets and introduction of new service offerings. As we expand our markets, start-up and acquire new businesses and introduce new products, we expect to continue to generate lower or negative EBITDA and operating margins.

          The Transactions will have a significant ongoing impact on our results of operations and our liquidity. Richmond-Norfolk PCS and the Alliances each have generated operating losses and negative cash flows from operations since inception. Although R&B Communications has generated operating income and positive cash flows from operations, the Transactions as a whole will substantially decrease our operating income and cash flows from operations over the near term. During the second half of 2000, we expect to generate negative EBITDA and significant operating losses as a result of depreciation, amortization and transaction costs. The Transactions will also substantially increase our interest expense and our discretionary capital expenditures.

          Upon completion of the Transactions, we expect to recognize between $10 million and $12 million in financing related, non-recurring charges. These charges include bridge financing commitment fees, cash payments and the value of warrants issued for bridge financing commitments and prepayment premiums associated with refinancing the indebtedness of the Alliances.

          In connection with the Transactions, we expect to record goodwill and PCS license values in the range of $520 million to $540 million, in the aggregate, which will be amortized over 20 years and 40 years, respectively.

Upon completion of an appraisal to support the purchase price allocations, these amounts will be reallocated to the appropriate tangible and intangible asset categories and amortized over their respective lives. Additionally, debt associated with the Transactions and debt to support capital expansion plans and operating and interest costs over the next 18 months will result in total debt of between approximately $600 million and $650 million. These higher debt levels, coupled with an anticipated increase in our blended interest rate, will result in interest costs of between approximately $74 million and $80 million on an annualized basis. In addition to the Transactions, we are disposing of our directory assistance business and our RSA 6 analog cellular business. We expect after-tax gains from sales of these businesses to be approximately $57 million in 2000. Operating results and financial condition which give effect to the Transactions are included elsewhere in this document.

          Price reductions have occurred in most segments of the communications industry and we expect this to continue. As noted above, this trend affects our ability to maintain EBITDA margins experienced historically. Often, these pricing pressures result in rate plans with more minutes and lower per minute rates.

          We have also included in this document selected financial information and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for Richmond-Norfolk PCS and R&B Communications. We have included the same information for the Virginia Alliance and the West Virginia Alliance, both of which will be consolidated in our financial statements after our merger with R&B Communications. Historically, the Alliances were accounted for under the equity method of accounting. Percentage calculations presented in each entity's "Management's Discussion and Analysis of Financial Condition and Results of Operations" have been calculated based upon actual, not rounded, results.

Overview

          We are a regional integrated communications provider offering a broad range of wireless and wireline products and services to business and residential customers in Virginia and West Virginia. We own our own digital PCS licenses, fiber optic network, switches and routers, which enable us to offer our customers end-to-end connectivity in many of the regions we serve. Our facilities-based approach allows us to control service quality and generate operating efficiencies. As of June 30, 2000, after giving effect to the Transactions, we had approximately 150,500 wireless subscribers and approximately 68,700 installed ILEC and CLEC access lines.

          Revenues

          Our revenues are generated from the following categories:

          .    wireless communications, including cellular, paging, voice mail and wireless cable, which consists primarily of video services;

          .    wireline communications, including telephone revenues, fiber optic network usage for our carrier's carrier services, Internet, CLEC, long-distance and wireline cable revenues generated from cable television;

          .    directory assistance revenues from providing directory listings for customers seeking telephone numbers in the mid-Atlantic states; and

          .    other communications services revenues, including revenues from our sale and lease of communications equipment and security alarm monitoring and installation and rental of property and equipment, primarily to the Alliances.

          Operating Expenses

          Our operating expenses are generally grouped in the following categories:

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

          .    cost of sales, which represents our cost of purchasing PCS handsets. We sell these to our customers at a price below our cost. Previously, we offset this discount against our revenues. Prior periods have been conformed to the current presentation.

          .    maintenance and support expenses, including costs related to specific property and equipment, and charges for using other carriers' networks, tower rental expenses, and repair and maintenance expenses, as well as indirect costs such as engineering and general administration of property and equipment;

          .    depreciation and amortization, including amortization of goodwill from acquired assets and capital outlays to support continued business expansion;

          .    asset impairment charges, if applicable;

          .    customer operations expenses, including marketing, product management, product advertising, sales, publication of a regional telephone directory, customer services and directory services; and

          .    corporate operations expenses, including taxes other than income, executive, accounting, legal, purchasing, information management, human resources and other general and administrative expenses.

          Other Income (Expenses)

          Our other income (expenses) are generated (incurred) from interest income and expense, dividend income, equity income from our 22% limited partnership interest in RSA 5, equity income or loss from the Virginia Alliance and West Virginia Alliance, gain on sale of investments and assets and loss on write- down of investments. Our income statements refer to RSA 5 as the "other wireless investees" and to the Alliances as the "PCS investees."

          Income Taxes

          Our income tax liability and effective tax rate increases or decreases based upon changes in a number of factors, including our pre-tax income or loss, losses sustained by the Alliances, net operating losses and related carryforwards, alternative minimum tax credit carryforwards, gain or loss on the sale of assets and investments, write-down of assets and investments, non-deductible amortization, tax and employment credits, and charitable contributions and other tax deductible amounts.

Results of Operations

Six Months Ended June 30, 2000 Compared to Six Months Ended June 30, 1999

          Overview

          EBITDA decreased $.4 million, or 5%, from $7.4 million to $7.0 million and $.4 million, or 3%, from $14.4 million to $14.0 million, for the respective three and six month periods ended June 30, 2000 over 1999. Operating income decreased $1.1 million, or 24%, from $4.7 million to $3.6 million, and $1.9 million, or 21%, from $9.2 million to $7.3 million for the respective three and six month periods ended June 30, 2000 and 1999.

          These results reflect customer growth from our wireless, CLEC and Internet businesses, with customers from these services totaling 101,900 as of June 30, 2000, a 55,500, or 120%, customer increase from June 30, 1999. This growth came from internal growth and expansion throughout our markets in PCS, Internet and CLEC and from Internet acquisitions. EBITDA decreased due to CLEC start-up losses, which were significant in our new West Virginia markets. Operating income decreased from the prior year comparable quarter and six month period due to the noted decrease in EBITDA coupled with the higher levels of depreciation and goodwill amortization generated from Internet acquisitions and from capital investments in our growth businesses and underlying supporting infrastructure.

          Net income for the three and six months ended June 30, 2000 was $.3 million and $.4 million, respectively. This included a $3.0 million loss ($1.9 million loss after-tax) and $6.7 million loss ($4.1 million loss after tax) for the three and six month periods, respectively, relating to our equity share of losses from our investments in the Alliances, which provide PCS service throughout our Virginia and West Virginia marketplace.

          Net income for the three and six months ended June 30, 1999 was $1.3 million and $2.6 million, respectively. This included a $2.9 million loss ($1.8 million loss after-tax) and $5.3 million loss ($3.3 million loss after tax) for the three and six month periods, respectively, relating to our equity share of losses from our investments in the Alliances, which provide PCS service throughout our Virginia and West Virginia marketplace.

          Operating Revenues

          Operating revenues increased $4.9 million, or 29%, from $16.6 million for the three months ended June 30, 1999 to $21.5 million for the three months ended June 30, 2000. Operating revenues increased $9.6 million, or 30%, from $32.5 million for the six months ended June 30, 1999 to $42.1 million for the six months ended June 30, 2000.

          Wireless Communications Revenues. Wireless communications revenues increased $.4 million, or 7%, and $1.2 million, or 12%, for the respective three and six month periods ended June 30, 2000 as compared to June 30, 1999. Wireless communications revenues were $5.8 million and $11.7 million for the three and six months ended June 30, 2000, as compared to $5.4 million and $10.5 million for the three and six months ended June 30, 1999.

          . Digital and Analog Cellular, Paging and Voicemail Revenue. Revenues for digital and analog cellular, paging, and voicemail increased $.5 million, or 11%, from $4.7 million for the three months ended June 30, 1999 to $5.2 million for the three months ended June 30, 2000 and increased $1.5 million, or 16%, from $9.0 million for the six months ended June 30, 1999 to $10.5 million for the six months ended June 30, 2000. The increase was primarily attributable to customer growth. The company had 46,900 combined digital, analog cellular and paging customers as of June 30, 2000, which represented a 13% increase in the number of wireless customers from June 1999. Access, airtime and toll revenues increased $.5 million, or 87%, and $1.1 million, or 105% for the respective three and six month periods ended June 30, 2000 over 1999. This was partially offset by both the related direct cost of sales and a $.2 million increase in handset subsidies due to reduced prices for the six months ended June 30, 2000 over 1999.

          . Wireless Cable Revenues. Wireless cable revenues decreased $.1 million, or 16%, from $.7 million for the three months ended June 30, 1999 to $.6 million for the three months ended June 30, 2000 and decreased $.2 million, or 14%, from $1.4 million for the six months ended June 30, 1999 to $1.2 million for the six months ended June 30, 2000.

          Wireline Communications Revenues. Wireline communications revenues increased $4.5 million, or 44%, and $8.6 million, or 43%, for the three and six month periods ended June 30, 2000 as compared to June 30, 1999, respectively. Wireline communications revenues were $14.7 million and $28.6 million for the three and six months ended June 30, 2000 and were $10.2 million and $20.0 million for the three and six months ended June 30, 1999.

          . Telephone Revenues. Telephone revenues, which include local service, access and toll services, directory advertising and calling feature revenues, increased $.2 million, or 3%, from $7.8 million for the three months ended June 30, 1999 to $8.0 million for the three months ended June 30, 2000 and increased $.5 million, or 3%, from $15.5 million for the six months ended June 30, 1999 to $16.0 million for the six months ended June 30, 2000. The increase was due to an increase in access minutes of 17%, toll minutes of 10%, and access lines of 5%.

          . Fiber Optic Network Usage and CLEC Revenues. Revenues from fiber optic network usage for carrier's carrier services and CLEC operations increased $1.1 million, or 92%, from $1.2 million for the three months ended June 30, 1999 to $2.3 million for the three months ended June 30, 2000 and increased $2.0 million, or 81%, from $2.4 million for the six months ended June 30, 1999 to $4.4 million for the six months ended June 30, 2000. Approximately $1.1 million and $2.0 million of these increases for the three and six month related periods was due to the growth in CLEC customers and revenues. As of June 30, 2000, CLEC customers totaled 12,400, an increase of 10,000 customers from June 30, 1999.


          . Internet Revenues. Revenues from Internet services increased $3.2 million from $.8 million for the three months ended June 30, 1999 to $4.0 million for the three months ended June 30, 2000 and increased $6.1 million from $1.3 million for the six months ended June 30, 1999 to $7.4 million for the six months ended June 30, 2000. This revenue growth was attributable to acquisitions, internal customer growth and improved unit revenues. This growth in Internet services comprised the largest single component of wireline revenue growth in the three months ended June 30, 2000, as Internet and DSL customers grew to 57,300 as of June 30, 2000, an increase of 40,600 customers from June 30, 1999. Internet customer growth from acquisitions accounted for 35,700 of this total, and 9,600 was from internal growth.


          . Wireline Cable Revenues. Wireline cable revenues remained unchanged at $.4 million and $.8 million for the three and six months ended June 30, 2000 and 1999, respectively. This revenue stream is not growing due to a decrease in the level of marketing and sales and other resources deployed to support the operation.

          Other Communications Services Revenues. Other communications services revenues remained unchanged at $1.0 million for the three months ended June 30, 1999 and 2000. Other communications services revenues decreased $.2 million from $2.1 million for the six months ended June 30, 1999 to $1.9 million for the six months ended June 30, 2000. Revenues from phone systems sales and services decreased $.2 million due to a shift in marketing and sales efforts from this business. Our revenues from rentals, primarily for company owned assets, which are being used by the Alliances, remained unchanged.

          Operating Expenses

          Total Operating Expenses. Total operating expenses increased $6.0 million, or 51%, from $11.9 million for the three months ended June 30, 1999 to $17.9 million for the three months ended June 30, 2000. Operating expenses increased $11.5 million, or 49%, from $23.3 million for the six months ended June 30. 1999 to $34.8 million for the six months ended June 30, 2000. This increase was primarily attributable to a $4.4 million and an $8.4 million increase in the operating expenses of the wireline businesses for these three and six month periods, respectively, and a $1.0 million and a $1.8 million increase in the operating expenses of our wireless business for these same periods, respectively. Within the wireline business, Internet and network comprised $2.5 million and $1.5 million, respectively, of the increase for the three months ended June 30, 1999 as compared to June 30, 2000, and $5.1 million and $2.7 million, respectively, for the six month periods then ended. Approximately $2.0 million of the three month increase and $3.8 million of the six month increase came from operations acquired after the second quarter of 1999. The remaining increase in Internet operating expenses is from acquisitions which occurred during the first six months of 1999 and internal expansion within existing markets and into new markets. The fiber optic network operating expense increased as a result of the expenses associated with increased fiber build-out and start-up costs associated with launching or preparing to launch CLEC operations in new Virginia and West Virginia markets.

          Cost of Sales. Cost of sales increased $.8 million, or 43%, from $1.7 million for the three months ended June 30, 1999 to $2.5 million for the three months ended June 30, 2000 and increased $1.4 million, or 39%, from

$3.5 million for the six months ended June 30, 1999 to $4.9 million for the six months ended June 30, 2000. Roaming and access accounted for $.6 million and $1.1 million of the increase for the three and six month periods, respectively.

          Maintenance and Support Expense. Maintenance and support expense increased $3.0 million, or 96%, from $3.2 million for the three months ended June 30, 1999 to $6.2 million for the three months ended June 30, 2000 and increased $5.6 million, or 90%, from $6.1 million for the six months ended June 30, 1999 to $11.7 million for the six months ended June 30, 2000. This increase was primarily attributable to a $1.7 million and a $3.2 million increase for the three and six month comparable periods from Internet acquisitions occurring after June 30, 1999. Additionally, network and CLEC maintenance and support expenses increased $.9 million and $1.6 million for the three and six month comparable periods resulting from CLEC rollout and engineering and operations support growth. Wireless maintenance and support is up $.3 million for the six month period ended June 30, 2000 versus 1999 due to the rent of tower sites sold in March 2000. Other increases in maintenance and support expenses were consistent with customer and revenue growth.

          Depreciation and Amortization Expense. Depreciation and amortization expense increased $.7 million, or 28%, from $2.7 million for the three months ended June 30, 1999 to $3.4 million for the three months ended June 30, 2000 and increased $1.6 million, or 30%, from $5.2 million for the six months ended June 30, 1999 to $6.8 million for the six months ended June 30, 2000. This increase was due to an increase in property and equipment of approximately 16%, from $162 million as of June 30, 1999 to $188 million as of June 30, 2000. In addition, goodwill increased $17.9 million from $13.1 million as of June 30, 1999 to $31.0 million as of June 30, 2000 due to Internet acquisitions, which increased goodwill amortization by $.9 million over these same six month periods. Depreciation and amortization as a percent of the related assets increased from 3.0% for the six months ended June 30, 1999 to 3.1% for the six months ended June 30, 2000. This increase is due to a shift in the composition of the asset base to network plant and equipment and a higher amount of goodwill from Internet acquisitions, both of which carry shorter lives.

          Customer Operations Expense. Customer operations expense increased $.9 million, or 32%, from $2.9 million for the three months ended June 30, 1999 to $3.8 million for the three months ended June 30, 2000 and increased $1.9 million, or 36%, from $5.5 million for the six months ended June 30, 1999 to $7.4 million for the six months ended June 30, 2000. Primary areas of fluctuations were in the Internet and network and CLEC operations. Internet operations increased $.6 million and $1.2 million for the three and six months ended June 30, 2000 over 1999, primarily from acquisitions during 1999. Network and CLEC operations increased $.5 million and $.9 million for the three and six months ended June 30, 2000 over 1999. The growth in this area relates primarily to marketing and sales activities and customer care costs primarily associated with adding new customers.

          Corporate Operations Expenses. Corporate operations expense increased $.6 million, or 38%, from $1.5 million for the three months ended June 30, 1999 to $2.1 million for the three months ended June 30, 2000 and increased $1.1 million, or 36%, from $3.1 million for the six months ended June 30, 1999 to $4.2 million for the six months ended June 30, 2000. Of this increase, $.3 million and $.6 million for the three and six months ended June 30, 2000 over 1999, respectively, related to acquired Internet operations and the remaining increases represent growth in the corporate infrastructure associated with the significant customer growth and our geographic expansion.

          Other Income (Expenses)

          Total other income (expenses) increased $.3 million, or 9%, from $3.2 million for the three months ended June 30, 1999 to $3.5 million for the three months ended June 30, 2000. Other income (expenses) increased $1.9 million, or 32%, from $5.7 million for the six months ended June 30, 1999 to $7.6 million for the six months ended June 30, 2000.

          Other expenses, principally interest, increased $.3 million and $.5 million for the three and six months ended June 30, 2000 versus the comparable prior year periods. These increases were due to additional borrowings under our lines of credit, with total debt increasing by $19.2 million, from $32.4 million as of June 30, 1999 to $51.6 million as of June 30, 2000. As a result of the acquisition and related financing transactions, we expect our interest expense to significantly increase in the future.

          Our share of losses from the Virginia Alliance decreased $.2 million, or 11%, from $1.5 million for the three months ended June 30, 1999 to $1.3 million for the three months ended June 30, 2000 and remained unchanged at $2.8 million for the six months ended June 30, 1999 and 2000. Our share of losses from the West Virginia Alliance, which commenced operations in the latter part of the third quarter of 1998 and expanded significantly in the second quarter of 1999, increased $.2 million, or 15%, from $1.5 million for the three months ended June 30, 1999 to $1.7 million for the three months ended June 30, 2000 and increased $1.4 million, or 57%, from $2.4 million for the six months ended June 30, 1999 to $3.8 million for the six months ended June 30, 2000.

          Combined customer growth for the Alliances during the three and six months ended June 30, 2000 totaled 8,300 and 19,200 customers, respectively, as total customers exceeded 62,500 as of June 30, 2000. This compares to combined customer growth in the three and six months ended June 30, 1999 of 5,100 and 11,300 customers, respectively. Net sales and gross profit increased 172% and 205%, respectively, for the six months ended June 30, 2000 (Note 4 to the Unaudited Interim Condensed Financial Statements). During this same timeframe, the Alliances experienced higher handset trade-in activity associated with the introduction of next generation, dual mode and data capable handset models. This, coupled with the increase in new customers and the related phone sales volume, resulted in higher phone subsidies of $4.5 million as compared to $1.6 million for the six months ended June 30, 2000 and 1999, respectively.

          In July 2000, upon our exercise of an option to invest $11.4 million in exchange for additional common ownership interest in the VA Alliance and our conversion of its Series B preferred ownership interest in the VA Alliance to common interest, our ownership percentage of the VA Alliance increased from 21% to 65%. Based on this, the VA Alliance will be consolidated into our financial statements in future periods. Our ownership interests in the VA and WV Alliance will increase to 91% and 79%, respectively, upon completion of the R&B merger (Note 9 to the Unaudited Interim Condensed Financial Statements), which is expected to be completed by the fourth quarter of 2000. After this transaction is completed, both Alliances will be consolidated into our financial statements.

          Equity income from RSA 5 was not material for the three and six months ended June 30, 1999 and 2000. In July 2000, our 22% limited interest in RSA5 was sold to Verizon (previously PrimeCo) as part of consideration for the Richmond-Norfolk PCS acquisition.

          Income Taxes

          Income taxes decreased $.3 million, or 81%, from $.4 million for the three months ended June 30, 1999 to $.1 million for the three months ended June 30, 2000 and decreased $1.3 million, from $1.2 million for the six months ended June 30, 1999 to a tax benefit of $.1 million for the six months ended June 30, 2000. These decreases were due to the change in the pre-tax income for the comparable periods. Additionally, the effective rate changed from a 37% tax obligation for the six months ended June 30, 1999 to a 22% tax benefit for the six months ended June 30, 2000. The effective tax rate change is due to the continuing operations results turning from a profit to a loss with non-deductible goodwill from 1999 Internet acquisitions being added back to the pretax loss and thus, resulting in a tax benefit significantly below the statutory rate.

1999 Compared to 1998

          Overview

          EBITDA decreased $3.0 million, or 9%, from $33.1 million in 1998 to $30.1 million in 1999. Operating income decreased $9.1 million, or 40%, from $22.6 million in 1998 to $13.5 million in 1999.

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          The total number of customers from our higher growth segments increased more than four times. The combined digital PCS customers within our RSA 6 service area, Internet customers, and CLEC customers increased from 12,200 to 64,500 for the years ending 1998 and 1999, respectively. EBITDA decreased from the prior year due to start-up costs associated with expansion into new markets and new service offerings. In addition to such costs relating to internal growth, increased depreciation and amortization from acquisition activity further lowered operating income in 1999. Also, we recognized a $4.0 million asset impairment charge in 1999. Finally, 1999 directory assistance call volume declines coupled with start-up costs associated with the roll-out of national directory products resulted in a decline in operating cash flow and operating income from directory assistance of $1.5 million and $1.8 million, respectively, from that of the prior year.

          Net income for 1999 was $6.5 million, which included non-recurring items totaling $8.3 million, $5.2 million after tax, of gains from the sale of our investment in American Telecasting, Inc, or ATEL, and a tower sale and a $4.0 million, $1.5 million after tax, asset impairment charge. This charge related to a $1.3 million write-off of our prior billing software and a $2.7 million charge related to certain wireless analog cable equipment.

          Net income for 1998 was $8.5 million, including a non-recurring charge of $1.0 million, $.6 million after tax, loss on the write-down of our investment in ATEL and equity losses from the Alliances of $6.5 million, $4.0 million after tax.

          Operating Revenues

          Operating revenues increased $10.8 million, or 15%, from $71.1 million in 1998 to $81.9 million in 1999. The increase was the result of strong customer growth in our strategic business segments.

          Wireless Communications Revenues. Wireless communications revenues increased $4.1 million, or 23%, from $17.6 million in 1998 to $21.7 million in 1999.

          .   Digital and Analog Cellular, Paging and Voicemail Revenues.
Revenues for digital and analog cellular, paging and voicemail increased $4.2 million, or 29%, from $14.7 million in 1998 to $18.9 million in 1999. These increases resulted primarily from digital and analog cellular access, toll, and roaming associated with 24% customer growth over 1998 and an increase in outside roaming minutes from other carriers' customers of 33% over 1998. ARPU increased 4%, from $28.49 in 1998 to $29.55 in 1999 due to a growing percentage of digital PCS subscribers as compared to analog subscribers.

          .   Wireless Cable Revenues. Wireless cable revenues decreased $.2 million, or 7%, from $3.0 million in 1998 to $2.8 million in 1999. The decline in revenue was due to the limitation of both marketing efforts and installations to multiple-dwelling units in an effort to contain costs and capital associated with analog cable video services in this business segment.

          Wireline Communications Revenues. Wireline communications revenues increased $6.5 million, or 17%, from $37.6 million in 1998 to $44.1 million in 1999.

          .   Telephone Revenues. Telephone revenues increased $.8 million, or
3%, from $30.5 million in 1998 to $31.3 million in 1999. These increases were primarily due to access line growth of 3% and revenue growth from advanced calling features of 7% in 1999. These increases were partially offset by slight decreases in toll and access rates.

          .   Fiber Optic Network Usage and CLEC Revenues. Revenues from fiber optic network usage and CLEC operations increased $1.6 million, or 40%, from $4.0 million in 1998 to $5.6 million in 1999. This increase was the result of increased network usage and the roll-out of CLEC operations in four markets in the second half of 1998 and four additional markets in late 1999.

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          .   Internet Revenues. Revenues from Internet services increased $4.2 million, or 300%, from $1.4 million in 1998 to $5.6 million in 1999. This growth in Internet revenues comprised the largest single component of wireline revenue growth in 1999 as we added a total of 37,700 subscribers during 1999, with total subscribers exceeding 45,200 by year-end. This was achieved from customer growth within our existing markets and growth through acquisitions. Internet pricing has remained relatively constant during 1999 and 1998.

          .   Wireline Cable Revenues. Wireline cable revenues have remained relatively constant from 1998 to 1999, due to a decrease in the level of resources deployed to support these operations.

          Directory Assistance Revenues. Directory assistance revenues decreased $.9 million, or 7%, from $13.0 million in 1998 to $12.1 million in 1999. Call volumes declined 18% from 65.4 million calls in 1998 to 53.6 million calls in 1999. This was attributable to the impact of "call around plans" offered by large competitors compared to traditional directory assistance traffic being handled at our call centers without sufficient new business to off set the continued base business decline. Although volume declined 18% in 1999, the revenue decline was only 7%, due to the fact that an increasing percentage of the total call volume is from national directory assistance offerings that include higher service levels and higher unit prices.

          Other Communications Services Revenues. Other communications services revenues increased $1.1 million, or 38%, from $2.9 million in 1998 to $4.0 million in 1999. This increase was due primarily to an increase in rental charges to the Alliances for additional assets used by the Alliances but owned by us.

          Operating Expenses

          Total operating expenses increased $19.9 million, or 41%, from $48.5 million in 1998 to $68.4 million in 1999. Excluding the asset impairment charges discussed below, total operating expenses increased $16.0 million, or 33%, from $48.5 million in 1998 to $64.5 million in 1999. Of this increase, $9.5 million is from the wireline businesses, $8.4 million of which is from fiber optic network usage, CLEC and Internet services and $1.1 million is from other wireline related expenses. The $8.4 million increase is comprised primarily of $2.4 million from Virginia Internet acquisitions, $2.1 million primarily from Internet acquisition expenses related to our expansion into West Virginia, $2.5 million from CLEC rollout and expansion and $1.4 million from other related expenses. Operating expenses increased in wireless communications, directory assistance and other communications services by $4.5 million, $.9 million, and $1.0 million, respectively. Increases in wireless communications operating expenses included variable expenses, such as handset cost of sales, sales commissions, customer care, network access, and selling and advertising expenses. These expenses were consistent with revenue growth. Wireless communications access, selling and advertising expenses, as well as retail store and customer care costs, increased $1.3 million. The directory assistance increase was driven by transition related costs as this business transitioned to a structure to support significant growth in national directory assistance offerings. Lastly, other communications services operating costs and depreciation and amortization increased $1.0 million. These increases pertained to the increases in corporate assets owned by us and the related operating costs which were used by the Alliances, as discussed in the operating revenues section above, and increases in corporate infrastructure costs.

          Cost of Sales. Cost of sales increased $3.7 million, or 84%, from $4.4 million in 1998 to $8.1 million in 1999. Of this increase, $2.2 million relates to increased costs associated with network access, airtime and toll fees from our wireless operations. Additionally, equipment cost of goods sold increased $1.5 million from equipment subsidies which increased from $125.16 per unit in 1998 to $165.78 per unit in 1999. The increase in the per unit charge reflects a higher percentage of digital versus analog sales.

          Maintenance and Support Expenses. Maintenance and support expenses increased $5.8 million, or 54%, from $10.8 million in 1998 to $16.6 million in 1999. Of this total increase, $1.6 million relates to fiber optic network and CLEC services and $2.3 million relates to Internet services. These increases represent network and other plant related expense increases due to the geographic expansion and new costs from the acquired Internet

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businesses. The remaining $1.9 million was spread among all the other business segments. Increases in these segments were due to customer growth and start-up related costs.

          Depreciation and Amortization Expense. Depreciation and amortization expense increased $2.1 million, or 20%, from $10.5 million in 1998 to $12.6 million in 1999. Of this increase, $1.0 million related to Internet services, $.5 million of which represents amortization of goodwill from acquired assets and $.5 million represents additional equipment and improvements to the related network plant and equipment. Other communications services depreciation increased $.5 million and telephone depreciation increased $.4 million. Other communications services depreciation increased primarily due to an increase in corporate facilities and back-office software upgrades. In addition, depreciation increased due to digital switching upgrades.

          Asset Impairment Charge. In addition to normal depreciation and amortization expense, we recognized a $4.0 million asset impairment charge, including a $2.7 million write-down of certain wireless analog cable assets and a $1.3 million write-off of software assets from an abandoned billing system due to a conversion to a single billing platform.

          Customer Operations Expense. Customer operations expense increased $3.7 million, or 23%, from $16.2 million in 1998 to $19.9 million in 1999. Retail store costs and customer care costs increased $1.1 million and $1.0 million, respectively, in 1999. This increase represents the geographic expansion of our retail presence with the opening of five stores in each of 1999 and 1998 and increase in the customer care costs to cover the significant new customer additions and the related larger overall customer base. In addition, directory assistance customer operations increased $.6 million, or 8%, despite a lower call volume. This is due to start-up and training costs associated with the shift to the national directory assistance products. In addition to the start-up costs, these product offerings have a higher level of service and related costs.

          Corporate Operations Expense. Corporate operations expense increased $.7 million, or 11%, from $6.5 million in 1998 to $7.2 million in 1999. This was due to acquired Internet businesses and other corporate infrastructure increases necessary to support our overall growth.

          Other Income (Expenses)

          Total other income (expenses), which was a net expense for 1998 and 1999, decreased $4.1 million, or 52%, from $7.9 million in 1998 to $3.8 million in 1999.

          Other expenses, principally interest, increased $.3 million, from $.6 million in 1998 to $.9 million in 1999. The increase in interest expense is due to additional borrowings under our lines of credit of $17.0 million.

          Equity income from RSA 5, our analog cellular limited partnership interest, remained unchanged in 1999 compared to 1998. Equity loss from the Alliances increased $4.9 million, or 75%, from $6.5 million in 1998 to $11.4 million in 1999. Including the Virginia Alliance wholesale PCS subscribers from our RSA 6 service area, the Alliances' subscribers increased 30,400, or 236%, from 12,900 at December 31, 1998 to 43,300 at December 31, 1999. Further information concerning the Alliances is contained in "Management's Discussions and Analysis of Financial Condition and Results of Operation" for each respective Alliance. After completion of our merger with R&B Communications, the Alliances will be accounted for on a consolidated basis.

          We recognized a $1.0 million impairment loss on our investment in ATEL at December 31, 1998. We concluded at that time that the decline in value was other than temporary given recent trading prices in the common stock and ATEL's financial condition and continued financial losses. However, in 1999, ATEL was purchased by Sprint Corp. and the investment was sold for a gain over the carrying value after write-downs of $7.6 million. Additionally, we sold our tower in Richmond, Virginia for a gain of $.7 million.

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          Income Taxes

          Income taxes decreased $2.7 million, or 48%, from $5.6 million in 1998 to $2.9 million in 1999. There were two primary factors causing this change: (1) a decrease in the pre-tax income of $4.8 million and (2) a change in the effective tax rate from 40% in 1998 to 31% in 1999. The change in the effective tax rate was due to charitable contributions deductible for tax purposes at appreciated market values which were $1.5 million greater than the cost basis. In addition to this, we received tax credits totaling $.5 million for rehabilitation of a historic building in Winchester, Virginia, the location of our new directory assistance call center, and employment credits for exceeding certain new hire levels in our directory assistance business.

1998 Compared to 1997

          Overview

          EBITDA increased $4.5 million, or 16%, from $28.6 million in 1997 to $33.1 million in 1998. Operating income increased $3.2 million, or 17%, from $19.4 million in 1997 to $22.6 million in 1998.

          Strong customer growth in our PCS and analog cellular and paging operations of 30% and 33%, respectively, fueled the growth in our wireless operations. Operating results from our wireline operations reflect continued strong contributions from our telephone operations, led by 3% growth in access lines, 11% growth in access minutes and continued growth in calling features, an over 80% increase in Internet customers and effective cost control. Results from our directory assistance operations reflect the annualized revenue stream from 1997 contract expansions and operating efficiencies. Start-up costs associated with expansion into new markets and new service offerings reduced the year-to-year increases.

          Net income for 1998 was $8.5 million, which included a $1.0 million, $.6 million after tax, loss on the write-down of our investment in ATEL and equity losses from the Alliances of $6.5 million, $4.0 million after tax.

          Net income for 1997 was $12.2 million, which included a $5.1 million gain, $3.1 million after tax, on the sale of our investment in the Roanoke MSA Cellular Partnership, a $2.8 million, $1.7 million after tax, loss on write-down of our investment in ATEL and a $.8 million loss, $.5 million after tax, from our equity share of losses from the Alliances.

          Operating Revenues

          Operating revenues increased $10.4 million, or 17%, from $60.7 million in 1997 to $71.1 million in 1998. This increase was primarily due to a $4.2 million increase in wireless communication revenues, a $3.1 million increase in wireline communications revenues, a $2.4 million increase in directory assistance and revenues and a $.7 million increase in other communications services revenues.

          Wireless Communications Revenues. Wireless communications revenues in 1998 totaled $17.6 million, an increase of $4.2 million, or 31%, over 1997.

          .   Digital and Analog Cellular, Paging and Voicemail Revenues.
Revenues for digital and analog cellular, paging and voicemail increased $4.3 million, or 42%, from $10.3 million in 1997 to $14.6 million in 1998. These increases resulted primarily from digital and analog cellular access, toll, and roaming associated with 30% customer growth over 1997 and increased outside roaming traffic.

          .   Wireless Cable Revenues. Wireless cable revenues decreased $.1 million, or 3b%, from $3.1 million in 1997 to $3.0 million in 1998. The decline in revenue was due to limiting both marketing efforts and installations to multiple-dwelling units in an effort to contain costs and capital in this line of business.

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          Wireline Communications Revenues. Wireline communications revenues increased $3.1 million, or 9%, from $34.5 million in 1997 to $37.6 million in 1998.

          .   Telephone Revenues. Telephone revenues increased $1.7 million, or
6%, from $28.8 million in 1997 to $30.5 million in 1998. These increases were primarily due to access line growth of 3% in 1998 and revenue growth from custom calling features of 19% in 1998.

          .   Fiber Optic Network Usage and CLEC Revenues. Revenues from fiber optic network usage and CLEC operations increased $.8 million, or 25%, from $3.2 million in 1997 to $4.0 million in 1998. This increase was due to expanded services that included competitive local telephone service and long distance.

          .   Internet Revenues. Revenues from our wireline Internet services increased $.6 million, or 75%, from $.8 million in 1997 to $1.4 million in 1998. This growth is attributable to the over 80% increase in our Internet customer base as we added a total of 3,400 subscribers in 1998, with total subscribers of 7,500 by year-end, the introduction of our new DSL data service product and our overall emphasis to grow our Internet operations.

          .   Wireline Cable Revenues. Wireline cable revenues have remained relatively constant from 1997 through 1998, due to a decrease in the level of resources deployed to support these operations.

          Directory Assistance Revenues. Directory assistance revenues increased $2.4 million, or 23%, from $10.5 million in 1997 to $12.9 million in 1998. During the first half of 1997, we commenced directory assistance services to AT&T customers seeking telephone numbers in New Jersey and Delaware. During August through October 1997, we expanded this service to encompass Pennsylvania. After considering these expansions, which only had a partial year impact in 1997, total call volume increased 10.4 million in 1998.

          Other Communications Services Revenues. Other communications services revenues increased $.7 million, or 30%, from $2.3 million in 1997 to $3.0 million in 1998, due primarily to services provided and assets leased to the Alliances.

          Operating Expenses

          Total operating expenses increased $7.2 million, or 17%, from $41.3 million in 1997 to $48.5 million in 1998. Growth in cellular and digital PCS subscribers contributed $3.8 million in operating expenses in 1998 from 1997. The introduction of competitive local telephone services and long distance and the resulting start-up related costs, coupled with the growth of our Internet services and the related commitment towards our Internet infrastructure, accounted for $1.8 million of the 1998 increase. Additionally, costs associated with increased directory assistance calling volume accounted for $1.1 million of the 1998 increase due to the annualized revenue from 1997 contract expansions and commencement of national directory assistance services. Finally, other communications services expenses increased $.5 million in 1998.

          Cost of Sales. Cost of sales increased $2.7 million, or 159%, from $1.7 million in 1997 to $4.4 million in 1998. Of this increase, $1.5 million was for roaming revenues. Roaming settlements between us and outside carriers was not billed in 1997. Equipment cost of sales increased $.8 million, in line with customer growth.

          Maintenance and Support Expense. Maintenance and support expense increased $1.1 million, or 11%, from $9.7 million in 1997 to $10.8 million in 1998. This increase resulted primarily from increased costs associated with subscriber additions and service enhancements for the underlying fiber optic network and support systems.

          Depreciation and Amortization Expense. Depreciation and amortization expense increased $1.3 million, or 14%, from $9.2 million in 1997 to $10.5 million in 1998. This increase was a result of capital outlays to support continued business expansion primarily in our wireless operations and directory assistance.

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          Customer Operations Expense. Customer operations expense increased
$1.9 million, or 13%, from $14.3 million in 1997 to $16.2 million in 1998. Approximately $1.1 million of these 1998 increases related to the addition of personnel to our directory assistance business throughout 1997 to handle the calling volume from new contracts. Since these additional personnel were employed for less than a full year in 1997, as compared to a full year in 1998, the relative personnel expense was higher in 1998. Additionally, we experienced an increase in customer service and sales and marketing related costs of $.8 million in order to support our wireless communications growth and CLEC and Internet expansion.

          Corporate Operations Expenses. Corporate operations expenses remained relatively constant in 1998.

          Other Income (Expenses)

          Total other income (expenses) decreased $8.6 million from income of $.7 million in 1997 to an expense of $7.9 million in 1998.

          Other expenses, principally interest, decreased $.3 million, or 33%, from $.9 million in 1997 to $.6 million in 1998. The reduction in interest expense was primarily a result of the liquidation of mortgaged-backed securities used to satisfy cash flow needs in lieu of additional debt, and lower interest rates on line of credit debt facilities offset by an increase in investing activity. We capitalized interest on property under construction and the investments in the Alliances of $.8 million in each of 1997 and 1998.

          Interest and dividend income was down $.2 million, or 67%, from $.3 million in 1997 to $.1 million in 1998, due to the liquidation of mortgage-backed securities to support the continued growth in customer base and business expansion. Equity income from RSA 5, our analog cellular partnership interest, increased $.1 million, or 100%, to $.2 million in 1998. Additional information concerning the Alliances is contained in "Management's Discussed and Analysis of Financial Condition and Results of Operations" for each respective Alliance.

          Equity loss from the Alliances totaled $6.5 million for 1998 compared to $.8 million in 1997. At the end of 1998, we had a 21% common ownership interest in the Virginia Alliance, which commenced operations in the fourth quarter of 1997, and a 45% common ownership in the West Virginia Alliance, which commenced operations in late 1998. The increase in equity loss from the Alliances was due to the full year of Virginia Alliance operations and the commencement of the West Virginia Alliance operations late in 1998.

          We recognized a $5.1 million gain on the sale of our 30% limited ownership interest in the Roanoke MSA Cellular Partnership to GTE Wireless in April 1997.

          We recognized a $1.0 and $2.8 million impairment loss on our investment in ATEL at December 31, 1998 and 1997, respectively. We concluded that the decline in value was other than temporary given recent trading prices in the common stock and ATEL's financial condition and continued financial losses.

          Income Taxes

          Income taxes decreased $1.8 million, or 24%, from $7.4 million in 1997 to $5.6 million in 1998. This decrease was attributable to a number of factors, the most significant of which was the recognition of approximately $6.5 million in losses sustained by the Alliances compared to only $.8 in 1997. These losses generated an increased tax benefit to us of approximately $2.2 million. Additionally, we recognized a one-time increase to tax expense of $2.0 million related to a gain on an investment sale in 1997. The 1998 tax reductions were offset by approximately $1.2 million of income taxes recognized by the $3.2 million increase in taxable income from operations. The 1997 increase was due to an increase in taxable income from operations, $2.0 million of taxes from the gain on the sale of the Roanoke MSA Cellular Partnership, offset partially by a $1.1 million tax benefit from the write-down of our investment in ATEL. The effective rate was 38% in 1997 and 40% in 1998, respectively.

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Discontinued Operations

          In May 2000, we announced that we had entered into a definitive agreement to sell our directory assistance operations. We sold our directory assistance operations in July 2000. All periods presented on the income statement have been restated to reflect the accounting for the directory assistance segment as discontinued operations. Non-incremental corporate overhead of $.2 million for the three month periods ended June 30, 2000 and 1999, and $.4 million and $.3 million for the six month periods ended June 30, 2000 and 1999, respectively, which was previously allocated to this business segment, have been recognized as charges to other operating expenses cash flows.

Liquidity and Capital Resources

          We have funded our working capital requirements and capital expenditures from net cash provided from operating activities and borrowings under credit facilities. After closing on the Richmond-Norfolk PCS operations and the related financing, we had $175 million in unused borrowings available under our senior credit facility.

          Operating Cash Flows

          In the six months ended June 30, 2000, net cash provided by operating activities was $11.5 million. Principal changes in operating assets and liabilities were as follows: accounts receivable increased $1.6 million resulting from the timing of our receipt of significant customer billings, increased billings and an overall increase of our receivables aging; income taxes changed from a $2.0 million receivable position at December 31, 1999 to a $.1 million payable position at June 30, 2000 primarily as a result of our share of taxable income associated with the Alliances sale of tower assets; and accounts payable decreased $.6 million from December 31, 1999 due to the timing of payments.

          Investing Cash Flows

          Our cash flows used in investing activities for the six months ended June 30, 2000 aggregated $24.6 million. During the six months ended June 30, 2000, our investing activities included: $17.2 million for the purchase of property and equipment, $9.5 million of which represents significant telephone, network and Internet circuit and network related electronic equipment; $1.3 million relates to significant building and landscape projects; and $1.6 million relates to billing software.

          The remainder is primarily network equipment additions. In connection with the Transactions, we recorded $11.6 million of debt financing fees and other professional service costs. Of this amount, $11.2 million was accrued as of June 30, 2000, as noted above, and will be recognized as a cash outlay for investment and financing activities in the consolidated statement of cash flows in the period such amounts are paid. Also in connection with the Transactions, we purchased minority ownership interest in RSA6 for $7.4 million, bringing its ownership interest in RSA6 to 95% and, subsequent to June 30, 2000 but prior to the Transactions, purchased the remainder of the minority interest in RSA6. We also invested an additional $3.9 million in the Alliances and received repayment for $2.1 million of advances. Also, we received $3.2 million from the sale of 10 towers. Finally, we acquired customers and certain assets of two Internet companies for $1.4 million.

During 1999, our investing activities included:

      . the investment of $36.7 million in property and equipment, including $9.5 million of which was for CLEC and fiber backbone capital expenditures, $5.2 million was for our new billing system and other software

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           upgrades, $4.8 million for telephone plant upgrade and additions,
           $2.6 million for the purchase and renovation of the Winchester, Virginia property, $2.4 million for Internet related expenditures, and $12.2 million for various other expenditures.

      .    $1.9 million in net repayments from the Alliances;

      .    $5.3 million investment in the Alliances and PCS licenses;

      .    $12.4 million in Internet acquisitions; and

      . $9.7 million in proceeds from the sales of our Richmond tower asset and ATEL investment.

          Financing Cash Flows

          Net cash used for financing activities for the six months ended June 30, 2000 aggregated $13.2 million which represents payment of dividends on outstanding capital stock of $1.5 million, a redemption payment on the senior notes of $12.7 million (see Note 5 to the Audited Consolidated Financial Statements), additional borrowing under lines of credit totaling $26.6 million and proceeds from the exercise of stock options totaling $.8 million.

          Under restrictions related to the new debt financing (Note 7 to the Unaudited Interim Condensed Consolidated Financial Statements), we have discontinued payment of dividends to common shareholders effective for the quarter ending June 30, 2000. This will allow us to retain future earnings, if any, to fund the development and growth of our businesses and to service our debt obligations.

          During 1999, net cash provided by financing activities aggregated $11.5 million, which included an aggregate of $17.0 million of long-term debt borrowings, offset by $6.0 million used to pay dividends.

          Forward-Looking Analysis

          After the completion of the Transactions, our liquidity needs will be influenced by numerous factors including:

      . significantly reduced or negative EBITDA that we expect to continue until at least into 2001, as a result of acquiring capital intensive businesses in their early stages, entering new markets and disposing of businesses that generate positive EBITDA;

      . increased capital expenditures to support planned PCS network growth and expansion, much of which is discretionary in nature, and to support planned customer growth;

      . our own continuing capital expenditures due to our ongoing strategy of offering our services in new markets, adding new products and services, and enhancing organic growth;

      . significant capital expenditures to become an integrated communications provider in many of our existing, newly acquired and other potential markets by offering a broader range of products and services;

      . capital expenditures for the Richmond and Hampton Roads markets (Richmond-Norfolk PCS acquisition) and R&B Communications;

      . continued investment in the Alliances; o future acquisitions; and o significantly increased interest expense.

      After the completion of the Transactions, our liquidity sources will include:

      .    cash flow from operations, if any;
      . approximately $69.1 million held in the escrow account to fund the first four interest payments on the senior notes;

      . $175.0 million available under our new credit facility subject to certain conditions;
      .    public and private debt and equity markets;
      . disposition of additional non-core businesses and assets, such as additional cell towers received from Richmond-Norfolk PCS and wireline cable operations, and investments; and
      .    interest on the escrow account.

      We expect capital expenditures for the last six months of 2000 to be between $50 and $70 million and for the year 2001 to be between $80 million to $100 million. We expect these capital expenditures to be used to:

      .    support continued expansion of CLEC and Internet access services;
      . add another building to support employee additions commensurate with the growth in digital PCS, Internet and CLEC customers; and
      .    support the expansion of Richmond-Norfolk PCS' and R&B
           Communications' core businesses.

      Richmond-Norfolk PCS and the Alliances have substantially satisfied their FCC build-out requirements. Consequently, the expenditures above are generally discretionary, permitting us to maintain significant flexibility in our business plans and capital expenditures. Since these are generally discretionary expenditures, we cannot assure you when, if ever, these proposed uses will be initiated or completed.

      Based on our assumptions about the future of our operating results, our capital expenditure needs, many of which are discretionary, and the availability of borrowings under our new credit facility and our other sources of liquidity, we believe that we will have sufficient capital resources until we begin generating significant positive EBITDA. However, if any of our assumptions prove incorrect or if we make additional acquisitions, we may not have sufficient capital resources. If so, we may have to delay or abandon some of our anticipated capital expenditures and our ability to make interest and principal payments on the notes will be significantly impaired.

          Inflation

          We believe that inflation has not had, and will not have, a material adverse effect on our results of operations or financial condition.

Year 2000 Update

          The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations including, among other things, computer systems, voice and data networks, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

          We addressed this issue with a plan centered around several key components:

          .   system inventory;

          .   third party confirmation;

          .   internal systems review;

          .   compliance implementation;

          .   testing; and

          .   contingency planning.

          Our year 2000 project was completed in the third quarter of 1999. The total year 2000 project costs were not material to our business operations or financial condition. We believe that our core systems are year 2000 compliant and we have not experienced significant problems relating to the year 2000 issue. However, in the event that unforeseen circumstances arise, we believe that our contingency plans will prevent significant year 2000 issues from having a material impact on the financial or operational results in future periods.

              SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF

                             RICHMOND-NORFOLK PCS

          You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations of Richmond-Norfolk PCS" and such entity's financial statements and notes thereto included in this document for a further explanation of the financial data summarized below.

          We have set forth below selected historical financial data of Richmond-Norfolk PCS:

      . as of December 31, 1998 and 1999, and for the three years in the period ended December 31, 1999, derived from the audited financial statements and notes thereto of Richmond-Norfolk PCS, which have been audited by PricewaterhouseCoopers LLP; and

      . as of June 30, 1999 and 2000, and for the six-month periods then ended, derived from the unaudited financial statements and notes thereto of Richmond-Norfolk PCS, which, in the opinion of its management, include all adjustments necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for six-month periods are not necessarily indicative of results that might be expected for the entire fiscal year.

          We have also included the balance sheet data of Richmond-Norfolk PCS as of December 31, 1997, which is unaudited.

                                                                                                        Six Months
                                                      Year Ended December 31,                         Ended June 30,
                                     -------------------------------------------------     ----------------------------------
                                           1997             1998              1999               1999              2000
                                     -------------     -------------     -------------     ----------------------------------
                                                            (in thousands, except operating data)
Statement of Operations:
 Operating revenues:
 Service revenues...............      $   6,963          $  24,808          $  41,015         $  20,203        $  23,454
 Product sales..................          3,728              5,546              7,671             3,662            2,465
 Other..........................            481                916              1,770               766            1,072
                                      ---------          ---------          ---------         ---------        ---------

 Total operating revenues.......         11,172             31,270             50,456            24,631           26,991
                                      ---------          ---------          ---------         ---------        ---------

 Operating costs and expenses:
 Cost of service................            167                489                941               420              877
 Cost of products sold..........          4,018              5,714              7,217             3,568            2,443
 Operating expenses.............         32,418             41,355             50,497            26,527           25,102
 Depreciation and amortization..          8,333             11,125             13,866             6,785            6,925
                                      ---------          ---------          ---------         ---------        ---------

 Total operating costs and
 expenses.......................         44,936             58,683             72,521            37,300           35,347
                                      ---------          ---------          ---------         ---------        ---------

Loss from operations............        (33,764)           (27,413)           (22,065)          (12,669)          (8,356)
 Other income expenses):
 Interest expense...............         (1,951)            (1,678)            (1,462)             (750)            (688)
 Gain (loss) on disposal of
 assets.........................           (174)                44               (806)             (197)             (43)
 Other loss.....................             --                 --               (171)               --               --
                                      ---------          ---------          ---------         ---------        ---------

  Net loss......................      $ (35,889)         $ (29,047)         $ (24,504)        $ (13,616)       $  (9,087)
                                      =========          =========          =========         =========        =========

Balance Sheet Data
(at period end):
  Cash and cash equivalents.....      $      79          $      --          $     422         $     132        $     188
  Total assets..................        127,192            145,281            143,214           144,290          148,278
  Long-term debt................         25,571             25,539             23,034            24,331           21,955
  PrimeCo equity investment.....         89,032             94,904            104,097           105,170          114,579

Operating Data (at period end):
  PCS subscribers...............         23,732             56,840             78,854            73,644           87,955

                          RICHMOND MAJOR TRADING AREA

       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND
                 RESULTS OF OPERATIONS OF RICHMOND-NORFOLK PCS

     The following discussion and analysis should be read in conjunction with "Selected Historical Financial and Operating Data" and other financial statements and the notes thereto included elsewhere in this document. Much of the discussion in this section involves forward-looking statements. Actual results may differ significantly from the results suggested by these forward-looking statements

Overview

     PrimeCo Personal Communications, L.P. ("PrimeCo") was formed in 1995 as a limited partnership between Bell Atlantic Corporation, NYNEX, Air Touch Communications and US West for the purpose of acquiring licenses issued by the Federal Communications Commission ("FCC"), pursuant to Subpart E of Part 24 of the FCC rules ("PCS License") and to design, build, own, and operate broadband personal communication services ("PCS Business") in certain Major Trading Areas ("MTA") in Virginia, Texas, Florida, Louisiana, Alabama, Illinois and Wisconsin. An MTA is an urban market within the United States, as defined by the FCC to determine geographic coverage areas for Personal Communication System ("PCS") networks. The Richmond, Virginia Major Trading Area (The Richmond MTA or market) covers most of central and eastern Virginia, including the Richmond and Hampton Roads metropolitan areas and the Outer Banks of North Carolina.

     Effective April 3, 2000, and in order to comply with certain Federal Communications Commission ("FCC") regulations regarding overlap properties, three markets (operating in the Houston, Chicago and Richmond MTA's) were contributed to by PrimeCo to PrimeCo PCS, a separate legal entity jointly controlled by Bell Atlantic Corporation and Vodaphone Airtouch.

     The Richmond market's strategy is to be the premier local wireless provider in the areas it serves and to grow a profitable customer base. The Richmond market has implemented this strategy through the deployment of leading edge technology (Code Division Multiple Access-- CDMA), maintaining high network performance standards and creating simplified and competitively-priced products and services. Rate plans include features at no additional charge, such as Caller ID, voice mail, first incoming minute free and nationwide long distance. The Richmond market has become a market leader in prepay calling services with its MyMinutes service options.

     The following discussion of the financial condition and results of the operations of the Richmond MTA for the six months ended June 30, 2000 and 1999 should be read in conjunction with the financial statements of the company, the notes thereto and information included elsewhere in this document. References to quarterly periods refer to the company's six-month periods ended June 30.

     This discussion contains forward-looking statements that involve risks and uncertainties. The actual results could differ materially from the results anticipated in these forward-looking statements as a result of factors including, but not limited to, those under "Risk Factors" and "Forward-Looking Statements".

     Revenues

     Our revenues are generated from the following categories:

     . service revenues, including monthly access fees for bundled minutes, excess airtime, prepay activation fees, roaming revenue, long distance revenue, and revenue from features such as call forwarding and directory assistance;
     . product sales, including revenue from the sale of handsets and related accessories; and

     . other revenue, including monthly rent and fees received from other carriers who collocate on Richmond MTA owned towers, revenue received from non-Richmond MTA customers roaming on the Richmond MTA network.

     Operating Costs and Expenses

     Our direct operating costs and expenses are generally incurred from the following categories:

     . cost of service, including expenses related to long distance, roaming usage, and directory assistance usage by subscribers;
     . cost of products sold, including the retail price of handsets sold, which are generally sold below cost and the difference between cost and the retail price of handsets (subsidy) is recognized as an operating expense, and the cost of accessories;
     . operating expenses, including all costs related to network operations, customer acquisition, customer care, finance, human resource, legal, information technology, and executive management, including corporate overhead allocations; and
     . depreciation expense recognized on network fixed assets, leasehold improvements on stores and kiosks, company owned switch buildings, information technology assets, and furniture and fixtures. The PCS license and microwave clearing costs are amortized on a straight-line basis over a 40-year life.

     Other Income (Expenses)

     Our other income (expenses) are generated (incurred) from interest expense, less any capitalized portion, gain (loss) on the disposal of assets, and other income (loss).

Results of Operations

Six Months Ended June 30, 2000 Compared to Six Months Ended June 30, 1999

     Net loss decreased $2.2 million, or 39%, from a loss of $5.7 million for the three months ended June 30, 1999 to a loss of $3.5 million for the three months ended June 30, 2000. Net loss decreased $4.5 million, or 33%, from $13.6 million for the six months ended June 30 1999 to $9.1 million for the six months ended June 30, 2000.

     These operating results reflect an increase in the ending customer base of 19% from 73,644 as of June 30, 1999 to 87,955 as of June 30, 2000.

     Operating Revenues

     Operating revenues increased $1.0 million, or 8%, from $12.7 million for the three months ended June 30, 1999 to $13.7 million for the three months ended June 30, 2000. Operating revenues increased $2.4 million, or 10%, from $24.6 million for the six months ended June 30, 1999 to $27.0 million for the six months ended June 30, 2000.

     Service Revenue. Service revenues increased $1.2 million, or 11%, and $3.3 million, or 16%, for the respective three and six month periods ended June 30, 2000 as compared to June 30, 1999. Service revenues were $12.0 million and $23.5 million for the three and six months ended June 30, 2000, as compared to $10.8 million and $20.2 million for the three and six months ended June 30, 1999. The increase was primarily due to subscriber growth. The MTA had 87,955 subscribers as of June 30, 2000, which represented an increase of 14,311, or 19%, compared to June 30, 1999. The increase in subscribers was offset in part by a decrease in average revenues per unit, or ARPU, of $4.13, or 8.2%, from $50.16 for the six months ended June 30, 1999 to $46.03 for the six months ended June 30, 2000. ARPU declined $4.53, or 9%, from $50.48 for the three months ended June 30, 1999 to $45.95 for the three months ended June 30, 2000. The decrease in ARPU is primarily the result of pricing pressures caused by new PCS operators who entered the market in June 1999. We expect some price declines to continue, but intend to continue to increase revenues by adding additional subscribers and increasing the service and minutes of use we provide.

     Product Sales. Product sales decreased $.4 million, or 28%, from $1.5 million to $1.1 million, and $1.2 million, or 33%, from $3.7 million to $2.5 million for the respective three and six month periods ended June 30, 2000 as compared to 1999. This decrease was primarily due to lower retail handset prices during the three and six months ended June 30, 2000 compared to the three and six months ended June 30, 1999.

     Other Revenue. Other revenue increased $.2 million, or 59%, and $.3 million, or 40%, for the respective three and six month periods ended June 30, 2000 as compared to 1999. Other revenue was $.6 million and $1.1 million for the three and six months ended June 30, 2000 compared to $.4 million and $.8 million for the three and six months ended June 30, 1999. This growth was due to additional collocation rent and fees we received from other carriers. After the transaction, CFW may dispose of the towers that generate these revenues.

Operating Costs and Expenses

     Operating costs and expenses decreased $1.2 million, or 7%, from $18 million to $16.8 million, and $2.0 million, or 5%, from $37.3 million to $35.3 million for the respective three and six months ended June 30, 2000 compared to 1999.

     Cost of Service. Cost of service increased $.3 million, or 129%, from $0.2 million to $0.5 million, and $.5 million, or 109%, from $.4 million to $.9 million for the respective three and six months ended June 30, 2000 compared to 1999. This increase was the result of higher long distance and roaming usage from the growth in the subscriber base. Additionally, long distance use per subscriber increased as approximately 65% of current subscribers have price plans that include free long distance. Free long distance was not available in the second quarter of 1999. Competitors, such as Sprint, that have a national long distance network have a substantial cost advantage in providing free long distance services. Additionally, roaming use per subscriber has increased in 2000 as a result of a decrease in our minimum roaming rate to $.15 per minute in December 1999. Prior to the decrease, our minimum roaming rate was $.39 per minute.

     Cost of Products Sold. Cost of products sold decreased $.5 million, or 32%, from $1.5 million to $1.0 million, and $1.1 million, or 32%, from $3.5 million to $2.4 million for the respective three and six months ended June 30, 2000 as compared to 1999. This decrease was the result of a 30% decrease in retail handset prices for the six months ended June 30, 2000 compared to June 30, 1999.

     Operating Expenses. Operating expenses decreased $1.4 million, or 11%, from $12.8 million to $11.4 million, and $1.4 million, or 5 %, from $26.5 million to $25.1 million for the respective three and six months ended June 30, 2000 as compared to June 30, 1999. Decreases in corporate overhead, payroll, general and administrative, and promotion expenses contributed to the decrease in total operating expenses.

     Depreciation and Amortization. Depreciation and amortization increased $0.4 million, or 11%, and $.1 million, or 2%, for the respective three and six months ended June 30, 2000 as compared to June 30, 1999. Depreciation and amortization was $3.8 million and $6.9 million for the three and six months ended June 30, 2000. Depreciation and amortization was $3.4 million and $6.8 million for the three and six months ended June 30, 1999. The increase is due to additional capital spending in the third and fourth quarters of 1999 and the first six months of 2000.

Other Income (Expenses)

     Interest expenses decreased $.1 million, or 13%, from $.4 million to $.3 million, and $.1 million, or 8%, from $.8 million to $.7 million for the respective three and six months ended June 30, 2000 as compared to June 30, 1999. Loss on the disposal of assets increased $.039 million from $.028 million to $.067 million for the three months ended June 30, 2000. Loss on the disposal of assets decreased $.2 million, or 78%, from $.2 million to $.043 million for the six months ended June 30, 2000 compared to June 30, 1999.

       SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF
                              R&B COMMUNICATIONS

          You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations of R&B Communications" and such entity's financial statements and notes thereto included in this document for a further explanation of the financial data summarized below.

          We have set forth below selected historical consolidated financial data of R&B Communications:

     . as of, and for the years ended, December 31, 1995, 1996, 1997, 1998 and 1999, derived from the consolidated financial statements and notes thereto of R&B Communications, which have been audited by Phibbs, Burkholder, Geisert & Huffman, LLP with respect to the years ended 1995 through 1998 and McGladrey & Pullen, LLP with respect to the year ended 1999; and

     . as of, and for the six-month periods ended, June 30, 1999 and 2000, derived from the unaudited condensed consolidated financial statements and notes thereto of R&B Communications, which, in the opinion of its management, include all adjustments necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for six-month periods are not necessarily indicative of results that might be expected for the entire fiscal year.


                                                                                                         Six Months
                                                        Year Ended December 31,                        Ended June 30,
                                --------------------------------------------------------------   --------------------------
                                   1995        1996          1997        1998           1999         1999           2000
                                ---------    ---------    ---------   ---------      ---------   ------------   -----------
                                                (in thousands, except ratio data and operating activities)
                                                                                                         (unaudited)
Statement of Operations:
Operating revenues:
  Wireline communications..     $   8,863    $   8,657    $   9,734   $  11,703      $  14,500    $    7,193     $   7,826
  Wireless communications..           495          653          968       1,219          1,257           740           830
  Other communications
     services..............         1,056          884          922         954          1,012           399           468
                                ---------    ---------    ---------   ---------      ---------     ---------     ---------

  Total operating revenues.        10,414       10,194       11,624      13,876         16,769         8,332         9,124
                               ----------   ----------   ----------  ----------     ----------    ----------    ----------

Operating expenses:
  Maintenance and support..         1,717        2,009        2,312       3,398          4,917         1,699         2,457
  Depreciation and
  amortization.............         1,237        1,426        2,104       2,340          2,808         1,358         1,663
  Customer operations......           934        1,046        1,290       1,928          2,031         1,274         1,525
  Corporate operations.....         1,397        1,444        1,700       1,862          2,356         1,207         1,790
                                ---------    ---------    ---------   ---------      ---------     ---------     ---------

  Total operating expenses.         5,285        5,925        7,406       9,528         12,112         5,538         7,435
                                ---------    ---------    ---------   ---------      ---------     ---------     ---------

Operating income...........         5,129        4,269        4,218       4,348          4,657         2,794         1,689
  Other income (expenses):
  Interest and dividend
  income...................           543          542          311         261            337           134           162
  Other expenses,
     principally interest..          (805)        (747)        (557)       (410)          (685)         (544)         (228)
  Equity loss from PCS
     investees:............
  VA PCS Alliance..........            --           --         (822)     (5,078)        (5,427)       (2,854)       (2,839)
  WV PCS Alliance..........            --           --           --      (1,064)        (4,565)       (1,859)       (3,093)
  Equity income from other
     investees.............         1,135          586          634         315            340           153           154
  Gain (loss) on sale
     of assets and
     investments...........         1,708         (284)       5,080          31            252            --            --
                                ---------    ---------    ---------   ---------      ---------     ---------     ---------
                                    7,710        4,366        8,864      (1,597)        (5,091)       (2,176)       (4,155)

Income taxes (benefit)........      2,681        1,582        3,052        (759)          (917)           32        (1,610)
                               ----------    ---------    ---------   ---------      ---------     ---------     ---------

Net income (loss).............  $   5,029    $   2,784    $   5,812   $    (838)     $  (4,174)    $  (2,208)    $  (2,545)
                                =========    =========    =========   =========      =========     =========     =========
Balance Sheet Data (at
period end):
  Cash and cash equivalents...  $   8,442    $   6,001    $   7,021   $   6,910      $   8,218     $   6,695     $   8,937
  Securities and Investments..      9,146        6,249        6,495       8,441         18,812         8,427        17,983
  Property, Plant and
     Equipment ...............     14,760       18,462       20,116      22,465         25,015        21,921        25,640
  Total assets................     39,026       42,196       46,897      48,125         63,912        45,516        61,636
  Long-term debt..............      9,852        8,529        8,276       7,908          7,520         8,056         7,288
  Shareholders' equity........     23,645       26,190       31,669      31,258         35,562        29,395        32,430

Operating Data (at period end):
  Internet subscribers........         --          363          686       1,209          2,078         1,445         2,332
  ILEC access lines...........      8,796        9,265        9,919      10,512         12,233        10,898        12,323
  CLEC access lines...........         --           --           --       1,260          3,840         2,557         4,952

                              R&B COMMUNICATIONS

       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND
                  RESULTS OF OPERATIONS OF R&B COMMUNICATIONS

The following discussion and analysis should be read in conjunction with "Selected Historical Financial and Operating Data" and other financial statements and the notes thereto included elsewhere in this document. Much of the discussion in this section involves forward-looking statements. Actual results may differ significantly from the results suggested by these forward-looking statements

OVERVIEW

     R&B is an integrated communications provider offering a broad range of products and services to business and residential customers in the Roanoke and New River Valleys of Virginia. These communications products and services include local and long distance telephone, dial-up and high-speed Internet access, competitive local exchange access, paging and wireless cable television.

     Historically, R&B has derived much of its revenues from its ILEC. R&B introduced Internet services in late 1996 and CLEC services in the second quarter of 1998. As a result of its increasing focus on and growth in CLEC services and Internet services, an increasing portion of its operating revenues and EBITDA will be generated by businesses other than its mature local telephone operations. These newer businesses have generated lower operating margins due to start-up costs associated with expansion into new markets and introduction of new service offerings throughout the region it serves. As it expands its markets and introduces new products, R&B expects to continue to have lower operating margins for these businesses.

     R&B's wireless PCS service offerings consist of significant investments in the Virginia Alliance and the West Virginia Alliance. The Virginia Alliance and the West Virginia Alliance commenced operation in September 1997 and September 1998, respectively. R&B has recognized significant equity losses from these investments.

     On June 16, 2000, R&B's board of directors approved an agreement and plan of merger with CFW Communications.

Results of Operations

Three and Six Months Ended June 30, 2000 Compared to Three and Six Months Ended June 30, 1999

Overview

     Net loss decreased $.5 million, or 25%, from $1.8 to $1.3 million, and increased $.3 million, or 15%, from $2.2 million to $2.5 million for the respective three and six month periods ended June 30, 2000, as compared to 1999. EBITDA decreased $.6 million, or 30%, from $2.1 to $1.5 million, and $.8 million, or 19%, from $4.2 million to $3.4 million for the respective three and six month periods ended June 30, 2000, as compared to 1999. Operating income decreased $.8 million, or 56%, from $1.4 million to $.6 million, and $1.1 million, or 40%, from $2.8 million to $1.7 million for the respective three and six month periods ended June 30, 2000 and 1999. R&B Communications' share of the net loss from the Alliances increased $.1 million, or 7%, from $2.6 million, $1.6 million after-tax, to $2.7 million, $1.7 million after-tax, and increased $1.2 million, or 26%, from $4.8 million, $3.0 million after-tax, to $6.0 million, $3.7 million after-tax, for the three and six month periods ended June 30, 2000, as compared to 1999.

     These results reflect customer growth from wireless, CLEC and Internet services and R&B Communications' share of the Alliances' losses. The decreases in operating income and EBITDA results were due to higher levels of depreciation and amortization generated by capital investments in growth businesses and the underlying supporting infrastructure.

Operating Revenues

     Total operating revenues increased $.2 million, or 4%, from $4.4 million to $4.6 million for the three months ended June 30, 1999 and 2000, respectively. Total operating revenues increased $.8 million, or 9%, from $8.3 million for the six months ended June 30, 1999 to $9.1 million for the six months ended June 30, 2000. The increase was due primarily to a $.3 million and $.8 million increase in network and CLEC-based revenues during the respective three and six month periods. CLEC customers totaled 4,952 as of June 30, 2000, which represented an increase of 2,395 customers from June 30, 1999. Internet customers grew to 2,300 as of June 30, 2000, an increase of 900 customers from June 30, 1999.

     Wireline Communications Revenues. Wireline communications revenues increased $.1 million, or 3%, and $.6 million, or 9%, for the three and six month periods ended June 30, 2000, as compared to June 30, 1999. Wireline communications revenues were $3.8 million and $7.8 million for the three and six months ended June 30, 2000, and were $3.7 million and $7.2 million for the three and six months ended June 30, 1999. Network revenues and revenues from fiber optic network usage, CLEC and long distance accounted for most of this increase. CLEC revenues increased $.6 million, or 74% from $.8 million for the six months ended June 30, 1999 to $1.4 million for the six months ended June 30, 2000, reflecting the growth in access lines noted above.

     Wireless Communications Revenues. Wireless communications revenues remained relatively stable, increasing $.1 million, or 20%, and $.1 million, or 12%, for the respective three and six month periods ended June 30, 2000, as compared to June 30, 1999. Wireless communications revenues were $.5 million and $.8 million for the three and six months ended June 30, 2000, as compared to $.4 million and $.7 million for the three and six month periods ended June 30, 1999.

     Other Communications Revenues. Other communications services revenues remained unchanged at $.3 million for the three months ended June 30, 1999 and 2000. Other communications revenues increased $.1 million, or 17%, from $.4 million for the six months ended June 30, 1999 to $.5 million for the six months ended June 30, 2000. This increase was principally the result of ancillary sales and services related to the growing wireline and wireless services.

Operating Expenses

     Total operating expenses increased $.9 million, or 33%, from $3.0 million to $3.9 million for the three months ended June 30, 1999 and 2000, respectively. Total operating expenses increased $1.9 million, or 34%, from $5.5 million for the six months ended June 30, 1999 to $7.4 million for the six months ended June 30, 2000. This increase was primarily in the wireline businesses. Within this business, CLEC and network operations comprised $.3 and $.7 million of the total respective increase. The CLEC and network operating expense increased as a result of the expenses associated with managing the increased fiber network and from strong growth of the CLEC markets.

     Maintenance and Support Expense. Maintenance and support expense increased $.2 million, or 24%, from $1.0 million for the three months ended June 30, 1999 to $1.2 million for the three months ended June 30, 2000, and increased $.7 million, or 45%, from $1.7 million for the six months ended June 30, 1999 to $2.4 million for the six months ended June 30, 2000. This increase was due primarily to CLEC rollout and engineering and operations support growth.

     Depreciation and Amortization. Depreciation and amortization expense increased $.1 million, or 23%, from $.7 million to $.8 million for the three months ended June 30, 1999 and 2000, respectively, and $.4 million, or 22%, from $1.3 million for the six months ended June 30, 1999 to $1.7 million for the six months ended June 30,

2000. This increase was due to an increase of approximately 15% in the plant-in-service asset base from $38.0 million as of June 30, 1999 to $43.7 million as of June 30, 2000. Depreciation and amortization as a percent of the related assets increased from 3.4% for the six months ended June 30, 1999 to 3.7% for the six months ended June 30, 2000. This increase was due to a shift in the composition of the asset base from traditional telephone plant to more network plant and equipment.

     Customer Operations Expense. Customer operations expense increased $.1 million, or 16%, from $.7 million to $.8 million for the three months ended June 30, 1999 and 2000, respectively, and $.2 million, or 20%, from $1.3 million for the six months ended June 30, 1999 to $1.5 million for the six months ended June 30, 2000. This increase related primarily to marketing and sales activities and customer care growth, which was consistent with the related revenue growth.

     Corporate Operations Expense. Corporate operations expense increased $.5 million, or 75%, from $.6 million for the three months ended June 30, 1999 to $1.1 million for the three months ended June 30, 2000. Corporate operations expense increased $.6 million, or 48%, from $1.2 million for the six months ended June 30, 1999 to $1.8 million for the six months ended June 30, 2000. This increase was a result of growth in the corporate infrastructure commensurate with the significant growth in operations and merger related expenses, including corporate bonuses, legal and financial valuation expenses.

Other Income (Expenses)

     Other income (expenses) was driven primarily by the effect of losses from the Alliances. R&B Communications' share of losses from the Virginia Alliance decreased $.2 million, or 11%, from $1.5 million for the three months ended June 30, 1999 to $1.3 million for the three months ended June 30, 2000, and remained unchanged at $2.8 million for the six months ended June 30, 1999 and 2000. Its share of losses from the West Virginia Alliance, which commenced operations in the latter part of the third quarter of 1998, and expanded significantly in the second quarter of 1999, increased $.3 million, or 30%, for the three months ended June 30, 2000, as compared to 1999, and $1.2 million, or 66%, for the six months ended June 30, 2000, as compared to 1999. R&B's share of losses from the West Virginia Alliance were $1.5 million and $3.2 million for the three and six month periods ended June 30, 2000, and were $1.1 million and $1.9 million for the three and six month periods ended June 30, 1999. Further information concerning the Alliances is contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" for each respective Alliance.

Income Taxes

     Income tax changed $1.1 million from an expense of $.3 million for the three months ended June 30, 1999 to a benefit of $.8 million for the three months ended June 30, 2000. Income tax changed $1.6 million from an expense of less than $.1 million for the six months ended June 30, 1999 to a benefit of $1.6 million for the six months ended June 30, 2000. The primary factors causing this change were an increase in the pre-tax loss of $.6 million for the three months ended June 30, 2000 and $1.9 million for the six months ended June 30, 2000, as compared to 1999, as well as an additional tax expense from tax adjustments in the second quarter of 1999.

              SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF
                             THE VIRGINIA ALLIANCE

          You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Virginia Alliance" and such entity's financial statements and notes thereto included in this document for a further explanation of the financial data summarized below.

          We have set forth below selected historical financial data of the Virginia Alliance:

     . as of, and for the years ended, December 31, 1997, 1998 and 1999, derived from the audited financial statements and notes thereto of the Virginia Alliance, which have been audited by McGladrey & Pullen, LLP; and

     . as of, and for the six-month periods ended, June 30, 1999 and 2000, derived from the unaudited financial statements and notes thereto, of the Virginia Alliance, which, in the opinion of its management, include all adjustments necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for six-month periods are not necessarily indicative of results that might be expected for the entire fiscal year.

                                                                                         Six Months
                                                  Year Ended December 31,              Ended June 30,
                                            -----------------------------------    ----------------------
                                               1997         1998        1999          1999         2000
                                            ---------    ---------    ---------    ---------    ---------
                                                                    (in thousands)
                                                                                         (unaudited)
Statement of Operations:
 Operating revenues:
    Subscriber revenues................     $      72    $   1,739    $   7,957    $   3,756    $   5,793
    Wholesale revenues.................             2        2,176        3,904        1,821        3,836
    Equipment revenues.................            44          730        1,516          606          798
                                            ---------    ---------    ---------    ---------    ---------

       Total operating revenues........           118        4,645       13,377        6,183       10,427
                                            ---------    ---------    ---------    ---------    ---------

 Operating expenses:
    Cost of sales......................           315        3,010        5,864        2,851        4,465
    Maintenance and support............           757        5,167        6,638        3,357        4,054
    Depreciation and
      amortization.....................           686        7,041        7,770        4,695        3,855
    Customer operations................         1,444        5,729        8,685        3,853        4,770
    Corporate operations...............           234        2,111        2,517        1,343        1,623
                                            ---------    ---------    ---------    ---------    ---------

      Total operating expenses.........         3,436       23,058       31,474       16,099       18,767
                                            ---------    ---------    ---------    ---------    ---------

  Operating loss.......................        (3,318)     (18,413)     (18,097)     (9,916)       (8,340)
    Interest income (expense):
  Interest income......................            --           --          262           --           --
  Interest expense.....................          (163)      (4,131)      (6,390)        (219)        (329)
  Senior credit facility...............            --           --           --       (2,559)      (4,005)
  Series A redeemable preferred
     interest..........................          (471)      (1,871)      (1,914)        (952)        (974)
                                            ---------    ---------    ---------    ---------    ---------
      Net loss.........................     $  (3,952)   $ (24,415)   $ (26,139)   $ (13,646)   $ (13,648)
                                            =========    =========    =========    =========    =========

  Balance Sheet Data (end of period):

    Cash and cash equivalents..........     $     159    $      60    $      64    $      62    $      65
    Total assets.......................        92,160      104,316      120,842      116,603      115,910
    Long-term debt.....................        34,722       90,301      131,478      100,379      129,654
    Series A redeemable
       preferred stock.................        13,542       14,345       15,192       12,860       15,632
    Members' equity (deficit)..........         9,093      (12,321)     (33,461)     (20,967)     (42,109)

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                RESULTS OF OPERATIONS OF THE VIRGINIA ALLIANCE

OVERVIEW

     The Virginia PCS Alliance, L.C. was organized in 1994 to offer personal communications services in central and western Virginia. Operations commenced in September 1997, prior to which the Virginia Alliance was in the development stage. Its major activities through September 1997 were limited to acquiring PCS radio spectrum licenses, designing and constructing a personal communications system and obtaining equity capital. The Virginia Alliance owns PCS radio spectrum licenses for markets covering 1.7 million POPs. The Virginia Alliance has generated significant operating losses since it began operations and anticipates continued operating losses at least through 2000.

Revenues

     The Virginia Alliance's revenues are generated from:

     . subscriber revenues, including monthly access, usage, long distance and service fees billed to users of our digital wireless network;

     . wholesale revenues derived from providing access to our PCS network to other communication services providers; and

     .    sales revenues derived from direct sales of handsets and accessories.

Operating Expenses

     The Virginia Alliance's operating expenses include:

     . cost of sales, including equipment costs, usage-based access charges, long distance, roaming charges, and other direct costs;

     . maintenance and support expenses, including PCS network operations and construction, switching, engineering, and related general and administrative costs;

     . depreciation and amortization of property and equipment, PCS spectrum licenses and other deferred costs;

     . customer operations expenses, including taxes other than income, executive, planning, information management, accounting and finance, human resources, external relations, legal, purchasing, and general and administrative costs.

     Other Income (Expenses)

The Virginia Alliance's other income (expenses) are generated (incurred) from interest income and expenses.

Results of Operations

Three and Six Months Ended June 30, 2000 compared to Three and Six Months Ended June 30, 1999

     Overview

     Net loss decreased $.8 million or 11% from $7.1 million for the three months ended June 30, 1999 to $6.3 million for the three months ended June 30, 2000. Net loss was unchanged at 13.6 million for the six months ended June 30, 1999 and the six months ended June 30, 2000. EBITDA increased $.7 million or 26% from a negative $2.6 million for the three months ended June 30, 1999 to a negative $1.9 million for the three months ended June 30, 2000. EBITDA increased $.7 million or 14% from negative $5.2 million for the six months ended June 30, 1999 to negative $4.5 million for the six months ended June 30, 2000. Operating loss decreased $1.4 million or 28% from $5.1 million for the three months ended June 30, 1999 to $3.7 million for the three months ended June 30, 2000. Operating loss decreased $1.6 million or 16% from $9.9 million for the six months ended June 30, 1999 to $8.3 million for the six months ended June 30, 2000.

     These results reflect an increase in subscribers of 19,972, from 21,064 as of June 30, 1999 to 41,036 as of June 30, 2000. This growth came from internal growth and expansion in the Virginia Alliance's markets. Start up losses and customer acquisition costs associated with the addition of new subscribers slowed improvement in operating cash flows. Network operations and support cost increased as a result of significant network expansion.

Operating Revenues

     Operating revenue increased $2.2 million or 66% from $3.4 million for the three months ended June 30, 1999 to $5.6 million for the three months ended June 30, 2000. Operating revenue increased $4.2 million or 69% from $6.2 million for the six months ended June 30, 1999 to $10.4 million for the six months ended June 30, 2000.

     Subscriber Revenues. Subscriber revenues increased $1.0 million or 47% from $2.2 million for the three months ended June 30, 1999 to $3.2 million for the three months ended June 30, 2000. This increase was primarily due to subscriber growth. ARPU decreased $6.93 or 14% from $50.78 for the three months ended June 30, 1999 to $43.85 for the three months ended June 30, 2000. Subscriber revenue increased $2.0 million or 54% from $3.8 million for the six months ended June 30, 1999 to $5.8 million for the six months ended June 30, 2000. ARPU decreased $11.52 or 21% from $54.61 for the six months ended June 30, 1999 to $43.09 for the six months ended June 30, 2000. The decline in ARPU was primarily the result of pricing pressures caused by increased competition, changes in rate plans and growth in prepay calling plans.

     Wholesale Revenues. Wholesale revenue increased $1.1 million or 110%, from $1.0 million for the three months ended June 30, 1999 to $2.1 million for the three months ended June 20, 2000. Wholesale revenue increased $2.0 million or 111% from $1.8 million for the six months ended June 30, 1999 to $3.8 million for the six months ended June 30, 2000. This increase was primarily due to wholesale minutes associated with new wholesale agreements entered into in the third quarter of 1999. Wholesale agreements with other PCS service providers increased revenues because the Virginia Alliance became the preferred provider of roaming services for Sprint and Horizon within the majority of the Alliance's service area.

     Equipment Revenues. Equipment revenue increased $.1 million or 53% from $.2 million for the three months ended June 30, 2000 to $.3 million for the three months ended June 30, 2000. Equipment revenue increased $.2 million or 32% from $.6 million for the six months ended June 30, 1999 to $.8 million for the six months ended June 30, 2000. This increase was due to an increase in gross subscriber additions and management initiatives to increase accessory sales.

Operating Expenses

     Operating expenses increased $.8 million or 10% from $8.5 million for the three months ended June 30, 1999 to $9.3 million for the three months ended June 30, 2000. Operating expenses increased $2.7 million or 17% from $16.1 million for the six months ended June 30, 1999 to $18.8 million for the six months ended June 30, 2000. Handset and other equipment costs together with additional customer support expenses related to subscriber growth represented this increase. Network expansion and enhancement also contributed to the period to period changes.

     Cost of Sales. Cost of sales increased $1.1 million or 100% from $1.1 million for the three months ended June 30, 1999 to $2.2 million for the three months ended June 30, 2000. Cost of sales increased $1.6 million or 57% from $2.9 million for the six months ended June 30, 1999 to $4.5 million for the six months ended June 30, 1999. Handset and accessory costs related to subscriber growth increased $.8 million for the 3 month period and $1.1 million for the six months ended June 30, 2000. Variable operation costs including usage based access, long distance and directory assistance increased $.2 million and $.3 million in the three and six month periods, respectively. Roaming charges paid to other carriers increased $.1 million in the three months ending June 30, 2000 and $.2 million in the six months ending June 30, 2000.

     Maintenance and Support Expense. Maintenance and support expense increased $.1 million or 3% from $2.0 million for the three months ended June 30, 1999 to $2.1 million for the three months ended June 30, 2000. Maintenance and support expense increased $.7 million or 21% from $3.4 million for the six months ended June 30, 1999 to $4.1 million for the six months ended June 30, 2000. This increase was primarily due to increases in access, rents and maintenance costs associated with the addition of 50 cell sites during the period June 30, 1999 to June 30, 2000, and other network enhancements, which included the addition of switching equipment upgrades and central base station controllers.

     Depreciation and Amortization. Depreciation and amortization decreased $.7 million or 30% from $2.5 million for the three months ended June 30, 1999 to $1.8 for the three months ended June 30, 2000. Depreciation and amortization decreased $.8 million or 18% from $4.7 million for the six months ended June 30, 1999 to $3.9 million for the six months ended June 30, 2000. This decrease is primarily due to the sale of 59 towers with a combined book value of $8.8 million in March and April 2000. The gain on the tower sale was deferred and is being recognized, for book purposes, over a ten-year period.

     Customer Operations Expense. Customer operations expense increased $.3 million or 11 % from $2.1 million for the three months ended June 30, 1999 to $2.4 million for the three months ended June 30, 2000. Customer operations expense increased $.9 million or 24% from $3.9 million for the six months ended June 30, 1999 to $4.8 million for the six months ended June 30, 2000. Advertising and marketing expenses increased $.1 million and $.4 million for the three and six month periods, respectively. Selling expenses including commissions, retail store operations and warehousing grew $.1 million and $.2 million for the three and six month periods, respectively. The increase in expense reflects the addition of five retail stores. Customer service and billing costs increased $.1 million for the three months ended June 30, 2000 and $.3 million for the six months ended June 30, 2000 to support the increase in subscribers.

     Corporate Operations Expense. Corporate operations expense increased $.1 million or 21% from $.7 million for the three months ended June 30, 1999 to $.8 million for the three months ended June 30, 2000. Corporate operations expense increased $.3 million or 21% from $1.3 million for the six months ended June 30, 1999 to $1.6 million for the six months ended June 30, 2000. The increases were primarily related to executive, accounting, and general and administrative costs to support the business expansion.

              SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF
                          THE WEST VIRGINIA ALLIANCE

          You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations of the West Virginia Alliance" and such entity's financial statements and notes thereto included in this document for a further explanation of the financial data summarized below.

          We have set forth below selected historical financial data of the West Virginia Alliance:

     . as of, and for the years ended, December 31, 1998 and 1999, derived from the audited financial statements and notes thereto of the West Virginia Alliance, which have been audited by McGladrey & Pullen, LLP; and

     . as of, and for the six-month periods ended, June 30, 1999 and 2000, derived from the unaudited financial statements and notes thereto, of the West Virginia Alliance, which, in the opinion of its management, include all adjustments necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for six-month periods are not necessarily indicative of results that might be expected for the entire fiscal year.

                                          Year Ended December 31,              Six Months Ended June 30,
                                      ---------------------------------    ----------------------------------
                                          1998              1999                1999                2000
                                      -------------    ----------------    ----------------    ---------------
                                                                 (in thousands)
                                                                                      (unaudited)
Statement of Operations:
  Operating revenues:
     Subscriber revenue..........       $     46           $  2,308            $    407            $  4,372
     Wholesale revenue...........             --                 --                  --                 772
     Equipment revenue...........             66                681                 192                 769
                                        --------           --------            --------            --------

     Total operating revenues....            112              2,989                 599               5,913
                                        --------           --------            --------            --------

  Operating expenses:
     Cost of sales...............            219              3,065                 699               4,273
     Maintenance and support.....            610              4,130               1,860               3,015
     Depreciation and
     amortization................            259              2,068                 692               1,164
     Customer operations.........          1,309              4,094               1,575               3,505
     Corporate operations........            818              1,744               1,006               1,026
                                        --------           --------            --------            --------

     Total operating expenses....          3,215             15,101               5,832              12,983
                                        --------           --------            --------            --------

  Operating loss.................         (3,103)           (12,112)             (5,233)             (7,070)

Interest income (expense):
  Interest income................             --                 --                 260                 339
  Interest expense...............             --             (1,175)                 --                  --
  Senior credit facility.........             --                 --                (476)             (1,824)
                                        --------           --------            --------            --------

        Net loss                        $ (3,103)          $(13,287)           $ (5,449)           $ (8,555)
                                        ========           ========            ========            ========

Balance Sheet Data (end of period):
  Cash and cash equivalents......       $     10           $      8            $     11            $ 10,053
  Total assets...................         31,132             53,497              35,936              66,705
  Long-term debt.................          9,237             51,125              24,739              51,136
  Members' equity (deficit)......         11,162               (704)              7,134              (7,838)

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
              RESULTS OF OPERATIONS OF THE WEST VIRGINIA ALLIANCE

OVERVIEW

          The West Virginia PCS Alliance, L.C. was organized in 1997. The West Virginia Alliance was formed to fund, establish and operate a business to design, construct, own, operate and maintain a personal communications system to provide personal communications services in West Virginia. Operations commenced during September 1998, prior to which the Alliance was in the development stage. Its major activities through September 1998 were limited to acquiring PCS radio spectrum licenses, designing and constructing a personal communications system and obtaining equity capital. The West Virginia Alliance completed its first full year of operations in 1999. The West Virginia Alliance owns PCS radio spectrum licenses for markets covering 2.2 million POPs. The West Virginia Alliance has generated significant operating losses since it began operations and anticipates continued losses at least through 2000.

Revenues

     The West Virginia alliance's revenues are generated from:

     . subscriber revenues, including monthly access, usage, long distance and service fees billed to users of our digital wireless network;

     . wholesale revenues derived from providing access to our PCS network to other communication services providers; and

     .   sales revenues derived from direct sales of handsets and accessories.

Operating Expenses

     The West Virginia Alliance's operating expenses include:

     . cost of sales, including equipment costs, usage-based access charges, long distance, roaming charges, and other direct costs;

     . maintenance and support expenses, including PCS network operations and construction, switching, engineering, and related general and administrative costs;

     . depreciation and amortization of property and equipment, PCS spectrum licenses and other deferred costs; and

     . customer operations expenses, including taxes other than income, executive, planning, information management, accounting and finance, human resources, external relations, legal, purchasing, and general and administrative costs.

     Other Income (Expenses)

     The West Virginia Alliance's other income (expenses) are generated (incurred) from interest income and expenses.

RESULTS OF OPERATIONS

     Overview

     Net loss increased $.5 million or 15% from $3.3 million for the three months ended June 30, 1999 to $3.8 million for the three months ended June 30, 2000. Net loss increased $3.1 million or 57% from $5.5 million for the six months ended June 30, 1999 to $8.6 million for the six months ended June 30, 2000. EBITDA decreased $.01 million or .5% from a negative $2.6 million for the three months ended June 30, 1999 to a negative $2.7 million for the three months ended June 30, 2000. EBITDA decreased $1.4 million or 30% from negative $4.5 million for the six months ended June 30, 1999 to negative $5.9 million for the six months ended June 30, 2000. Operating loss was unchanged at $3.1 million for the three months ended June 30, 1999 and the three months ended June 30, 2000. Operating loss increased $1.8 million or 35% from $5.2 million for the six months ended June 30, 1999 to $7.0 million for the six months ended June 30, 2000.

These results reflect an increase in subscribers of 18,062, from 3,102 as of June 30, 1999 to 21,164 as of June 30, 2000. This growth came from internal growth and expansion in the West Virginia Alliance's markets. Start up losses and customer acquisition costs associated with the addition of new subscribers slowed improvement in operating cash flows. Network operations and support cost increased as a result of significant network expansion.

OPERATING REVENUES

     Operating revenue increased $3.1 million from $.4 million for the three months ended June 30, 1999 to $3.5 million for the three months ended June 30, 2000. Operating revenue increased $5.3 million from $.6 million for the six months ended June 30, 1999 to $5.9 million for the six months ended June 30, 2000.

     Subscriber Revenues. Subscriber revenues increased $2.5 million from $.2 million for the three months ended June 30, 1999 to $2.7 million for the three months ended June 30, 2000. This increase was primarily due to subscriber growth. ARPU increased $12.52, or 36%, from $34.49 for the three months ended June 30, 1999 to $47.01 for the three months ended June 30, 2000. Subscriber revenue increased $4.0 million from $.4 million for the six months ended June 30, 1999 to $4.4 million for the six months ended June 30, 2000. ARPU increased $10.90 or 32% from $34.05 for the six months ended June 30, 1999 to $44.95 for the six months ended June 30, 2000. The increase in ARPU was primarily due to the fact that the service was introduced and late 1998 and the Company continued to offer introductory promotional pricing during the first six months of 1999. Additionally, the growth in out of package minutes, long distance, customer roaming and other revenues contributed to this increase.

     Wholesale Revenues. Wholesale revenue increased $.5 million, from no revenues during the three months ended June 30, 1999 to $.5 million for the three months ended June 30, 2000. Wholesale revenue increased $ .8 million from no revenues during the six months ended June 30, 1999 to $.8 million for the six months ended June 30, 2000. This increase was primarily due to wholesale minutes associated with new wholesale agreements entered into in the third quarter of 1999. Wholesale agreements with other PCS service providers increased revenues because the West Virginia Alliance became the preferred provider of roaming services for Sprint and Horizon.

     Equipment Revenues. Equipment revenue increased $.2 million from $.1 million for the three months ended June 30, 1999 to $.3 million for the three months ended June 30, 2000. Equipment revenue increased $.6 million from $.2 million for the six months ended June 30, 1999 to $.8 million for the six months ended June 30, 2000. This increase was due to an increase in gross subscriber additions.

Operating Expenses

     Operating expenses increased $3.2 million or 92% from $3.4 million for the three months ended June 30, 1999 to $6.6 million for the three months ended June 30, 2000. Operating expenses increased $7.2 million or 123% from $5.8 million for the six months ended June 30, 1999 to $13.0 million for the six months ended June 30, 2000. Handset and other equipment costs together with additional customer support expenses related to subscriber growth represented the increase. Network expansion and enhancement also contributed to the period to period change.

     Cost of Sales. Cost of sales increased $1.7 million from $.4 million for the three months ended June 30, 1999 to $2.1 million for the three months ended June 30, 2000. Cost of sales increased $3.6 million from $.7 million for the six months ended June 30, 1999 to $4.3 million for the six months ended June 30, 2000. Handset and accessory costs related to subscriber growth represented $1.2 million and $2.6 million of the increase for the three and six month periods, respectively. Variable operation costs including usage based access, long distance and directory assistance increased $.3 million for the three months ended June 30, 2000 and $.6 million for the six months ended June 30, 2000. Roaming charges paid to other carriers increased $.2 million for the three months and $.4 million for the six months ended June 30, 2000.

     Maintenance and Support Expense. Maintenance and support expense increased $.5 million or 50% from $1.1 million for the three months ended June 30, 1999 to $1.6 million for the three months ended June 30, 2000. Maintenance and support expense increased $1.1 million or 62% from $1.9 million for the six months ended June 30, 1999 to $3.0 million for the six months ended June 30, 2000. This increase was primarily due to increases in access, rents and maintenance costs associated with the addition of 46 cell sites during the period June 30, 1999 to June 30, 2000 and other network enhancements, which included the addition of a central base station controller.

     Depreciation and Amortization. Depreciation and amortization increased $.04 million or 9% from $.42 million for the three months ended June 30, 1999 to $.46 million for the three months ended June 30, 2000. Depreciation and amortization increased $.5 million or 68% from $.7 million for the six months ended June 30, 1999 to $1.2 million for the six months ended June 30, 2000. Significant expansion in network construction, which included cell site additions in the central West Virginia markets of Charleston and Huntington and commencement of operations in the northern corridor of West Virginia in May 1999 represented an increase in depreciation expense of $.7 million for the six months ended June 30, 2000 as compared to the same period in 1999. The increase in depreciation expense was partially offset by the sale of 82 towers with a combined book value of $11.8 million in March and April 2000. The gain on the tower sales was deferred and is being amortized, for book purposes, over a ten-year period.

     Customer Operations Expense. Customer operations expense increased $.9 million or 107 % from $.9 million for the three months ended June 30, 1999 to $1.8 million for the three months ended June 30, 2000. Customer operations expense increased $1.9 million or 123% from $1.6 million for the six months ended June 30, 1999 to $3.5 million for the six months ended June 30, 2000. Advertising and marketing expenses increased $.3 million and $.5 million for the three and six month periods, respectively. Selling expenses including commissions, retail store operations and warehousing grew $.4 million in the three months ended June 30, 2000 and $.7 million in the six months ended June 30, 2000 over comparable periods in 1999. The increase in expenses reflects the addition of four retail stores in the northern corridor. Customer service and billing costs increased $.2 million for the three months ended June 30, 2000 and $.7 million for the six months ended June 30, 2000 versus the three and six month periods in 1999. These increases were necessary to support the significant increase in subscribers.

     Corporate Operations Expense. Corporate operations expense remained unchanged at $.6 million for the three months ended June 30, 1999 and the three months ended June 30, 2000. Corporate operations expense was unchanged at $1 million for the six months ended June 30, 1999 and the six months ended June 30, 2000.

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

                                 OUR BUSINESS

Overview

          We are a regional integrated communications provider offering a broad range of wireless and wireline products and services to business and residential customers in Virginia and West Virginia. We own our own digital PCS licenses, fiber optic network, switches and routers, which enable us to offer our customers end-to-end connectivity in many of the regions we serve. Our facilities-based approach allows us to control service quality and generate operating efficiencies.

          Our business encompasses both wireless and wireline communications services:

     . Wireless. Our wireless business consists primarily of digital PCS services, which we offer in Virginia, West Virginia and Kentucky. We complement our wireless voice services with wireless Internet and data services. We began offering digital PCS services in late 1997 and have provided analog cellular service since 1991. Our PCS network utilizes digital CDMA technology, which provides high bandwidth capacity at comparatively low cost and can be upgraded to support enhanced capabilities. We believe that the combination of our CDMA technology, our bandwidth capacity and the LMDS and MMDS wireless spectrum that we own positions us to capitalize on opportunities in the growing wireless data market. As of June 30, 2000, after giving effect to our recent transactions, which are described below under "Recent Developments," we owned licenses covering approximately 11 million pops and provided PCS services to approximately 150,500 subscribers.

     . Wireline. We provide ILEC and CLEC services in Virginia, West Virginia and Tennessee. As an ILEC, we own and operate a 103-year-old local telephone company. As of June 30, 2000, our ILEC had approximately 39,100 residential and business access lines installed. As a CLEC, we serve nine markets in three states and intend to continue our expansion into contiguous and other nearby markets. Since commencing CLEC operations in mid-1998, we have grown our number of installed business access lines to approximately 9,500, as of June 30, 2000. In addition, we provide wireline Internet access through a local presence in Virginia, West Virginia, Tennessee and North Carolina. We offer high-speed data services, such as dedicated service and DSL, and dial-up services in a growing number of markets within these three states. As of June 30, 2000, our Internet customer base totaled approximately 56,300 dial-up subscribers and 900 DSL subscribers.

          Our wireless and wireline businesses are supported by our fiber optic network, which currently includes 602 route-miles and which we expect to include approximately 1,500 route-miles by the end of 2000. This network gives us the ability to originate, transport and terminate much of our customers' communications traffic in many of our service markets. We also use our network to back-haul communications traffic for our retail services and to serve as a carrier's carrier, providing transport services to third parties for long distance, Internet and private network services. Our fiber optic network is connected to and marketed with adjacent fiber optic networks in the mid-Atlantic region.

Competitive Strengths

          Regionally-Focused Provider. We have a regional market focus, which enables us to have a stronger local presence and provide more personalized service than national providers. We enhance our presence in the markets that we serve with local retail stores and kiosks, through which we market our products and services. We own this distribution network, which enables us to better control service quality and customer care. We also strengthen our local presence through our support of the communities that we serve. We and our employees participate in local charities, community organizations and chambers of commerce. We believe that our regional focus and local presence have generated strong brand awareness. We also believe that our customer service has produced a high

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

level of customer satisfaction, which has differentiated us from our competitors and generated strong customer retention rates.

     Facilities-Based Operations and Robust Network. We operate our own fiber optic network, switches and routers, which enable us to provide our customers with end-to-end connectivity. We conduct our CLEC operations by routing communications traffic to our switches and transporting that traffic primarily over our network. This facilities-based approach allows us to better control service quality, benefit from operating efficiencies and economies of scale and generate leasing revenue. Our technologically-advanced facilities also enable us to generate revenue as a carriers' carrier. Our network includes SONET rings, which enable communications traffic to bypass network breaks. We also own substantial PCS bandwidth capacity in our markets, ranging from 10 MHz to 40 MHz, as well as complementary LMDS and MMDS wireless spectrum.

     Broad Product Line Utilizing Multiple Technologies. Our multiple technology platform assists us in meeting the diverse communications needs of our customers. As an integrated communications provider, we offer wireless and wireline services, including voice, Internet and data services. We deliver our services through multiple technologies. For example, we can provide mobile wireless services through PCS, using CDMA technology, or fixed wireless services through our LMDS or MMDS wireless spectrum, and we provide Internet access and data services through dial-up, DSL or wireless technology. We have also invested in new technologies, such as SDSL, to anticipate market demands. We believe that the range of technology reflected in our product offerings gives us a significant competitive advantage in the fast-changing communications industry.

     Experienced Management Team. Our management team led our transformation from a 103 year-old regulated utility into a leading provider of integrated communications services in our markets. Our 20 top executives and managers average more than 17 years of experience in the communications industry, with expertise in network engineering and operations, wireless technologies, customer care, sales and marketing, project development, regulatory affairs and business development and financial management. Members of our management team have held managerial positions at other communications companies, such as AT&T, Bell Atlantic, GTE, PrimeCo, Shenandoah Telecommunications and Sprint. Our management team has particularly strong experience in the wireless communications industry. We have offered analog cellular services since 1991 and digital PCS services since 1997. We believe that our management's skill and experience gives us a competitive advantage as we grow our business lines and expand into new contiguous and other nearby markets.

     Stable and Diverse Sources of Revenue and EBITDA. Our ILEC, CLEC and fiber optic network provide us with a stable source of revenues and EBITDA. For 1997, 1998 and 1999, after giving effect to the Transactions, these operations generated revenues of $42.1 million, $46.5 million and $50.9 million, respectively, and EBITDA of $28.3 million, $30.0 million and $29.8 million, respectively. We also derive revenues from our wireless operations, which will significantly increase after our acquisition of Richmond-Norfolk PCS. Our Internet-related operations are a fast-growing component of both our wireless and wireline operations. Our stable and diverse sources of revenue and EBITDA provide us with liquidity to support growth of our digital PCS operations and our geographic expansion.

     Strong Equity Sponsorship from Welsh Carson Anderson & Stowe and Morgan Stanley Dean Witter. Welsh, Carson, Anderson & Stowe VIII and IX, L.P.s, private equity investment funds, have invested a total of $225 million and affiliates of Morgan Stanley Dean Witter have invested $25 million in newly issued preferred equity in the Company.

Business Strategy

     Our objective is to be the leading integrated communications provider in our expanding region of operations. The key elements of our business strategy are to:

     Increase Market Share by Establishing Service-Driven Customer Relationships and a Local Presence. We intend to grow our business by leveraging our local presence and continuing our focus on providing high levels of customer satisfaction. We plan to accomplish this by establishing local sales offices in our new markets and

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

providing local representatives for face-to-face sales and personalized client care. We intend to enhance our local presence by continuing our support of the communities that we serve, including corporate and employee participation in community programs, and expanding this support to our target markets. We also plan to pursue an aggressive branding campaign. We will reinforce our customer relationships by continuing to provide integrated, personalized customer care in each of our markets. We intend to do this through our retail locations, which also serve as customer care centers, and our 24 hours-a-day, 365 days-a-year call center.

          Accelerate Growth by Offering Bundled Services. We intend to accelerate our growth by leveraging our ability to offer a broad range of communications services in a bundled package and on a single bill. When entering new markets, we generally plan to establish a strong brand presence through our PCS services and then leverage that presence to market our CLEC, Internet access and data transmission products. In our new markets, we intend to build our own facilities, connect the new market to our existing infrastructure and then leverage our advantage as an integrated communications provider by marketing our broad range of communications services. We also plan to broaden our service offerings by offering CLEC services to residential customers. We believe that by cross-selling multiple products and services, we are building new customer relationships, strengthening the partnership with existing customers and increasing customer retention.

          Leverage Our Fiber Optic Network, Infrastructure and Technologies. Our infrastructure, including our fiber optic network, switches and routers, is a technologically-advanced communications facility that connects many of our markets. We intend to offer our broad range of communications services in many of our markets and deliver those services over infrastructure that we control and maintain. We plan to continue expanding our network. We also intend to continue using our network to serve as a carrier's carrier, offering switching and transport services to other communications carriers. As Internet and data transmission markets grow, we plan to utilize our network infrastructure to deliver high-speed broadband data applications to our customers. We also intend to use our PCS bandwidth capacity, which ranges from 10 MHz to 40MHz in our markets, and our LMDS and MMDS wireless spectrum to capitalize on opportunities in the growing market for wireless Internet access and data transmission.

          Accelerate Growth Through Acquisitions. We intend to expand our market reach by pursuing strategic acquisitions of communications businesses that will provide us access to contiguous and other nearby markets or additional products or services. We plan to continue pursuing suitable Internet service providers that would give us local dial-up presences in additional markets, as well as wireline service providers that would expand the geographic reach of our CLEC services. We may also acquire additional wireless licenses through future FCC auctions or acquisitions from third parties. We seek acquisition targets that offer products and services that we can integrate into our existing operations and networks.

Recent Developments

          We are significantly expanding the geographic region that we serve and focusing our growth efforts on our core communications services, primarily digital PCS services, Internet access, including dedicated, high-speed DSL and dial-up services, high-speed data transmission and local telephone services. In connection with our expansion, we are receiving additional equity investments. We are also divesting non-strategic assets. Transactions that are either in process or have recently been completed include the:

     .    acquisition of Richmond-Norfolk PCS;

     . merger with R&B Communications, an integrated communications provider in a geographic market contiguous to ours, which will give us a controlling interest in the Virginia Alliance and the West Virginia Alliance;

     .    equity investments from Welsh Carson and Morgan Stanley Dean Witter;

     . acquisition of certain PCS licenses currently owned by AT&T that will add 2.5 million pops in certain markets in Pennsylvania;

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

  . sales of our membership interest in RSA 5, our RSA 6 wireless analog operations, our directory assistance operations and communications tower sites; and

  .  arrangement of a new senior credit facility.

     Richmond-Norfolk PCS

     A key component of our business strategy is to significantly expand our digital PCS business. As part of that expansion, we have acquired certain wireless operations of PrimeCo PCS, L.P. Pursuant to an asset exchange agreement dated May 17, 2000, we acquired Richmond-Norfolk PCS from PrimeCo. In exchange, we paid PrimeCo $408.6 million in cash, transferred to PrimeCo the assets and license comprising the analog cellular operations of the RSA 6 partnership and our partnership interest in RSA 5, and assumed approximately $20.0 million of indebtedness in the form of leveraged lease obligations.

     Richmond-Norfolk PCS was the first digital PCS provider in the Richmond and Norfolk basic trading areas, introducing its services in November 1996. The Richmond and Norfolk basic trading areas, cover approximately 3.0 million pops. Richmond-Norfolk PCS adds to our PCS footprint a large service territory in strategically located, contiguous markets. These markets, both of which are densely populated and relatively affluent, offer us an attractive opportunity to significantly expand our PCS operations.

     Richmond-Norfolk PCS offers communications products and services that it markets through a multi-channel distribution network comprised of company-operated retail outlets, third party agents and dealers, and direct sales representatives who target business accounts. The Richmond-Norfolk PCS network utilizes the same technologically-advanced digital CDMA technology that we use in our PCS services.

     R&B Communications

     Pursuant to an agreement and plan of merger dated June 16, 2000, we have agreed to merge with R&B Communications by issuing an aggregate of 3.7 million shares of our common stock, valued at approximately $141 million on that date, for all of the issued and outstanding shares of R&B Communications common stock. In connection with the merger, we have agreed to increase the size of our board of directors to include two members designated by R&B Communications, including R&B Communications' CEO, J. Allen Layman, who will become our Chairman of the Board and President. The merger is expected to qualify as a tax-free reorganization and will be accounted for as a purchase. The merger is subject to the approval of our shareholders and the shareholders of R&B Communications, regulatory approvals and other customary closing conditions. We expect this transaction to close in the fourth quarter of 2000.

     R&B Communications is an integrated communications provider offering a broad range of products and services, including ILEC, CLEC, Internet access, data transmission facilities and paging and long distance telephone services. We and R&B Communications have pursued joint initiatives in the Virginia and West Virginia communications markets for a number of years, including ValleyNet, a fiber optic consortium, the Virginia Alliance and the West Virginia Alliance, through which both of us conduct PCS operations, and acquisitions of several digital PCS and LMDS wireless spectrum licenses. R&B Communications operates as an ILEC in Botetourt County, Virginia and offers its CLEC services in Roanoke, Virginia. Our merger with R&B Communications will give us 91.1% and 78.9% interests in the Virginia Alliance and the West Virginia Alliance, respectively. The merger will also add approximately 125 miles to our fiber optic network.

     As of June 30, 2000, R&B Communications served approximately 2,300 Internet subscribers and had approximately 5,000 CLEC and 12,300 ILEC access lines installed. Total operating revenues were $3.9 million in the first quarter of 1999, $4.5 million in the first quarter of 2000, $13.9 million in 1998 and $16.8 million in 1999. EBITDA was $2.0 million in the first quarter of 1999, $1.9 million in the first quarter of 2000, $6.7 million in the year ended 1998 and $7.5 million in the year ended 1999.

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

     Additional Equity Investment

     Welsh Carson and Morgan Stanley Dean Witter have invested $225.0 million and $25.0 million, respectively, in us. Pursuant to a stock purchase agreement, dated as of July 11, 2000, Welsh Carson purchased $100.0 million of our Series B preferred stock, and Morgan Stanley Dean Witter purchased $12.5 million of that same Series B preferred stock. In connection with the issuance of the Series B preferred stock, we issued to Welsh Carson and Morgan Stanley Dean Witter warrants to purchase 444,444.4 and 55,555.6 shares of our common stock, respectively, at an exercise price of $50.00 per share.

     Pursuant to stock purchase agreements dated as of July 26, 2000, and August 14, 2000, respectively, Welsh Carson purchased $55.0 million of our Series C preferred stock, and $70 million of our Series D preferred stock, and Morgan Stanley Dean Witter purchased $5.3 million of that same Series C preferred stock and $7.2 million of that same Series D preferred stock. The Series B and Series C preferred stock is convertible into our common stock at any time, and the Series D preferred stock is convertible into Series C preferred stock upon approval of our shareholders.

     See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" on page [_____] for more information about our transactions with Welsh Carson and Morgan Stanley Dean Witter.

     PCS License Acquisitions

     Pursuant to an exchange agreement with AT&T Corp. and certain affiliates, dated as of June 26, 2000, AT&T has agreed to transfer to us digital PCS spectrum owned by AT&T. In exchange, we agreed to transfer to AT&T certain wireless communications services, or WCS, licenses that we own. Under the terms of the agreement, AT&T agreed to assign to us PCS license spectrum ranging from 10MHz to 15MHz in certain markets in Pennsylvania in exchange for our assignment to AT&T of our WCS licenses in Richmond, Virginia and Columbus, Ohio. The proposed acquisition of the AT&T PCS licenses would add 2.5 million pops to our PCS license footprint in strategically located, contiguous geographic markets. These pops are not currently built out.

     Divestitures

     We have divested certain of our non-strategic assets and operations, including our wireless analog and directory assistance operations and our communications tower sites. In connection with our acquisition of Richmond-Norfolk PCS, we transferred to PrimeCo the assets and license comprising the analog cellular operations of RSA 6, a partnership in which we owned a 100% interest, and our limited partnership interest in RSA 5, a partnership in which we owned a 22.0% interest.

     We have sold our directory assistance operations. Pursuant to a stock purchase agreement dated May 17, 2000, with telegate AG, a public company in Germany, we sold to telegate AG the capital stock of CFW Information Services Inc. through which we conducted our directory assistance operations. In exchange, we received $32.0 million in cash and $3.5 million of stock in telegate AG.

     In March 2000, we sold to Crown Castle International Corp., for approximately $46.4 million, 145 communications tower sites that were owned by either us, the Virginia Alliance or the West Virginia Alliance. In April 2000, we sold to Crown Castle an additional six tower sites for approximately $1.1 million. In June 2000, we sold to Crown Castle an additional three tower sites for approximately $.6 million.

     Finance Plan

     To fund the $408.6 million cash portion of the purchase price of Richmond-Norfolk PCS, we sold $280.0 million of the outstanding notes, $95.0 million of subordinated notes, $137.5 million of Series C and Series D Preferred Stock and closed on a $325.0 million senior credit facility. We also refinanced substantially all of the Alliances' and our indebtedness with proceeds from our new senior credit facility and part of the proceeds from the $112.5 million sale of our Series B Preferred Stock. The following table sets forth our uses of the net proceeds from

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

this offering, the proceeds from our new senior credit facility and the proceeds from the sale of our Series B, Series C and Series D Preferred Stock (dollars in thousands):

                    Sources of Funds                                               Use of Funds
---------------------------------------------------------    ---------------------------------------------------------
Outstanding Notes..........................     $276,108     Repay existing indebtednesses (3)...........    $209,300
Subordinated Notes.........................       95,000     Acquisition of Richmond-Norfolk PCS (4).....     408,600
New senior credit facility (1).............      150,000     Escrow account (5)..........................      69,121
Sale of Series B Preferred Stock (2).......      112,500     Transaction costs...........................      40,500
Sale of Series C Preferred Stock (2).......       60,300     Cash........................................      43,587
                                                                                                             --------
Sale of Series D Preferred Stock (2).......       77,200
                                                --------
                                                $771,108                                                     $771,108
                                                ========                                                     ========

(1) We will have an additional $175.0 million of borrowing availability under our new senior credit facility, subject to certain conditions. The new senior credit facility is described under "DESCRIPTION OF CERTAIN INDEBTEDNESS" on page [______].
(2) The terms of the Series B, Series C and Series D Preferred Stock are described under "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" on page [_____].
(3) Of this amount, $149.4 million was used by the Virginia Alliance and the West Virginia Alliance to repay their indebtedness to the Rural Telephone Finance Cooperative.
(4) The aggregate purchase price for Richmond-Norfolk PCS was comprised of (i) approximately $408.6 million in cash, (ii) the transfer of the assets and license comprising the analog operations of RSA 6 and our limited partnership interest in RSA 5, and (iii) our assumption of $20.0 million of indebtedness in the form of leveraged least obligations.
(5) Approximate amount held in an escrow account to pre-fund the first four interest payments on the notes.

Market Opportunity

     We operate in the wireless and the wireline communications markets, including the digital PCS, local telephone, Internet access and data transmission markets. We believe that the rapid expansion of the digital wireless market and our use of advanced CDMA technology position us to significantly expand our wireless operations. The opening of local markets to competition, accelerated growth rates in local traffic related to increases in Internet access, and the desire for "one-stop shopping" by small and medium-sized businesses and consumers, present us with the opportunity to significantly expand our business.

     Wireless

     We believe that our wireless communications offerings, primarily our PCS services, present us with significant growth opportunities and are a key component of our integrated suite of communications products. Since the introduction of commercial analog cellular service in 1983, the wireless communications industry has experienced dramatic growth. The number of wireless subscribers for cellular, PCS and enhanced specialized mobile radio, or ESMR, has increased from an estimated 340,200 at the end of 1985 to more than 86.0 million at December 31, 1999, according to the Cellular Telecommunications Industry Association, or CTIA. According to the CTIA, for the five years ended December 31, 1999, the U.S. wireless communications industry, including analog cellular, PCS and ESMR, was characterized by the following trends:

  . total service revenues increased at a compound annual rate of 20%, reaching $40.0 billion at the end of 1999;

  . the number of wireless subscribers at the end of each year increased at a compound annual rate of 26%, reaching 86.0 million at the end of 1999;

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

  .  annual subscriber growth decreased from 40% in 1995 to 24% in 1999; and

  . average monthly revenues per subscriber decreased from $51.00 at the end of 1995 to $41.24 at the end of 1999, an average annual decline of $2.44.

     Kagan's estimates that the number of wireless users will increase to 151.3 million and 201.9 million by 2002 and 2005, respectively. This projected growth is driven largely by a substantial projected increase in PCS users, who are forecast to account for approximately 35% and 43% of total wireless users in 2002 and 2005, respectively, representing a significant increase over the approximately 18% of total wireless customers using PCS at the end of 1999. Kagan's projects that total wireless industry penetration, defined as the number of wireless subscribers nationwide divided by total United States population, will grow from an estimated 31% in 1999 to 69% in 2005.

     Wireline

     Overall Market Size and Growth. According to International Data Corporation, or IDC, the overall market of regulated, switched and unswitched data and voice traffic is estimated to have generated a total of $212.8 billion in revenues in 1998 and is expected to grow to $252.2 billion by 2002. The number of switched network access lines is expected to grow from 187.5 million lines in 1998 to 232.6 million lines by 2002 and CLEC market share by revenue is expected to grow from 2.6% in 1998 to 5.6% by 2002. Because it is not a mature market, estimates of data and Internet services revenue are not as well established as those relating to traditional voice traffic communications. We believe, however, that a significant market opportunity exists for providers of data and Internet services.

     Growing Market Demand for High-Speed Digital Communications Bandwidth. High-speed connectivity has become important to businesses and consumers due to the dramatic increase in Internet usage and electronic business. According to IDC, the number of Internet users in the U.S. is estimated to have reached approximately 107.4 million in 1999 and is forecasted to grow to approximately
200.0 million by 2003. The popularity of the Internet with consumers has driven the rapid proliferation of the Internet as a commercial medium, as businesses establish Web sites and corporate intranets and extranets to expand their client reach and improve their communications efficiency. To remain competitive, small and medium-sized businesses will increasingly need high-speed Internet connections to maintain complex Web sites, access critical business information and communicate with employees, clients and business partners more efficiently.

     High-speed digital connections are also becoming increasingly important to businesses and consumers as more information and applications that require high bandwidth become available on the Internet. As businesses continue to increase their use of the Internet, intranets and extranets, we expect the market for business Internet access to continue to grow rapidly, causing the demand for high-speed digital communications services to grow rapidly as well. According to IDC, total DSL line revenue in the U.S. is expected to increase from $400.0 million in 1999 to $7.9 billion in 2004. Insight Research estimates that by 2003, there will be 9.2 million DSL lines, up from approximately 300,000 DSL lines in 1999.

     Expansion of Competitive Local Communications Industry. Until recently, the competitive local communications industry has generally been limited to providing interstate dedicated access, interstate switched access and private line services, accounting for only approximately one-fourth of the total local services market. The Telecommunications Act of 1996 opened local services markets to full competition by preempting state and local laws to the extent that they prevent competitive entry with respect to the provision of any communications service and imposed a variety of new duties on established telephone companies in order to promote competition in local exchange and access services. The pro-competitive aspects of the Telecommunications Act have created significant opportunities for us to grow our business, as well as created incentives for new competitors to enter the marketplace.

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

Our Wireless Markets

     The following table sets forth information as of June 30, 2000, after giving effect to the Transactions, regarding estimated market pops, as provided by Kagan's, our number of subscribers and our market penetration rate in the digital PCS markets in which we operate and the markets in which we have licenses but do not yet operate:

                                                                    Our        Our Market
Market Name                                         POPs       Subscribers    Penetration
-----------                                      ---------     -----------    -----------
Operating Markets
  Virginia
    Charlottesville..........................      215,300         4,872           2.3%
    Danville/Martinsville....................      258,700         2,327           0.9%
    Harrisonburg/Staunton/Waynesboro.........      252,500        16,466           6.5%
    Lynchburg................................      158,400         5,725           3.6%
    Norfolk/Virginia Beach...................    1,763,400        55,411           3.1%
    Richmond-Petersburg......................    1,210,400        32,544           2.7%
    Roanoke..................................      639,600        10,094           1.6%
    Winchester...............................      158,100         1,645           1.0%
  West Virginia
    Charleston...............................      487,000         9,741           2.0%
    Huntington, WV and Ashland, KY...........      369,100         7,697           2.1%
    Morgantown/Clarksburg/Fairmont...........      357,300         3,927           1.1%
                                                ----------       -------          -----
        Total Operating Market...............    5,869,800       150,499           2.6%


Licensed Markets
  Virginia
    Brunswick-Mecklenburg....................       45,300
    Fredericksburg...........................      136,300
  West Virginia
    Beckley..................................      168,200
    Bluefield................................      177,300
    Logan....................................       41,000
    Parkersburg, WV and Marietta, OH.........      181,800
    Wheeling.................................      212,400
    Williamson, WV and Pineville, KY.........      186,200
  Ohio
    Portsmouth...............................       95,700
  Pennsylvania
    Altoona..................................      223,900
    Harrisburg...............................      687,400
    Johnstown................................      235,900
    Lancaster................................      457,000
    Reading..................................      356,000
    State College............................      133,900
    Williamsport.............................      160,600
    York-Hanover.............................      463,300
  Tennessee
    Kingsport................................      686,200
Maryland
    Cumberland...............................      160,100
    Hagerstown...............................      354,600
                                                ----------
        Total Licensed Markets...............    5,163,088
                                                ----------

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        Total Wireless Markets...............   11,032,900       150,499
                                                ==========       =======

Products and Services

     Wireless

     Digital PCS. Our digital PCS packages provide the following affordable and reliable services:

  . Digital Features. The features of our basic PCS service include voice mail, caller ID, call waiting, three-way calling and call forwarding. For an additional fee, we also provide wireless Internet access.

  . Nationwide Service. Our nationwide roaming agreements and dual-mode handsets allow our customers to roam on wireless networks of other wireless providers. We have a nationwide roaming agreement with Sprint that allows our PCS customers to make and receive calls when roaming on the Sprint digital CDMA network. The Sprint network currently offers digital service in more than 4,000 cities, including the 50 largest U.S. metropolitan areas.

  . Advanced Handsets. We offer dual and tri-mode handsets employing CDMA technology, which allow customers to make and receive calls on both CDMA PCS and analog frequency bands. These handsets allow roaming on digital or analog networks where our digital PCS service is not available. These handsets are equipped with preprogrammed features such as speed dial and last number redial.

  . Extended Battery Life. The CDMA handsets that we offer provide extended battery life. These handsets generally offer four days of standby and two and one-half hours of talk time battery life. Handsets operating on a digital system are capable of saving battery life while turned on but not in use, improving efficiency and extending the handset's use.

  . Enhanced Voice Quality. Our CDMA technology offers enhanced voice quality and clarity, powerful error correction, less susceptibility to call fading and enhanced interference rejection, as compared to analog cellular systems, all of which result in fewer dropped calls.

  . Privacy and Security. Our PCS services provide secure voice transmissions encoded into a digital format, designed to prevent eavesdropping and unauthorized cloning of subscriber identification numbers.

  . Customer Care. We offer customer care 24 hours-a-day, 365 days-a-year. Customers can call our toll-free customer care number from anywhere on our PCS network. Our PCS handsets can be preprogrammed with a speed dial feature that allows customers to easily reach customer care at any time. Our local retail stores also serve as customer care centers, where customers can receive personalized customer service.

  . Simple Rate Plans. We offer simple, affordable pricing plans. Customers can select from rate plans that include local, state or regional one-rate calling areas. Our business and residential PCS customers can also bundle nationwide toll-free calling and Internet access at a discount with their basic PCS services.

  . Prepay Plans. In addition to our traditional PCS packages, we also offer a prepay alternative. With our prepay plans, we have no contract with the customer, no credit check is conducted and we do not bill the customer. The customer prepays for talk time and purchases additional time by credit card, through our customer care network, or by purchasing prepaid calling cards from a variety of convenient locations.

     Wholesale Wireless Services. We also provide digital PCS services on a wholesale basis to other PCS service providers. We have a ten-year agreement with Horizon Personal Communications, Inc., a Sprint affiliate, to provide wholesale PCS services to Horizon in Charlottesville, Danville, Lynchburg, Martinsville, Roanoke, Staunton and Waynesboro, Virginia; Beckley, Bluefield, Clarksburg, Elkins, Fairmont, Huntington and Morgantown, West Virginia; and Ashland, Kentucky. Horizon uses our network to provide retail service to its

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customers in these 15 markets. Our sales of wholesale PCS services complement our retail sales to leverage our network infrastructure. Our wholesale agreement provides us with a long-term source of revenues and enhances our roaming relationship with Sprint. In addition, Sprint customers can roam on our network under a preferred roaming agreement.

     Other Wireless Services. We own and operate wireless cable systems in the Charlottesville, Shenandoah Valley and Richmond, Virginia markets. These systems currently provide wireless cable service to approximately 11,000 customers. We offer our subscribers up to 25 basic cable channels, including ESPN, CNN, TBS and MTV, and one to three premium channels, including HBO, the Disney Channel and Showtime. We also provide our customers with paging services that cover most of Virginia, Maryland and the District of Columbia. As of June 30, 2000, after giving effect to the Transactions, we had approximately 19,800 paging customers. We offer numeric, alphanumeric, tone-only and tone and voice paging services, as well as wide-area paging.

     New Products and Services. We recently began offering our PCS customers mobile Internet access, which they can utilize by connecting their wireless handsets to a laptop or other handheld device. Our wireless Internet access enables PCS customers to send and receive e-mail or other information any time they are on a CDMA network. Our CDMA technology also supports direct Internet access from a handset. We are currently developing this product and expect it to become widely marketed with the availability of data-capable handsets.

   Wireline

     Our wireline communications services include ILEC and CLEC services, Internet access, including high-speed DSL and dial-up, and data transmission services. We also own and operate a fiber optic cable network, switches and routers through which we deliver many of our services.

     ILEC and CLEC. We currently provide ILEC and CLEC services in Virginia, West Virginia and Tennessee. As an ILEC, we own and operate a 103-year-old telephone company in western Virginia that serves business and residential customers. As a CLEC, we serve business customers in nine markets with interconnection agreements with Bell Atlantic, GTE and Sprint.

     We offer our ILEC and CLEC customers voice services that include the following:

  . Custom Calling Features. We offer a broad range of custom calling features, including call waiting, continuous redialing, caller ID and voice mail.

  . Centrex Services. We offer our business customers Centrex services, which replace a customer's private branch exchange, or PBX, system. In lieu of a PBX system, our Centrex services provide the switching function, along with multiple access lines.

  . Long Distance Services. We provide long distance within the local access transport area served by our ILEC. We offer domestic and international long distance services to our ILEC and CLEC customers through resale arrangements with interexchange carriers such as AT&T and MCI WorldCom.

     Internet. We provide Internet access services in Virginia, West Virginia, Tennessee and North Carolina. We offer our Internet customers value-added services that include the following:

  . Local Dial-Up Internet Access. We offer dial-up Internet access through 52 local Internet points of presence. We offer multiple e-mail accounts, free software and personal disk space.

  . Dedicated Internet Access. We provide dedicated high-speed Internet connectivity, including frame relay, ATM and leased line services.

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  .  High-Speed DSL Access. We offer DSL Internet access. DSL technology enables a customer to receive high-speed Internet access through its copper telephone line.

  . Web Hosting. We host over 3,000 domains on both UNIX and Windows NT servers. In addition to Web hosting, we offer Web site design and development through NetAccess. Domain services, collocation agreements and Internet marketing services are also available.

     Fiber Optic Network. We own and operate a fiber optic cable network that is currently 602 route-miles. After giving effect to the Transactions and the capacity we are currently adding, we expect our network to include approximately 1,500 route-miles by the end of 2000. Our fiber optic network provides a backbone for the delivery of our ILEC, CLEC, Internet access and digital PCS services to business and residential customers. Our network enables us to originate, transport and terminate communications traffic within our service territory, facilitating our ability to control quality and contain network operating costs. A portion of our network is a part of a fiber network managed by ValleyNet, a partnership of us and four other communications companies that have interconnected their networks to create a 872 route-mile, nonswitched, fiber optic network from Carlisle, Pennsylvania, through the Interstate 81 corridor in Virginia, to Johnson City, Tennessee. The ValleyNet network is connected to and marketed with other adjacent fiber networks, including Carolinas FiberNet and the AEP Communications network, creating an approximately 4,500 route-mile connected fiber optic network that serves ten states.

     We also use our network to serve as a carrier's carrier, leasing capacity on our network to other communications carriers for the provision of long distance services, private network facilities and Internet access. In addition, we are a minority owner of a newly formed fiber optic cable joint venture, America's Fiber Network, LLC, which controls an approximately 7,000-mile network extending from New York to Chicago to Johnson City, Tennessee. We are also a regional partner in the nationwide signaling system network operated by Illuminet Holdings, Inc. As a regional partner, we lease capacity to Illuminet on our mated pair of signal transfer points. Our pair of signal transfer points is currently one of 12 pairs comprising the Illuminet network.

     New Products and Services. We are researching alternative voice technology that will allow voice over IP. In addition, our CLEC operations are researching integrated access devices that will allow multiple voice lines to be served by a single pair of copper wires, or loop, while a DSL Internet connection is maintained on that same loop. In addition, we are one of two communications companies participating in line-sharing trials with Sprint. Line-sharing will make it cost effective to provide DSL service to a residential market by enabling a data carrier to lease the high frequency portion of an ILEC's access line to deliver DSL services. We are also reviewing several types of DSL technology that will allow us to expand our DSL offering. These include ADSL, RADSL and SDSL, each of which allows for greater transmission speed.

Sales and Marketing

     We use several sales channels to distribute our products and services. These channels include our own retail stores and kiosks, a direct sales force and third-party indirect sales agents. We seek to have a strong retail presence in the markets that we serve, and therefore focus our sales efforts on our retail locations. Each of our retail locations is staffed with locally-based sales and customer service representatives. We use our retail locations to provide face-to-face personalized product sales and client care. We also have account representatives assigned to the small to medium-sized business market segment and other account representatives assigned to the large business market segment. We compensate our sales representatives with a base salary and commissions based on sales volumes. We conduct a training program for all of our sales representatives that emphasizes the development of customer relationships.

     Our marketing strategy focuses on our position as an integrated communications provider. Our strategy is comprised of the following key elements, which apply to each of our products and services across all of our markets:

  .  provide value-added products and services through bundled packages;

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  .  provide exceptional customer service; and

  .  serve as a strong corporate citizen and integral part of the community.

We seek to use these elements to position us as a customer's first choice for complete communications solutions.

     We strengthen our local presence through corporate and employee support of the communities in our markets. We participate in local charities, community organizations and chambers of commerce. We use our local presence to pursue an aggressive branding campaign, primarily by advertising through radio and newspapers and, to a lesser extent, television. Our target demographics are individuals in the 25 to 45 year-old range and small to medium-sized businesses.

Customer Service

     We believe that we have gained a differentiating advantage by providing high levels of customer service and advanced technologies. Each of our retail locations is staffed with customer representatives who provide personalized client care. We operate an advanced Customer Contact and Technology Center in Waynesboro, Virginia, which provides customer care for each of our products and services, and an additional customer care center in Charleston, West Virginia. These customer care centers are staffed with teleservice representatives who provide customer service and recommend new products and services. Our Waynesboro customer care center operates 24 hours-a-day, 365 days-a-year. We further support our customer-centric strategy with regional customer care centers and our sophisticated back-office systems, which facilitate real-time customer assistance. We believe that our emphasis on customer services increases our customer retention rates.

Network Infrastructure and Technology

     Wireless

     Wireless digital signal transmission is accomplished through one of three protocols: CDMA, TDMA or GSM, none of which are compatible. We deliver our PCS services through CDMA technology. Our CDMA network includes a wireless switch with three centralized base station controllers, or CBSCs, supporting more than 360 base transceiver stations, or BTSs. We intend to add a second switch in Charleston, West Virginia in the third quarter of 2000 and deploy two additional CBSCs by the end of 2000. We collocate a 3Com inter-working unit with each switch to enable wireless data access. We use various configurations of Motorola BTS equipment to provide cost-efficient radio frequency coverage. We enhance PCS backhaul facilities through the use of Tellabs digital cross-connect systems, or DCS, equipment located at strategic BTS locations. The DCSs consolidate the T-1 facilities from multiple BTSs for efficient backhaul to the wireless switch.

     CDMA allows a larger number of calls within one allocated frequency and reuses the full frequency in each cell. We believe that CDMA technology provides important performance benefits that include the following:

  . Superior Voice Quality. CDMA systems offer more powerful error correction, less susceptibility to fading and less interference than analog systems. Using enhanced voice coding techniques, CDMA systems achieve voice service similar in quality to typical wireline telephone service. CDMA voice coding technology also filters out distracting background noise more effectively than existing wireline, analog cellular and other digital PCS systems.

  . Increased Capacity. CDMA technology allows a greater number of calls within one allocated frequency and reuses the entire frequency spectrum in each cell. CDMA systems are expected to provide capacity gains over the current analog, TDMA and GSM systems. A new voice coding standard, referred to as enhanced variable rate coding, or EVRC, allows CDMA networks to support additional capacity while maintaining the high level of voice quality associated with digital networks. We intend to utilize the EVRC technology throughout our PCS network to increase capacity. Additional capacity improvements

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     are expected for CDMA networks over the next two years as next generation standards are approved and implemented that will facilitate high-speed data and additional increases in voice traffic capacity.

  . Soft Hand-Off. CDMA systems transfer calls throughout the network using a technique referred to as a "soft hand-off," which connects a mobile customer's call with a new cell site while maintaining a connection with the cell site currently in use. CDMA networks monitor the quality of the transmission received by both cell sites simultaneously to select a better transmission path and to ensure that the network does not disconnect the call in one cell until it is clearly established in a new one. As a result, fewer calls are dropped compared to analog, TDMA and GSM networks, all of which use a "hard hand-off" and disconnect the call from the current cell site as it connects with a new one.

  . Enhanced Privacy And Security. CDMA technology combines a constantly changing coding scheme with a low power signal to enhance security and privacy. Vendors are currently developing additional encryption capabilities that will further enhance overall network security.

  . Simplified Frequency Planning. Frequency planning is the process used to analyze and test alternative patterns of frequency use within a wireless network to reduce interference and enhance capacity. Analog cellular service providers spend considerable money and time on frequency planning. Because TDMA and GSM-based systems have frequency reuse constraints similar to present analog systems, frequency planning for TDMA and GSM-based systems is expected to be as expensive as that of current analog systems. With CDMA technology, however, the same subset of allocated frequencies can be re-used in every cell, reducing the need for costly frequency re-use patterning and constant frequency plan management.

  . Long Battery Life. Due to their greater efficiency in power consumption, CDMA handsets can provide up to four days of standby time and two and one-half hours of talk time availability. This generally exceeds the battery life of handsets using alternative digital or analog technologies.

     Wireline

     Our network infrastructure and supporting services form a communications backbone through which we deliver ILEC, CLEC, Internet access and digital PCS services. Owning and operating our own network facilities enhances our ability to control the quality of our products and services and generate operating efficiencies and economies of scale. One of our operating strategies has been to deploy new technology to increase operating efficiencies and to provide a platform for the delivery of new services to our customers. We believe that we have been among the leaders in the communications industry in infrastructure development. We began providing digital and private line service to our customers in 1986. We have installed fiber optic cable between our main switches and our remote switching units. Our digital fiber network provides faster call completion, improved transmission quality, lower costs and the ability to offer a broader range of communications services and products.

     Our wireline network includes a Lucent 5ESS digital switch, which provides end-office and tandem functions for both our ILEC and CLEC businesses in Virginia. We have ten remote switching modules deployed throughout our ILEC territory and three more supporting our CLEC markets. Another Lucent 5ESS digital switch, located in Charleston, supports our CLEC business in West Virginia. We act as a regional node on Illuminet's nationwide SS7 network using an Alcatel signal transfer point.

     Our network consists of Nortel and Lucent SONET transport equipment, Alcatel digital cross-connect systems, NEC multiplexers, and fiber-optic cable manufactured by Lucent and Corning Cable Systems. The fiber cable is comprised of both single-mode and non-zero dispersion shifted fiber. The latter is suitable for supporting dense wave division multiplexing transport architecture, which is scheduled for deployment by the end of 2000.

     We use Lucent Any Media and Advanced Fiber Corporation UMC1000 digital loop carriers throughout our ILEC and CLEC access network. Pairgain high-bit-rate DSL transport equipment is used to provide T-1 speeds

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where conditioned facilities are not readily available. We provide our voicemail services on a Glenayre platform. Our network operations center, currently under construction, will monitor our wireline, wireless and data networks on a continuous basis using a Harris network management system.

         Our dial-up Internet access equipment is manufactured by Cisco, Nortel and Lucent. We use Cisco routers to connect to the Internet. Our e-mail, authentication and other services reside on Sun Microsystems servers. We provide dedicated ISDN connections to the Internet using the Lucent Max 1800. We provide DSL service at a standard speed of 768 kilobits per second over Paradyne multiple virtual line equipment.

Information Systems

         We have made a significant commitment to back office systems and automation, investing in software and mid-range hardware to prepare for the growth of our business. We have consolidated our lines of business under single vendor solutions using products from IBM and other vendors such as JD Edwards, Cisco and Lucent. These single solutions are built on scalable and world class technologies to leverage our investment in people and technology.

         Enterprise Systems

         At the core of our information technology infrastructure is our IBM Integrated Customer Management System billing system. This system has allowed us to consolidate wireline, wireless, Internet, cable, paging and other services within one service order process and thereby become more customer responsive by reducing input errors and increasing speed and efficiency. This same system allows us to perform customer care, plant, trouble management and billing functions within one interface.

         We currently use a third party provisioning system called Rapid Order, which allows us to automatically provision our wireline and wireless switching equipment at the time of each service order. Rapid Order is also used to audit our internal systems for revenue assurance opportunities. In addition, we are implementing a product from Lucent called BILLDATS to electronically manage the flow of call detail records to our billing system, as well as data repositories and third-party wholesale relationships.

         We have made a significant investment in IBM's AS/400 family of application and data servers, which allows us to process a sizable amount of data generated by our wireless and wireline operations. The AS/400 platform also supports our JD Edwards enterprise resource planning system, which makes it easier for us to manage the data across these highly utilized systems. We believe that our centralization to one billing system, as well as the significant utilization of the AS/400 mid-range platform, position us well for significant growth.

         Corporate LAN/WAN Networks

         We have made significant progress in consolidating all of our corporate systems onto one operating system for ease of use by our employees. We are continuing our comprehensive upgrade to Cisco devices that allow for additional local area network, or LAN, and wide area network, or WAN, management. We intend to use our internal infrastructure to enhance the real-time monitoring and recording of our network operations center, while gaining staff productivity from speed and efficiencies on the LAN. Upgrades are also underway to use more of our commercial network facilities to reduce costs paid to third-party communications providers.

Competition

         Overview

         Many communications services can be provided without incurring an incremental charge for an additional unit of service. For example, there is virtually no marginal cost for a carrier to transmit a call over its own network. As a result, once there are several facilities-based carriers providing a service in a given market, price competition is likely and can be severe. As a result, we have experienced price competition, which is expected to continue. In

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each of our service areas, additional competitors could build facilities. If additional competitors build facilities in our service areas, this price competition may increase significantly.

         Wireless

         We compete in our territory, and will compete in the Richmond-Norfolk PCS territory, with both wireless analog and wireless digital communications service providers. Several wireless carriers compete in portions of our market areas, including Alltel Mobile, AT&T/SunCom, Horizon Personal Communications, Nextel, Sprint PCS, Verizon Wireless, and affiliates of some of these companies. Many of these competitors have financial resources and customer bases greater than ours. Some wireless providers are able to offer free services, including, among others, free long distance, free incoming calls and free wireless Internet access. Many of them also have more established infrastructures, marketing programs and brand names. In addition, some of our competitors offer coverage in areas not serviced by our PCS network, or, because of their calling volumes or their affiliations with, or ownership of, wireless providers, offer roaming rates lower than ours.

         We believe that a growing number of PCS operators will likely compete with us in providing some or all of the services available through our network and may provide services that we do not. Additionally, we expect that existing analog cellular providers, some of which have been operational for a number of years and have significantly greater financial and technical resources and customer bases than us, will continue to upgrade their systems to provide digital wireless communication services competitive with ours. Our ability to compete effectively with these providers will depend on multiple factors, including the continued success of our technology in providing superior call quality and clarity, our ability to competitively price our products and offer options that suit our customer's calling needs within each market, our increased brand recognition and our continued expansion and improvement of our network and customer care system. Our ability to compete effectively will also depend on our ability to leverage our position as a provider of integrated communications services.

         We also face competition from resellers, which provide wireless service to customers but do not hold FCC licenses or own facilities. Instead, the reseller buys blocks of wireless telephone numbers and capacity from a licensed carrier and resells service, often at lower rates, through its own distribution network to the public. As a result, a reseller is both a customer of a wireless licensee's services and also a competitor of that and other licensees. The FCC requires all analog cellular and PCS wireless licensees to permit resale of carrier service to a reseller.

         We compete with wireless providers that have greater resources than ours that may build their own digital PCS networks in areas in which we operate. Once a digital PCS system is built out, there is no incremental cost to carrying an additional call, so a larger number of competitors in our service areas could introduce significantly higher levels of price competition and reduce our revenues, as has occurred in many areas in the United States. Over the last three years, the per-minute rate for wireless services has declined. We expect this trend to continue into the foreseeable future. As per-minute rates continue to decline, our revenues and cash flows may be adversely impacted.

         In addition, we will compete with paging, dispatch and conventional mobile telephone companies in our digital PCS markets. Potential users of PCS systems may find their communications needs satisfied by other current and developing technologies. One or two-way paging or beeper services that feature voice messaging and data display, as well as tone-only service, may be adequate for potential customers who do not need to speak to the caller.

         We also expect to face increased competition from entities providing similar services using other communications technologies, including paging and digital two-way paging, ESMR, domestic and global satellite-based communications, 3G, and wireless cable systems. While some of these technologies and services are currently operational, others are being developed or may be developed in the future.

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        Wireline

         ILEC and CLEC Services. Several factors have resulted in increased competition in the local telephone market over the past 15 years, including:

     .   growing customer demand for alternative products and services;

     .   technological advances in the transmission of voice, data and video;

     .   development of fiber optics and digital electronic technology;

     . a decline in the level of access charges paid by interexchange carriers to local telephone companies to access their local networks; and

     . legislation and regulations, including the Telecommunications Act of 1996, designed to promote competition.

         As the ILEC for Waynesboro, Clifton Forge and Covington, Virginia and the surrounding counties, we are subject to competition from CLECs. Although no CLECs have entered our incumbent markets to compete with us, it is possible that one or more may enter our markets to compete for our largest business customers. The regulatory environment governing ILEC operations has been and will likely continue to be very liberal in its approach to promoting competition and network access. Cable operators are also entering local exchange markets in selected locations. Other sources of potential competition include wireless service providers.

         Our CLEC operations compete primarily with local incumbent telephone companies and, to a lesser extent, other CLECs. Currently, we face competition in our CLEC markets from several other CLECs, including Adelphia, Fibernet, and Comscope. We also face, and will continue to face, competition from other current and potential future market entrants, including other CLECs, cable television companies, electric utilities, microwave carriers, wireless communications providers, Internet service providers, and private networks built by large end-users.

         Internet. We currently offer our Internet and data services in small, underserved markets. The Internet industry is characterized by the absence of significant barriers to entry and the rapid growth in Internet usage among customers. As a result, we expect that our competition will increase from market entrants offering high-speed data services, including DSL, cable and wireless access. We believe this will likely occur as large diversified communications and media companies acquire ISPs and as ISPs consolidate into larger, more competitive companies. Our competition includes:

     . access and content providers, such as America Online, the Microsoft Network and Prodigy;

     . local, regional and national Internet service providers, such as PSINet and EarthLink;

     . the Internet services of regional, national and international communications companies, such as AT&T, BellSouth and MCI WorldCom;

     .   regional Bell operating companies, such as Bell Atlantic; and

     .   online services offered by incumbent cable providers.

         Many of our competitors have financial resources, corporate backing, customer bases, marketing programs and brand names that are greater than ours. Additionally, competitors may charge less than we do for Internet services, causing us to reduce, or preventing us from raising, our fees.

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Properties

         We are headquartered in Waynesboro, VA and own offices and facilities in a number of locations within our operating markets. We believe that our current facilities are adequate to meet our needs in our existing markets for the foreseeable future. The table below provides the location, description and approximate square footage of our material properties.

                                                             Approximate Square
  Location             Property Description                       Footage
  --------             --------------------                  ------------------
Clifton Forge, VA      Exchange Building and Equipment                    4,100
                       Directory Service Center(1)                       15,700

Covington, VA          Exchange Building and Equipment                   18,000
                       Plant Service Center                              11,900

Potts Creek, VA        Exchange Building and Equipment                      500

Waynesboro, VA         Corporate Headquarters                            26,000
                       PCS Operations Building                           14,400
                       Customer Care Center                              31,000
                       Retail Store                                       6,400
                       Directory Service Center(1)                       15,700
                       Exchange Building and Equipment                   36,200
                       Plant Service Center                               8,750

Winchester, VA         Directory Service Center(1)(2)                    17,500

----------
(1) Each of these facilities is being leased to telegate AG in connection with the sale of our directory service operations.
(2) This directory assistance call center is housed in an approximately 33,000 square foot building. Of that 33,000 square feet, approximately 15,500 square feet is unrenovated and available for directory assistance or other expansion needs.

Employees

         As of June 30, 2000, we employed 1,058 full-time and 50 part-time persons. Of these employees, 135 are included in one of three collective bargaining units that cover each of our ILEC, cable and security operations. We have collective bargaining agreements with each of the collective bargaining units. The agreement with the ILEC unit expires June 30, 2002, and the agreements with each of the cable and security units expire March 31, 2003. We believe that we have good relations with our employees.

Legal Proceedings

         We are involved in routine litigation in the ordinary course of our business. We do not believe that any pending or threatened litigation of which we are aware would have a material adverse effect on our financial condition or results of operations.

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Regulation

         Overview

         Our communications services are subject to varying degrees of federal, state and local regulation. Under the Communications Act of 1934, as amended by the Telecommunications Act of 1996, or the Telecommunications Act, the FCC has jurisdiction over the regulation of interstate and international common carrier services and over the allocation, licensing, and regulation of radio services. At the federal level, the Federal Aviation Administration also regulates antenna structures used by us and the Department of Justice shares jurisdiction with the FCC over the competitive aspects of communications mergers and acquisitions. Our common carrier services are also regulated to different degrees by state public service commissions, and local zoning and public works authorities have jurisdiction over public rights-of-way and antenna structures that can affect the coverage and speed of roll-out of our services. In recent years, the regulation of the communications industry has been in a state of transition as the United States Congress and various state legislatures have passed laws seeking to foster greater competition in communications markets. The FCC and state regulatory commissions have adopted many new rules to implement this legislation and encourage competition.

         At present, many of the services we offer are unregulated or subject only to minimal regulation. Our Internet services are not considered to be common carrier services, although regulatory treatment of Internet services is evolving and such services may become subject, at least in part, to some form of common carrier regulation. Our wireless services, including analog cellular and digital PCS, are considered commercial mobile radio services and subject to common carrier regulation. At this time, however, the FCC has declined to impose any rate regulation on such services and the states are preempted from engaging in entry or rate regulation, although the states may regulate the other terms and conditions of such offerings and may petition the FCC for the right to extend their regulations under certain circumstances.

         Changes in rules or regulatory policy by the FCC and state regulatory commissions can have a significant impact on the pricing and competitive aspects of our services and we could become subject to more pervasive regulations, or have new aspects of our operations regulated, at any time. The following summary of regulatory developments and legislation does not purport to describe all present and proposed federal, state and local regulations and legislation affecting the communications industry. Certain of these and other existing federal and state regulations are currently the subject of judicial proceedings, legislative hearings and administrative proposals which could change, in varying degrees, the manner in which this industry operates. Neither the outcome of these proceedings, nor their impact upon the communications industry or our services can be predicted at this time.

         Federal Common Carrier Regulation

         Interstate common carriers are subject to obligations under the Telecommunications Act, including, among other things, requirements to:

     .   provide service upon reasonable request;

     .   avoid unjust or unreasonable discriminations among customers;

     .   obtain prior approval for entry into and exit from certain activities;

     . file and maintain tariffs describing their rates, terms and conditions for certain services; and

     . interconnect with other carriers, including obligations to unbundle service offerings in certain circumstances, and provide reciprocal compensation.

         In addition, common carriers are subject to technical, funding, and other requirements under the Telecommunications Act relating to, among other things, providing operator services and pay-per-call services;

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

assisting law enforcement agencies with electronic surveillance and 911 response; and enhancing access to, and the utility of, communications services by individuals with disabilities. Common carriers must also pay into funding pools for, among other things, universal service, numbering plan administration, and, telecommunications relay services for individuals with hearing and speech disabilities. These regulatory obligations impose direct and indirect costs on us and can limit our ability to take advantage rapidly of market opportunities.

         Federal Regulation of the Wireless Communications Industry

         The FCC regulates the licensing, construction, operation, acquisition and interconnection arrangements of wireless communications systems in the United States. CMRS providers are considered "common carriers" and are subject to the obligations of such carriers, except where specifically exempted by the FCC. For example, the FCC has concluded that CMRS providers are entitled to enter into reciprocal compensation arrangements with local exchange carriers, but has declined at this time to classify CMRS providers themselves as local exchange carriers subject to the obligations of the Telecommunications Act. These regulations could change at some point in the future and impose additional operating costs or restrictions on us.

         Besides the general common carrier regulations, the Telecommunications Act also imposes obligations specifically on radio licensees. Radio licensees, for example, must generally obtain prior approval for the assignment of radio licenses and for the transfer of control of a radio licensee. There are also restrictions on non-U.S. ownership of classes of radio licenses and prohibitions on radio license ownership by certain entities found guilty of certain criminal offenses. Radio licenses are also granted only for limited terms, are subject to modification through rulemaking proceedings, and do not confer property rights on the licensee. Radio licenses may be revoked for violations of the Telecommunications Act or the FCC rules, radio licensees are subject to the FCC's enforcement authority to levy fines and other punishments, and certain licenses subject to federal financing may be canceled for nonpayment. While we believe we are in compliance with the Telecommunications Act and the FCC rules, any violations may adversely affect our assets and financial status.

         The FCC has also enacted CMRS regulations, and has enacted service-specific PCS and cellular regulations, that apply to our operations. The CMRS regulations, among other things, mandate compliance with enhanced 911 location determination requirements for mobile carriers, limit the amount of spectrum in which a carrier may have interests in any area, and require carriers to offer certain roaming capabilities as well as to offer their services for resale. Shortly, CMRS carriers will also have to make network changes to implement local number portability, which allows end users to retain their telephone number when switching service providers.

         The service-specific PCS and cellular regulations govern the licensing, technical and operational requirements for such services. These regulations, among other things, limit radiated power, license area boundaries, and transmission characteristics. Such regulations also require the use of approved equipment and compliance with the National Environmental Policy Act, which, among other things, regulates the exposure of humans to radio frequency emissions for health and safety reasons. The service-specific rules also provide build-out benchmarks and set a 10-year license term, subject to renewal. Digital PCS and analog cellular carriers failing to meet build-out requirements are subject to license cancellation or retraction of their licensed area. Such carriers do receive a renewal expectancy, which creates a presumption that renewal is in the public interest, if they comply with the Act and FCC rules and provide "substantial service" to the public during their license terms. While we believe we are in material compliance with these requirements and will satisfy all material build-out requirements, which should enable us to renew our licenses, the loss of any licenses would have a material adverse affect on our operations.

         We also hold certain digital PCS and other radio licenses under the FCC's rules for designated entities, which enabled us to take advantage of bidding credits and federal financing because we met certain financial limits. These rules, however, restrict us from entering into certain transactions and seeking certain investments that may cause a change in our status. The FCC's designated entities rules provide for, among other things, a number of disclosure and trafficking restrictions to ensure that benefits received by designated entities are not assigned to non-qualifying entities. Licenses set aside for designated entities cannot be assigned, and control of a designated entity holding such licenses cannot be transferred for at least five years from the date of license grant except to other

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

designated entities. If a designated entity licensee seeks to undergo a transfer of control or to assign its licenses, it may be required to pay back all, or a portion, of its bidding credits and government financing benefits and to pay off all debt owed to the federal government.

         Federal Regulation of ILEC, CLEC and Interexchange Services

         The Telecommunications Act requires ILECs to provide access to their networks to competing carriers. Among other things, the Telecommunications Act requires ILECs to:

     . provide physical collocation, which allows CLECs and other interconnectors to install and maintain their own network equipment in ILEC central offices, or virtual collocation if requested or if physical collocation is demonstrated to be technically infeasible;

     . unbundle components of their local service networks so that other providers of local service can compete for a wider range of local services;

     . establish "wholesale" rates for their services to promote resale by CLECs and other competitors;

     . allow interconnection for the provision of local services at any technically feasible point; and

     .   disclose certain technical information.

         In addition, all local exchange carriers, including CLECs, must:

     . establish number portability, which will allow a customer to retain its existing phone number if it switches its local exchange carrier;

     .   permit resale of telecommunications services;

     . establish dialing parity, which ensures that customers will not detect a quality difference in dialing telephone numbers or accessing operators, directory assistance, or emergency services;

     . provide communications carriers nondiscriminatory access to telephone poles, ducts, conduits and rights-of-way; and

     . compensate carriers for terminating local traffic that originated on their networks.

         Interconnection Agreements. In order to obtain access to an ILEC's network, a competitive carrier is required to negotiate an interconnection agreement with the ILEC covering the network elements it desires to use. In the event the parties cannot agree, the matter is submitted to the state public service commission for binding arbitration. Expired agreements continue in effect as interim agreements until replaced by new agreements that may be applied retroactively. The Telecommunications Act's general interconnection requirements apply to interexchange carriers and to all other providers of communications services, although the terms and conditions for interconnection provided by these carriers are not regulated as strictly as interconnection provided by the ILECs. This may provide us with the ability to reduce our access costs by interconnecting directly with non-ILECs, but may also cause us to incur additional administrative and regulatory expenses in replying to interconnection requests from other carriers.

         Access Charges. The FCC has fundamentally restructured the "access charges" that ILECs charge to interexchange carriers and end user customers to connect to the ILEC's network to permit increased pricing flexibility to ILECs subject to the FCC's price cap rules as competition becomes established in their markets. In August 1999, the FCC adopted an order providing additional pricing flexibility to ILECs subject to price cap regulation in their provision of interstate access services, particularly special access and dedicated transport. Some of the actions taken by the FCC would immediately eliminate rate scrutiny for "new services" and permit the establishment of additional geographic zones within a market that would have separate rates. Additional and more substantial pricing flexibility will be given to ILECs as specified levels of competition in a market are reached through the collocation of competitive carriers and their use of competitive transport. This flexibility will include, among other items, customer specific pricing, volume and term discounts for some services and streamlined tariffing.

         As part of the same August order, the FCC initiated another proceeding to consider increased pricing flexibility proposals for ILECs access charges. This proceeding also will consider the reasonableness of CLEC access rates and seeks comment on whether the FCC should adopt rules to regulate CLEC access charges. In addition, the FCC's rulemaking is examining whether any statutory or regulatory constraints prevent an interexchange carrier from declining to accept a CLEC's access services, and if so under what circumstances. The outcome of this rulemaking is not possible to predict.

         In late May, the FCC adopted an access reform proposal sponsored by AT&T and several regional bell operating companies. That plan, which applies to all price cap-regulated ILECs, will substantially lower ILEC switched access charges, restructure charges imposed on end users, and establish additional, explicit funding for universal service.

         Tariffing of Interstate Services. We must file federal tariffs for the interstate access services offered by our ILEC affiliates. CLECs may, but are not required to, file interstate access tariffs. Interexchange carriers, in contrast, generally are not permitted to file new tariffs for domestic interstate services and must withdraw existing domestic interstate tariffs by January 31, 2001. International services must still be tariffed. Instead, interexchange carriers must post their rates for domestic interexchange services on their web sites. Because tariffs had the force of law and strictly limited carriers' liability, detariffing may increase administrative costs for interexchange carriers and expose them to greater liability.

         Review of Universal Service Requirements. The FCC and the states are required to establish a "universal service" program to ensure that affordable, quality landline communications services are available across the United States. We are required to contribute to the federal universal service program as well as existing state programs. The FCC has determined that our "contribution" to the federal universal service program is a variable percentage of interstate "end-user communications revenues." Although many states are likely to adopt a similar assessment methodology, the states are free to calculate communications service provider contributions in any manner they choose as long as the process is not inconsistent with the FCC's rules. At the present time it is not possible to predict the extent of our total federal and state universal service assessments or our ability to recover from the universal service fund for service provided to high cost areas.

         State Regulation of ILEC, CLEC and Interexchange Services. Most states have some form of certification requirement which requires telecommunication providers to obtain authority from state regulatory commissions prior to offering common carrier services. State regulatory commissions generally regulate the rates ILECs charge for intrastate services, including rates for intrastate access services paid by providers of intrastate long distance services. ILECs must file tariffs setting forth the terms, conditions and prices for their intrastate services. Under the Telecommunications Act, public service commissions have jurisdiction to arbitrate and review negotiations between ILECs and CLECs regarding the prices ILECs charge for interconnection of network elements with, and resale of services by, CLECs, in accordance with rules set by the FCC. State regulatory commissions may also formulate rules regarding fees imposed on providers of communications services within their respective states to support state universal service programs.

         The Telecommunications Act preempts state statutes and regulations that restrict the provision of CLEC services. As a result, we are free to provide the full range of intrastate local and long distance services in all states which we currently operate, and in any states into which we may wish to expand. While this action greatly increases our potential customer base, it also increases the amount of competition to which we may be subject.

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

         We are subject to regulation in Virginia by the State Corporation Commission, or SCC. Our tariffs are approved by and on file with the SCC for ILEC services in our certificated service territory in and around Waynesboro, Virginia and Clifton Forge, Virginia. We are also certified as an ILEC in West Virginia and Tennessee. We provide CLEC services to businesses in Charlottesville, Harrisonburg, Lexington, Lynchburg, Staunton and Winchester, Virginia and Huntington and Charleston, West Virginia and our rates for such CLEC service may fluctuate based on market conditions.

         Internet and DSL

         On November 9, 1999, the FCC released a decision that concluded that advanced services, such as DSL, sold by ILECs to ISPs on a wholesale basis and bundled by the ISP with its other services are not subject to the Telecommunications Act's discounted resale obligations. This decision will allow ILECs to provide ISPs with special rate packages for DSL without having to provide a further discount to CLECs. Our Internet subsidiaries may obtain such special pricing.

         In addition, on November 18, 1999, the FCC ordered ILECs to share their telephone lines with providers of high speed Internet access and other data services. This action permits CLECs to obtain access to the high-frequency portion of the local loop from the ILECs over which the ILECs provide voice services. As a result, a CLEC will be able to provide DSL-based services over the same telephone lines simultaneously used by the ILEC for its voice services, and will no longer need to purchase a separate local loop from the ILEC in order to provide DSL services. This ruling may make it easier for CLECs, including ourselves and our competitors to provide DSL services.

         Calls placed by end-users to Internet service providers are subject to reciprocal compensation payments under most existing interconnection agreements. On February 26, 1999, the FCC decided that these calls are primarily interstate traffic for jurisdictional purposes and that the Telecommunications Act does not require reciprocal compensation to be paid on them. The decision asserts that because no federal rules governing inter-carrier compensation for this traffic currently exist, the determination of whether it is subject to reciprocal compensation may be made by state regulatory commissions. The FCC's decision states that state commission decisions mandating the payment of reciprocal compensation for Internet service providers' traffic may conform with federal law. The FCC has, however, initiated proceedings to address the issue on a prospective basis. The United States Court of Appeals for the District of Columbia Circuit on March 24, 2000 vacated and remanded the FCC's February 26, 1999 decision and required the FCC to explain the rationale for its decision.

         Another significant issue facing Internet service providers is whether they will be given access to broadband systems operated by cable television companies. ISPs generally believe that mandatory access is appropriate and would allow them to provide competitive high-speed broadband service to more customers. Although the issue continues to be debated and legislation has been introduced to Congress to mandate access to broadband cable networks, the FCC has thus far declined to take action on the matter. The ultimate outcome of this issue could have a significant impact on the success of ISPs.

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

                                OUR MANAGEMENT

Directors and Executive Officers

         Our executive officers are elected annually by the board of directors and serve until their successors are duly elected and qualified. Pursuant to the terms of the securities purchase agreements and certificates of designation relating to the issuance and sale of our Series B Preferred Stock, Welsh Carson has designated Anthony J. de Nicola as its board representative.

         The Series B preferred stockholders other than Welsh Carson also have the right to designate one board representative but have not, as of the date of this prospectus, designated a board representative.

         Set forth below are the names, ages and positions of our directors and executive officers.

  Name                             Age  Position
  ----                             ---  --------

James S. Quarforth..............   46   Chairman of the Board and Chief
                                        Executive Officer
Carl A. Rosberg.................   47   President, Chief Operating Officer and
                                        Director
David R. Maccarelli.............   48   Senior Vice President--Operations and
                                        Engineering
Michael B. Moneymaker...........   42   Senior Vice President and Chief
                                        Financial Officer, Treasurer and
                                        Secretary
Don Marie Persing...............   48   Senior Vice President
Warren C. Catlett...............   40   Senior Vice President--Corporate
                                        Development
Phyllis H. Arnold...............   51   Director
William W. Gibbs, V.............   59   Director
C. Wilson McNeely, III..........   57   Director
John B. Mitchell, Sr............   59   Director
John N. Neff....................   48   Director
Anthony J. de Nicola............   36   Director

         Our board of directors is comprised of three classes, which consist of three members each. The members of each class are elected annually to serve staggered three-year terms as follows:

     . Class I directors include Messrs. McNeely and Rosberg, who have been elected to serve until 2001;

     . Class II directors include Messrs. Mitchell and Quarforth, who have been elected to serve until 2002 and includes Mr. de Nicola, who will stand for election at the next annual shareholders meeting; and

     . Class III directors include Ms. Arnold and Messrs. Neff and Gibbs, who have been elected to serve until 2003.

         James S. Quarforth became Chairman of the Board and Chief Executive Officer on May 1, 1999. Mr. Quarforth has served as a director of CFW Communications since 1987. Previously, he was President and Chief Executive Officer since 1990. He has also served as a director of Virginia Financial Corporation, Illuminet Holdings, Inc. and, until September 23, 1999, served as a director of American Telecasting, Inc.

         Carl A. Rosberg became President and Chief Operating Officer on May 1, 1999. Mr. Rosberg has served as a director of CFW Communications since 1992. Previously, he was Senior Vice President until May 1, 1999. He also served as a director of American Telecasting, Inc. until September 23, 1999.

         David R. Maccarelli became Senior Vice President -- Operations and Engineering in May 2000. From July 1999 to April 2000 he served as President of Virginia operations. From January 1994 to June 1999 he served as Senior Vice President. From January 1993 to December 1993, he served as Vice President-- Network Services.

From June 1974 to December 1992, prior to joining CFW Communications, he held numerous leadership positions with Bell Atlantic. These positions encompassed operations, engineering, regulatory and business development.

         Michael B. Moneymaker became Senior Vice President and Chief Financial Officer, Treasurer and Secretary in April 2000. From January 1999 to March 2000, he was Vice President and Chief Financial Officer, Treasurer and Secretary. From October 1995 to December 1998 he served as Vice President of Finance. Previously, he was a Senior Manager for Ernst and Young from October 1989 until October 1995.

         Don Marie Persing became Senior Vice President in July 1999. From May 1998 to June 1999 she served as Vice President--Human Resources. Prior to joining us, from December 1995 to April 1998, she was employed by PrimeCo Personal Communications as Vice President of Customer Care. From August 1994 to November 1995, she served as operations manager for CFW's directory assistance operation. From June 1974 to January 1994, she held numerous leadership positions with AT&T and C&P Telephone. These positions encompassed customer care, directory assistance, human resources, network engineering, software development and large project management.

         Warren C. Catlett became Senior Vice President--Strategy and Business Development in April 2000. From January 1997 to March 2000, he was Vice President--Strategy and Business Development. Prior to that, he had served as director of Business Development since January 1994. Previously, he served as Planning and Regulatory Manager from April 1992 until January 1994 and Revenue Requirements Manager from May 1990 until April 1992. Previously, he was responsible for a variety of tariff, settlements, and regulatory matters at the National Exchange Carrier Association.

         Phyllis H. Arnold has been a director of CFW Communications since 1999. She is the Senior Executive Vice President and Chief Operating Officer of One Valley Bancorp, Inc. She has served on the board of directors of One Valley Bancorp since 1993. Mrs. Arnold has been the President and Chief Operating Officer of One Valley Bank, N.A. since 1991.

         William W. Gibbs, V has been a director of CFW Communications since 1977. He has been President of Comprehensive Computer Consultants, Inc. since 1994.

         C. Wilson McNeely, III has been a director of CFW Communications since 1995. He has been Chairman of the Board of Eagle Corporation, a manufacturer of concrete products and distributor of fuel oils, since 1997. Prior to 1997 he was President of Eagle Corporation.

         John B. Mitchell, Sr. has been a director of CFW Communications since 1989. He has been President and Chairman of the Board of Hammond--Mitchell, Inc., a construction contractor since 1968.

         John N. Neff has been a director of CFW Communications since 1995. He has been President and Chief Executive Officer of Nielsen Builders, Inc. since 1988.

         Anthony J. de Nicola was appointed a director of CFW Communications in July 2000. He has served as a managing member or general partner of the respective sole general partners of Welsh, Carson, Anderson & Stowe VIII and IX, L.P.s and other associated investment partnerships since 1994. Previously he worked for William Blair & Co. for four years in the merchant banking area. He is a director of Centennial Communications, BTI Telecom Corp., Valor Telecommunications, LLC, Alliance Data Systems, Inc. and several private companies.

         We expect that, following our merger with R&B Communications, J. Allen Layman, who is currently Chief Executive Officer of R&B Communications, will become President and Chairman of our Board of Directors. We also expect that John B. Williamson, III will become one of our directors. Mr. Williamson is currently on the board of R&B Communications and is President and Chief Executive Officer of RGC Resources, Inc.

                            PRINCIPAL STOCKHOLDERS

         The following table presents information, as of September 25, 2000, regarding the beneficial ownership of our common stock by:

     . each person known to us to be a beneficial owner of five percent or more of our common stock;

     .   each director;

     . each executive officer named under "OUR MANAGEMENT -- Directors and Executive Officers" on page [__]; and

     .   all directors and executive officers as a group.

         Under Securities Exchange Commission rules, beneficial ownership of our common stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of an option, warrant, right of conversion of a security or otherwise. Unless otherwise indicated in the footnotes to this table, each of the beneficial owners named in the table has sole voting and investment power with respect to their shares of our common stock. Unless otherwise noted, the address for each of our directors and executive officers is c/o CFW Communications Company, 401 Spring Lane, Suite 300, Waynesboro, Virginia 22980. As of September 25, 2000, we had 13,129,653 shares of common stock outstanding. For purposes of calculating the percentage of total voting power below, we have included in the number of outstanding shares of common stock 4,146,228(1) shares of common stock that may be acquired upon the conversion of our Series B and Series C preferred stock, which votes with our common stock on an as-converted basis.

/1/ This amount does not give effect to shareholder approval of the proposal to modify the Series B, Series C and Series D preferred stock.

                                                                       Number of Shares           Percentage
                                                                         Beneficially              of Total
Name and Address of Beneficial Owner                                       Owned (1)             Voting Power
------------------------------------                                       ---------             ------------
Welsh, Carson, Anderson & Stowe(2)(3).............................           4,463,049               14.9%
James S. Quarforth(4).............................................             143,086                 *
Carl A. Rosberg(5)................................................              85,698                 *
David R. Maccarelli(6)............................................              41,016                 *
Michael B. Moneymaker(7)..........................................              26,827                 *
Don Marie Persing(8)..............................................               7,532                 *
Phyllis H. Arnold(9)..............................................               2,302                 *
Warren C. Catlett(10).............................................              16,273                 *
William W. Gibbs, V(11)...........................................             161,581                 *
C. Wilson McNeely, III(12)........................................              19,008                 *
John B. Mitchell, Sr(13)..........................................               6,511                 *
John N Neff(14)...................................................               5,055                 *
Anthony J. de Nicola(15)..........................................               6,764                 *
All directors and executive officers as a group (12 persons)......             521,653               3.0%

------------
*     Less than one percent.
(1) Includes shares held by spouses, children, trusts, and companies in which the director or officer owns a controlling interest.
(2) Gives effect to the agreement of Welsh Carson not to vote more than 14.9% of the votes entitled to be cast. Absent this agreement, and assuming shareholder approval of the proposal to modify various terms of the outstanding series of preferred stock, Welsh Carson would have the power to vote 24.5% of the votes entitled to be cast. Of these shares, Welsh, Carson, Anderson & Stowe VIII, L.P. and Welsh, Carson, Anderson & Stowe

      IX, L.P. each own 2,001,466 shares beneficially and of record. 300,000 of the shares are owned beneficially and of record by WCAS Capital Partners III, L.P. and 160,118 of the shares are owned beneficially and of record by individuals who are members of the limited liability company that serves as the sole general partners of Welsh, Carson, Anderson & Stowe VIII and IX, L.P.s, including Mr. de Nicola and individuals employed by its investment advisor. Each of Welsh, Carson, Anderson & Stowe VIII L.P. and Welsh, Carson, Anderson & Stowe IX, L.P. disclaim beneficial ownership of all shares except to the extent owned of record by them. The address for Welsh, Carson, Anderson & Stowe VIII, L.P. and Welsh, Carson, Anderson & Stowe IX, L.P. is 320 Park Avenue, Suite 2500, New York, New York 10022.
(3) Assumes shareholder approval of the proposal to modify various terms of each outstanding series of preferred stock and includes approximately 2,439,024 shares issuable upon conversion of 100,000 shares of Series B preferred stock, approximately 1,279,581 shares issuable upon conversion of 55,022 shares of Series C preferred stock, approximately 444,444 shares issuable upon the exercise of warrants to purchase common stock at an initial exercise price of $50.00 per share, and 300,000 shares issuable upon the exercise of warrants to purchase common stock at an initial exercise price of $.01 per share. Welsh Carson has also purchased 69,978 shares of our Series D preferred stock. Upon shareholder approval, the Series D preferred stock will convert into 69,978 shares of Series C preferred stock, which are convertible into approximately 1,555,067 shares of common stock.
(4) Includes 89,700 shares which Mr. Quarforth has the right to acquire through the exercise of stock options.
(5) Includes 55,450 shares which Mr. Rosberg has the right to acquire through the exercise of stock options.
(6) Includes 37,516 shares which Mr. Maccarelli has the right to acquire through the exercise of stock options.
(7) Includes 17,400 shares which Mr. Moneymaker has the right to acquire through the exercise of stock options.
(8) Includes 4,500 shares which Ms. Persing has the right to acquire through the exercise of stock options.
(9) Includes 1,302 shares which Ms. Arnold has the right to acquire through the exercise of stock options.
(10) Includes 14,535 shares which Mr. Catlett has the right to acquire through the exercise of stock options.
(11) Includes 1,022shares which Mr. Gibbs has the right to acquire through the exercise of stock options.
(12) Includes 1,322 shares which Mr. McNeely has the right to acquire through exercise of stock options.
(13) Includes 1,592 shares which Mr. Mitchell has the right to acquire through the exercise of stock options.
(14) Includes 4,055 shares which Mr. Neff has the right to acquire through the exercise of stock options.
(15) Excludes 4,456,285 shares owned beneficially and of record by Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe IX, L.P., WCAS Capital Partners III, L.P. and other individuals who are affiliated with Welsh Carson. Mr. de Nicola disclaims beneficial ownership of such shares. See footnote (2) above. Includes 778 shares issuable upon the exercise of warrants to purchase common stock at an initial exercise price of $50.00 per share.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Equity Investment

         Welsh Carson has purchased 100,000 shares of Series B preferred stock for $100.0 million, and Morgan Stanley Dean Witter has purchased 12,500 shares of the Series B preferred stock for $12.5 million. The Series B preferred stock is entitled to receive dividends at an annual rate of 8.5% of the stated value and is convertible into shares of our common stock at any time at the option of the holders at a conversion rate equal to the stated value divided by $41.00. In connection with the issuance of the Series B preferred stock, we issued to Welsh Carson and Morgan Stanley Dean Witter warrants to purchase 500,000 shares of our common stock at an exercise price of $50.00 per share.

         Welsh Carson has also purchased 55,022 shares of Series C preferred stock for $55.0 million and 69,978 shares of Series D preferred stock for $70.0 million. Morgan Stanley Dean Witter has purchased 5,278 shares of that same Series C preferred stock for $5.3 million and 7,222 shares of that same Series D preferred stock for $7.2 million. The Series C preferred stock is entitled to receive dividends at an annual rate of 8.5% of the stated value and is convertible into shares of common stock at any time at the option of the holders at a conversion rate equal to the stated value divided by $43.00. The Series D preferred stock is entitled to receive dividends at an annual rate of 18.0% of the stated value and is automatically converted into shares of Series C preferred stock upon our shareholders' approval of such conversion. Upon such approval, the dividend rate on the Series C preferred stock will decrease to 5.5%, and the conversion price will increase to $45.00.

         The holders of a majority of the Series B preferred stock are entitled to elect in the aggregate two of our directors and, for so long as the Series B preferred stock is outstanding, CFW will have no more than 11 directors on the board. Welsh Carson has agreed that it will designate only one director and the remaining Series B preferred stockholders will have the right to designate the other director. The holders of the Series B and Series C preferred stock are entitled to vote with the holders of our common stock on an as-converted basis. Until our shareholders approve full voting rights, Welsh Carson will exercise voting rights only with respect to shares representing less than 20% of the issued and outstanding shares of our common stock at the time of any such vote, and will vote any remaining shares in the same proportion as our other shareholders. The Series D preferred stock is non-voting. Notwithstanding shareholder approval of full voting rights, Welsh Carson has agreed with CFW not to vote more than 14.9% of the votes entitled to be cast, until such time as Federal Communications Commission regulations would permit full voting rights.

         In connection with these equity investments, we have paid to Welsh Carson all reasonable out-of-pocket expenses of Welsh Carson.

Subordinated Notes

         WCAS Capital Partners III, L.P., an affiliate of Welsh Carson, has purchased at par $95.0 million aggregate principal amount of 13.5% subordinated notes. WCAS Capital will not be permitted to transfer any of the subordinated notes to a third party for a period of one year from the closing date of the issuance of such subordinated notes without the prior consent of Morgan Stanley & Co. Incorporated.

Affiliated Transactions

         During 2000, CFW awarded a construction project to Nielsen Builders, Inc. This project related to the renovations of a new customer care center. It is anticipated that the renovations will cost approximately $1.3 million. In 1999, CFW awarded a construction project for a new $3.7 million corporate facility to Nielsen Builders through a competitive bidding process. Construction of the new facility commenced in 2000. In 1998, CFW paid $2.7 million to Nielsen Builders for the construction of our Waynesboro customer care center and certain additional construction activities, which were completed in 1998. The construction project for the customer care center had been awarded to Nielsen Builders in 1997 through a competitive bidding process. Mr. John Neff, currently a member of our board of directors, serves as President and Chief Executive Officer of Nielsen Builders.

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                      DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Credit Facility

         On July 26, 2000 we entered into an agreement for a $325 million senior, secured credit facility provided by a syndicate of lenders headed by Morgan Stanley Senior Funding, Inc., as administrative agent. This facility is in the form of a $100 million revolving credit facility and $225 million in term loans and term loan commitments, divided into a $50 million Term Loan A, a $100 million Term Loan B and a $75 million Term Loan C. The following is a summary of certain provisions of our new senior secured credit facility. This summary is not complete.

         Term Loan B was used to finance, in part, the acquisition of Richmond-Norfolk PCS. For a description of this transaction, see "OUR BUSINESS-- Recent Developments -- Richmond-Norfolk PCS" on page [____]. Borrowings under Term Loan A are available until July 26, 2001 under the credit agreement. These borrowings and borrowings under the revolving credit facility were used to refinance our existing senior debt and debt of the Alliances to the RTFC. We also intend to use these borrowings for working capital and general corporate purposes of ours and the Alliances, up to a limit of $250 million in total provided by us to the Alliances.

         The revolving credit facility is repayable in a single payment on the seventh anniversary of closing. Amounts outstanding under Term Loan A at the end of one year are repayable beginning the fourth year after closing in increasing quarterly installments, with a final maturity on the seventh anniversary of closing. Term Loan B is repayable beginning in the third year after closing in quarterly installments equal to approximately 1% per year of principal during each year through the seventh year, with the entire balance of Term Loan B repayable between the seventh and eighth anniversaries of closing. Term Loan C is repayable in a single payment on the eighth anniversary of closing.

         We may prepay any portion of the senior credit facilities at any time without penalty, except that we must compensate the lenders for any breakage or other reasonable funding costs. We must repay any outstanding loans out of cash we receive from the following events:

     . subject to exceptions for amounts reinvested in our businesses, 100% of proceeds of (1) asset sales and (2) "Extraordinary Events," such as income tax refunds, pension reversions, receipt of certain insurance proceeds, etc.;

     . 100% of proceeds of the issuance of additional debt or equity after the closing; and

     .   50% of excess annual cash flow.

         We may choose to have interest accrue on loans outstanding under the senior credit facilities at rates based on the adjusted prime rate or the fully reserve adjusted London interbank offered rate, or LIBOR, plus an applicable margin. The applicable margin will be (1) in respect of the revolving credit facility and the Term Loan A, (x) for the first six months after the closing date of the credit facility, 3.25% per annum over the LIBOR rate and 2.25% over adjusted prime and (y) thereafter, the applicable percentage per annum may vary depending on our leverage ratio, (2) in respect of the Term Loan B, 4.00% per annum over the LIBOR rate and 3.00% per annum over adjusted prime and (3) in respect of the Term Loan C, 2.75% per annum over the LIBOR rate and 1.75% per annum over adjusted prime. At any time when there is a default under the senior credit facility, the lenders have the right to increase all interest rates by 2% per annum.

         In addition, we must pay (1) an agency fee, (2) commitment fees and (3) letter of credit fees. The agency fee, payable to the administrative agent, is $85,000 a year. The commitment fee is payable periodically on the unused portion of the $100 million revolving credit commitment and during the first year after the closing date on any unused portion of the Term Loan A at a rate equal to between .50% and .75% per annum depending on the

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amounts drawn under the revolving credit facility and the Term Loan A. Letter of credit fees are payable on the face amount of letters of credit we ask be issued for our account, at a rate equal to the margin over LIBOR that is applicable at the time to revolving credit loans that bear interest based on LIBOR paid proportionately to all lenders, plus an additional .25% for the account of the issuing bank.

         Our obligations under the senior credit facility are secured by substantially all of our assets, including real property. We have pledged to the collateral agent for the lenders' benefit, our equity interests in any subsidiaries, including the Alliances. Our subsidiaries (other than the Alliances) have guaranteed our obligations under the senior credit facility and have also pledged their assets to secure their guarantees. The Alliances have separately guaranteed our obligations to the lenders, to the extent of the amount we have invested or will invest (by loans or in the form of equity) in them from proceeds of the senior credit facility.

         During the term of the senior credit facility, we will also be bound by certain financial covenants, as follows:

         (1) until December 31, 2002, a maximum ratio of senior debt to total capital, a maximum ratio of total debt to total capital, minimum aggregate service revenues, minimum number of subscribers, and minimum EBITDA and (2) after December 31, 2002, a maximum total debt to EBITDA, a maximum senior secured debt to EBITDA, a minimum interest coverage ratio and a minimum debt service coverage ratio.

         In addition, we are required to make financial statements and other reports available to the lenders on a regular basis and there are limits on our ability to incur additional debt, to grant liens on our property, to declare dividends or make other distributions to our shareholders, or to repurchase our own stock or prepay other debt, to make capital expenditures or loans to or investments in others, to merge, consolidate, sell and buy assets or acquire other businesses, to engage in transactions with our affiliates (other than subsidiary guarantors) or to amend our certificate of incorporation.

         The senior credit facility provides for customary events of default, including non-payment, breaches of covenants, making misleading or inaccurate representations and warranties, cross-default to certain other debt, certain events of bankruptcy and insolvency, ERISA violations, and change in control.

         In September 2000, we entered into two five-year interest rate swap agreements to modify the interest characteristics on $162.5 million of debt under the $325 million senior credit facility from a variable rate to a fixed rate basis. These agreements involve our paying an amount based on a fixed interest rate of 6.8% and receiving an amount based on one-month London Interbank Offered Rates (LIBOR) variable interest rate (6.6% at September 30,
2000), calculated on a $162.5 million notional amount. The senior credit facility provides for payment of a LIBOR based variable interest rate plus an interest rate ranging from 2.75% to 4.0%, depending on the respective loan traunche. At September 30, 2000, we had $100 million of Term Loan B and $50 million of Term Loan C outstanding; the interest rate swap provided for a fixed rate totaling 10.8% and 9.5% for the Term Loan B and Term Loan C, respectively.

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                       DESCRIPTION OF THE EXCHANGE NOTES

         The outstanding notes were, and the exchange notes will be issued under an Indenture, dated as of July 26, 2000, between CFW Communications Company, as issuer, and The Bank of New York, as Trustee. A copy of the Indenture is being filed as an Exhibit to this registration statement. The following summary of certain provisions of the Indenture is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture. As used in this "DESCRIPTION OF THE NOTES," the term "Company" means CFW Communications Company and excludes any of its subsidiaries and the term "exchange notes" means the exchange notes, unless otherwise indicated. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. For definitions of certain capitalized terms used in the following summary, see "-- Certain Definitions" beginning on page [_____].

         The following description of the terms of the Indenture governing the exchange notes is a summary. This summary does not restate the Indenture and excludes certain definitions and complex legal terminology contained in the Indenture. While we believe this summary contains all of the information about the Indenture that is important to your decision to tender your notes or to purchase the notes, it does not include all of the provisions of the Indenture that you may feel are important. It is the Indenture, and not this summary, that defines your rights as a noteholder. If you would like to read the Indenture in its entirety, you may obtain a copy from us by contacting the Company or from the SEC at the address set forth under "WHERE YOU CAN FIND MORE INFORMATION."

General

         The notes will be unsecured (except to the extent described under "-- Security" on page [____]) unsubordinated obligations of the Company, and will mature on August 15, 2010. Each note will bear interest at the rate shown on the front cover of this prospectus from the Closing Date or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on the February 1 or August 1 immediately preceding the Interest Payment Date) on February 15 and August 15 of each year, commencing February 15, 2001.

         If by the date that is six months after July 26, 2000, the Company has not consummated a registered exchange offer for the notes or caused a shelf registration statement with respect to resales of the notes to be declared effective, the annual interest rate on the notes will increase by .5% until the consummation of a registered exchange offer or the effectiveness of a shelf registration statement. See "-- Registration Rights" on page [_____].

         Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, the City of New York (which initially will be the corporate trust office of the Trustee at 101 Barclay Street, Floor 21-W, New York, New York 10286); provided that, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses as they appear in the Security Register.

         The notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof. See "-- Book-Entry; Delivery and Form" on page [____]. No service charge will be made for any registration of transfer or exchange of notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

         Subject to the covenants described under "--Covenants" on page [_____] and applicable law, the Company may issue additional notes under the Indenture. The notes offered hereby and any additional notes subsequently issued would be treated as a single class for all purposes under the Indenture.

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Optional Redemption

         General

         The notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after August 15, 2005 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the redemption date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing August 15, of the years set forth below:

                                    Redemption
         Year                         Price
         ----                         -----
         2005..................       106.500%
         2006..................       104.333
         2007..................       102.167
         2008 and thereafter          100.000%

         In addition, at any time prior to August 15, 2003, the Company may redeem up to 35% of the principal amount of the notes with the Net Cash Proceeds of one or more sales of Capital Stock of the Company (other than Disqualified Stock), at any time or from time to time in part, at a redemption price (expressed as a percentage of principal amount) of 113.0%, plus accrued and unpaid interest to the Redemption Date (subject to the rights of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date); provided that at least 65% of the aggregate principal amount of notes originally issued remains outstanding after each such redemption and that notice of any such redemption is mailed within 60 days after each such sale of Capital Stock.

         Selection

         In the case of any partial redemption, selection of the notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no note of $1,000 in principal amount or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note.

Sinking Fund

         There will be no sinking fund payments for the notes.

Registration Rights

         The Company has agreed with the Placement Agents, for the benefit of the Holders, that the Company will use its best efforts, at its cost, to file and cause to become effective a registration statement with respect to a registered offer (the "exchange offer") to exchange the outstanding notes for an issue of unsubordinated notes of the Company (the "exchange notes") with terms identical to the outstanding notes (except that the exchange notes will not bear legends restricting the transfer thereof). Upon such registration statement being declared effective, the Company shall offer the exchange notes in return for surrender of the outstanding notes. Such offer shall remain open for not less than 20 business days after the date notice of the exchange offer is mailed to Holders. For each outstanding note surrendered to the Company under the exchange offer, the Holder will receive an exchange note of equal principal amount. Interest on each exchange note shall accrue from the last Interest Payment Date on which interest was paid on the outstanding notes so surrendered or, if no interest has been paid on such notes, from the

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Closing Date. In the event that applicable interpretations of the staff of the
Securities and Exchange Commission do not permit the Company to effect the exchange offer, or under certain other circumstances, the Company shall, at its cost, use its best efforts to cause to become effective a shelf registration statement (the "Shelf Registration Statement") with respect to resales of the outstanding notes and to keep such Shelf Registration Statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act after the Closing Date, or such shorter period that will terminate when all notes covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement. The Company shall, in the event of such a shelf registration, provide to each Holder copies of the prospectus, notify each Holder when the Shelf Registration Statement for the outstanding notes has become effective and take certain other actions as are required to permit resales of the outstanding notes. A Holder that sells its outstanding notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a Holder (including certain indemnification obligations).

         In the event that the exchange offer is not consummated and a Shelf Registration Statement is not declared effective on or prior to the date that is six months after July 26, 2000, the annual interest rate borne by the notes will be increased by .5% until the exchange offer is consummated or the Shelf Registration Statement is declared effective.

         If the Company effects the exchange offer, the Company will be entitled to close the exchange offer 20 business days after the commencement thereof, provided that it has accepted all notes theretofore validly surrendered in accordance with the terms of the exchange offer. If you do not exchange your outstanding notes for exchange notes in the exchange offer, or if your outstanding notes are tendered but not accepted, your notes will continue to have restrictions on transfer. In general, you may offer or sell any outstanding notes only if the notes are registered under the Securities Act and applicable state laws, or resold under an exemption from these laws. We do not intend to register the outstanding notes under the Securities Act, other than in the limited circumstances described in this Section.

         This summary of certain provisions of the Registration Rights Agreement is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, which is filed as an exhibit to the Registration Statement.

Security

         The Indenture required that on the Closing Date, the Company must purchase and pledge to the Trustee for the benefit of the Holders of the notes the Collateral in such amount as will be sufficient upon receipt of scheduled interest and principal payments of such securities, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to provide for payment in full of the first four scheduled interest payments due on the notes. The Company used approximately $69.6 million to acquire the Collateral. The Collateral is pledged by the Company to the Trustee for the benefit of the Holders of the notes pursuant to the Escrow Agreement and will be held by the Trustee in the Collateral Account. Pursuant to the Escrow Agreement, immediately prior to an Interest Payment Date on the notes, the Company may either deposit with the Trustee from funds otherwise available to the Company cash sufficient to pay the interest scheduled to be paid on such date or the Company may direct the Trustee to release from the Collateral Account proceeds sufficient to pay interest then due on the notes. In the event that the Company exercises the former option, the Company may thereafter direct the Trustee to release to the Company proceeds or Collateral from the Collateral Account in like amount. A failure by the Company to pay interest on the notes (including by instructing the Trustee to do so from proceeds of the Collateral sufficient therefor) in a timely manner through the first four scheduled interest payment dates will constitute an immediate Event of Default under the Indenture, with no grace or cure period.

         The notes are secured in part by a first priority security interest in the Escrow Agreement and in the Collateral Account and, accordingly, the Collateral and the Collateral Account will also secure repayment of the principal amount of the notes to the extent of such security. Under the Escrow Agreement, once the Company

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makes the first four scheduled interest payments on the notes, all of the remaining Collateral and any other amounts in the Collateral Account, if any, will be released from the Collateral Account and thereafter the notes will be unsecured.

Ranking

         The Indebtedness evidenced by the notes ranks equally in right of payment with all existing and future senior unsecured indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. After giving pro forma effect to the Transactions, as of June 30, 2000, the Company and its subsidiaries would have had approximately $331.9 million of indebtedness outstanding (other than the senior notes and subordinated notes). See "CAPITALIZATION" on page [____]. After giving pro forma effect to the Transactions, as of June 30, 2000, the Company and its subsidiaries would have had approximately $193.1 million of secured indebtedness outstanding (other than the notes), as well as $175.0 million of borrowing availability under the Credit Facility. The Credit Facility is secured by substantially all of the assets of the Company and its subsidiaries. The notes will be effectively subordinated to the indebtedness under the Credit Facility to the extent of such security interests. The subordinated notes will be expressly subordinated to all senior Indebtedness of the Company, including the senior notes. Holders of senior Indebtedness, including the senior notes, will have customary blockage rights.

         The Company conducts a substantial portion of its operations through subsidiaries and, therefore, the Company largely depends upon the cash flow of its subsidiaries to meet its obligations, including its obligations under the notes. The Company's subsidiaries will not be guarantors of the notes and are separate entities, with no obligation to make payments on the notes or to make funds available therefor. Generally, with respect to the assets and earnings of such subsidiaries, priority will be given to claims of the subsidiaries' creditors, including trade creditors, secured creditors, creditors holding indebtedness and guarantees issued by the subsidiaries, and claims of equity holders, if any, of the subsidiaries over the claims of the Company's creditors, including holders of the notes. The notes, therefore, will be effectively subordinated to all existing and future liabilities (including trade payables) of the Company's subsidiaries. After giving pro forma effect to the Transactions, as of June 30, 2000, the Company's subsidiaries would have had approximately $331.9 million of indebtedness (other than the senior notes and subordinated notes) and other liabilities outstanding. See "RISK FACTORS -- Because the notes rank below our senior secured debt, you may not receive full payment on your notes" on page [______].

Certain Definitions

         Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

         "Acquired Indebtedness" means Indebtedness of a Person (1) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with an Asset Acquisition by a Restricted Subsidiary; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

         "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

                           (1) the net income of any Person that is not a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such Person during such period;

                           (2) the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted

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                  Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries;

                           (3) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

                           (4) any gains or losses (on an after-tax basis) attributable to Asset Sales;

                           (5) solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock of the Company owned by Persons other than the Company and any of its Restricted Subsidiaries; and

                           (6) all extraordinary gains and extraordinary losses.

         "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (1) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany payables and receivables) and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, other than licenses, all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the SEC or provided to the Trustee.

         "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Asset Acquisition" means (1) an Investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment or (2) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such acquisition.

         "Asset Disposition" means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of (1) all or substantially all of the Capital Stock of any Restricted Subsidiary or (2) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

         "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) after the Closing Date in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (1) all or any of the Capital Stock of any Restricted Subsidiary, (2) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (3) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of the

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Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of the Company; provided that "Asset Sale" shall not include (a) sales or other dispositions of inventory, receivables and other current assets, (b) sales, transfers or other dispositions of assets constituting a Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant, (c) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would satisfy clause
(B) of the "Limitation on Asset Sales" covenant or (d) sales or other dispositions of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business.

         "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of
(a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (2) the sum of all such principal payments.

         "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

         "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

         "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

         "Cash Equivalents" means (1) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) in each case maturing within one year after the date of acquisition, (2) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500.0 million and commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Ratings Group or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within one year after the date of acquisition and (3) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (1) and (2) above.

         "Change of Control" means such time as (1) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Permitted Holders, becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more 35% of the total voting power of the Voting Stock of the Company on a fully diluted basis and such total voting power is more than WCAS's total voting power of the Voting Stock of the Company on a fully diluted basis; or (2) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Company's stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

         "Closing Date" means the date on which the notes were originally issued under the Indenture.

         "Collateral" has the meaning ascribed thereto in the Escrow Agreement.

         "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income: (1) Consolidated

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Interest Expense, (2) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (3) depreciation expense, (4) amortization expense, (5) for purposes of determining the Company's ability to Incur Indebtedness, non-recurring severance and transaction costs incurred in connection with any acquisition (including any Transaction) by the Company or its Restricted Subsidiaries and (6) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) or increased (to the extent not otherwise increased in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income (whether positive or negative) attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries.

         "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries, including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; and the net costs associated with Interest Rate Agreements) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however, (1) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof) and (2) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

         "Credit Facility" means the Credit Facility among the Company, Morgan Stanley Senior Funding, Inc. and certain other financial institutions party thereto, as such agreement, may be, in one or more agreements with one or more lending groups, amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified, in whole or in part, from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplements or other modifications of the foregoing, including those that increase the amount available thereunder in accordance with the terms of the Indenture).

         "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

         "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

         "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (1) required to be redeemed prior to the Stated Maturity of the notes, (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the notes or (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to

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such provision prior to the Company's repurchase of such notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below.

         "Collateral Account" means an account established with the Escrow Agent pursuant to the terms of the Escrow Agreement for the deposit of the Collateral to be purchased by the Company with a portion of the net proceeds from the sale of the notes.

         "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution; provided that with respect to any transaction or series of related transactions having a value in excess of $10 million, such determination is made by disinterested members of the Board of Directors.

         "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (1) the amortization of any expenses incurred in connection with the Transactions and (2) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

         "Government Securities" means direct obligations of, obligations fully guaranteed by, or participations in pools consisting solely of obligations of or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the option of the issuer thereof.

         "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

         "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

         "Indebtedness" means, with respect to any Person at any date of determination (without duplication):

               (1)  all indebtedness of such Person for borrowed money;

               (2) all obligations of such Person evidenced by notes, debentures, notes or other similar instruments;

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               (3)  all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement);

               (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months (or one year in the case of earnouts for which the maximum non-contingent obligation does not exceed $25.0 million) after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

               (5)  all Capitalized Lease Obligations;

               (6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness;

               (7) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; and

               (8) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements.

         The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum net liability upon the occurrence of the contingency giving rise to the obligation, provided
(A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, (B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness" so long as such money is held to secure the payment of such interest and (C) that Indebtedness shall not include any liability for federal, state, local or other taxes.

         "Indebtedness to EBITDA Ratio" means, on any Transaction Date, the ratio of

               (1) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date to

               (2) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters for which financial statements of the Company have been filed with the SEC or provided to the Trustee (such four fiscal quarter period being the "Four Quarter Period"); provided that, in making the foregoing calculation, (A) pro forma effect shall be given to any Indebtedness to be Incurred or repaid on the Transaction Date; (B) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur from the beginning of the Four Quarter Period through the Transaction Date (the "Reference Period"), as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and (C) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or

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         asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (B) or (C) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available.

         "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

         "Investment" by the Company or any Restricted Subsidiary in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding Permitted Advances and advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, notes, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the retention of the Capital Stock (or any other Investment) by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Subsidiary, including without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, the amount of or a reduction in an Investment shall be equal to the fair market value thereof at the time such Investment is made or reduced.

         "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

         "Moody's" means Moody's Investors Service, Inc. and its successors.

         "MSDW" means Morgan Stanley Dean Witter & Co. and its affiliates.

         "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole,
(iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

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         "Offer to Purchase" means an offer to purchase notes by the Company from the Holders commenced by mailing a notice to the Trustee and each Holder stating:

               (1) the covenant pursuant to which the offer is being made and that all notes validly tendered will be accepted for payment on a pro rata basis;

               (2) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days after the date such notice is mailed) (the "Payment Date");

               (3) that any note not tendered will continue to accrue interest pursuant to its terms;

               (4) that, unless the Company defaults in the payment of the purchase price, any note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

               (5) that Holders electing to have a note purchased pursuant to the Offer to Purchase will be required to surrender the note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

               (6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of notes delivered for purchase and a statement that such Holder is withdrawing his election to have such notes purchased; and

               (7) that Holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $1,000 or integral multiples thereof.

         On the Payment Date, the Company shall (1) accept for payment on a pro rata basis notes or portions thereof tendered pursuant to an Offer to Purchase;
(2) deposit with the Paying Agent money sufficient to pay the purchase price of all notes or portions thereof so accepted; and (3) deliver, or cause to be delivered, to the Trustee all notes or portions thereof so accepted together with an Officers' Certificate specifying the notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new note equal in principal amount to any unpurchased portion of the note surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase notes pursuant to an Offer to Purchase.

         "Permitted Advances" means advances by the Company to the West Virginia PCS Alliance on and after the Closing Date in an aggregate amount not to exceed $104.0 million at any one time outstanding.

         "Permitted Holders" means WCAS and MSDW.

         "Permitted Investment" means:

               (1) an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; provided

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         that such person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment;

               (2)  Temporary Cash Investments;

               (3) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

               (4) stock, obligations or securities received in satisfaction of judgments;

               (5) an Investment in an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary;

               (6) Interest Rate Agreements and Currency Agreements designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in interest rates or foreign currency exchange rates;

               (7) loans or advances to or guarantees of third-party loans or advances to employees of the Company or any Restricted Subsidiary in the normal course of business in an aggregate amount not to exceed $5.0 million in the aggregate at any one time outstanding;

               (8) Strategic Telecommunications Investments made after the Closing Date in an aggregate amount not to exceed $11.25 million in the aggregate at any one time outstanding prior to the closing of the Company's acquisition of R&B Communications, Inc. (the "R&B Acquisition") and $15.0 million thereafter in the aggregate at any one time outstanding;

               (9) Notwithstanding (8) above, Strategic Telecommunications Investments, to the extent that the payment for such Strategic Telecommunications Investments consists of (i) Common Stock of the Company or (ii) proceeds of a sale of Common Stock of the Company received by the Company within 60 days of the making of such Investment;

               (10) Investments, the payment for which consists of (i) Qualified Capital Stock of the Company or (ii) the proceeds of a sale of Qualified Capital Stock of the Company received by the Company within 60 days of the making of such Investment, in an aggregate amount not to exceed $37.5 million at any one time outstanding prior to the closing of the R&B Acquisition and thereafter $50.0 million in the aggregate at any one time outstanding; and

               (11) Investments outstanding on the Closing Date or to be made as part of the Transactions, including without limitation, $7.5 million of investments in the RTFC to facilitate borrowings under the Credit Facility.

         "Permitted Liens" means:

               (1) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

               (2) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

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               (3)  Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

               (4) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal notes, government contracts, performance and return-of-money notes and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

               (5) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;

               (6) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described below, to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

               (7) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;

               (8) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

               (9) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

               (10) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

               (11) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired;

               (12) Liens in favor of the Company or any Restricted Subsidiary;

               (13) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that do not give rise to an Event of Default;

               (14) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

               (15) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

               (16) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely

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         to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

               (17) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date;

               (18) Liens on shares of Capital Stock of any Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary; and

               (19) Liens on receivables.

         "Preferred Share Documents" means (1) the Securities Purchase Agreement dated as of July 11, 2000 among the Company, WCAS, and the other purchasers listed on the signature pages thereof (the "Purchasers"), with respect to the Series B Preferred Stock, (2) the Securities Purchase Agreement among the Company and the Purchasers, with respect to the Series C and Series D Preferred Stock, (3) the Shareholders Agreement among the Company and the Purchasers entered into at the closing of the sale of the Series B Preferred Stock, and (4) the Warrant Agreement among the Company and the Purchasers entered into at the closing of the sale of the Series B Preferred Stock.

         "Qualified Capital Stock" means any Capital Stock of a Person that is not Disqualified Capital Stock.

         "Related Business" means any business related to, ancillary to, or complementary to, the ownership, development, operation or acquisition of communications systems or the provision of communications services, in each case as determined in good faith by the Board of Directors.

         "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary, including, without limitation, the Virginia PCS Alliance and the West Virginia PCS Alliance (after such Alliances become Subsidiaries of the Company) so long as the Company has not designated either Alliance as an Unrestricted Subsidiary in the manner provided for herein.

         "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, and its successors.

         "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (1) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (2) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

         "Stated Maturity" means, (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

         "Strategic Telecommunications Investment" means the acquisition by the Company or any of its Restricted Subsidiaries of 50.0% or less of the Common Stock in a Related Business (1) over which the Company or its Restricted Subsidiaries exerts operational or managerial influence or (2) which provides services directly to the Company or its Restricted Subsidiaries; in each case, as determined in good faith by the Board of Directors (when such Investment is or exceeds $1.0 million) or as certified by an officer of the Company (when such Investment is below $1.0 million).

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         "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

         "Temporary Cash Investment" means any of the following:

               (1) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof;

               (2) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $100 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

               (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank or trust company meeting the qualifications described in clause (2) above;

               (4) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P; and

               (5) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's.

         "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

         "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

         "Transactions" means:

               (1) the issuance of the senior notes and the subordinated notes by the Company;

               (2) the repayment of indebtedness by the Company of the Alliances to the RTFC;

               (3) the sale and issuance by the Company to the Permitted Holders of an aggregate amount of $250.0 million of its Preferred Shares;

               (4) the acquisition by the Company of certain licences and assets held by PrimeCo PCS, L.P.;

               (5)  the borrowings by the Company under the Credit Facility; and

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               (6)  the dispositions of assets of Virginia RSA 6 and RSA 5 in connection with the Richmond-Norfolk Acquisition.

         "Unrestricted Subsidiary" means (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (2) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

         "U.S. Government Obligations" means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

         "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

         "WCAS" means Welsh, Carson, Anderson & Stowe VIII, L.P. and Welsh, Carson, Anderson & Stowe IX, L.P. and their respective affiliates.

         "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

Covenants

         Limitation on Indebtedness

         (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the notes and Indebtedness existing on the Closing Date); provided that the Company may Incur Indebtedness if, after giving pro forma effect to the Incurrence of such Indebtedness and the receipt and

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application of the proceeds therefrom, the Indebtedness to EBITDA Ratio would be positive but (1) less than 7.0:1.0, if prior to August 15, 2004 and (2) less than 6.0:1.0, if on or after August 15, 2004.

         Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

               (1) Indebtedness of the Company outstanding at any time in an aggregate principal amount (together with refinancings thereof) not to exceed $325.0 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below;

               (2) Indebtedness owed (A) to the Company or (B) to any Restricted Subsidiary; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (2);

               (3) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the notes shall only be permitted under this clause (3) if

                    (A) in case the notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining notes;

                    (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the notes at least to the extent that the Indebtedness to be refinanced is subordinated to the notes; and

                    (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded;

     and provided further that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (3);

               (4)  Indebtedness

                    (A) in respect of performance, surety or appeal notes provided in the ordinary course of business;

                    (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements (a) are designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and

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               (C)  arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety notes or performance notes securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition;

          (5) Indebtedness of the Company, to the extent the net proceeds thereof are promptly (A) used to purchase notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the notes as described below under "Defeasance";

          (6) Guarantees of the notes and subordinated notes and Guarantees of Indebtedness of the Company by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant described below;

          (7) Acquired Indebtedness; provided that the Indebtedness to EBITDA Ratio, after giving effect to such Incurrence on a pro forma basis, is no greater than such ratio prior to giving pro forma effect to such Incurrence;

          (8) The Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness to finance the cost (including the cost of design, development, improvement, acquisition, construction, installation, transportation or integration) to acquire equipment, inventory or network assets, in an aggregate principal amount not to exceed $10.0 million in any year; provided that amounts not so Incurred in any year may be accumulated and Incurred by the Company or any of its Restricted Subsidiaries in any subsequent fiscal year; and provided further that the aggregate amount of Indebtedness that may be outstanding under this clause (8) at any one time shall not exceed $75.0 million;

          (9) Indebtedness of the Company not to exceed, at any one time outstanding, two times the sum of:

               (A) the Net Cash Proceeds received by the Company, other than from MSDW and WCAS up to an aggregate amount of $112.5 million, from the issuance and sale of its Capital Stock (other than Disqualified Stock) or options, warrants or other rights to acquire such Capital Stock to a Person that is not a Subsidiary of the Company, to the extent such Net Cash Proceeds have not been used pursuant to clause
          (C)(2) of the first paragraph or clause (3) or (4) of the second paragraph of the "Limitation on Restricted Payments" covenant to make a Restricted Payment, and

               (B) 80% of the fair market value of property (other than cash or cash equivalents) received by the Company after the Closing Date (other than with respect to the R&B Acquisition) from the sale of its Capital Stock (other than Disqualified Stock) or options, warrants or other rights to acquire such Capital Stock to a person that is not a Subsidiary of the Company, to the extent such sale of Capital Stock has not been used pursuant to clause (3) or (4) of the second paragraph of the "Limitation on Restricted Payments" covenant to make a Restricted Payment;

provided that such Indebtedness Incurred pursuant to this clause (9) does not mature prior to the Stated Maturity of the notes and has an Average Life longer than the notes; or

          (10) Indebtedness of the Company (in addition to Indebtedness permitted under clauses (1) through (9) above) in an aggregate principal amount outstanding at any time (together with refinancings thereof) not to exceed $15.0 million at any time prior to closing of the R&B Acquisition and $25.0 million

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     thereafter, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below.

     (b) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

     (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (1) Indebtedness Incurred under the Credit Facility on or prior to the Closing Date shall be treated as Incurred pursuant to clause (1) of the second paragraph of this "Limitation on Indebtedness" covenant, (2) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (3) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses (other than Indebtedness referred to in clause (1) of the preceding sentence), the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

     (d) Notwithstanding anything herein to the contrary, if the Company or any Restricted Subsidiary issues any security convertible into Indebtedness, the documents governing such security shall provide that unless the Incurrence of such Indebtedness would be permitted under this "Limitation on Indebtedness" covenant, such security may not be converted into Indebtedness.

     Limitation on Restricted Payments

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders) held by Persons other than the Company or any of its Restricted Subsidiaries, (2) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of the Company, (3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the notes or (4) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (1) through (4) above being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:

          (A) a Default or Event of Default shall have occurred and be continuing,

          (B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or

          (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of

               (1) the amount of (x) Consolidated EBITDA of the Company after June 30, 2003 through the end of the latest full fiscal quarter for which consolidated financial statements of the

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            Company are available preceding the date of such Restricted Payment, treated as a single accounting period, less (y) 2.0 times the aggregate Consolidated Interest Expense of the Company after June
            30, 2003 through the end of the latest full fiscal quarter for which consolidated financial statements of the Company are available preceding the date of such Restricted Payment treated as a single accounting period, plus

                 (2) the aggregate Net Cash Proceeds and fair market value of property other than cash (to the extent not used to make a Permitted Investment), received by the Company after the Closing Date from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, including an issuance or sale permitted by the Indenture of Indebtedness of the Company for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the notes) plus

                 (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

     The foregoing provision shall not be violated by reason of:

          (1) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

          (2) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (3) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant;

          (3) the repurchase, redemption or other acquisition of Capital Stock of the Company or an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock);

          (4) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the notes in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock);

          (5) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;

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

            (6) Investments acquired in exchange for, or out of the proceeds of a substantially concurrent offering of, Capital Stock (other than Disqualified Stock) of the Company;

            (7) any purchase or redemption of Disqualified Stock of the Company or any of its Restricted Subsidiaries made by or in exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Company;

            (8) upon the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the notes pursuant to the provisions of the "Repurchase of Notes upon a Change of Control" covenant (including the purchase of any notes tendered), any purchase or redemption of subordinated obligations required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed the outstanding principal amount thereof, plus any accrued or unpaid interest; provided, however, that at the time of such purchase or redemption no Default shall have occurred and be continuing;

            (9) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such options or Capital Stock represents a portion of the exercise price thereof;

            (10) payments not to exceed $250,000 in the aggregate solely to enable the Company to make payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; and

            (11) the repurchase of $95.0 million of subordinated notes with the proceeds of the issuance of additional senior Indebtedness having a Stated Maturity no earlier than the Stated Maturity of the notes, including without limitation, notes under the Indenture; provided that pro forma for such transaction, the Company could Incur $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant.

provided that, except in the case of clauses (1) and (3), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

        Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (2) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) thereof and an Investment acquired as a capital contribution or in exchange for Capital Stock referred to in clause (4) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (3) and
(4), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the notes, or Indebtedness that is pari passu with the notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

        Any Restricted Payments made other than in cash shall be valued at fair market value. The amount of any Investment "outstanding" at any time shall be deemed to be equal to the amount of such Investment on the date made, less the return of capital to the Company and its Restricted Subsidiaries with respect to such Investment (up to the amount of the Investment on the date made).

        Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (2) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (3) make loans or advances to the Company or any other Restricted Subsidiary or (4) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

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     The foregoing provisions shall not restrict any encumbrances or restrictions:

          (1) existing on the Closing Date in the Credit Facility, the Indenture or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

          (2)  existing under or by reason of applicable law;

          (3) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

          (4) in the case of clause (4) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company and its Restricted Subsidiaries, taken as a whole; or

          (5) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary.

        Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

        Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries

        The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

          (1)  to the Company or a Wholly Owned Restricted Subsidiary;

          (2) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

          (3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale; or

          (4) the sale of Common Stock of Restricted Subsidiaries (other than Disqualified Stock), if the proceeds of such issuance and sale are applied in accordance with paragraphs 1(A) and 1(B) of the "Limitation on Asset Sales" covenant.

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          Limitation on Issuances of Guarantees by Restricted Subsidiaries

          The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company which is pari passu with or subordinate in right of payment to the notes ("Guaranteed Indebtedness"), unless (1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the notes by such Restricted Subsidiary and (2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary (x) that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or (y) of the Indebtedness Incurred under the Credit Facility. If the Guaranteed Indebtedness is (A) pari passu with the notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the notes.

          Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (1) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (2) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

          Limitation on Transactions with Shareholders and Affiliates

          The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

          The foregoing limitation does not limit, and shall not apply to:

               (1) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm or a nationally recognized firm having expertise in the specific area which is the subject of such determination stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view;

               (2) any transaction solely between the Company and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries;

               (3) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company;

               (4) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes;

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               (5)  any sale of shares of Capital Stock (other than Disqualified
     Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock);

               (6) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant;

               (7) any purchase of Capital Stock of Restricted Subsidiaries approved by a majority of the disinterested members of the Board of Directors; provided, however, that such purchases shall not be made from
     (i) WCAS, (ii) management of the Company or (iii) family members of management of the Company; or

               (8) payments by the Company or any of its Restricted Subsidiaries to WCAS pursuant to the terms of the Preferred Share Documents, as they exist on the Closing Date, between the Company and WCAS relating to the issuance, sale and purchase of the Preferred Shares.

          Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (2) through (8) of this paragraph, (a) the aggregate amount of which exceeds $1.0 million in value, must be approved or determined to be fair in the manner provided for in clause (1)(A) or (B) above and (b) the aggregate amount of which exceeds $10.0 million in value, must be determined to be fair in the manner provided for in clause (1)(B) above.

          Limitation on Liens

          The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the notes, prior to) the obligation or liability secured by such Lien.

          The foregoing limitation does not apply to:

          (1)  Liens existing on the Closing Date;

          (2) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders;

          (3) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary;

          (4) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (3) of the second paragraph of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

          (5) Liens on any property or assets of a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted under the "Limitation on Indebtedness" covenant;

          (6)  Permitted Liens; or

          (7)  Liens securing obligations under the Credit Facility.

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

         Limitation on Sale-Leaseback Transactions

         The Company will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

         The foregoing restriction does not apply to any sale-leaseback transaction if (1) the lease is for a period, including renewal rights, of not in excess of three years; (2) the lease secures or relates to industrial revenue or pollution control notes; (3) the transaction is solely between the Company and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or (4) the Company or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the first paragraph of the "Limitation on Asset Sales" covenant described below.

         Limitation on Asset Sales

         The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (1) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (2) at least 75.0% of the consideration received consists of cash or Temporary Cash Investments or the assumption of Indebtedness of the Company or any Restricted Subsidiary (other than Indebtedness to the Company or any Restricted Subsidiary), provided that the Company or such Restricted Subsidiary is irrevocably and unconditionally released from all liability under such Indebtedness.

         In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been filed with the SEC or provided to the Trustee), then the Company shall or shall cause the relevant Restricted Subsidiary to:

         (1) within twelve months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets

                 (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company or any Restricted Subsidiary providing a Subsidiary Guarantee pursuant to the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant described above or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries or

                 (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing so to invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment and

          (2) apply (no later than the end of the 12-month period referred to in clause (1)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (1)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant.

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         The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

         If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10.0 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders (and if required by the terms of any Indebtedness that is pari passu with the notes ("Pari Passu Indebtedness"), from the holders of such Pari Passu Indebtedness) on a pro rata basis an aggregate principal amount of notes (and Pari Passu Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount thereof, plus, in each case, accrued interest (if any) to the Payment Date.

         Notwithstanding anything herein to the contrary, the Company shall not, and shall not permit its Restricted Subsidiaries to engage in any Asset Sale with respect to licenses or plant, property and equipment used primarily by the Company or its Restricted Subsidiaries to provide PCS and having a fair market value in the aggregate in excess of $200.0 million.

Repurchase of Notes upon a Change of Control

         The Company must commence, within 30 days after the occurrence of a Change of Control, and consummate an Offer to Purchase for all notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the Payment Date.

         We cannot assure you that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase the notes will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such note repurchase, either prior to or concurrently with such note repurchase.

Events of Default

         The following events are defined as "Events of Default" in the
Indenture:

              (1) default in the payment of principal of (or premium, if any, on) any note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

              (2) default in the payment of interest on any note when the same becomes due and payable, and such default continues for a period of 30 days; provided that a failure to make any of the first four scheduled interest payments on the notes in a timely manner will constitute an Event of Default with no grace or cure period;

              (3) default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Notes upon a Change of Control" covenant;

              (4) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture or under the notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the notes;

              (5) there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of $10.0 million or more in the aggregate for all

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

     such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

              (6) any final judgment or order (not covered by insurance) for the payment of money in excess of $10.0 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

              (7) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days;

              (8) the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors; or

              (9) the Escrow Agreement shall cease to be in full force and effect or enforceable in accordance with its terms, other than in accordance with its terms.

         If an Event of Default (other than an Event of Default specified in clause (g) or (h) above that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the notes, then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto If an Event of Default specified in clause (g) or (h) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding notes by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived and (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "--Modification and Waiver."

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

     The Holders of at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of notes. A Holder may not pursue any remedy with respect to the Indenture or the notes unless: (1) the Holder gives the Trustee written notice of a continuing Event of Default;
(2) the Holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the Trustee to pursue the remedy; (3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a note to receive payment of the principal of, premium, if any, or interest on, such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the Holder.

     The Indenture requires certain officers of the Company to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company's and its Restricted Subsidiaries' performance under the Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company also is obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

SEC Reports and Reports to Holders

     The Indenture requires the Company, whether or not the Company is then required to file reports with the SEC, to file with the SEC all such reports and other information as it would be required to file with the SEC by Sections 13(a) or 15(d) under the Exchange Act if it were subject to the Exchange Act. The Company also is required to supply the Trustee and each Holder or to supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information within 15 days after the date it would have been required to file such reports or other information with the SEC had it been subject to such Sections. In addition, the Company is also required to comply with the other provisions of Section 314(a) of the Trust Indenture Act of 1939.

Consolidation, Merger and Sale of Assets

     The Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless:

          (1) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the notes and under the Indenture;

          (2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

          (3) immediately after giving effect to such transaction on a pro forma basis the Company, or any Person becoming the successor obligor of the notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; provided that this clause

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

     (3) shall not apply to a consolidation, merger or sale of all (but not less than all) of the assets of the Company if all Liens and Indebtedness of the Company or any Person becoming the successor obligor on the notes, as the case may be, and its Restricted Subsidiaries outstanding immediately after such transaction would have been permitted (and all such Liens and Indebtedness, other than Liens and Indebtedness of the Company and its Restricted Subsidiaries outstanding immediately prior to the transaction, shall be deemed to have been Incurred) for all purposes of the Indenture; and

          (4) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clause (3)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with;

provided, however, that clauses (3) and (4) above do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company and any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

Defeasance

     Defeasance and Discharge

     The Indenture provides that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the notes (except for, among other matters, certain obligations to register the transfer or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

          (A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the notes,

          (B) the Company has delivered to the Trustee (1) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or
     (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (2) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law,

          (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound and

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          (D) if at such time the notes are listed on a national  securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the notes will not be delisted as a result of such deposit, defeasance and discharge.

     Defeasance of Certain Covenants and Certain Events of Default

     The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to clauses (3) and (4) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clause (c) under "Events of Default" with respect to such clauses (3) and (4) under "Consolidation, Merger and Sale of Assets," clause (d) under "Events of Default" with respect to such other covenants and clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the notes, the satisfaction of the provisions described in clauses (B)(2), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     Defeasance and Certain Other Events of Default

     In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the notes as described in the immediately preceding paragraph and the notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

Modification and Waiver

     The  Indenture may be amended,  without the consent of any Holder,  to:
(1) cure any ambiguity, defect or inconsistency in the Indenture; provided that such amendments do not adversely affect the interests of the Holders in any material respect; (2) comply with the provisions described under "--Consolidation, Merger and Sale of Assets"; (3) comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; (4) evidence and provide for the acceptance of appointment by a successor Trustee; or (5) make any change that, in the good faith opinion of the Board of Directors, does not materially and adversely affect the rights of any Holder. Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (1) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (2) reduce the principal amount of, or premium, if any, or interest on, any Note, (3) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (4) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note, (5) other than as provided under "--Events of Default" in connection with a rescission, waive a default in the payment of principal of, premium, if any, or interest on the notes or (6) reduce the percentage or aggregate principal amount of outstanding notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

     The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any

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obligation,  covenant or agreement of the Company in the Indenture, or in any of the notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the notes, waives and releases all such liability.

Concerning the Trustee

     The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Book-Entry; Delivery and Form

     The certificates representing the exchange notes will be issued in fully registered form without interest coupons. The exchange notes will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons (each a "Global Note") and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC.

The Global Notes

     Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC, also called "participants", or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Owners of beneficial interests in the Global Notes may hold their interests in a Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     Owners of beneficial interests in the Global Notes will not be entitled to have notes registered in their names, and will not receive or be entitled to receive physical delivery of definitive certificates representing individual notes except in certain limited circumstances set forth in the Indenture. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the securities represented by a Global Note to such persons may be limited. In addition, because DTC can act only on behalf of its respective participants, who in turn act on behalf of persons who hold interests through such participants, the ability of a person having an interest in the securities represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

     So long as DTC, or its nominee, is the registered owner or holder of any of the Global Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

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

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     CFW expects that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC will exchange the applicable Global Note for Certificated Notes.

Payments

     Payments of any amounts owing in respect of the Global Notes will be made through one or more paying agents to DTC. None of CFW, the trustee, the transfer agent or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     CFW expects that DTC or its nominee, upon receipt of any payments made in respect of the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC. CFW also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Information Concerning DTC

     CFW understands that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also called "indirect participants".

     Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither CFW nor the Trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by CFW within 90 days, CFW will issue Certificated Notes in exchange for the Global Notes. Holders of an interest in a Global Note may receive Certificated Notes in accordance with the DTC's rules and procedures in addition to those provided for under the Indenture.

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           MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following represents the opinion of Hunton & Williams, counsel to the Company, with respect to certain material United States federal income tax consequences of the ownership and disposition of the notes. This summary deals only with notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"). In addition, except as discussed below under the heading "Non-U.S. Holders," this summary addresses consequences only to beneficial owners ("Holders") that for United States federal income tax purposes are (i) citizens or residents of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust subject to primary supervision by a court in the United States and control by one or more United States fiduciaries. Thus, the following does not address any tax consequences that apply specifically to nonresident aliens or foreign entities, except as discussed below under the heading "Non-U.S. Holders." Moreover, it does not discuss all of the tax consequences that may be relevant to a Holder in light of his particular circumstances or to Holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, and persons who engage in a straddle or a hedge relating to a note. The following also assumes that a Holder will not make an election to treat all interest on a note as original issue discount pursuant to pertinent Treasury Regulations. This summary is based on existing law, which is subject to change at any time, possibly with retroactive effect.

Exchange Offer

     For United States federal income tax purposes, the exchange will be disregarded and each exchange note will be treated as a continuation of the corresponding outstanding note. Accordingly, Holders will not recognize gain or loss upon the exchange of their outstanding notes for exchange notes.

Interest on the Notes

     Interest on a note generally will be taxable to a Holder as ordinary interest income at the time it accrues or is received in accordance with the Holder's method of accounting for federal income tax purposes. In addition, special rules governing the treatment of original issue discount will apply to the notes, as described below, and consequently Holders of notes will be taxed on additional income as such discount accrues.

Original Issue Discount

     The outstanding notes were issued, and the exchange notes (as a continuation of the outstanding notes) will be treated as issued, with original issue discount ("OID") within the meaning of Section 1273 of the Code because a portion of the $986.10 total issue price per unit of the outstanding notes and warrants must be allocated to warrants, causing the issue price of an outstanding note to be less than its principal amount by more than a minimal amount. The Company has determined that, for each $1,000 principal amount of the outstanding notes, $24.61 of the total issue price is allocable to warrants, and $961.49 of the total issue price is allocable to the outstanding notes. That allocation will be binding on each Holder, unless the Holder explicitly discloses that his allocation of issue price between an outstanding notes and warrants is different from that allocation. Unless otherwise provided by the Internal Revenue Service, such disclosure must be made on a statement attached to the Holder's timely filed federal income tax return for the taxable year in which the Holder acquired the outstanding note.

     The amount of OID on a note is the excess of the "stated redemption price at maturity" over the "issue price" of the note. The stated redemption price at maturity of a note is the total of all payments provided by the note excluding payments of qualified stated interest. The semiannual interest payments on the notes are qualified stated interest payments. Thus, the stated redemption price at maturity is the stated principal amount, and the amount of OID is $38.51 per $1,000 of principal amount. Holders of the notes (including Holders who are cash basis taxpayers) will include OID in income currently as interest as it accrues over the life of the notes under a formula based upon the semiannual compounding of interest at a rate that provides for a constant yield to maturity, which (based on allocation of issue price to the outstanding notes) is 13.71%. Under this formula, Holders of the notes

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

generally will have to include in gross income greater amounts of OID in each successive accrual period. As further described below, accrued OID generally must be included in income by subsequent as well as original Holders of the notes.

    In general, the amount of OID that a Holder of a note must include in income for a taxable year is the sum of the "daily portions" of OID on the note for all days during the taxable year that such Holder owns the note. Such daily portions are determined by allocating to each day in the accrual period a ratable portion of the OID allocable to that accrual period. An accrual period generally is each successive period that ends on February 15 or August 15. In the case of an initial Holder of an outstanding note, the amount of OID on a note allocable to each accrual period is determined by multiplying the "adjusted issue price" of the note by its yield to maturity (based on compounding at the close of each accrual period). The adjusted issue price of a note at the beginning of any accrual period will be the sum of its issue price and the amount of OID allocable to all prior accrual periods, reduced by the amount of any payments (other than payments of qualified stated interest) made with respect to the note in all prior accrual periods. A subsequent Holder also will be required to include in gross income daily portions of OID with respect to the note. However, if a subsequent Holder acquires the note for an amount greater than the note's adjusted issue price (i.e., at an acquisition premium), the subsequent Holder's daily portions of OID with respect to the note will be reduced by an allocable portion of the amount by which the price paid by such Holder (up to the stated principal amount) exceeds the note's adjusted issue price.

     The Company is to provide annual information statements to certain noncorporate Holders and to the Internal Revenue Service stating the amount of OID determined to have accrued on the notes. A Holder that acquires a note at an acquisition premium must independently determine the amount of OID includable in income with respect to the note.

Sale or Retirement of Notes

     Upon the sale, retirement (including redemption) or other taxable disposition of all or part of a note, a Holder will recognize gain or loss equal to the difference between the amount realized on the sale, retirement or other disposition and the Holder's adjusted tax basis in the note or part thereof. Any recognized gain or loss will be capital gain or loss, except to the extent of any accrued market discount (see "Market Discount" below). For these purposes, the amount realized does not include any amount received for accrued interest on a note, which will be taxable as interest income. A Holder's adjusted tax basis in a note acquired by purchase will equal the cost of the note to the Holder, increased by the amount of any accrued OID and market discount included in taxable income by the Holder with respect to the note and reduced by any amortized Section 171 premium (see "Amortizable Premium" below) and any prior payments (other than payments of qualified stated interest) on the note to the Holder. The redemption of only part of a note will require the allocation of the entire note's adjusted tax basis and adjusted issue price between the redeemed part and the part retained by the Holder in order to determine gain or loss and future accruals of OID.

Market Discount

     A purchaser of a note at a discount from the adjusted issue price of the note acquires the note with "market discount." However, market discount with respect to a note will be considered to be zero if the market discount is minimal, i.e., less than the product of (A) 0.25% of the adjusted issue price of the note multiplied by (B) the weighted average maturity of the note after the date of purchase. The purchaser of a note with more than a minimal amount of market discount generally will be required to treat any gain on the sale, (retirement, including redemption) or other disposition of all or part of the note as ordinary income to the extent of accrued (but not previously taxable) market discount. Market discount generally will accrue ratably during the period from the date of purchase to the maturity date of the note, unless the Holder irrevocably elects to accrue such market discount on the basis of a constant interest rate.

     A Holder who has acquired a note at a market discount generally will be required to defer any interest deductions attributable to any indebtedness incurred or continued to purchase or carry the note, to the extent such deductions exceed interest and OID income on the note. Any such deferred interest expense generally will be

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

allowable as a deduction not later than the year in which the related market discount is recognized. As an alternative to the inclusion of market discount in income upon disposition of a note, a Holder may make an election to include market discount in income as it accrues on all market discount instruments acquired by the Holder during or after the taxable year for which the election is made. In that case, the preceding deferral rule for interest expense will not apply.

Amortizable Premium

     A purchaser of a note at a premium over the stated principal amount of the note (plus accrued interest) generally may elect to amortize the premium ("Section 171 premium") from the purchase date to the maturity date, under a constant yield method that reflects semiannual compounding. Amortized Section 171 premium generally will be treated as an offset to interest income on a note and not as a separate deduction. An election to amortize Section 171 premium generally may not be revoked and applies to all taxable bonds owned by the Holder during or after the Holder's taxable year for which the election is made.

     Under certain circumstances, the amortization of Section 171 premium must be deferred if a note is acquired at a premium when the note subsequently may be redeemed at the Company's option for a redemption price exceeding the stated principal amount. If the Company's exercise of the redemption option would maximize the Holder's yield on the note, only the excess (if any) of the
Section 171 premium over the redemption premium may be amortized before the optional redemption date, and that excess would be amortizable as if the redemption date were the maturity date of the note. The preceding principles would apply for each successive optional redemption price and date for which redemption of the note at the optional redemption price would maximize the Holder's yield on the note. Once the note ceased to be redeemable at a price that would maximize the Holder's yield, the remaining amount of Section 171 premium would be amortizable over the remaining term of the note to its maturity date.

     Section   171premium   does  not   include  any   acquisition   premium
attributable to the portion of a purchase price for a note that exceeds the adjusted issue price but not the stated principal amount of the note. As described above under "Original Issue Discount," such an acquisition premium reduces the amount of OID includable in the income of the Holder.

Non-U.S. Holders

     A Non-U.S. Holder is a beneficial owner of a note who is treated as a foreign person for United States federal income tax purposes.

     This paragraph deals only with Non-U.S. Holders that own or dispose of a note in connection with the conduct of a trade or business in the United States. Such a Non-U.S. Holder generally will be subject to the same United States federal income tax consequences as United States persons, except as may otherwise be provided by an applicable tax treaty. In addition, such a Non-U.S. Holder must provide a properly completed IRS Form W-ECI to the Company or other payor of payments on any note held by the Non-U.S. Holder, in order to claim an exemption from United States federal withholding tax on payments on the note.

     The following paragraphs deal with Non-U.S. Holders that do not own or dispose of a note in connection with the conduct of a trade or business in the United States.

     Payments of principal or interest, including OID, on a note to a Non-U.S. Holder will not be subject to United States federal income or withholding tax if


  . the Non-U.S. Holder is not a bank that receives payments on the note through an extension of credit pursuant to an agreement entered into in the ordinary course of its business;

  . the Non-U.S. Holder does not actually or constructively own at least 10% of the total combined voting power of all classes of the Company's voting stock;

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

  . the Non-U.S. Holder is not a "controlled foreign corporation" that is related to the Company through stock ownership; and

  . the Non-U.S. Holder certifies to the payor that it is a Non-U.S. Holder and provides its name and address to the payor (or a securities clearing organization, bank, or other financial institution that holds securities for customers in the ordinary course of its business and holds the note on behalf of the Non-U.S. Holder certifies to the payor that it has received the required certificate from the Non-U.S. Holder and furnishes a copy of the certificate to the payor).

Payments of interest, including OID, to a Non-U.S. Holder that fails to satisfy any of the preceding conditions generally will be subject to United States federal withholding tax of 30% (or 31% if the last condition is not satisfied), unless an applicable tax treaty provides an exemption from or reduction in withholding tax and the Non-U.S. Holder provides appropriate documentation to claim entitlement to the treaty benefit.

     Gain realized on the sale, retirement (including redemption), or other disposition of a note held by a Non-U.S. Holder will not be subject to United States federal income tax, unless the Non-U.S. Holder is an individual who is present in the United States for at least 183 days in the year in which the disposition occurs (and certain other conditions are met) or the Non-U.S. Holder is subject to certain provisions of the Code that apply to United States expatriates. Payments of proceeds of the sale or other disposition of a note to or through the office of a broker may be subject to United States information reporting and, in the case of a United States office, backup withholding tax unless the broker has appropriate documentation establishing that, among other things, the beneficial owner is a Non-U.S. Holder.

     A note held by an individual who is not a citizen or resident of the United States generally will not be subject to United States federal estate tax. If, however, the individual actually or constructively owns at least 10% of the voting power of all classes of the Company's voting stock or if interest on the note is effectively connected with the conduct of a trade or business in the United States, the note may be subject to United States federal estate tax absent an exemption under an applicable tax treaty.

Backup Withholding

     A Holder may be subject to "backup withholding" under certain circumstances. Backup withholding applies to a Holder if the Holder, among other things, (i) fails to furnish his social security number or other taxpayer identification number ("TIN") to the payor responsible for backup withholding (for example, the Holder's securities broker), (ii) furnishes such payor an incorrect TIN, (iii) fails to provide such payor with a certified statement, signed under penalties of perjury, that the TIN provided to the payor is correct and that the Holder is not subject to backup withholding, or (iv) fails to report properly interest and dividends on his tax return. Backup withholding, however, does not apply to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. The backup withholding rate is 31% of "reportable payments," which generally will include interest payments and principal payments on the notes.

     The preceding federal income tax discussion may not be applicable to a Holder, depending upon a Holder's particular situation, and therefore each Holder should consult his tax advisor about the tax consequences of the ownership and disposition of notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax law.

                              PLAN OF DISTRIBUTION

     Except as described below, a broker-dealer may not participate in the exchange offer in connection with a distribution of the exchange notes. Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Based on SEC staff interpretations, a broker-dealer could use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes received in the exchange offer where the beneficial interests in outstanding notes for which they were exchanged were acquired as a result of market-making activities or other trading activities. We have agreed that for a period not to exceed 180 days to make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale.

     The information described above concerning SEC staff interpretations is not intended to constitute legal advice, and broker-dealers should consult their own legal advisors with respect to these matters.

     We will not receive any proceeds from the exchange offer or any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at the time of resale, at prices related to those prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. Any broker or dealer registered under the Exchange Act who holds outstanding notes that were acquired for its own account as a result of market-making activities or other trading activities, other than outstanding notes acquired directly from us, may exchange those outstanding notes under the exchange offer; however, that broker or dealer may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the exchange notes received by the broker or dealer in the exchange offer. This prospectus delivery requirement may be satisfied by the delivery by that broker or dealer of this prospectus. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay the expenses of registration of the exchange notes and will indemnify the holders of the exchange notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

    Prior to the exchange offer, there has been no public market for the outstanding notes. We do not intend to apply for listing of the exchange notes on any securities exchange. There can be no assurance that an active market for the exchange notes will develop. To the extent that a market for the exchange notes develops, the market value of the exchange notes will depend on market conditions (including yields on alternative investments and general economic conditions), our financial condition and other conditions. Those conditions might cause the exchange notes, to the extent that they are actively traded, to trade at a significant discount from face value. We have not entered into any arrangement or understanding with any person to distribute the exchange notes to be received in the exchange offer.

     We have not agreed to compensate broker-dealers who effect the exchange of outstanding notes on behalf of holders.

                                 LEGAL MATTERS

     Certain legal matters in connection with the exchange notes, including the validity of the exchange notes, will be passed upon for us by Hunton & Williams, Atlanta, Georgia.

                                    EXPERTS

     The consolidated financial statements of CFW as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their reports appearing herein.


     The financial statements of the Virginia PCS Alliance and the West Virginia PCS Alliance as of December 31, 1999 and 1998 and for each of three years in the period ended December 31, 1999 included in this prospectus have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their reports appearing herein.


     Phibbs, Burkholder, Geisert & Huffman, independent auditors, have audited R&B's consolidated financial statements at December 31, 1998, and for each of the two years in the period then ended, as set forth in their report. McGladrey & Pullen, LLP, independent auditors, have audited R&B's consolidated financial statements at December 31, 1999, and for the year then ended, as set forth in their report. R&B has included its financial statements in this prospectus in reliance on Phibbs, Burkholder, Geisert & Huffman's and McGladrey & Pullen, LLP's respective reports, given on their authority as experts in accounting and auditing.


     The financial statements of PrimeCo Personal Communications, L.P. Richmond Major Trading Area as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                     WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement on Form S-4 that we have filed with the Securities and Exchange Commission. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the exchange notes, you should refer to the registration statement. This prospectus summarizes material provisions of agreements and other documents. Since these summaries may not contain all of the information that you may find important, you should review the full text of these documents, which can be found as either exhibits to the Registration Statement or exhibits to other filings we have made. This prospectus incorporates important business and financial information about the company that is not included in or delivered with this document.

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Securities and Exchange Commission filings are available to the public over the internet at the Securities and Exchange Commission's web site at http://www.sec.gov. You may also read and copy any documents that are filed at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C.; 7 World Trade Center, Suite 1300, New York, New York; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain filed documents from commercial document retrieval services (some of which also provide on-line delivery). You may also inspect such reports, proxy statements and other information concerning CFW at the offices of The Nasdaq National Market, 9801 Washingtonian Boulevard, Gaithersburg, Maryland, 20878.

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.

     CFW incorporates by reference the documents listed below. Some of these filings have been amended by later filings, which also are listed. CFW may be required by the Securities and Exchange Commission to file other documents under
Section 13(a), 13(c), 24 or 15(d) of the Securities Exchange Act of 1934 prior to the completion of the exchange offer. These other documents will be deemed incorporated by reference in this prospectus and to be a part of it from the date they are filed with the Securities and Exchange Commission. Any statements contained in this prospectus concerning the provisions of any document filed with the Securities and Exchange Commission are not necessarily complete, and, in each instance, you should refer to the document in its entirety for complete information.

     You should rely only on the information incorporated by reference or provided in this prospectus, dated _______________, 2000. You should not assume that the information in this prospectus is accurate as of any date other than that date.

     CFW also incorporates by reference additional documents that may be filed with the Securities and Exchange Commission between the date of this prospectus and the completion of the exchange offer. The following documents are hereby incorporated by reference to this prospectus.


            CFW Securities and Exchange
         Commission Filings (File No. 0-1675)                      Period/As of Date
         ------------------------------------                      -----------------
    Definitive Proxy Statement                        March 20, 2000
    Annual Report on Form 10-K                        Fiscal year ended December 31, 1999
    Quarterly Report on Form 10-Q                     Quarter ended March 31, 2000
    Quarterly Report on Form 10-Q                     Quarter ended June 30, 2000
    Registration Statement on Form 8-A12B             February 29, 2000
    Registration Statement on Form 8-A/A              August 10, 2000
    Current Report on Form 8-K                        February 29, 2000
    Current Report on Form 8-K                        May 25, 2000
    Current Report on Form 8-K                        July 10, 2000 (as amended on August 4, 2000)
    Current Report on Form 8-K                        July 24, 2000 (as amended on August 14, 2000)
    Current Report on Form 8-K                        August 4, 2000
    Current Report on Form 8-K/A                      August 4, 2000
    Current Report on Form 8-K/A                      August 14, 2000
    Current Report on Form 8-K                        October 10, 2000


     Documents incorporated by reference are available from CFW without charge by first class mail or equally prompt means within one business day of receipt of your request, excluding exhibits unless the exhibit has been specifically incorporated by reference into the information that this prospectus incorporates. If you want to receive a copy of any document incorporated by reference, please request in writing or by telephone from CFW at the following addresses:

                              CFW Communications Company
                              401 Spring Lane, Suite 300
                              P. O. Box 1990
                              Waynesboro, Virginia  22980
                              Attn:  Michael B. Moneymaker
                              (540)946-3500

                         INDEX TO FINANCIAL STATEMENTS

CFW Communications Company

Audited Consolidated Financial Statements
         Independent Report of McGladrey & Pullen, LLP.........................................................   F-3
         Balance Sheets at December 31, 1999 and 1998..........................................................   F-4
         Statements of Income for the years ended December 31, 1999, 1998 and 1997.............................   F-6
         Statements of Cash Flows for the years ended December 31, 1999, 1998 and 1997.........................   F-7
         Statements of Shareholders' Equity for the years ended December 31, 1999, 1998 and 1997...............   F-8
         Notes to Financial Statements.........................................................................   F-9

Unaudited Interim Condensed Consolidated Financial Statements
         Balance Sheets at June 30, 2000 and December 31, 1999.................................................  F-26
         Statements of Income for the three and six months ended June 30, 2000 and 1999........................  F-28
         Statements of Cash Flows for the six months ended June 30, 2000 and 1999..............................  F-29
         Statements of Shareholders' Equity for each of the calendar quarters in the period ending June
              30, 2000 and each of the calendar quarters in the year ended December 31, 1999...................  F-30
         Notes to Financial Statements.........................................................................  F-31

PrimeCo Personal Communications, L.P., Richmond Major Trading Area

Audited Financial Statements
         Independent Report of PricewaterhouseCoopers LLP......................................................  F-34
         Balance Sheets at December 31, 1999 and 1998..........................................................  F-35
         Statements of Operations for the years ended December 31, 1999, 1998 and 1997.........................  F-36
         Statements of Cash Flows for the years ended December 31, 1999, 1998 and 1997.........................  F-37
         Notes to Financial Statements.........................................................................  F-38

Unaudited Interim Financial Statements
         Balance Sheets at June 30, 2000 and December 31, 1999.................................................  F-45
         Statements of Operations for the six months ended June 30, 2000 and 1999..............................  F-46
         Statements of Cash Flows for the six months ended June 30, 2000 and 1999..............................  F-47
         Notes to Financial Statements.........................................................................  F-48

R&B Communications, Inc.

Audited Consolidated Financial Statements
         Independent Report of McGladrey & Pullen, LLP.........................................................  F-49
         Independent Report of Phibbs, Burkholder, Geisert & Huffman, LLP......................................  F-50
         Balance Sheets at December 31, 1999 and 1998..........................................................  F-51
         Statements of Operations for the years ended December 31, 1999, 1998 and 1997.........................  F-53
         Statements of Cash Flows for the years ended December 31, 1999, 1998 and 1997.........................  F-54
         Statements of Shareholders' Equity for the years ended December 31, 1999, 1998 and 1997...............  F-55
         Notes to Financial Statements.........................................................................  F-56

Unaudited Interim Condensed Consolidated Financial Statements
         Balance Sheets at June 30, 2000 and December 31, 1999................................................   F-64
         Statements of Operations for the three and six months ended June 30, 2000 and 1999...................   F-66
         Statements of Cash Flows for the six months ended June 30, 2000 and 1999.............................   F-67
         Statements of Shareholders' Equity for the three months ended June 30, 2000 and 1999.................   F-68
         Notes to Financial Statements........................................................................   F-69

Virginia PCS Alliance, L.C.

Audited Financial Statements
         Independent Report of McGladrey & Pullen, LLP........................................................   F-71
         Balance Sheets at December 31, 1999 and 1998.........................................................   F-72
         Statements of Operations for the years ended December 31, 1999, 1998 and 1997........................   F-73
         Statements of Cash Flows for the years ended December 31, 1999, 1998 and 1997........................   F-74
         Statements of Members' Equity (deficit) for the years ended December 31, 1999, 1998 and 1997.........   F-76
         Notes to Financial Statements........................................................................   F-77

Unaudited Interim Condensed Financial Statements
         Balance Sheets at June 30, 2000 and December 31, 1999................................................   F-83
         Statements of Operations for the three and six months ended June 30, 2000 and 1999...................   F-84
         Statements of Cash Flows for the six months ended June 30, 2000 and 1999.............................   F-85
         Statements of Members' Equity (deficit) for each of the calendar quarters in the six  months
              ended June 30, 2000 and the year ended December 31, 1999........................................   F-86
         Notes to Financial Statements........................................................................   F-87

West Virginia PCS Alliance, L.C.

Audited Financial Statements
         Independent Report of McGladrey & Pullen, LLP........................................................   F-88
         Balance Sheets at December 31, 1999 and 1998.........................................................   F-89
         Statements of Operations for the years ended December 31, 1999, 1998, and for the period from
              July 1, 1997 (date of inception) through December 31, 1997......................................   F-90
         Statements of Cash Flows for the years ended December 31, 1999, 1998, and for the period from
              July 1, 1997 (date of inception) through December 31, 1997......................................   F-91
         Statements of Members' Equity (deficit) for the years ended December 31, 1999, 1998, and for
              the period from July 1, 1997 (date of inception) through December 31, 1997......................   F-93
         Notes to Financial Statements........................................................................   F-94

Unaudited Interim Condensed Financial Statements
         Balance Sheets at June 30, 2000 and December 31, 1999................................................   F-98
         Statements of Operations for the three and six months ended June 30, 2000 and 1999...................   F-99
         Statements of Cash Flows for the six months ended June 30, 2000 and 1999.............................  F-100
         Statements of Members' Equity (deficit) for each of the calendar quarters in the six  months ended June 30, 2000 and the year ended December 31, 1999........................................  F-101
         Notes to Financial Statements........................................................................  F-102

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
CFW Communications Company
Waynesboro, Virginia

We have audited the accompanying consolidated balance sheets of CFW Communications Company and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CFW Communications Company and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

As described in Note 14 to the Consolidated Financial Statements, on June 1, 2000 the Company retroactively revised its reporting of certain revenues and related costs of its wireless operations.

/s/ McGladrey & Pullen, LLP

Richmond, Virginia
February 17, 2000, except for notes 14 and 15, as to which the date is June 16, 2000

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                            December 31,
                                                      -------------------------
                                                          1999         1998
                                                      ------------ ------------
                       ASSETS
Current Assets
  Cash and cash equivalents.......................... $    198,540 $     42,890
  Accounts receivable, net of allowance of $1.1
   million ($0.6 million in 1998)....................   13,822,010   12,120,985
  Receivable from affiliates.........................    3,824,585    5,681,978
  Materials and supplies.............................      955,381    1,374,877
  Prepaid expenses and other.........................      572,339      448,775
  Income taxes receivable............................    2,002,572      691,221
                                                      ------------ ------------
                                                        21,375,427   20,360,726
                                                      ------------ ------------
Securities and Investments...........................   39,109,476   10,980,988
                                                      ------------ ------------
Property and Equipment
  Land and building..................................   23,526,095   20,965,223
  Network plant and equipment........................  108,449,567   93,247,587
  Furniture, fixtures, and other equipment...........   28,170,261   20,022,238
  Radio spectrum licenses............................   15,478,079   15,468,649
                                                      ------------ ------------
    Total in service.................................  175,624,002  149,703,697
  Under construction.................................    9,535,642    4,718,837
                                                      ------------ ------------
                                                       185,159,644  154,422,534
  Less accumulated depreciation......................   59,278,974   50,760,242
                                                      ------------ ------------
                                                       125,880,670  103,662,292
                                                      ------------ ------------
Other Assets
  Cost in excess of net assets of business acquired,
   less accumulated amortization of $2.4 million
   ($1.4 million in 1998)............................   23,411,894   12,705,900
  Deferred charges...................................      359,294      533,540
  Radio spectrum licenses............................    7,864,836    6,090,791
                                                      ------------ ------------
                                                        31,636,024   19,330,231
                                                      ------------ ------------
                                                      $218,001,597 $154,334,237
                                                      ============ ============

                See Notes to Consolidated Financial Statements.

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                            December 31,
                                                      -------------------------
                                                          1999         1998
                                                      ------------ ------------
        LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts payable................................... $  9,809,268 $  7,042,966
  Customers' deposits................................      448,995      400,655
  Advance billings...................................    2,677,044    2,303,696
  Accrued payroll....................................    1,156,120    1,283,083
  Accrued interest...................................      280,151      623,412
  Other accrued liabilities..........................    2,888,530    1,955,176
  Deferred revenue...................................    1,835,694    1,221,849
                                                      ------------ ------------
                                                        19,095,802   14,830,837
                                                      ------------ ------------
Long-Term Debt.......................................   37,684,783   19,774,262
                                                      ------------ ------------
Long-Term Liabilities
  Deferred income taxes..............................   31,604,744   14,243,872
  Retirement benefits................................   10,854,052    9,852,634
  Other..............................................      797,175      749,728
                                                      ------------ ------------
                                                        43,255,971   24,846,234
                                                      ------------ ------------
Minority Interests...................................    1,781,241    1,472,419
                                                      ------------ ------------
Commitments
Shareholders' Equity
  Preferred stock, no par value per share, authorized
   1,000,000 shares; none issued.....................          --           --
  Common stock, no par value per share, authorized
   20,000,000 shares; issued 13,060,386 shares
   (13,016,988 in 1998)..............................   43,943,136   43,527,636
  Retained earnings..................................   50,385,117   49,882,849
  Unrealized gain on securities available for sale,
   net...............................................   21,855,547          --
                                                      ------------ ------------
                                                       116,183,800   93,410,485
                                                      ------------ ------------
                                                      $218,001,597 $154,334,237
                                                      ============ ============

                See Notes to Consolidated Financial Statements.

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                  Years Ended December 31, 1999, 1998 and 1997

                                            1999         1998         1997
                                         -----------  -----------  -----------
Operating Revenues
  Wireline communications............... $44,110,124  $37,596,778  $34,495,331
  Wireless communications (Note 14).....  21,691,671   17,623,857   13,432,974
  Directory assistance..................  12,104,096   12,949,714   10,533,459
  Other communications services.........   4,028,445    2,941,880    2,267,156
                                         -----------  -----------  -----------
                                          81,934,336   71,112,229   60,728,920
                                         -----------  -----------  -----------
Operating Expenses
  Cost of sales (Note 14)...............   8,142,551    4,426,125    1,718,962
  Maintenance and support...............  16,608,994   10,837,093    9,659,569
  Depreciation and amortization.........  12,623,212   10,503,338    9,196,237
  Asset impairment charge...............   3,950,894          --           --
  Customer operations...................  19,870,214   16,223,183   14,282,592
  Corporate operations..................   7,216,365    6,496,028    6,459,352
                                         -----------  -----------  -----------
                                          68,412,230   48,485,767   41,316,712
                                         -----------  -----------  -----------
Operating Income........................  13,522,106   22,626,462   19,412,208
Other Income (Expenses)
  Other expenses, principally interest..    (904,699)    (623,091)    (855,360)
  Equity loss from PCS investees
    VA PCS Alliance.....................  (5,436,446)  (5,075,624)    (834,075)
    WV PCS Alliance.....................  (5,928,605)  (1,391,407)         --
  Equity income from other wireless
   investees............................     179,128      197,906       74,115
  Loss on write-down of investment......         --    (1,009,661)  (2,808,145)
  Gain on sale of tower asset and
   investments..........................   8,317,511          --     5,077,379
                                         -----------  -----------  -----------
                                           9,748,995   14,724,585   20,066,122
Income Taxes............................   2,867,704    5,638,940    7,398,495
                                         -----------  -----------  -----------
                                           6,881,291    9,085,645   12,667,627
Minority Interests......................    (388,633)    (578,005)    (446,695)
                                         -----------  -----------  -----------
Net Income.............................. $ 6,492,658  $ 8,507,640  $12,220,932
                                         ===========  ===========  ===========
Net income per common share--basic...... $      0.50  $      0.65  $      0.94
Net income per common share--diluted.... $      0.50  $      0.65  $      0.94
Average shares outstanding--basic.......  13,041,868   13,007,880   12,982,289
Average shares outstanding--diluted.....  13,112,952   13,093,561   13,055,814
Cash dividends per share................ $     0.459  $     0.435  $     0.412

                See Notes to Consolidated Financial Statements.

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 1999, 1998 and 1997

                                          1999          1998          1997
                                      ------------  ------------  ------------
Cash Flows From Operating Activities
 Net income.......................... $  6,492,658  $  8,507,640  $ 12,220,932
 Adjustments to reconcile net income
  to net cash provided by operating
  activities:
 Depreciation........................   11,458,860     9,730,746     8,559,656
 Amortization........................    1,164,352       772,592       636,581
 Asset impairment charge.............    3,950,894           --            --
 Deferred taxes......................    3,683,184     5,001,626       105,664
 Retirement benefits other than
  pensions...........................    1,001,418     1,006,965       835,451
 Other...............................       25,527       (37,534)      (10,426)
 Equity loss from wireless
  investees..........................   11,185,923     6,269,125       759,960
 Minority interests, net of
  distributions......................      (55,738)       (4,013)      (41,306)
 Distributions received from
  investments........................      132,090       218,705        99,704
 Gain on sale of tower asset and
  investments........................   (8,317,511)          --     (5,077,379)
 Loss on write-down of investment....          --      1,009,661     2,808,145
 Changes in assets and liabilities
  from operations:
  (Increase) decrease in accounts
   receivable........................   (1,239,062)       83,299    (3,489,136)
  (Increase) decrease in materials
   and supplies......................      419,496      (536,949)     (173,459)
  Increase in other current assets...     (123,564)      (99,158)     (238,786)
  (Increase) decrease in income
   taxes.............................   (1,311,351)     (815,766)      741,612
  Increase in accounts payable.......    2,194,811     2,873,684       823,237
  Increase (decrease) in other
   accrued liabilities...............      463,130      (651,510)     (271,945)
  Increase in other current
   liabilities.......................      421,688       165,517       192,460
                                      ------------  ------------  ------------
   Net cash provided by operating
    activities.......................   31,546,805    33,494,630    18,480,965
                                      ------------  ------------  ------------
Cash Flows From Investing Activities
 Purchases of property and
  equipment..........................  (36,726,308)  (16,336,873)  (14,042,679)
 Purchase of PCS licenses, net of
  minority interest..................   (1,409,602)     (666,885)   (4,459,818)
 Investments in PCS Alliances........   (3,892,138)   (2,253,995)   (1,492,709)
 (Advances to) repayments from PCS
  Alliances..........................    1,857,393    (4,955,147)          --
 Acquisitions of Internet company and
  subscribers........................  (12,354,928)          --            --
 Investment in national database
  provider...........................          --     (1,004,681)          --
 Sale of mortgage-backed securities..          --        971,288       540,961
 Proceeds from the sale of tower
  asset and investments..............    9,732,457           --      6,594,399
 Purchase of cellular minority
  interests..........................          --            --     (1,103,481)
 Maturities and distributions from
  (contributions to) other
  investments........................      (49,800)      (45,239)       10,282
                                      ------------  ------------  ------------
   Net cash used in investing
    activities.......................  (42,842,926)  (24,291,532)  (13,953,045)
                                      ------------  ------------  ------------
Cash Flows From Financing Activities
 Cash dividends......................   (5,990,390)   (5,660,024)   (5,349,009)
 Payments on senior notes............   (3,636,364)   (3,741,764)          --
 Additional borrowings (payments)
  under other debt facilities, net...   20,663,025    (1,090,134)   (1,000,000)
 Net proceeds from exercise of stock
  options............................      415,500       107,367        41,829
                                      ------------  ------------  ------------
   Net cash provided by (used in)
    financing activities.............   11,451,771   (10,384,555)   (6,307,180)
                                      ------------  ------------  ------------
   Increase (decrease) in cash and
    cash equivalents.................      155,650    (1,181,457)   (1,779,260)
Cash and Cash Equivalents:
 Beginning...........................       42,890     1,224,347     3,003,607
                                      ------------  ------------  ------------
 Ending.............................. $    198,540  $     42,890  $  1,224,347
                                      ============  ============  ============

                See Notes to Consolidated Financial Statements.

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                              Accumulated
                              Common Stock                       Other         Total
                         ----------------------  Retained    Comprehensive Shareholders'
                           Shares     Amount     Earnings       Income        Equity
                         ---------- ----------- -----------  ------------- -------------
Balance, January 1,
 1997................... 12,980,212 $43,378,440 $40,163,310   $ 2,460,176  $ 86,001,926
 Comprehensive income:
  Net Income............                         12,220,932
  Unrealized loss on
   securities available
   for sale, net of $1.6
   million of deferred
   tax effect...........                                       (2,460,176)
  Comprehensive income..                                                      9,760,756
  Cash dividends........                         (5,349,009)                 (5,349,009)
  Stock options
   exercised, net.......      6,442      41,829                                  41,829
                         ---------- ----------- -----------   -----------  ------------
Balance, December 31,
 1997................... 12,986,654  43,420,269  47,035,233           --     90,455,502
 Comprehensive income:
  Net Income............                          8,507,640
  Comprehensive income..                                                      8,507,640
  Cash dividends........                         (5,660,024)                 (5,660,024)
  Stock options
   exercised, net.......     30,334     107,367                                 107,367
                         ---------- ----------- -----------   -----------  ------------
Balance, December 31,
 1998................... 13,016,988  43,527,636  49,882,849           --     93,410,485
 Comprehensive income:
  Net Income............                          6,492,658
  Unrealized gain on
   securities available
   for sale, net of
   $14.0 million of
   deferred tax effect..                                       21,855,547
  Comprehensive income..                                                     28,348,205
  Cash dividends........                         (5,990,390)                 (5,990,390)
  Stock options
   exercised, net.......     43,398     415,500                                 415,500
                         ---------- ----------- -----------   -----------  ------------
Balance, December 31,
 1999................... 13,060,386 $43,943,136 $50,385,117   $21,855,547  $116,183,800
                         ========== =========== ===========   ===========  ============


                See Notes to Consolidated Financial Statements.

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Significant Accounting Policies

CFW Communications Company is a diversified regional communications company that provides a broad range of products and services to businesses, telecommunication carriers and residential customers in Virginia and surrounding states. The Company's services include personal communications services ("PCS"), local telephone, long distance, cellular, paging, wireline and wireless cable television, directory assistance, competitive access, local Internet access and alarm monitoring and installation. Significant accounting policies follow:

  Accounting estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Principles of consolidation: The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and those partnerships where the Company, as managing partner, exercises control. All significant intercompany accounts and transactions have been eliminated.

  Revenue recognition: The Company's revenue recognition policy is to recognize revenues when services are rendered or when products are delivered, installed and functional, as applicable. Certain services of the Company require payment in advance of service performance. In such cases, the Company records a service liability at the time of billing and subsequently recognizes revenue over the service period.

  Cash and cash equivalents: For purposes of reporting cash flows, the Company considers all highly liquid debt instruments with a purchased maturity of three months or less to be cash equivalents. The Company places its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of the FDIC insurance limit.

  Securities and investments: The Company has investments in debt and equity securities and partnerships. Management determines the appropriate classification of securities at the date of purchase and continually thereafter. The classification of those securities and the related accounting policies are as follows:

  Available for sale securities: Securities classified as available for sale are primarily traded on a national exchange and are those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors including changes in market conditions, liquidity needs and other similar factors. Securities available for sale are stated at fair value and unrealized holding gains and losses, net of the related deferred tax effect, are reported as a separate component of shareholders' equity. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings.

  Equity method investments: These investments consist of partnership and corporate investments where the Company's ownership is 20% or more, except where such investments meet the requirements for consolidation. Under the equity method, the Company's share in earnings or losses of these companies is included in earnings.

  Investments carried at cost: These are investments in which the Company does not have significant ownership and for which there is no ready market. Information regarding these and all other investments is reviewed continuously for evidence of impairment in value. No impairment was deemed to have occurred at December 31, 1999.

  Interest on debt securities is recognized in income as accrued, and dividends on marketable equity securities are recognized in income when declared. Realized gains or losses are determined on the basis of specific securities sold and are included in earnings.

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1. Significant Accounting Policies (Continued)

  Property and equipment: Property and equipment is stated at cost. Accumulated depreciation is charged with the cost of property retired, plus removal cost, less salvage. Depreciation is determined under the remaining life method and straight-line composite rates. Buildings are depreciated over a 50-year life. Network plant and equipment are depreciated over various lives from 3 to 50 years, with an average life of approximately 13 years for the category. Furniture, fixtures and other equipment are depreciated over various lives from 5 to 24 years. Radio spectrum licenses, which are for areas where the licenses are being used in operations, are amortized over a life of 30 years. The Company has other radio spectrum licenses that are included in other assets until such licenses are placed in service. Depreciation provisions were approximately 7.0%, 6.8% and 6.6% of average depreciable assets for the years 1999, 1998 and 1997, respectively.

  Materials and supplies: The Company's materials and supplies inventory consists primarily of items held for resale such as cellular and PCS phones, pagers, wireline business phones and accessories. The Company values its inventory at the lower of cost (specific identification) or market. The market value is determined by reviewing current replacement cost, marketability, and obsolescence.

  Cost in excess of net assets acquired: Cost in excess of net assets acquired resulting from acquisitions is being amortized over various lives from 10 to 30 years using the straight-line method. The Company periodically evaluates the recoverability of intangibles resulting from business acquisitions and assesses whether impairment has occurred. This assessment is derived based on current and future levels of income and cash flow as well as other factors, such as business trends, future prospects and market and economic conditions.

  Pension benefits: The Company sponsors a non-contributory defined benefit pension plan covering all employees who meet eligibility requirements. Pension benefits vest after five years of service and are based on years of service and average final compensation subject to certain reductions if the employee retires before reaching age 62. The Company's funding policy has been to contribute up to the maximum amount allowable by applicable regulations. Contributions are intended to provide not only for benefits based on service to date, but also for those expected to be earned in the future.

  The Company also sponsors a contributory defined contribution plan under Internal Revenue Code Section 401(k) for substantially all employees. The Company contributes 60% of each participant's annual contribution for contributions up to 6% of each participant's annual compensation. The employee elects the type of investment fund from the equity, bond and annuity alternatives offered by the plan.

  Retirement benefits other than pensions: The Company provides certain health care benefits for all retired employees that meet eligibility requirements. The Company's share of the estimated costs of benefits that will be paid after retirement is generally being accrued by charges to expense over the eligible employee's service periods to the dates they are fully eligible for benefits.

  Income taxes: Deferred income taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

  Net income per common share: Basic net income per share was computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted net income per share was computed under the treasury stock method assuming the conversion, as of the beginning of the year, of all dilutive stock options.

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1. Significant Accounting Policies (Continued)

  The weighted average number of common shares outstanding (diluted), which was used to compute diluted net income per share, was derived by adding weighted average outstanding shares ("Average shares outstanding--basic") plus assumed conversion of dilutive stock options (71,084, 85,681, and 73,525 shares for 1999, 1998 and 1997, respectively). The Company had 27,500, 31,850, and 52,450 stock options outstanding in 1999, 1998 and 1997, respectively, which could potentially dilute net income per share in future periods, but which were not included in diluted net income per share for the periods presented since the results were antidilutive. There were no adjustments to net income in the computation of diluted net income per share.

  Fair value of financial instruments: The fair values of financial instruments recorded on the balance sheet, except securities and investments, are not significantly different from the carrying amounts, based on cash flows relative to similar instruments. Information as to securities and investments is included elsewhere in Notes 1, 3 and 4. The fair value of off-balance sheet guarantees, as described in Note 3, is not determinable due to the nature of the transaction.

  Major customer: The Company has one customer that accounts for greater than 10% of its revenue, primarily consisting of carrier access charges for long distance services, billing and collecting services and directory assistance. The percent of operating revenue from this customer was 20% in 1999, 28% in 1998, and 34% in 1997. The primary segments receiving revenue from this customer were telephone and directory assistance.

  Financial statement classifications: Certain amounts in the prior year financial statements have been reclassified, with no effect on net income, to conform with classifications adopted in 1999.

Note 2. Disclosures About Segments of an Enterprise and Related Information

The Company has six primary business segments which have separable management focus and infrastructures and that offer different products and services. These segments are as follows:

  Telephone: The Company has a 100-year-old local telephone business subject to the regulations of the State Corporation Commission of Virginia. This business is the incumbent local exchange carrier (ILEC) for several areas in western Virginia. Principle products offered by this business are local service, which includes advanced calling features, network access, long distance toll and directory advertising.

  Network: In addition to the ILEC services, the Company directly or indirectly owns 500 miles of fiber optic network and provides transport services for long distance, Internet and private network services. This network is connected and marketed with Carolina's FiberNet in parts of a mid-Atlantic eight state region. Additionally, the network business, which began offering Competitive Local Exchange (CLEC) service in 1998, is certified in Virginia, West Virginia and Tennessee and provided CLEC service in four markets throughout 1999 and commenced offering CLEC services in four additional markets late in 1999.

  Internet: The Company provides Internet access services through a local presence in 48 markets in Virginia, West Virginia, Tennessee and North Carolina. Through internal growth and acquisition, the Company has six times more Internet customers at the end of 1999 versus the prior year end. The Company offers high-speed data services, such as dedicated service and DSL(Digital Subscriber Line) in an increasing number of these markets within this region.

  Wireless: The Company's wireless business carries cellular and digital phones and services, paging and voicemail and is marketed in the retail and business-to-business channels primarily within the Company's cellular territory.

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 2. Disclosures About Segments of an Enterprise and Related Information (Continued)

  Directory Assistance: The Company's directory assistance business provides third party directory assistance for customers of several communications companies and handled an average of more than 180,000 requests per day in 1999. Revenues from its largest customer, AT&T, accounted for 86%, 94% and 97% of the segments total revenues for 1999, 1998, and 1997, respectively. Directory assistance revenues are reported net of database access charges of $3.9 million, $5.0 million and $4.1 million for the three years ended December 31, 1999 because management believes this presentation more appropriately reflect the revenues for services provided by this segment.

  Wireless Cable: The cable business offers wireless video cable service and offers wireless cable high-speed Internet service in Charlottesville, Virginia.

Summarized financial information concerning the Company's reportable segments is shown in the following table. The "Other" column includes certain unallocated corporate related items, as well as results from the Company's alarm, communication services and wireline cable businesses, which are not considered separate reportable segments.

                                   Network
                                     and                     Directory  Wireless
                         Telephone  CLEC   Internet Wireless Assistance  Cable   Other   Total
                         --------- ------- -------- -------- ---------- -------- ------ --------
                                                     (in thousands)
1999
Revenues................  $31,261  $5,635   $5,611  $18,924   $12,104    $2,768  $5,632 $ 81,935
EBITDA..................   21,697   1,010     (808)   4,116     1,528       422   2,131   30,096
Depreciation &
 Amortization...........    3,753   1,311    1,237      967     1,300     2,153   1,902   12,623
Asset impairment charge
 (Note 7)...............                                                  2,713   1,238    3,951
Total Segment Assets....   45,309  24,763   16,778    9,156    14,261    20,376  12,863  143,506
Corporate Assets........                                                                  74,496
                                                                                        --------
  Total Assets..........                                                                $218,002
                                                                                        ========
1998
Revenues................  $30,548  $4,024   $1,416  $14,657   $12,950    $2,966  $4,551 $ 71,112
EBITDA..................   21,715   1,943     (338)   4,896     3,018       365   1,531   33,130
Depreciation &
 Amortization...........    3,343   1,378      259      637     1,032     2,724   1,130   10,503
Total Segment Assets....   42,521  13,033    1,048    7,581    10,942    26,018  14,542  115,685
Corporate Assets........                                                                  38,649
                                                                                        --------
  Total Assets..........                                                                $154,334
                                                                                        ========
1997
Revenues................  $28,828  $3,165   $  832  $10,321   $10,533    $3,112  $3,938 $ 60,729
EBITDA..................   19,708   2,036     (149)   4,318     1,627       285     783   28,608
Depreciation &
 Amortization...........    3,169     926      145      602       916     2,567     871    9,196
Total Segment Assets....   40,523  12,170      652    6,877    12,593    29,048  14,664  116,527
Corporate Assets........                                                                  31,216
                                                                                        --------
  Total Assets..........                                                                $147,743
                                                                                        ========

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 2. Disclosures About Segments of an Enterprise and Related Information (Continued)

The accounting policies of the segments are the same as those described in the summary of significant accounting policies (Note 1). The Company evaluates the performance of its operating segments principally on operating revenues and earnings before income taxes, depreciation and amortization (EBITDA). Corporate functions are allocated at cost to the operating segments and all other intercompany transactions are cost based. Segment depreciation and amortization contains an allocation of depreciation and amortization from corporate assets. Corporate depreciation and amortization not allocated to the segments is indicated in the "Other" column in the proceeding table.

Note 3. Investments in Wireless Affiliates

At December 31, 1999, the Company had invested $1.1 million ($0.9 million at December 31, 1998) for a 21% common ownership interest in Virginia PCS Alliance, L.C. ("VA Alliance"), a provider of personal communications services ("PCS") serving a 1.6 million populated area in central and western Virginia. The Company is managing network expansion and ongoing operations pursuant to a service agreement. PCS operations began throughout the Virginia region in the fourth quarter of 1997.

At December 31, 1999, the Company had invested approximately $9.1 million ($6.0 million at December 31, 1998) for convertible preferred ownership interest in the VA Alliance which is convertible in 2001 into additional common ownership interest. If converted, the Company would have a 46% ownership interest in the VA Alliance. In December 1996, the VA Alliance also issued $12.9 million of redeemable preferred ownership interest that can be redeemed by the investor after December 31, 2001. In the event the investor elects to redeem such preferred equity after such date, the Company may elect to fund $11.4 million of such obligation in exchange for additional common ownership in the VA Alliance. In the event this redemption and funding occurs, and the Company converts its convertible preferred ownership interest, the Company would have a 65% common ownership interest in the VA Alliance.

The Company has committed to provide $14.3 million additional capital to the VA Alliance in installments of $6.5 million in 2000, $6.5 million in 2001 and $1.3 million in 2002. Such additional capital commitments would be reduced by proceeds, if any, from future equity offerings by the VA Alliance.

The Company has a 45% common ownership interest in the West Virginia PCS Alliance, L.C. ("WV Alliance"), a provider of PCS serving a 2.0 million populated area in West Virginia and eastern Kentucky, southwestern Virginia and eastern Ohio. The Company is managing network expansion and ongoing operations pursuant to a service agreement. PCS operations began in Charleston and Huntington, West Virginia, in the fourth quarter of 1998 and expanded to Morgantown and the northern corridor of West Virginia in the second quarter of 1999.

The Company has committed to provide additional capital to the WV Alliance of $1.9 million in three equal annual installments beginning in January 2000. Such additional capital commitments would be reduced by proceeds, if any, from future equity offerings by the WV Alliance.

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 3. Investments in Wireless Affiliates (Continued)

Summarized financial information for the VA Alliance and WV Alliance ("Alliances"), both of which are accounted for by the equity method, are as follows:

                             VA Alliance                 WV Alliance
                          ------------------           -----------------
                            1999      1998               1999     1998
                          --------  --------           --------  -------
                                           (in thousands)
Current assets..........  $  9,241  $  3,648           $  2,367  $   488
Noncurrent assets.......   111,601   100,668             51,130   30,644
Current liabilities.....     7,633    11,991              3,076   10,732
Noncurrent liabilities..   131,478    90,301             51,125    9,237
Redeemable preferred in-
 terest.................    15,192    14,345                --       --
                                 VA Alliance                WV Alliance
                          ---------------------------  ------------------------
                            1999      1998     1997      1999     1998    1997
                          --------  --------  -------  --------  -------  -----
                                           (in thousands)
Net sales...............  $ 12,677  $  3,200  $   119  $  3,087  $   114  $ --
Gross profit (loss).....     6,059     1,635     (197)      (77)    (107)   --
Net loss applicable to
 common owners..........   (26,139)  (24,415)  (3,952)  (13,287)  (3,103)   --
Company's share of net
 loss...................    (5,436)   (5,076)    (834)   (5,929)  (1,391)   --

The Company has entered into guarantee agreements whereby the Company is committed to provide guarantees of up to $71.0 million of the Alliances' debt and redeemable preferred obligations. Such guarantees become effective as obligations are incurred by the Alliances. At December 31, 1999, the Company has guaranteed $67.5 million of the Alliance's obligations.

In its managing member role, the Company provides certain corporate services for the Alliances, including executive, finance, accounting, information management, human resources, and other general and administrative services (collectively, "corporate services"). The Company charged the Alliances $3.3 million in 1999, $1.9 million in 1998 and $0.5 million in 1997 for these corporate services. Retained earnings of the Company at December 31, 1999 include accumulated losses of $11.6 million related to these Alliances.

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 4. Securities and Investments

Investments consist of the following as of December 31:

                                                           Carrying Values
                                                       ------------------------
                               Type of Ownership          1999         1998
                          ---------------------------- -----------  -----------
Available for Sale
  American Telecasting,
   Inc................... Equity Securities            $       --   $   275,362
  Illuminet Holdings,
   Inc................... Equity Securities             37,612,740    1,778,787
                                                       -----------  -----------
                                                        37,612,740    2,054,149
                                                       -----------  -----------
Equity Method
  Virginia PCS Alliance,
   L.C................... Equity and Convertible
                            Preferred Interests           (773,449)   1,404,879
  West Virginia PCS
   Alliance, L.C......... Equity Interest                 (633,003)   4,661,583
  Virginia
   Telecommunications
   Partnership........... General Partnership Interest     296,973      325,684
  Virginia Independent
   Telephone Alliance.... Limited Partnership Interest     527,595      489,628
  Other.................. Partnership Interests            564,696      518,605
                                                       -----------  -----------
                                                           (17,188)   7,400,379
                                                       -----------  -----------
Cost Method
  Multimedia Medical
   Systems, Inc.......... Equity Securities                362,221      362,221
  Listing Services
   Solutions, Inc........ Equity Securities              1,004,681    1,004,681
  Other.................. Equity Securities                147,022      159,558
                                                       -----------  -----------
                                                         1,513,924    1,526,460
                                                       -----------  -----------
                                                       $39,109,476  $10,980,988
                                                       ===========  ===========

In October 1999, Illuminet Holdings, Inc. completed an initial public offering ("IPO") and commenced being traded on the NASDAQ exchange under the symbol ILUM. The Company holds 683,000 shares of ILUM at a cost of $1.8 million with a market value of $37.6 million on December 31, 1999 ($55.00 per share). Concurrent with ILUM's NASDAQ listing, the Company reclassified the investment from the cost method category to the available for sale category. Prior to this date, the investment was accounted for under the cost method. Pursuant to the terms of the IPO, the Company is restricted from selling shares of ILUM until April 2000.

The Company sold its investment in American Telecasting, Inc. ("ATEL") in September 1999, for $6.50 per share, recognizing a $7.6 million gain. At December 31, 1998, the Company owned 1.2 million shares of ATEL which had a carrying value of $0.20 per share, net of total impairment losses of $3.8 million recorded in 1998 and 1997.

Changes in the unrealized gain (loss) on available for sale securities during the years ended December 31, 1999 and 1998, reported as a separate component of shareholders' equity are as follows:

                                                           1999         1998
                                                       ------------  ----------
Unrealized gain, beginning balance...................  $        --   $      --
Unrealized holding gains during the year.............    35,868,877         --
                                                       ------------  ----------
Unrealized gain, ending balance......................    35,868,877         --
Deferred tax effect related to net unrealized holding
 gains...............................................   (14,013,330)        --
                                                       ------------  ----------
Unrealized gain included in shareholders' equity.....  $ 21,855,547  $      --
                                                       ============  ==========

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Long-Term Debt and Lines of Credit

Long-term debt and lines of credit consist of the following as of December 31:

                                                          1999        1998
                                                       ----------- -----------
7.26% Unsecured senior notes due in annual
 installments from 2000 to 2007....................... $12,727,272 $16,363,636
6.25% Notes payable secured by certain PCS radio
 spectrum licenses due from 2000 to 2006..............   1,427,180   1,500,760
Borrowings under lines of credit......................  23,530,331   1,909,866
                                                       ----------- -----------
                                                       $37,684,783 $19,774,262
                                                       =========== ===========

Using proceeds from borrowings under the Company's lines of credit, the Company paid $3.2 million of principal on the unsecured senior notes in January 2000 and, in February 2000, paid $9.5 million to the senior note holders in full redemption of the senior notes. In connection with this redemption, the Company increased its committed lines of credit from $45 million to $60 million. The Company has classified borrowings under its notes payable and lines of credit as long-term, since the Company has the ability and the intent to refinance these borrowings with existing lines of credit that have a maturity of beyond one year. The blended interest rates on the borrowings under lines of credit as of December 31, 1999, 1998 and 1997 were 6.2%, 5.2% and 5.9%, respectively.

Interest expense was $1.1 million, $0.7 million and $0.9 million for 1999, 1998 and 1997, respectively. Maturities of long-term debt for each of the next five years are 2000--$34.8 million; 2001--$1.7 million; 2002--$0.2 million;
2003--$0.2 million; and 2004--$0.2 million.

Note 6. Acquisitions

In August 1999, the Company acquired, for cash, all of the outstanding stock of NetAccess, Inc. ("NAXS"), an Internet Service Provider ("ISP"), for an initial payment of approximately $6.0 million. In addition, a contingent purchase payment will be made based on achievement of future performance levels during calendar year 2000. At this time, the contingent payment can not be reasonably estimated. The contingent payment, if applicable, will be made during the first quarter of 2001. NAXS, now a wholly-owned operating subsidiary of the Company, is engaged in the business of providing dial-up and dedicated Internet access, high-speed access through DSL and ISDN technology. This acquisition increased the Company's core Internet customers by approximately 13,500 subscribers on the date of acquisition. NAXS also operates a Competitive Local Exchange Carrier ("CLEC") telephone company through its wholly-owned subsidiary, NA Communications, Inc. The excess of the total acquisition cost over the fair value of the net assets acquired of approximately $6.0 million is being amortized over 10 years by the straight-line method. This acquisition has been accounted for as a purchase and results of operations since the date of acquisition are included in the 1999 consolidated financial statements.

In October 1999, CFW Cornerstone, Inc. ("CFW Cornerstone"), a wholly-owned subsidiary of the Company, acquired substantially all of the assets of Cornerstone Networks, Inc. ("Cstone"), an ISP, for an initial payment of approximately $4.5 million in cash. In addition, contingent purchase payments will be made based on achievement of future performance levels during calendar year 2000. At this time the contingent payment cannot be reasonably estimated. All contingent payments, if applicable, will be made during the first quarter of 2001. CFW Cornerstone provides dial-up and dedicated Internet access, high-speed access through DSL and ISDN technology. This acquisition increased the Company's Internet customers by approximately 9,000 subscribers on the date of acquisition.

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 6. Acquisitions (Continued)

The acquisition was accounted for under the purchase method of accounting and, accordingly, the results of operations are included in the financial statements as of the date of acquisition, and the assets and liabilities were recorded based upon their fair values at the date of acquisition. The excess of the total acquisition cost over the fair value of the net tangible assets and other identifiable intangible assets acquired of approximately $3.8 million is being amortized over 10 years by the straight-line method. The acquisition also included various non-compete agreements, which are being amortized over the life of each respective agreement.

The following table represents the Company's unaudited proforma results for 1999 and 1998 assuming the acquisitions occurred on January 1, 1998 (in thousand, except for per share data):

                                                                  Year Ended
                                                                 December 31,
                                                                ---------------
                                                                 1999    1998
                                                                ------- -------
Operating Revenues............................................. $79,774 $69,812
Net Income.....................................................   5,308   6,449
Net Income per common share--diluted........................... $  0.40 $  0.49

These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have actually occurred had the acquisitions been made on or before January 1, 1998, nor are they an indication of future performance.

In addition, the Company has acquired the assets of several other ISP's for a total of $1.9 million. The transactions were accounted for under the purchase method of accounting and, accordingly, the assets and liabilities were recorded based on upon their fair values at the date of acquisition. The total acquisition cost over the fair value of the net identifiable tangible and intangible assets acquired of $1.0 million is being amortized over 10 years by the straight-line method. These acquisitions increased the Company's core customer base by approximately 6,600 subscribers.

Note 7. Asset Impairment and dispositions

As a result of the Company's conversion to a single billing platform capable of billing wireline and wireless services, the Company recognized a $1.2 million ($0.8 million after-tax) write-off of software associated with the prior billing system during the fourth quarter of 1999.

In September 1999, the Company recognized an asset impairment charge of $2.7 million ($1.7 million after-tax) relating to certain wireless analog cable equipment. The Company provides wireless analog cable services over MMDS spectrum. Acquisitions of MMDS spectrum by Sprint Corp. and MCI WorldCom are expected to accelerate development of digital equipment for high-speed digital data, and possibly voice, applications. As a result of these actions, an analysis of cash flows in each market and an assessment of the alternative uses for this spectrum, the Company determined that the carrying value of certain wireless analog cable equipment was impaired and recognized the asset write-down. The wireless analog cable equipment, which was deemed to be impaired in value, was written-down to its estimated net realizable value of $0.2 million based on the Company's assessment of fair value of similarly used equipment.

The Company recognized a $1.0 million and $2.8 million impairment loss for the years ended December 31, 1998 and 1997, respectively, on its investment in ATEL, which resulted in a carrying value in the investment of $0.3 million at December 31, 1998. In 1999, the Company received cash proceeds of $7.9 million and recognized a gain of $7.6 million due to the purchase of American Telecasting, Inc. by Sprint Corp.

In July 1999, the Company sold its Richmond tower for $1.6 million, recognizing a gain of $0.7 million.

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 8. Income Taxes

The components of income tax expense are as follows for the years ended December 31:

                                                1999        1998        1997
                                             ----------  ----------  ----------
Current tax expense:
  Federal tax expense (benefit)............. $ (809,101) $  690,507  $6,165,040
  State tax expense (benefit)...............     (6,379)    (53,193)  1,127,791
                                             ----------  ----------  ----------
                                               (815,480)    637,314   7,292,831
Deferred tax expense:
  Federal deferred tax expense..............  3,306,693   4,500,178      95,070
  State deferred tax expense................    376,491     501,448      10,594
                                             ----------  ----------  ----------
                                              3,683,184   5,001,626     105,664
                                             ----------  ----------  ----------
                                             $2,867,704  $5,638,940  $7,398,495
                                             ==========  ==========  ==========

Total income tax expense was different than an amount computed by applying the graduated statutory federal income tax rates to income before taxes. The reasons for the differences are as follows for the years ended December 31:

                                               1999        1998       1997
                                            ----------  ---------- ----------
Computed tax at statutory rate............. $3,182,523  $4,851,302 $6,766,799
Tax credits, net of basis adjustment.......   (492,687)        --         --
Excess charitable contribution benefit.....   (734,657)        --         --
State income taxes, net of federal income
 tax benefit...............................    244,274     295,848    751,334
Nondeductible amortization.................    215,560     132,940    132,940
Other, net.................................    452,691     358,850   (252,578)
                                            ----------  ---------- ----------
                                            $2,867,704  $5,638,940 $7,398,495
                                            ==========  ========== ==========

Net deferred income tax assets and liabilities consist of the following components at December 31:

                                                            1999        1998
                                                         ----------- -----------
Deferred income tax assets:
  Retirement benefits other than pension................ $ 3,497,202 $ 3,334,042
  Net operating loss of acquired companies..............   1,277,704   1,074,000
  Net operating loss....................................   3,393,237   1,051,538
  Alternative minimum tax credit carryforwards..........     627,367     627,367
  Accrued expenses......................................     848,368     268,577
  Federal and state tax credits.........................     672,411         --
  Other.................................................   1,274,461     447,183
                                                         ----------- -----------
                                                          11,590,750   6,802,707
Deferred income tax liabilities:
  PCS investments, net..................................  12,981,599   6,041,723
  Property and equipment................................  16,007,662  15,004,856
  Unrealized gain on securities available for sale......  14,013,330         --
  Other.................................................     192,903         --
                                                         ----------- -----------
                                                          43,195,494  21,046,579
                                                         ----------- -----------
  Net deferred income tax liabilities................... $31,604,744 $14,243,872
                                                         =========== ===========

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 8. Income Taxes (Continued)

In connection with the acquisition of NAXS (Note 6), the Company recorded approximately $0.3 million of deferred tax assets at the date of acquisition. The Company had alternative minimum tax ("AMT") credit carryforwards of $0.6 million, which have been reflected as a reduction of deferred taxes. AMT credits may generally be carried forward indefinitely and used in future years to the extent the Company's regular tax liability exceeds the AMT liability for such future years. For tax purposes, the Company had available net operating loss ("NOL") carryforwards for regular income tax purposes of approximately $2.8 million at December 31, 1998. This loss has been carried back to 1996 and the related benefit has been recorded in current income taxes receivable. The Company is anticipating that the 1999 NOL will be approximately $8.4 million, which will expire in 2019. The Company also had federal and state investment tax credit carryforwards for tax purposes of approximately $0.7 million, which expire during 2019.

Note 9. Shareholder Rights Plan

In February 2000, the Company adopted a new ten-year shareholder rights plan that provides a right to common shareholders to acquire a unit of preferred stock of the Company at a purchase price of $162. The new rights plan replaces the Company's prior plan which was adopted in 1990 and expired in February 2000. The right is exercisable only upon the occurrence of certain events. If a third party acquires 15% or more of the Company's common stock, without prior approval of the Board of Directors, other shareholders are entitled to receive, upon exercise of the right and payment of the purchase price, common stock or preferred stock at the option of the Company having a value equal to twice the amount of the purchase price.

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 10. Pension Plans and Other Postretirement Benefits

The Company sponsors several qualified and nonqualified pension plans and other postretirement benefit plans for its employees. The following tables provide a reconciliation of the changes in the plans' benefit obligations and fair value of assets over the two-year period ending December 31, 1999, and a statement of the funded status as of December 31 of each year:

                            Defined Benefit Pension    Other Postretirement
                                     Plan                  Benefit Plan
                            ------------------------  ------------------------
                               1999         1998         1999         1998
                            -----------  -----------  -----------  -----------
Change in benefit
 obligations:
  Benefit obligations,
   beginning............... $19,373,662  $16,655,591  $ 8,417,072  $ 7,134,616
  Service cost.............     783,742      617,099      211,526      202,347
  Interest cost............   1,323,014    1,212,044      578,690      525,784
  Amendment................     131,532          --           --           --
  Actuarial (gain) loss....  (1,363,569)   1,767,159     (745,891)     671,957
  Benefits paid............  (1,105,135)    (878,231)    (259,875)    (117,632)
                            -----------  -----------  -----------  -----------
    Benefit obligations,
     ending................ $19,143,246  $19,373,662  $ 8,201,522  $ 8,417,072
                            ===========  ===========  ===========  ===========
Change in plan assets:
  Fair value of plan
   assets, beginning....... $19,118,948  $17,791,099  $       --   $       --
  Actual return on plan
   assets..................   2,744,040    2,206,080          --           --
  Employer contribution....         --           --       259,875      117,632
  Benefits paid............  (1,105,135)    (878,231)    (259,875)    (117,632)
                            -----------  -----------  -----------  -----------
    Fair value plan assets,
     ending................ $20,757,853  $19,118,948  $       --   $       --
                            ===========  ===========  ===========  ===========
Funded status:
  Funded status,
   beginning............... $ 1,614,607  $  (254,714) $(8,201,522) $(8,417,072)
  Unrecognized net
   actuarial gain..........  (3,088,692)    (861,171)    (915,930)    (170,039)
  Unrecognized prior
   service cost............     632,327      533,334          --           --
  Unrecognized transition
   obligations.............      31,560       47,341          --           --
                            -----------  -----------  -----------  -----------
    Accrued benefit cost... $  (810,198) $  (535,210) $(9,117,452) $(8,587,111)
                            ===========  ===========  ===========  ===========

The Company's matching contributions to the defined contribution plan were $0.5 million, $0.4 million, and $0.3 million for the years ended December 31, 1999, 1998, and 1997, respectively.

The accumulated benefit obligation of the Company's nonqualified pension plan was approximately $0.9 million, $0.7 million and $0.4 million at December 31, 1999, 1998 and 1997, respectively, and has been classified with retirement benefits other than pensions. All of the Company's plans for post retirement benefits other than pensions and the nonqualified pension plan have no plan assets.

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 10. Pension Plans and Other Postretirement Benefits (Continued)

The following table provides the components of net periodic benefit cost for the plans:

                                                                   Other Post Employment
                                Defined Benefit Pension                 Benefit Plan
                          -------------------------------------  ---------------------------
                             1999         1998         1997        1999     1998      1997
                          -----------  -----------  -----------  -------- --------  --------
Service cost............  $   783,742  $   617,099  $   486,925  $211,526 $202,347  $177,187
Interest cost...........    1,323,014    1,212,044    1,175,197   578,690  525,784   503,626
Expected return on plan
 assets.................   (1,864,548)  (1,729,609)  (1,579,686)      --       --        --
Amortization of
 transition
 obligations............       15,781       15,781       15,781       --       --        --
Amortization of prior
 service cost...........       32,539       32,539       45,005       --       --        --
Recognized net actuarial
 gain...................          --       (26,625)     (15,352)      --    (9,382)  (12,656)
                          -----------  -----------  -----------  -------- --------  --------
  Net periodic benefit
   cost.................  $   290,528  $   121,229  $   127,870  $790,216 $718,749  $668,157
                          ===========  ===========  ===========  ======== ========  ========

The prior-service costs are amortized on a straight-line basis over the average remaining service period of active participants. Gains and losses in excess of 10% of the greater of the benefit obligation and the market-related value of assets are amortized over the average remaining service period of active participants.

The Company has multiple nonpension postretirement benefit plans. The health care plan is contributory, with participants' contributions adjusted annually; the life insurance plans are also contributory. Eligibility for the life insurance plan has been restricted to active pension participants age 50-64 as of January 5, 1994. The accounting for the plans anticipates that the Company will maintain a consistent level of cost sharing for the benefits with the retirees.

The assumptions used in the measurements of the Company's benefit obligations are shown in the following table:

                                                                 Other Post
                                           Defined Benefit       Employment
                                            Pension Plan        Benefit Plan
                                          -------------------  ----------------
                                           Assumptions as of December 31,
                                          -------------------------------------
                                          1999   1998   1997   1999  1998  1997
                                          -----  -----  -----  ----  ----  ----
Discount rate............................  7.50%  7.00%  7.50% 7.50% 7.00% 7.50%
Expected return on plan assets........... 10.00% 10.00% 10.00%  --    --    --
Rate of compensation increase............  4.75%  4.75%  4.75%  --    --    --

For measurement purposes, a 7.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease gradually each year to a rate of 6.00% for 2006 and to remain at that level thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. The effect of a 1% change on the total of service and interest cost components of net periodic postretirement health care benefit cost would be $0.1 million for a 1% increase and $0.1 million for a 1% decrease. Additionally, the effect of a 1% change on the health care component of the accumulated postretirement benefit obligations would be $1.2 million for a 1% increase and $1.0 million for a 1% decrease.

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 11. Stock Plans

The Company's 1997 Stock Compensation Plan ("Option Plan") provides for the grant of stock options, stock appreciation rights ("SARS"), stock awards and performance shares to officers and certain key management employees. A maximum of 950,000 shares of common stock may be issued under the Option Plan by means of the exercise of options or SARS, the grant of stock awards and/or the settlement of performance shares. The Company's Non-Employee Director's Stock Option Plan ("Director's Plan") provides a non-employee director the opportunity to receive stock options in lieu of a retainer fee. A maximum of 25,000 shares of common stock may be issued upon the exercise of options granted under the Director's Plan. Stock options must be granted under the Plans at not less than 100% of fair market value at the date of grant and have a maximum life of ten years from the date of grant. Options and other awards under the Plans may be exercised in compliance with such requirements as determined by a committee of the Board of Directors.

A summary of the status of the Stock Option Plans at December 31, 1999, 1998 and 1997 and changes during the years ended on those dates are as follows:

                                1999               1998               1997
                          ------------------ ------------------ ------------------
                                   Weighted-          Weighted-          Weighted-
                                    Average            Average            Average
                                   Exercise           Exercise           Exercise
        Options           Shares     Price   Shares     Price   Shares     Price
        -------           -------  --------- -------  --------- -------  ---------
Outstanding at beginning
 of year................  468,679   $19.13   409,210   $17.10   325,022   $15.90
Granted.................  170,407    22.58   115,740    23.02   109,373    20.68
Exercised...............  (62,015)   14.22   (45,971)   10.25    (8,915)   10.33
Forfeited...............  (54,170)   21.54   (10,300)   21.62   (16,270)   20.90
                          -------   ------   -------   ------   -------   ------
Outstanding at end of
 year...................  522,901   $20.59   468,679   $19.13   409,210   $17.10
                          -------   ------   -------   ------   -------   ------
Exercisable at end of
 year...................  230,291   $18.90   225,631   $17.12   212,545   $14.89
                          -------   ------   -------   ------   -------   ------
Weighted average fair
 value per option of
 options granted during
 the year...............            $ 6.53             $ 6.91             $ 6.15
                                    ======             ======             ======

The following table summarizes information about stock options outstanding at December 31, 1999:

                                                                    Options
                                      Options Outstanding         Exercisable
                                 ----------------------------- -----------------
                                          Weighted-
                                           Average   Weighted-         Weighted-
                                 Number   Remaining   Average  Number   Average
                                   of    Contractual Exercise    of    Exercise
Range of Exercise Prices         Shares     Life       Price   Shares    Price
------------------------         ------- ----------- --------- ------- ---------
 $10.00--12.75..................  38,600    1 year    $11.33    38,600  $11.33
 $16.25--19.38.................. 117,856   6 years    $17.75    84,296  $17.81
 $20.88--25.75.................. 366,445   8 years    $22.48   107,395  $22.48

Grants of options under the Plans are accounted for following Accounting Principles Board ("APB") Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recorded. The Company has elected to apply the disclosure-only provisions of FASB Statement No. 123. However, had compensation cost been recorded based on the fair value of awards at the grant date, the pro forma impact on the Company's net income and net income per common share--diluted would have been $0.8 million ($0.06 per share) in 1999, $0.4 million ($0.03 per share) in 1998 and $0.2 million ($0.02 per share) in 1997. The pro forma effects of applying FASB Statement No. 123 are not indicative of future amounts since, among other reasons, the requirements of the Statement have been applied only to options granted after December 31, 1994.

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 11. Stock Plans (Continued)

The fair value of each grant is estimated at the grant date using the Black-Scholes option-pricing model with the following assumptions: dividend rate of 2.0% to 2.1% for 1999, 1.7% to 2.0% for 1998, and 1.9% to 2.3% for 1997; risk-
free interest rates of 4.8% to 6.4% for 1999, 5.0% to 5.7% for 1998, and 5.9% to 6.3% for 1997; expected lives of 6 years for 1999, 1998 and 1997; and price volatility of 25.8% to 26.3% for 1999, 26.0% to 26.3% for 1998, and 23.1% to
24.6% for 1997.

The Company also has a plan whereby employees can use up to 10% of their gross wages to purchase the Company's common stock at a price 10% less than the market price on the purchase date.

Note 12. Supplementary Disclosures Of Cash Flow Information

The following information is presented as supplementary disclosures for the Consolidated Statements of Cash Flows:

                                                  1999       1998       1997
                                               ---------- ---------- ----------
Cash payments for:
  Interest, net of capitalized interest of
   $637,431 in 1999, $785,854 in 1998, and
   $762,643 in 1997........................... $2,335,839 $  925,609 $1,067,098
                                               ========== ========== ==========
  Income taxes................................ $  495,871 $1,453,080 $6,551,222
                                               ========== ========== ==========

In 1997, the Company contributed two PCS radio spectrum licenses valued at $4.5 million to the WV Alliance in exchange for equity ownership (Note 3). In 1997, the Company acquired through the FCC auction certain PCS radio spectrum licenses for approximately $1.6 million of notes payable.

Note 13. Lease Commitments

The Company has several operating leases for administrative office space, retail space, tower space, channel rights, and equipment. The leases for retail and tower space have initial lease periods of three to thirty years. These leases are associated with the operation of a cellular business in Virginia Rural Service Area 6 in which the Company is the general partner. The leases for channel rights relate to the Company's wireless cable operations and have initial terms of three to ten years. The equipment leases have an initial term of three years. Rental expense for operating leases was $1.7 million, $2.0 million and $1.4 million in 1999, 1998, and 1997, respectively. The total amount committed under these lease agreements is: $1.6 million in 2000, $0.9 million in 2001, $0.9 million in 2002, $0.7 million in 2003, $0.7 million in 2004 and $4.3 million for the years thereafter.

The Company has commitments for capital expenditures of approximately $5 million as of December 31, 1999, all of which are expected to be incurred in fiscal 2000.

Note 14. Wireless Revenues and Cost of Sales

In prior periods, the Company reported wireless revenues net of cost of sales, primarily handsets. On June 1, 2000, the Company retroactively revised its reporting so as to no longer net the cost of sales for handsets and to present these amounts as a separate component of operating expenses. Operating revenues for wireless communications were increased by an identical amount. This revision was made because, in the opinion of management, it more appropriately reflects the revenues and costs of its wireless operations in accordance with industry practice.

                  CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 15. Subsequent Events

  On June 16, 2000, the Company's Board of Directors approved an agreement and plan of merger with R&B Communications Inc. Under the terms of that agreement, the Company will issue approximately 3.7 million shares of its common stock in exchange for 100% of R&B's outstanding common stock. This transaction is subject to regulatory and shareholder approval and will be accounted for using the purchase method of accounting.

  R&B has a 21% common ownership interest, along with convertible preferred ownership interest, in the VA Alliance and a 34% common ownership interest in the WV Alliance. The Company has a 21% common ownership interest, along with convertible preferred ownership interest in the VA Alliance, and a 45% common ownership interest in the WV Alliance (See Note 3). As a result of the merger with R&B and other planned increases in common ownership through redemption and conversion of preferred interests, consolidation of the VA Alliance and the WV Alliance will be required concurrent with the closing of the merger.

On May 17, 2000, the Board of Directors approved the acquisition of PrimeCo Personal Communications, L.P., Richmond Major Trading Area (Richmond-Norfolk
PCS) for cash of $408.6 million, the assumption of approximately $20.0 million of lease obligations and the transfer of a limited partnership interest and the assets, licenses and operations of our analog wireless operation, with a combined value of approximately $78.5 million. This acquisition is subject to regulatory approval and will be accounted for using the purchase method of accounting.

The Company plans to obtain financing through issuance of unsecured Senior
Notes for $280 million, Subordinated Notes for $95 million, a Senior Secured Credit Facility of up to $325 million and various preferred stock offerings of $250 million. The Company plans to use the proceeds of the financing vehicles to fund the acquisition of Richmond-Norfolk PCS, to repay its existing indebtedness and that of the Alliances, and for future expansion.

Pursuant to a stock purchase agreement, dated May 17, 2000 with telegate AG, a public company in Germany, the Company will sell the capital stock of CFW Information Services, Inc., through which directory assistance operations are conducted. In exchange, the Company will receive $32.0 million in cash and $3.5 million in stock of telegate. This disposition is subject to regulatory approval.

Note 16. Unaudited Quarterly Financial Data

Summarized quarterly financial data for 1999 and 1998 are as follows:

                                             Three Months Ended
                                  -------------------------------------------
(In thousands, except per share   March 31  June 30  September 30 December 31
amounts)                          --------  -------  ------------ -----------
1999
Operating revenues (a)            $18,769   $19,628    $21,389      $22,149
Operating income (b)                4,693     4,917      1,737        2,175
Gain on sale of investments and
 tower asset                          --        --       8,318          --
Equity loss from PCS investees     (2,331)   (2,938)    (2,702)      (3,395)
Net income (loss)                   1,340     1,295      4,378         (520)
Net income (loss) per share -
 basic                              0.103     0.099      0.335       (0.040)
Net income (loss) per share -
 dilutive                           0.102     0.099      0.334       (0.040)
-----------------------------------------------------------------------------
1998
Operating revenues(a)             $17,258   $17,500    $18,263      $18,091
Operating income                    5,547     5,712      5,758        5,609
Loss on write-down of investment     (270)      --        (353)        (387)
Equity loss from PCS investees       (896)   (1,346)    (1,547)      (2,678)
Net income                          2,450     2,468      2,174        1,416
Net income per share - basic        0.189     0.190      0.167        0.108
Net income per share - dilutive     0.187     0.188      0.166        0.109
-----------------------------------------------------------------------------

(a) Operating revenues have been increased as follows as compared to the amounts reported in the Quarterly Reports to Shareholders and on Forms 10-Q as a result of revising its reporting so as to no longer report wireless revenues net of cost of sales (See Note 14).

                 Three Months Ended
      -----------------------------------------
      March 31 June 30 September 30 December 31
      -------- ------- ------------ -----------
1999   1,751    1,739     2,023        2,630
1998   1,023      949     1,107        1,347

(b) An asset impairment charge of $2.7 million relating to the Company's wireless analog cable equipment was charged to operating income in the third quarter of 1999. Additionally, concurrent with the completion of the conversion to a single billing platform, the Company charged a $1.2 million write-off of software associated with its prior wireless billing system against operating income during the fourth quarter of 1999.

                          CFW COMMUNICATIONS COMPANY

                     Condensed Consolidated Balance Sheets


                                                                            June 30, 2000
                                                                             (Unaudited)          December 31, 1999
                                                                            -------------         -----------------
ASSETS

Current Assets
     Cash and cash equivalents                                             $     248,754          $        198,240
     Accounts receivable, net of allowance of $1.6 million ($1.1 million
       in 1999)                                                               13,835,949                12,212,886
     Receivable from affiliates                                                1,724,693                 3,824,585
     Materials and supplies                                                    1,095,120                   955,381
     Prepaid expenses and other                                                  976,718                   572,339
     Income tax receivable                                                             -                 1,999,715
     Assets of discontinued segment                                            9,764,328                 8,023,326
                                                                           -------------          ----------------
                                                                              27,645,562                27,786,472
                                                                           -------------          ----------------
Securities and Investments                                                    35,100,542                39,109,476
                                                                           -------------          ----------------

Property and Equipment
     Land and building                                                        23,862,688                23,526,095
     Network plant and equipment                                             114,712,693               100,938,828
     Furniture, fixtures and other equipment                                  24,403,777                26,158,859
     Radio spectrum licenses                                                  15,476,485                15,478,079
                                                                           -------------          ----------------
         Total in service                                                    178,455,643               166,101,861
     Under construction                                                       12,530,597                 9,124,046
                                                                           -------------          ----------------
                                                                             190,986,240               175,225,907
     Less accumulated depreciation                                            61,381,028                55,756,282
                                                                           -------------          ----------------
                                                                             129,605,212               119,469,625
                                                                           -------------          ----------------
Other Assets
     Cost in excess of net assets of business acquired, less accumulated
       amortization of $3.3 million ($2.4 million in 1999)                    31,039,878                23,411,894
     Deferred charges                                                         12,006,608                   359,294
     Radio spectrum licenses and license deposits                              7,864,963                 7,864,836
                                                                           -------------          ----------------
                                                                              50,911,449                31,636,024
                                                                           -------------          ----------------
                                                                           $ 243,262,765          $    218,001,597
                                                                           =============          ================

See Notes to Condensed Consolidated Financial Statements.

                          CFW COMMUNICATIONS COMPANY

                     Condensed Consolidated Balance Sheets


                                                               June 30, 2000              December 31,
                                                                (unaudited)                  1999
                                                             ----------------          -----------------
Liabilities and Shareholders' Equity

Current Liabilities
     Accounts payable                                        $     20,317,262          $     9,552,592
     Customers' deposits                                              529,027                  448,995
     Advance billings                                               2,987,640                2,677,044
     Accrued payroll                                                1,067,069                1,030,413
     Accrued interest                                                  96,152                  280,151
     Other accrued liabilities                                      3,423,737                1,617,206
     Accrued income taxes payable                                     122,138                        -
     Deferred revenue                                               1,518,890                1,835,694
     Liabilities of discontinued segment                            3,275,045                2,293,799
                                                             ----------------          ---------------
                                                                   33,336,960               19,735,894
                                                             ----------------          ---------------
Long-Term Debt                                                     51,567,016               37,684,783
                                                             ----------------          ---------------
Long-term Liabilities
     Deferred income taxes                                         29,568,013               31,077,684
     Retirement benefits                                           10,427,284               10,741,020
     Other                                                          2,795,177                  797,175
                                                             ----------------          ---------------
                                                                   42,790,474               42,615,879
                                                             ----------------          ---------------
Minority Interests                                                  1,419,433                1,781,241
                                                             ----------------          ---------------

Commitments

Shareholders' Equity
     Preferred stock, no par                                                -                        -
     Common stock, no par                                          44,747,385               43,943,136
     Retained earnings                                             49,269,554               50,385,117
     Unrealized gain on securities available for sale, net         20,131,943               21,855,547
                                                             ----------------          ---------------
                                                                  114,148,882              116,183,800
                                                             ----------------          ---------------
                                                             $    243,262,765          $   218,001,597
                                                             ================          ================

See Notes to Condensed Consolidated Financial Statements.

                          CFW COMMUNICATIONS COMPANY

                  Condensed Consolidated Statements of Income
                                  (Unaudited)


                                                                    Three Months Ended             Six Months Ended
                                                               ----------------------------  ----------------------------
                                                                 June 30,       June 30,       June 30,       June 30,
                                                                  2000            1999           2000           1999
                                                               ------------    -----------    -----------    -----------
 Operating Revenues
    Wireline communications                                    $ 14,697,395    $10,199,402    $28,572,506    $20,001,516
    Wireless communications                                       5,818,465      5,422,466     11,697,822     10,471,538
    Other communications services                                 1,001,967      1,012,895      1,857,857      2,056,960
                                                               ------------    -----------    -----------    -----------
                                                                 21,517,827     16,634,763     42,128,185     32,530,014
                                                               ------------    -----------    -----------    -----------

Operating Expenses
    Cost of sales                                                 2,490,271      1,738,617      4,857,047      3,489,749
    Maintenance and support                                       6,181,332      3,146,777     11,687,050      6,136,040
    Depreciation and amortization                                 3,408,736      2,667,548      6,751,367      5,198,169
    Customer operations                                           3,792,461      2,863,918      7,390,939      5,441,462
    Corporate operations                                          2,057,649      1,486,327      4,158,220      3,067,124
                                                               ------------    -----------    -----------    -----------
                                                                 17,930,449     11,903,187     34,844,623     23,332,544
                                                               ------------    -----------    -----------    -----------
Operating Income                                                  3,587,378      4,731,576      7,283,562      9,197,470

Other Income (Expenses)
    Other expenses, principally interest                           (550,112)      (293,425)    (1,009,975)      (545,687)
    Equity loss from PCS investees
       VA PCS Alliance                                           (1,315,066)    (1,479,228)    (2,838,564)    (2,838,052)
       WV PCS Alliance                                           (1,672,892)    (1,458,879)    (3,816,908)    (2,431,229)
    Equity income from other wireless investees                      56,629         34,759         98,629         87,766
                                                               ------------    -----------    -----------    -----------
                                                                    105,937      1,534,803       (283,256)     3,470,268

Income Taxes                                                         84,393        442,192        (87,314)     1,196,238
                                                               ------------    -----------    -----------    -----------
                                                                     21,544      1,092,611       (195,942)     2,274,030

Minority Interests                                                  (31,970)      (129,543)      (105,092)      (218,558)
                                                               ------------    -----------    -----------    -----------
Income (loss) from continuing operations                            (10,426)       963,068       (301,034)     2,055,472

Income from operation of discontinued segment, net of tax           347,687        332,040        686,705        579,362
                                                               ------------    -----------    -----------    -----------
Net Income                                                     $    337,261    $ 1,295,108    $   385,671    $ 2,634,834
                                                               ------------    -----------    -----------    -----------
Income (loss) from continuing operations per common share -    $          -    $      0.07    $     (0.02)   $      0.16
    basic
Income (loss) from continuing operations per common share -    $          -    $      0.07    $     (0.02)   $      0.16
    diluted

Net income per common share - basic                            $       0.03    $      0.10    $      0.03    $      0.20
Net income per common share - diluted                          $       0.03    $      0.10    $      0.03    $      0.20

Average shares outstanding - basic                               13,100,688     13,040,176     13,083,819     13,031,007
Average shares outstanding - diluted                             13,309,760     13,115,990     13,291,777     13,091,394
                                                              -------------    -----------    -----------    -----------
Cash dividends per share                                      $           -    $   0.11475    $   0.11475    $   0.22950
                                                              -------------    -----------    -----------    -----------


See Notes to Condensed Consolidated Financial Statements.

                          CFW COMMUNICATIONS COMPANY

                Condensed Consolidated Statements of Cash Flows
                                  (Unaudited)

                                                                              Six Months Ended
                                                               ------------------------------------
                                                                      June 30,           June 30,
                                                                       2000               2000
                                                               -------------------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES

Net income                                                     $      385,671        $    2,634,834
Deduct income from operations of discontinued segment                (686,705)             (579,361)
                                                               --------------        --------------
Income (loss) from continuing operations                             (301,034)            2,055,473
Adjustments to reconcile net income
     to net cash provided by operating activities:
     Depreciation                                                   5,870,656             4,839,795
     Amortization                                                     880,711               358,374
     Deferred taxes                                                  (412,320)            1,262,979
     Retirement benefits                                             (313,736)              439,663
     Equity loss from PCS Alliances                                 6,655,470             5,269,281
     Minority interests, net of distributions                          74,338                37,187
     Other                                                           (685,217)              349,708
     Equity gains from other investees                               (494,745)             (231,614)
Changes in assets and liabilities from operations:
     Increase in accounts receivable                               (1,553,775)           (1,920,376)
     Increase in materials and supplies                              (139,739)           (1,703,125)
     Increase in other current assets                                (404,379)             (112,600)
     Changes in income taxes                                        2,121,853               148,106
     Increase (decrease) in accounts payable                         (634,285)              459,106
     Increase (decrease) in other accrued liabilities                 517,793              (311,736)
     Increase in other current liabilities                            390,628               157,105
                                                               --------------        --------------
Net cash provided by continuing operations                         11,572,219            11,097,326
Net cash provided by (used in) discontinued operations                (73,051)           (1,069,396)
                                                               --------------        --------------
Net cash provided by operating activities                          11,499,168            10,027,930
                                                               --------------        --------------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment                               (17,182,335)          (15,460,720)
Acquisition/disposition costs                                        (394,747)                    -
Purchase of minority interest in RSA6                              (7,400,000)                    -
Investments in PCS alliances                                       (3,892,138)           (3,892,138)
Repayments from PCS Alliances                                       2,099,892             2,767,544
Proceeds from sale of towers                                        3,200,000                     -
Acquisition of Internet company and subscribers                    (1,356,373)           (2,097,652)
Deposit on radio spectrum licenses, net                              (100,000)              (76,500)
Purchase of radio spectrum licenses, net of minority interest               -              (856,450)
Maturities and distributions from other investments                   391,799               175,506
                                                               --------------        --------------

Net cash used in investing activities                             (24,633,902)          (19,440,410)
                                                               --------------        --------------

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividends                                                     (1,501,234)           (2,994,005)
Payments on senior notes                                          (12,727,272)           (3,636,364)
Additional borrowing on lines of credit, net                       26,609,505            16,289,084
Net proceeds from exercise of stock options                           804,249               151,759
                                                               --------------        --------------

Net cash provided by financing activities                          13,185,248             9,810,474
                                                               --------------        --------------

Increase (decrease) in cash and cash equivalents                       50,514               397,994

Cash and cash equivalents:
Beginning                                                             198,240                42,590
                                                               --------------        --------------

Ending                                                         $      248,754        $      440,584
                                                               ==============        ==============

See Notes to Condensed Consolidated Financial Statements.

                          CFW COMMUNICATIONS COMPANY

     Condensed Consolidated Statement of Shareholders' Equity (unaudited)




                                                                                            Accumulated
                                                                                              Other                Total
                                                     Common Stock           Retained       Comprehensive         Shareholders'
                                                  Shares      Amount        Earnings          Income               Equity
                                                ----------  ------------  -------------   ---------------     -----------------
Balance, December 31, 1998                      13,016,988  $43,527,636   $ 49,882,849     $        -         $   93,410,485

Comprehensive income:
 Net Income                                                                  1,339,726
 Unrealized gain on securities available for
  sale, net of $1.0 million of deferred tax
  obligation                                                                                 1,580,294
 Comprehensive income                                                                                              2,920,020
Cash dividends                                                              (1,495,905)                           (1,495,905)
Stock options exercised, net                        19,428       75,022                                               75,022
                                                ----------  -----------   ------------    ------------        ---------------
Balance, March 31, 1999                         13,036,416   43,602,658     49,726,670       1,580,294            94,909,622

Comprehensive income:
 Net Income                                                                  1,295,108
 Unrealized gain on securities available for
  sale, net of $1.7 million of deferred tax
  obligation                                                                                 2,719,995
 Comprehensive income                                                                                              4,015,103
Cash dividends                                                              (1,498,100)                           (1,498,100)
Stock options exercised, net                         5,663       76,737                                               76,737
                                                ----------  -----------  -------------  --------------        --------------
Balance, June 30, 1999                          13,042,079  $43,679,395    $49,523,678    $  4,300,289        $   97,503,362
                                                ==========  ===========  =============  ==============        ==============


Balance, December 31, 1999                      13,060,386  $43,943,136    $50,385,117    $ 21,855,547        $  116,183,800

Comprehensive income:
 Net Income                                                                     48,410
 Unrealized loss on securities available for
  sale, net of $1.0 million deferred tax
  benefit                                                                                   (2,409,118)
 Comprehensive income                                                                                             (2,360,708)
Cash dividends                                                              (1,501,234)                           (1,501,234)
Stock options exercised, net                        34,043      382,356                                              382,356
                                                ----------  -----------    -----------  --------------        --------------
Balance, March 31, 2000                         13,094,429   44,325,492     48,932,293      19,446,429           112,704,214
                                                ----------  -----------   ------------  --------------        --------------

Comprehensive income:
 Net Income                                                                    337,261
 Unrealized gain on securities available for
  sale, net of $1.0 million deferred tax
  obligation                                                                                   685,514
 Comprehensive income                                                                                              1,022,775
Stock options exercised, net                        22,124      421,893                                              421,893
                                                ----------  -----------   ------------  --------------        --------------
Balance, June 30, 2000                          13,116,553  $44,747,385   $ 49,269,554   $  20,131,943        $  114,148,882
                                                ==========  ===========   ============  ==============        ==============

See Notes to Condensed Consolidated Financial Statements.

                          CFW COMMUNICATIONS COMPANY
             Notes to Condensed Consolidated Financial Statements


(1) In the opinion of the Company, the accompanying condensed consolidated financial statements which are unaudited, except for the condensed consolidated balance sheet dated December 31, 1999, which is derived from audited financial statements, contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of June 30, 2000 and December 31, 1999 and the results of operations for the three and six months ended June 30, 2000 and 1999 and cash flows for the six months ended June 30, 2000 and 1999. The results of operations for the three and six months ended June 30, 2000 and 1999 are not necessarily indicative of the results to be expected for the full year.

     Certain amounts on the prior year financial statements have been reclassified, with no effect on net income, to conform with classifications adopted in 2000.

(2) The Company has five primary business segments which have separable management focus and infrastructures and that offer different products and services. These segments are described in more detail in Note 2 of the Company's 1999 Annual Report to Shareholders. Summarized financial information concerning the Company's reportable segments, as adjusted for all periods for the effect of the Company's discontinued operations (Note
     10), is shown in the following table.

                                          Telephone    Network &     Internet     Wireless       Cable      Other        Total
                                                         CLEC
(in thousands)
------------------------------------------------------------------------------------------------------------------------------------
As of and for the three months ended June 30, 2000

Revenues                                $ 8,022       $ 2,342       $ 3,939      $  5,220      $   598     $  1,397    $  21,518
EBITDA                                    5,486          (208)          290           758          118          552        6,996
Depreciation &
   Amortization                           1,042           504           779           287          319          478        3,409

As of and for the three months ended June 30, 1999
Revenues                                $ 7,810       $ 1,220       $   763      $  4,709      $   714     $  1,419    $  16,635
EBITDA                                    5,625           191          (345)        1,300          147          481        7,399
Depreciation &
   amortization                             921           284           147           235          636          445        2,668

As of and for the six months ended June 30, 2000
Revenues                                $15,991       $ 4,376       $ 7,412      $ 10,460      $ 1,238     $  2,651    $  42,128
EBITDA                                   10,979          (277)          392         1,814          257          870       14,035
Depreciation &
   Amortization                           2,067           950         1,507           606          662          959        6,751
Total segment
   Assets                                47,244        29,321        21,302         9,023       19,554       11,731      138,175
Corporate assets                                                                                                          95,324
Assets of discontinued operation                                                                                           9,764
                                                                                                                       ---------
Total Assets                                                                                                           $ 243,263
                                                                                                                       =========
As of and for the six months ended June 30, 1999
Revenues                                $15,511       $ 2,422       $ 1,266      $  9,030      $ 1,442     $  2,859    $  32,530
EBITDA                                   11,024           503          (609)        2,341          286          851       14,396
Depreciation &
amortization                              1,822           551           234           445        1,280          866        5,198
Total segment
   assets                                43,134        19,929         3,831         8,551       24,898       12,476      112,819

Corporate assets                                                                                                          55,136
Assets of discontinued operation                                                                                           8,112
                                                                                                                       ---------
Total Assets                                                                                                           $ 176,067
                                                                                                                       =========

(3) The weighted average number of common shares outstanding, which was used to compute diluted net income per share in accordance with FASB Statement No. 128, Earnings Per Share, were increased by 337,260 and 75,815 shares, and by 385,672 and 60,717 for the three and six month periods ended June 30, 2000 and 1999, respectively, to reflect the assumed conversion of dilutive stock options. The Company currently has 637,930 options outstanding to acquire shares of common stock, of which 257,310 are currently exercisable.

(4) As of June 30, 2000, the Company had a 21% common ownership interest in Virginia PCS Alliance, L.C. (VA Alliance), a provider of personal communications services (PCS) serving a 1.7 million populated area in central and western Virginia. The Company is managing such build-out pursuant to a service agreement. PCS operations began throughout the Virginia region in the fourth quarter of 1997.

     As of June 30, 2000, the Company had a 45% common ownership interest in the West Virginia PCS Alliance, L.C. (WV Alliance), a PCS provider serving a
     2.0 million populated area in West Virginia and parts of eastern Kentucky, southwestern Virginia and eastern Ohio. The Company is managing this build-out pursuant to a service agreement. The WV Alliance commenced operations in the fourth quarter of 1998, offering services along the Charleston and Huntington corridor and expanded to the northern corridor of West Virginia, including the cities of Clarksburg, Fairmont and Morgantown in the second quarter of 1999.

     Summarized financial information for the VA Alliance and WV Alliance ("Alliances"), both of which are accounted for under the equity method, are as follows:

                                                                VA Alliance                              WV Alliance
 (in thousands)                                      June 30, 2000      December 31, 1999    June 30, 2000      December 31, 1999
--------------                                       -------------      -----------------    -------------      -----------------
 Current assets                                      $     21,060       $            9,241   $      14,212      $            2,367
 Noncurrent assets                                         94,849                  111,601          52,493                  51,130
 Current liabilities                                        3,161                    7,633          10,367                   3,076
 Long-term debt                                           129,653                  131,478          64,176                  51,125
 Redeemable preferred interest                             12,892                   15,192               -                       -


                                                               VA Alliance                             WV Alliance
                                                     For the Three Months Ended,             For the Three Months Ended,
                                                     ---------------------------------       ---------------------------------
 (in thousands)                                      June 30, 2000      June 30, 1999        June 30, 2000      June 30, 1999
                                                     ----------------   --------------       ----------------   --------------
 Net sales                                           $      5,726       $      3,007         $       3,635      $       376
 Gross profit (loss)                                        3,243              1,830                 1,349              (82)
 Net loss applicable to common owners                      (6,323)            (7,112)               (3,749)          (3,269)
 Company's share of net loss                               (1,315)            (1,479)               (1,672)          (1,458)



                                                             VA Alliance                               WV Alliance
                                                     For the Six Months Ended,               For the Six Months Ended,
                                                     --------------------------------        --------------------------------
 (in thousands)                                      June 30, 2000      June 30, 1999        June 30, 2000      June 30, 1999
                                                     ----------------   -------------        ----------------   --------------
 Net sales                                           $     10,206       $     5,424          $       6,260      $        632
 Gross profit (loss)                                        5,407             2,414                  1,640              (100)
 Net loss applicable to common owners                     (13,648)          (13,645)                (8,554)           (5,448)
 Company's share of net loss                               (2,838)           (2,838)                (3,816)           (2,431)


     As of June 30, 2000, the Company had entered into guaranty agreements whereby the Company is committed to provide guarantees of up to $71.0 million of the Alliance's debt and redeemable preferred obligations. Such guarantees become effective as obligations are incurred by the Alliances. Subsequent to June 30, 2000, the Company refinanced the Alliance debt (Note
     7).

(5) In February 2000, the Company acquired 4,400 Internet subscribers from Twin County Internet Access ("TCIA") for a purchase price of $1.0 million. TCIA is located in Galax, VA and serves parts of Southwestern Virginia and Northern North Carolina. In May 2000, the Company acquired 2,195 Internet subscribers from Heart of Virginia Communications, Inc. ("HOVAC") for a purchase price of $0.3 million. HOVAC is located in Farmville, VA.

     In March 2000, the Company sold 10 towers for $3.2 million and the Alliances sold a total of 123 towers for $38.5 million to Crown Castle International Corp ("Crown"). In April 2000, the Alliances sold a total of 18 towers for $5.7 million to Crown. In connection with these transactions, the Company has certain future leaseback and other commitments. Accordingly, gains on the sales have been deferred for book purposes and will be amortized over the life of the leaseback agreement.

     The effective tax rate for the Company changed significantly, from 29.3% for the six months ended June 30, 1999 to 47.7% for the six months ended June 30, 2000. The effective tax rate for the results from continuing operations was a tax obligation of 37% for the six months ended June 30, 1999 as compared to a tax benefit of 22% for the six months ended June 30, 2000. The increases in the effective tax rates are a result of an increase in non-deductible goodwill from the Internet acquisitions which occurred over the last 18 months and other non-deductible goodwill, applied against a lower pretax income (thus having a greater percentage effect). Also, the presence of prior year tax credits and the favorable treatment of a significant charitable contribution made in the prior year caused the prior year rate to be below statutory rates. In addition to the increased effective tax rate, the Company is anticipating that its current tax provision will be significantly greater than prior periods as a result of the recognition of the entire tower gain for tax purposes, as well as the gains on sale of the directory assistance and cellular analog businesses (Note 7 and 10). The current year effective tax rate will be reduced from the rates noted above as a result of the gains from these transactions due to the fact that non-deductible goodwill will make up a smaller percent of a significantly increased taxable income.

(6) In prior periods, the Company reported wireless revenues net of cost of sales, primarily handsets. On June 1, 2000, the Company retroactively revised its reporting to no longer net the cost of sales for handsets and to present these amounts as a separate component of operating expenses. Operating revenues for wireless communications were increased by an identical amount. This revision was made because, in the opinion of management, it more appropriately reflects the revenues and costs of its wireless operations in accordance with industry practice.

(7) On July 26, 2000, the Company closed on the acquisition of PrimeCo Personal Communications, L.P. PCS licenses, assets and operations in the Richmond and Hampton Roads areas of Virginia ("PrimeCo VA") for cash of $408.6 million, the assumption of approximately $20.0 million of lease obligations and the transfer of a limited partnership interest and the assets, licenses and operations of our analog wireless operation, with a combined value of approximately $78.5 million.

     The Company obtained financing through issuance of unsecured Senior Notes for $280 million, Subordinated Notes for $95 million, a Senior Secured Credit Facility of up to $325 million and various preferred stock offerings of $250 million. These financing transactions closed concurrent with or just prior to the PrimeCo VA acquisition. The Company used the proceeds of the financing vehicles to fund the PrimeCo VA acquisition, to repay substantially all of its existing indebtedness and that of the Alliances, and for future expansion.

     The Senior Notes were issued at 98.61% of par value and contain a 13.0% coupon rate (13.25% yield). They mature in August 2010. Approximately $69.1 million was placed in escrow to pre-fund the first four interest payments. The Senior Notes are redeemable early at a redemption price of up to 106.5%, reducing to 100% by August 2008 and contain various financial covenants. Additionally, these notes were issued with warrants to purchase an aggregate of 504,000 shares of the Company's common stock at a price of $47.58 per share. The warrants are exercisable one year from July 2000 and expire August 2010. The Senior Notes will be recorded net of the $3.9 million discount associated with the issue price, $6.9 million of the estimated fair value of the warrants attached and other associated closing costs.

     The Subordinated Notes were issued at par and contain a 13.5% coupon rate. They mature in February 2011. These notes are subordinate to all senior indebtedness, including the senior notes. These notes contain early redemption features similar to the senior notes. The notes were issued with warrants to purchase an aggregate of 300,000 shares of the Company's common stock at a price of $0.01 per share. These warrants are also exercisable one year from July 2000 and expire February 2011. The Subordinated Notes will be recorded net of the $12.2 million estimated fair value of the warrants attached and other associated closing costs.

     The preferred stock offering contained Series B convertible, redeemable preferred stock of $112.5 million, Series C convertible, redeemable preferred stock of $60.3 million, and Series D redeemable preferred stock of $77.2 million. The Series B preferred stock converts to common stock at $41 per share, contains warrants to purchase an aggregate of 500,000 shares of the Company's common stock at a price of $50 per share and pays an 8.5% per annum dividend. The Series C preferred stock converts to common stock at $43 per share and pays an 8.5% per annum dividend. The Series C conversion price goes to $45 per share and the dividend rate goes to 5.5% upon shareholder approval. The Series D pays an 18% per annum dividend. However, upon shareholder approval as required within the terms of the Series D preferred stock, the Series D is converible to Series C with a conversion price of $45 per share and a dividend rate of 5.5%.

     In July 2000, the Company borrowed $150 million of the $325 million senior secured term loans. The loans contain a tranche A term loan of $50 million, tranche B term loan of $100 million, tranche C term loan of $75 million and a revolving credit facility of $100 million. These loans begin maturing in four years with final maturities occurring in seven to eight years. The loans bear interest at rates 3% to 4% above the Eurodollar rate or 2.5% to 3% above the federal funds rates. The loans contain certain financial covenants and restrictions as to their use.

     Concurrent with closing the PrimeCo VA acquisition and above financing, $149.4 million of the amount borrowed under the senior term loans was loaned to the Alliances, which they used to repay their indebtedness to the Rural Telephone Finance Cooperative ("RTFC"). Additionally, of the total proceeds obtained from all financing sources, the Company paid $408.6 million to PrimeCo as part of the acquisition consideration, paid $43.0 million of their outstanding borrowings under previously existing lines of credit, placed $69.1 million in escrow to be used to fund the first four interest payments on the senior notes, acquired additional common ownership interest in the VA Alliance for $11.4 million, and will pay approximately $40 million in transaction fees and expenses relating to all of the transactions discussed herein. Of the total transaction fees and expenses, approximately $10 to $12 million will be recognized in financing related, non-recurring charges.

(8) Concurrent with the closing of the PrimeCo VA acquisition and the aforementioned debt and equity financing, the VA Alliance redeemed its series A preferred membership interest for $16.8 million. This payment included consideration for redemption of $12.9 million in principle, $2.8 million in accrued interest and $1.1 million in early redemption fees. The Company then exercised its right to fund $11.4 million of this redemption in exchange for additional common ownership interest in the VA Alliance. The Company also elected to convert its convertible preferred ownership interest in the VA Alliance into common ownership interest. These redemptions and conversions increased the Company's common ownership interest in the VA Alliance from 21% to 65%. Accordingly, beginning in the third quarter of 2000, the Company will consolidate the operations of the VA Alliance.

(9) On June 16, 2000, the Company's Board of Directors approved an agreement and plan of merger with R&B Communications, Inc. ("R&B"). Under the terms of that agreement, the Company will issue approximately 3.7 million shares of its common stock in exchange for 100% of R&B's outstanding common stock. This transaction is subject to regulatory and shareholder approval and will be accounted for using the purchase method of accounting.

     R&B is an Integrated Communications Provider (ICP) supplying local and long distance telephone service, and dial-up and high-speed Internet service to business and residential customers in Roanoke, Virginia and the surrounding area, as well as in the New River Valley of Virginia.

     R&B has a 26 % ownership interest in the VA Alliance and a 34% common ownership interest in the WV Alliance. Upon completion of the merger with R&B, R&B's contribution of additional common equity capital to the VA Alliance and their conversion of Series B preferred membership interests, the Company will own 91% and 79% of the VA Alliance and WV Alliance, respectively. Accordingly, the WV Alliance will also be consolidated pursuant to the merger.

(10) Effective July 11, 2000, pursuant to a stock purchase agreement dated May 17, 2000 with telegate AG, a Federal Republic of Germany corporation, the Company sold the capital stock of CFW Information Services, Inc., through which directory assistance operations are conducted. In exchange, the Company received $32.0 million in cash and $3.5 million in stock from telegate AG. As such, the directory assistance operation was treated as a discontinued operation in these financial statements. Accordingly, the overhead costs which were allocated to this business segment which were not specifically identified and incremental to the directory assistance operations were reclassified as corporate expenses and included as "other" in the Note 2. These costs totaled $.4 million and $.3 million for the six months ended June 30, 2000 and 1999, respectively, and $.2 million and $.1 million for the three months ended June 30, 2000 and 1999, respectively.

     Components of amounts pertaining to the discontinued operations are reflected in the financial statements and are presented in the following table:



                                                     Three Months Ended              Six Months Ended
(In thousands; unaudited)                       June 30, 2000  June 30, 1999   June 30, 2000  June 30, 1999
---------------------------------------------   -------------  --------------  -------------  --------------
Operating revenues                              $     3,431    $     2,993     $     6,763    $     5,867
Operating income                                        555            185           1,132            413
Income tax expense                                      223           (121)            439           (101)
Income from operations of discontinued          $       348    $       332     $       687    $       579




(In thousands; unaudited)                       June 30, 2000  December 31, 1999
---------------------------------------------   -------------  -----------------
Net assets of discontinued operations:
Current assets                                  $       3,179  $       1,612
Property and equipment, net                            10,781         12,655
Other assets                                               43              -
                                                      -------        -------
Assets of discontinued segment                        $14,003        $14,267
                                                      -------        -------
Current liabilities                                     1,476          1,654
Deferred taxes                                            793            527
Retirement benefits                                     1,006            113
                                                      -------        -------
Liabilities of discontinued operations          $       3,275  $       2,294
                                                      -------        -------

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of PrimeCo Personal Communications, L.P.:

In our opinion, the accompanying balance sheets and the related statements of operations and of cash flows present fairly, in all material respects, the financial position of the Richmond Major Trading Area of PrimeCo Personal Communications, L.P. ("PrimeCo") at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of PrimeCo's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas
February 14, 2000

                          RICHMOND MAJOR TRADING AREA

                                 BALANCE SHEETS
                             (Dollars in thousands)

                                                                 December 31,
                                                               -----------------
                                                                 1999     1998
                                                               -------- --------
                           ASSETS
Current assets:
  Cash and cash equivalents..................................  $    422 $    --
  Accounts receivable, trade, net of allowance for doubtful
   accounts of $1,165 and $547, respectively.................     4,433    2,958
  Accounts receivable, other.................................       258    2,092
  Inventory, finished goods..................................     1,461    1,278
  Prepaid assets.............................................       541      586
  Other......................................................        50       23
                                                               -------- --------
    Total current assets.....................................     7,165    6,937
PCS Licenses, net of accumulated amortization of $1,833 and
 $1,254, respectively........................................    21,318   21,897
Microwave relocation, net of accumulated amortization of $718
 and $484, respectively......................................     8,050    8,327
Property, plant and equipment, net...........................   101,107  103,799
Construction in progress.....................................     4,985    3,827
Other........................................................       589      494
                                                               -------- --------
    Total assets.............................................  $143,214 $145,281
                                                               ======== ========
                   LIABILITIES AND EQUITY
Current liabilities:
  Current installments of capital leases.....................  $  3,742 $  3,495
  Accounts payable and accrued expenses......................     9,857    8,569
  Note payable to vendor.....................................       --    10,396
  Accrued compensation.......................................       438      911
  Taxes, other than income...................................     2,046    1,467
                                                               -------- --------
    Total current liabilities................................    16,083   24,838
Capital lease obligations, noncurrent........................    20,255   23,303
Other noncurrent liabilities.................................     2,779    2,236
Commitments and contingent liabilities
PrimeCo equity investment....................................   104,097   94,904
                                                               -------- --------
    Total liabilities and equity.............................  $143,214 $145,281
                                                               ======== ========

    The accompanying notes are an integral part of the financial statements.

                          RICHMOND MAJOR TRADING AREA

                            STATEMENTS OF OPERATIONS
                  Years Ended December 31, 1999, 1998 and 1997
                             (Dollars in thousands)

                                                   1999      1998      1997
                                                 --------  --------  --------
Revenues and sales:
  Service revenues.............................. $ 41,015  $ 24,808  $  6,963
  Product sales.................................    7,671     5,546     3,728
  Other.........................................    1,770       916       481
                                                 --------  --------  --------
    Net revenue.................................   50,456    31,270    11,172
                                                 --------  --------  --------
Direct operating costs and expenses:
  Cost of service...............................      941       489       167
  Cost of products sold.........................    7,217     5,714     4,018
  Operating expenses............................   50,497    41,355    32,418
  Depreciation and amortization.................   13,866    11,125     8,333
                                                 --------  --------  --------
    Total.......................................   72,521    58,683    44,936
                                                 --------  --------  --------
    Loss from operations........................  (22,065)  (27,413)  (33,764)
Interest expense, less capitalized interest of
 $172, $565 and $0, respectively................   (1,462)   (1,678)   (1,951)
Gain (loss) on disposal of assets...............    (806)        44      (174)
Other income (loss).............................     (171)      --        --
                                                 --------  --------  --------
Net loss........................................ $(24,504) $(29,047) $(35,889)
                                                 ========  ========  ========



    The accompanying notes are an integral part of the financial statements.

                          RICHMOND MAJOR TRADING AREA

                            STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 1999, 1998 and 1997
                             (Dollars in thousands)

                                                    1999      1998      1997
                                                  --------  --------  --------
Cash flows from operating activities:
  Net loss....................................... $(24,504) $(29,047) $(35,889)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
    Depreciation and amortization................   13,866    11,125     8,333
    Bad debt expense.............................    1,281       511       347
    (Gain) loss on disposal of assets............      806       (44)      174
    Changes in assets and liabilities:
      Accounts receivable, trade.................   (2,756)   (1,740)   (1,717)
      Inventory, finished goods..................     (183)     (671)     (372)
      Prepaid assets.............................       45       (72)     (128)
      Other assets...............................    1,712    (1,790)     (740)
      Accounts payable and accrued expenses......    1,462     1,774       (38)
      Accrued compensation.......................     (473)      233       190
      Taxes, other than income...................      579       738       704
      Other noncurrent liabilities...............    1,210     2,107       957
                                                  --------  --------  --------
        Net cash used in operating activities....   (6,955)  (16,876)  (28,179)
                                                  --------  --------  --------
Cash flows from investing activities:
  Payments for microwave relocation..............     (119)     (279)   (1,794)
  Recoveries of microwave relocation costs.......      263       197       --
  Additions to property, plant and equipment.....  (12,599)  (14,776)  (32,305)
                                                  --------  --------  --------
      Net cash used in investing activities......  (12,455)  (14,858)  (34,099)
                                                  --------  --------  --------
Cash flows from financing activities:
  Increase in intercompany payable to PrimeCo....   33,696    34,919    64,846
  Reductions of capital leases...................   (3,468)   (3,264)   (2,967)
  Proceeds from capital leases...................      --        --        400
  Payment of note payable to vendor..............  (10,396)      --        --
                                                  --------  --------  --------
      Net cash provided by financing activities..   19,832    31,655    62,279
                                                  --------  --------  --------
Increase (decrease) in cash and cash
 equivalents.....................................      422       (79)        1
Cash and cash equivalents, beginning of period...      --         79        78
                                                  --------  --------  --------
Cash and cash equivalents, end of period......... $    422  $    --   $     79
                                                  ========  ========  ========

Supplemental disclosure in Note 10.

    The accompanying notes are an integral part of the financial statements.

                          RICHMOND MAJOR TRADING AREA

                         NOTES TO FINANCIAL STATEMENTS

1. Organization and Activities:

PrimeCo Personal Communications, L.P. ("PrimeCo" or the "Partnership") was formed on May 8, 1995 as a Delaware limited partnership for the purpose of acquiring licenses issued by the Federal Communications Commission ("FCC") pursuant to Subpart E of Part 24 of the FCC rules ("PCS License") and to design, build, own and operate broadband personal communications services ("PCS Business") in certain Major Trading Areas ("MTA"). An MTA is an urban market within the United States, as defined by the FCC to determine geographic coverage areas for Personal Communication System ("PCS") networks.

PCSCO Partnership (a wholly owned affiliate of Bell Atlantic Corporation) and PCS Nucleus, L.P. (a wholly owned subsidiary of Air Touch Communications, Inc.), collectively the "Partners", each hold a 20% general and 30% limited interest in PrimeCo.

The Richmond Major Trading Area (the "Richmond MTA") of PrimeCo operates the FCC license awarded to PrimeCo for the Richmond, Virginia market. The balance sheets and the related statements of operations and cash flows of the Richmond MTA (the "financial statements") represent the assets, liabilities and operations of the Richmond MTA on a separate reporting basis. The financial statements are maintained by PrimeCo on a separate reporting basis. As a result, no allocations other than those discussed in footnote 6, "Related Party Transactions", were made.

2. Summary of Significant Accounting Policies:

The following is a summary of significant accounting policies:

Cash and Cash Equivalents

Cash equivalents consist primarily of highly liquid investments with minimal interest rate risk and original maturities of 90 days or less at date of acquisition.

Inventory

Inventory consists of handsets and related accessories. Inventories purchased for resale are carried at the lower of cost (determined using weighted average) or market. Market is determined using replacement cost in accordance with industry standards.

Revenue Recognition

The Richmond MTA records service revenues for the amount of communications services rendered, primarily measured by billable minutes of traffic in addition to a monthly charge for access and features, after deducting a reserve for fraudulent unauthorized use or subscriber fraud.

Equipment sales consist of revenues from the sales of digital phones and related accessories. Such sales are not considered a primary part of the Richmond MTA's personal communications business. Upon shipment of products to unaffiliated customers, the Richmond MTA recognizes sales and related costs and expenses. The Richmond MTA has established programs which, under specified conditions, enable customers to return products.

Customer accounts are monitored through an aging process that addresses the customer credit class and number of days the balance is outstanding. A reserve for uncollectible accounts is recorded based on historical accounts receivable agings and write-offs and is further evaluated as a percentage of recorded revenues. When a customer account is determined uncollectible, it is written-off.

                          RICHMOND MAJOR TRADING AREA

2. Summary of Significant Accounting Policies (Continued):

Licenses and Microwave Relocation

PCS Licenses include costs incurred to acquire the Richmond MTA FCC license on frequency block B in the 1850-1990 MHz radio frequency bands.

The PCS licenses are issued conditionally for ten years. Historically, the FCC has granted license renewals providing the licensees have complied with applicable rules, policies and the Communications Act of 1934, as amended. The Partnership believes it has complied with and intends to continue to comply with these rules and policies.

Microwave relocation includes costs incurred to relocate incumbent microwave links affecting the Richmond MTA's licensed frequencies.

The Richmond MTA amortizes the cost of the PCS Licenses and microwave relocation costs on a straight-line basis over a 40 year life.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. These costs include cell site acquisition, site development, network and switch hardware, capitalized interest, and engineering and overhead. Depreciation is recorded on a straight-line basis over the following estimated useful lives: buildings, 20 years, plant and other equipment, 3 to 15 years. Leasehold improvements are depreciated over the shorter of the remaining term of the lease or the estimated useful life of the improvement. When depreciable assets are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses on disposition are recognized in income. Repair and maintenance costs are charged to expense when incurred; significant renewals and improvements are capitalized.

Long-Term Assets

The carrying values of all long-term assets are reviewed for impairment whenever events or changes in circumstances (such as significant declines in sales, earnings, or cash flows or material adverse changes in the business climate) indicate they may not be recoverable.

Software Development Costs

Specific expenditures directly related to development projects for internal-use software are capitalized and amortized over their estimated useful life. Costs incurred in the preliminary project stage of development (prior to technological feasibility) are expensed as incurred.

Initial operating systems software is capitalized and amortized over the life of the related hardware. Initial network application software is capitalized and amortized over three years.

Capitalized computer software of approximately $17.0 million and $16.8 million at December 31, 1999 and 1998, respectively, is recorded in property, plant and equipment. The Richmond MTA amortized computer software costs of approximately $2.1 million, $2.4 million and $1.3 million for the periods ended December 31, 1999, 1998 and 1997, respectively.

Foreign Currency

The Partnership has entered into forward exchange contracts to hedge foreign currency transactions. The Partnership's forward exchange contracts do not subject the Partnership to risk from exchange rate movements because gains and losses on such contracts offset losses and gains, respectively, on the Japanese yen denominated portion of its capital lease obligations. The Richmond MTA had approximately $12.7 million and $12.0 million of foreign exchange contracts outstanding relating to foreign currency denominated capital lease obligations at December 31, 1999 and 1998, respectively. The forward exchange contracts generally require the Partnership to exchange U.S. dollars for foreign currencies at maturity, at rates agreed to at inception of the contracts.

                          RICHMOND MAJOR TRADING AREA

2. Summary of Significant Accounting Policies (Continued):

Credit risk associated with concentrations can arise when changes in economic, industry or geographic factors affect groups of counterparties with similar characteristics, whose aggregate credit exposure is significant to the Partnership's total credit exposure. The current volatility in the Asian markets creates an unfavorable environment for the counterparties to the exchange contracts to fulfill their obligations to deliver the contracted currencies. Accordingly, the Partnership could be at risk for any currency related fluctuations if the counterparties do not contractually comply. Should the counterparties not comply, the ultimate impact, if any, will be a function of the difference in cost of acquiring yen at the time of delivery versus the contractually agreed upon price.

The aggregate hedge payable (receivable) and capital lease receivable (payable) as of December 31, 1999 and 1998 is ($804,000) and $434,000,
respectively. The associated gain and (loss) on the hedging activities, which has been netted in the statements of operations against capital lease (gains) and losses for the periods ended December 31, 1999, 1998 and 1997 is $1.2 million, $1.5 million and ($1.2) million, respectively.

Advertising Costs

Advertising costs included in operating expenses are expensed as incurred. Advertising expenses totalled approximately $13.9 million, $12.7 million and $8.8 million in 1999, 1998 and 1997, respectively. These costs include handset subsidy expenses of $7.1 million, $7.9 million and $6.5 million, in 1999, 1998 and 1997, respectively.

Income Taxes

The Richmond MTA is not a separate legal taxable entity for federal, state or local income tax purposes and therefore, a provision for income taxes has not been presented in these financial statements. The operations of the Richmond MTA are included in the consolidated results of operations of PrimeCo and therefore will be included in the income tax returns of the Partners of PrimeCo.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities on the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements

Comprehensive Income

Effective December 31, 1998, the Richmond MTA adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. It requires all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. There were no items of comprehensive income for the years ended December 31, 1999, 1998, and 1997.

Segment of an enterprise and related information

The Richmond MTA has one reportable industry segment that constructs and operates a wireless network for the provision of wireless services to customers in the Richmond-Norfolk PCS license area.

                          RICHMOND MAJOR TRADING AREA

Accounting for Derivative Instruments

In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," (SFAS 133) which, as amended, is effective for fiscal years beginning after June 15, 2000, was issued. Earlier application for certain provisions of this standard is permitted. SFAS 133 establishes accounting and reporting standards for derivative instruments. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the financial statements and measure those instruments at fair value, and it defines the accounting for changes in the fair value of the derivatives depending on the intended use of the derivative. Management is evaluating SFAS 133 and does not believe that adoption of the Statement will have a material impact on its results of operations, financial position, or cash flows.

3. Property, Plant and Equipment:

Property, plant and equipment consists of the following at December 31, 1999 and 1998:

                                                               1999      1998
                                                             --------  --------
                                                                (Dollars in
                                                                thousands)
Land, buildings and leasehold improvements.................. $  2,640  $  2,130
Network equipment...........................................  128,753   119,023
Data processing.............................................    1,174     1,336
Furniture and fixtures......................................      670       558
                                                             --------  --------
                                                              133,237   123,047
Accumulated depreciation and amortization...................  (32,130)  (19,248)
                                                             --------  --------
Total....................................................... $101,107  $103,799
                                                             ========  ========

Network equipment with a cost of approximately $32.2 million at December 31, 1999 and 1998 is subject to capital lease obligations. Accumulated amortization of capitalized leases at December 31, 1999 and 1998 was $10.1 million and $7.0 million, respectively.

                          RICHMOND MAJOR TRADING AREA

4. Leases:

Capital Leases

During 1997 and 1996, the Richmond MTA entered into a series of sale/leaseback transactions for a portion of its network equipment. The sale/leasebacks were accounted for as financings, wherein the property remains on the books and a capital lease obligation is recorded for the proceeds received. The underlying amounts due under these leases have been guaranteed by the partners of PrimeCo. There was no gain or loss associated with the transactions. Future minimum payments applicable to the Richmond MTA under these obligations, a portion of which are payable in Japanese yen, less imputed interest, are as follows:

                                                                       (Dollars
                                                                          in
                                                                      thousands)
Years:
  2000...............................................................  $ 4,465
  2001...............................................................    4,465
  2002...............................................................    4,695
  2003...............................................................    5,874
  2004...............................................................    9,194
  Thereafter.........................................................      101
                                                                       -------
Total minimum lease payments.........................................   28,794
Less: Imputed interest...............................................   (4,797)
                                                                       -------
Present value of minimum lease payments..............................   23,997
Less: current installments...........................................   (3,742)
                                                                       -------
Long-term capital lease obligations at December 31, 1999.............  $20,255
                                                                       =======

Operating Leases

The Richmond MTA also has various operating leases, primarily related to rentals for towers, sites, stores and offices. At December 31, 1999, the aggregate minimum rental commitments under noncancelable operating leases for the periods shown are as follows:

                                                                       (Dollars
                                                                          in
                                                                      thousands)
Years:
  2000...............................................................  $ 2,956
  2001...............................................................    2,956
  2002...............................................................    2,989
  2003...............................................................    2,982
  2004...............................................................    2,966
  Thereafter.........................................................    5,890
                                                                       -------
Total................................................................  $20,739
                                                                       =======

Rental expense was approximately $3.4 million, $3.2 million and $2.3 million in 1999, 1998 and 1997, respectively.

                          RICHMOND MAJOR TRADING AREA

5. Commitments and Contingencies:

Litigation

PrimeCo is involved in various claims and legal proceedings of a nature considered normal to its business. Management believes that these will not have a material effect on the Richmond MTA's operating results or financial position.

Vendor Agreements

PrimeCo has an agreement with its equipment supplier with regards to equipment costs, payment terms and available credits. This equipment supplier is the primary provider for the Richmond MTA's network equipment. Vendor credits were made available to the Richmond MTA based upon the volume of equipment purchased in accordance with the agreements. The assets purchased under this agreement are passed to the Richmond MTA through intercompany accounts.

Microwave Relocation Costs

The FCC requires PCS License holders to compensate incumbents for relocating to new frequencies. The Richmond MTA has incurred approximately $8.8 million in microwave relocation costs as of December 31, 1999 and 1998.

PrimeCo is legally entitled to partial recoveries of these amounts in the future as other PCS providers establish service requiring clearance of the same microwave links; however, the aggregate recovery cannot be reasonably estimated. Amounts received with respect to these recoveries are recorded as a reduction to the related asset account.

Recoverability of Assets and Network Expansion

The realization of the Partnership's assets is dependent upon continued financial support from its partners and successful implementation of its business strategy. The Richmond MTA will continue to incur significant expenditures in connection with expanding and improving its coverage areas. The Partners of PrimeCo have committed funding for 2000 capital and operating expenditures. In addition, they have provided letters of support to PrimeCo which ensure, up to the respective partners proportionate share of ownership, that the financial support necessary to meet all cash flow requirements will be provided to PrimeCo for the twelve-month period ending January 1, 2001.

On September 21, 1999, the Partners of PrimeCo entered into an agreement that contemplates, among other things, the combination of certain assets, including the assets of PrimeCo. At this time, management is unable to predict the precise effect of this agreement on PrimeCo or the Richmond MTA.

6. Related Party Transactions

Overhead is allocated according to a formula based on gross subscriber additions or network infrastructure buildout in the Richmond MTA, and other usage factors. These operating expenses include the direct costs incurred by PrimeCo and an allocation of PrimeCo overhead, and amounted to approximately $17.3 million, $13.1 million, and $11.4 million for 1999, 1998, and 1997, respectively. Management believes the method of allocation is reasonable.

                          RICHMOND MAJOR TRADING AREA

7. Employee Benefits:

Effective September 1, 1995, PrimeCo established a defined contribution profit sharing employee savings plan under Section 401(k) of the Internal Revenue Code (the "401(k) Plan") for all employees of the Partnership. PrimeCo received a favorable determination letter confirming the 401(k) Plan's qualification from the Internal Revenue Service during 1996.

Employees may elect to contribute up to 16% of their annual compensation. The Partnership will match employee contributions up to 4% of compensation and, at its discretion, may elect to make additional contributions under the profit sharing provisions of the 401(k) Plan. Total expenses related to the 401(k) Plan for the periods ended December 31, 1999, 1998 and 1997 amounted to approximately $152,000, $110,000 and $171,000, respectively.

8. Short Term Borrowing and Credit Facilities:

On December 18, 1998, PrimeCo entered into a short term note payable with one of its primary vendors. The Richmond MTA's allocated principal portion approximating $10.4 million, based on asset purchases under the note, was outstanding at December 31, 1998, with a 6% interest rate. The note was paid in full in January 1999.

9. Fair Value of Financial Instruments:

The Company's financial instruments include cash and cash equivalents, accounts receivable, notes payable to vendor, accounts payable, and microwave relocation and capital lease obligations. Because of their short maturity, cash and cash equivalents, accounts receivable, notes payable to vendor and accounts payable approximate their fair value.

Amounts payable related to foreign currency forward contracts, which are used to hedge foreign commitments, are recorded at fair value based on currency exchange rates in effect at the balance sheet date. Capital lease and microwave relocation obligations approximate fair value based on interest rates for similar transactions.

10. Supplemental Data to Statements of Cash Flows:

                                                          Years Ended December
                                                                   31,
                                                          ---------------------
                                                           1999   1998    1997
                                                          ------ ------- ------
                                                               (Dollars in
                                                               thousands)
Interest paid was as follows:
  Interest paid.......................................... $1,143 $ 1,456 $1,372
                                                          ====== ======= ======
Noncash investing activities were as follows:
  Additions to property, plant and equipment............. $  --  $10,184 $4,510
                                                          ====== ======= ======
  Reductions and credits to property, plant and
   equipment............................................. $  779 $   --  $6,212
                                                          ====== ======= ======
  Note payable to vendor in exchange for equipment....... $  --  $10,396 $  --
                                                          ====== ======= ======
  Additions to microwave relocation obligations.......... $  221 $   150 $  780
                                                          ====== ======= ======
  Additions to PCS License............................... $  --  $   --  $  107
                                                          ====== ======= ======

                           RICHMOND MAJOR TRADING AREA

                                 BALANCE SHEETS
                             (Dollars in thousands)


                                                                            June 30, 2000           December 31,
                                                                             (Unaudited)                1999
                                                                            -------------          -------------
                                 ASSETS

Current Assets:
     Cash and cash equivalents                                              $    188               $    422
     Accounts receivable, net of allowance for doubtful accounts of            4,823                  4,433
       $1,193 and $1,165, respectively
     Accounts receivable, other                                                  355                    258
     Inventory, finished goods                                                   792                  1,461
     Prepaid assets                                                              860                    541
     Other                                                                       244                     50
                                                                           ---------              ---------

         Total current assets                                                  7,262                  7,165
                                                                           ---------              ---------

PCS Licenses, net of accumulated amortization of $2,122 and $1,833,           21,029                 21,318
     respectively

Microwave relocation, net of accumulated amortization of $827 and $718,        7,926                  8,050
     respectively

Property, plant and equipment, net                                           106,956                101,107
Construction in progress                                                       4,509                  4,985
Other                                                                            596                    589
                                                                           ---------              ---------

         Total assets                                                       $148,278               $143,214
                                                                           =========              =========
                         LIABILITIES AND EQUITY

Current Liabilities:
     Current installments of capital leases                                 $  3,874               $  3,742
     Accounts payable and accrued expenses                                     5,122                  9,857
     Accrued compensation                                                        441                    438
     Taxes, other than income                                                  2,307                  2,046
                                                                           ---------              ---------

         Total current liabilities                                            11,744                 16,083
                                                                           ---------              ---------

Capital lease obligations, noncurrent                                         18,773                 20,255
Other noncurrent liabilities                                                   3,182                  2,779
PrimeCo equity investment                                                    114,579                104,097
                                                                           ---------              ---------

         Total liabilities and equity                                       $148,278               $143,214
                                                                           =========              =========

The accompanying notes are an integral part of the financial statements.

                          RICHMOND MAJOR TRADING AREA

                           STATEMENTS OF OPERATIONS
           For the Three and Six Months Ended June 30, 2000 and 1999
                           (Dollars in thousands)
                                  (Unaudited)


                                                                  Three Months Ended                    Six Months Ended
                                                             June 30,             June 30,         June 30,          June 30,
                                                               2000                 1999             2000              1999
                                                        --------------        --------------    --------------   ---------------
Revenues and sales:
    Service revenues                                        $ 12,001            $  10,795            $ 23,454      $  20,203
    Product sales                                              1,080                1,491               2,465          3,662
    Other                                                        580                  364               1,072            766
                                                              ------               ------              ------         ------
         Net revenue                                          13,661               12,650              26,991         24,631

Direct operating costs and expenses:
    Cost of service                                              538                  235                 877            420
    Cost of products sold                                        989                1,458               2,443          3,568
    Operating expenses                                        11,422               12,838              25,102         26,527
    Depreciation and amortization                              3,814                3,437               6,925          6,785
                                                              ------               ------              ------         ------

         Total                                                16,763               17,968              35,347         37,300
                                                              ------               ------              ------         ------
         Loss from operations                                 (3,102)              (5,318)             (8,356)       (12,669)

Interest expense, less capitalized interest of $28 and          (329)                (378)               (688)          (750)
    $24 for the three months ended June 30, 2000 and
    1999 respectively ($46 and $106 for the six months
    ended June 30, 2000 and 1999, respectively)
Loss on disposal of assets                                       (67)                 (28)                (43)          (197)
                                                              ------               ------               ------        ------

Net Loss                                                    $ (3,498)           $  (5,724)           $ (9,087)     $ (13,616)
                                                              ======               ======              ======        =======

The accompanying notes are an integral part of the financial statements.

                          RICHMOND MAJOR TRADING AREA

                           STATEMENTS OF CASH FLOWS
                For the Six Months Ended June 30, 2000 and 1999
                            (Dollars in thousands)
                                  (Unaudited)

                                                                                           Six Months Ended
                                                                                 ----------------      ---------------
                                                                                    June 30,              June 30,
                                                                                      2000                  1999
                                                                                 ----------------      ---------------
Cash Flows From Operating Activities:
    Net loss                                                                           $ (9,087)           $(13,616)
    Adjustments to reconcile net loss to net cash used in operating activities:
          Depreciation and amortization                                                   6,925               6,785
          Bad debt expense                                                                  424                 480
          Loss on disposal of assets                                                         43                 197
    Changes in assets and liabilities from operations:
          Accounts receivable, trade                                                       (814)             (1,625)
          Inventory                                                                         669                 492
          Prepaid assets                                                                   (319)               (268)
          Other assets                                                                     (298)              1,608
          Accounts payable and accrued expenses                                          (4,735)               (238)
          Accrued compensation                                                                3                (464)
          Taxes, other than income                                                          261                 941
          Other noncurrent liabilities                                                      403                 111
                                                                                       --------            --------
              Net cash used in operating activities                                      (6,525)             (5,597)
                                                                                       --------            --------

Cash Flows From Investing Activities:
    Payments for microwave relocation                                                         -                   -
    Recoveries of microwave relocation costs                                                 12                   -
    Additions to property, plant and equipment                                          (11,940)             (7,017)
                                                                                       --------            --------
              Net cash used in investing activities                                     (11,928)             (7,017)
                                                                                       --------            --------

Cash Flows From Financing Activities:
    Increase in intercompany payable                                                     19,569              24,382
    Reductions of capital leases                                                         (1,350)             (1,212)
    Payment of note payable to vendor                                                         -             (10,396)
                                                                                       --------            --------
              Net cash provided by financing activities                                  18,219              12,774
                                                                                       --------            --------
Increase (decrease) in cash and cash equivalents                                           (234)                160
Cash and cash equivalents, beginning of period                                              422                   -
                                                                                       --------            --------
Cash and cash equivalents, end of period                                               $    188            $    160
                                                                                       ========            ========


   The accompanying notes are an integral part of the financial statements.

                          RICHMOND MAJOR TRADING AREA

                         NOTES TO FINANCIAL STATEMENTS

(1)      Business and Significant Accounting Policies:

       The accompanying unaudited financial statements, in the opinion of the PrimeCo Personal Communications, L.P. ("PrimeCo") management, contain all material, normal and recurring adjustments necessary to present accurately the financial condition of the Richmond Major Trading Area ("Richmond MTA") and the results of its operations for the periods indicated. The results of operations for the interim periods reported are not necessarily indicative of the results to be experienced for the entire year.

        These unaudited financial statements should be used in conjunction with the financial statements and notes thereto for the year ended December 31, 1999. Significant accounting policies followed by the Richmond MTA were disclosed in the notes to the Richmond MTA's financial statements for the year ended December 31, 1999. The year-end balance sheet data included within was derived from the audited financial statements, but does not include all of the disclosures required by generally accepted accounting principles.

        Business

        The Richmond MTA of PrimeCo design, builds, and operates broadband personal communications services ("PCS") under the PCS license awarded to PrimeCo in the Richmond, Virginia Market.

        Litigation

        PrimeCo is involved in various claims and legal proceedings of a nature considered normal to its business. Management believes that these will not have a material effect on the Richmond MTA's operating results or financial position.

(2)      Ownership:
        Effective April 3, 2000, in order to comply with Federal Communications Commission ("FCC") regulations regarding overlap properties, the operations of the Richmond MTA were contributed by PrimeCo to PrimeCo PCS, LP., a separate legal entity jointly controlled by Bell Atlantic Corporation and Vodafone AirTouch.

(3)      Subsequent Events:
        On July 26, 2000, PrimeCo closed on the disposition to CFW Communications Company of PrimeCo Personal Communications, L.P. PCS licenses, assets and operations in the Richmond MTA for cash of $408.6 million, the assumption of approximately $20.0 million of lease obligations and the transfer of a limited partnership interest and the assets, licenses and operations of analog wireless operations, with a combined value of approximately $78.5 million.

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
R&B Communications, Inc.
Daleville, Virginia

  We have audited the accompanying consolidated balance sheet of R&B Communications, Inc. and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the 1999 consolidated financial statements referred to above present fairly, in all material respects, the financial position of R&B Communications, Inc. and subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP

Richmond, Virginia
April 26, 2000, except for Note 9,
as to which the date is June 16, 2000

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
R&B Communications, Inc.
Daleville, Virginia

  We have audited the accompanying consolidated balance sheet of R&B Communications, Inc., and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1998 and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of R&B Communications, Inc., and its subsidiaries, as of December 31, 1998, and the results of their operations and their cash flows for the years ended December 31, 1998 and 1997 in conformity with generally accepted accounting principles.

/s/ Phibbs Burkholder Geisert & Huffman

Harrisonburg, Virginia
February 19, 1999

                   R&B COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                             December 31,
                                                        -----------------------
                                                           1999        1998
                                                        ----------- -----------
                        ASSETS
Current Assets
  Cash and cash equivalents............................ $ 8,218,177 $ 6,909,613
  Accounts receivable..................................   3,834,561   2,576,244
  Materials and supplies...............................     354,878     323,518
  Prepaid expenses and other...........................     230,094       9,712
  Income taxes receivable..............................   2,680,774   2,598,952
                                                        ----------- -----------
                                                         15,318,484  12,418,039
                                                        ----------- -----------
Securities and Investments.............................  18,811,889   8,441,698
                                                        ----------- -----------
Property and Equipment
  Land and building....................................   4,497,672   4,397,674
  Network plant and equipment..........................  21,231,445  19,600,655
  Furniture, fixtures, and other equipment.............  14,954,217  11,541,085
  Radio spectrum licenses..............................     926,376     926,376
                                                        ----------- -----------
   Total in service....................................  41,609,710  36,465,790
Less accumulated depreciation and amortization.........  16,594,851  13,999,963
                                                        ----------- -----------
                                                         25,014,859  22,465,827
                                                        ----------- -----------
Other Assets
  Cash surrender value of life insurance...............   3,749,035   3,965,660
  Radio spectrum licenses..............................     958,546     742,786
  Other deferred charges...............................      59,548      91,220
                                                        ----------- -----------
                                                          4,767,129   4,799,666
                                                        ----------- -----------
                                                        $63,912,361 $48,125,230
                                                        =========== ===========

                   R&B COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                             December 31,
                                                        -----------------------
                                                           1999        1998
                                                        ----------- -----------
         LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Current maturities of long-term debt................. $   385,627 $   365,626
  Recognized losses in excess of investment in PCS
   ventures............................................   3,100,000     163,066
  Accounts payable.....................................   1,493,424   1,065,070
  Customers' deposits..................................      26,483      28,602
  Advance billings.....................................     702,649     633,254
  Accrued payroll......................................     118,023      90,880
  Accrued interest.....................................      15,610      18,518
  Other accrued liabilities............................     707,328     674,808
  Dividends payable....................................     221,022     199,501
                                                        ----------- -----------
                                                          6,770,166   3,239,325
                                                        ----------- -----------
Long-Term Debt, net of current maturities..............   7,520,082   7,907,901
                                                        ----------- -----------
Long-Term Liabilities
  Deferred income taxes................................  10,100,000   4,105,674
  Recognized losses in excess of investment in PCS
   ventures............................................   2,078,690         --
  Deferred compensation................................   1,772,000   1,472,000
  Unamortized investment tax credits...................     109,463     142,428
                                                        ----------- -----------
                                                         14,060,153   5,720,102
                                                        ----------- -----------
Commitments and Contingencies
  Shareholders' Equity
  Common stock, $10 par value per share, authorized
   100,000 shares; issued 61,669 shares (61,671 in
   1998)...............................................     616,690     616,710
  Retained earnings....................................  24,845,542  29,241,142
  Unrealized gain on securities available for sale,
   net.................................................  10,099,728   1,400,050
                                                        ----------- -----------
                                                         35,561,960  31,257,902
                                                        ----------- -----------
                                                        $63,912,361 $48,125,230
                                                        =========== ===========

                See Notes to Consolidated Financial Statements.

                   R&B COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  Years Ended December 31, 1999, 1998 and 1997

                                            1999         1998         1997
                                         -----------  -----------  ----------
Operating Revenues
  Wireline communications............... $14,499,701  $11,703,381  $9,734,331
  Wireless communications...............   1,257,571    1,218,802     968,404
  Other communications services.........   1,012,076      954,092     921,592
                                         -----------  -----------  ----------
                                          16,769,348   13,876,275  11,624,327
                                         -----------  -----------  ----------
Operating Expenses
  Maintenance and support...............   4,917,215    3,398,213   2,311,849
  Depreciation and amortization.........   2,808,093    2,340,046   2,104,554
  Customer operations...................   2,030,715    1,927,899   1,290,468
  Corporate operations..................   2,356,231    1,862,416   1,699,749
                                         -----------  -----------  ----------
                                          12,112,254    9,528,574   7,406,620
                                         -----------  -----------  ----------
Operating Income........................   4,657,094    4,347,701   4,217,707
Other Income (Expenses)
  Interest and dividend income..........     336,526      260,868     311,410
  Other expenses, principally interest..    (685,171)    (410,153)   (557,105)
  Equity loss from PCS investees
   VA PCS Alliance......................  (5,427,347)  (5,077,821)   (821,936)
   WV PCS Alliance......................  (4,564,475)  (1,063,948)        --
  Equity income from other investees....     339,727      315,247     634,164
  Gain on sale of assets and
   investments..........................     252,483       30,677   5,079,593
                                         -----------  -----------  ----------
                                          (5,091,163)  (1,597,429)  8,863,833
Income Taxes (Benefit)..................    (917,265)    (758,938)  3,051,905
                                         -----------  -----------  ----------
Net Income (Loss)....................... $(4,173,898) $  (838,491) $5,811,928
                                         ===========  ===========  ==========
Net income (loss) per common share--
 basic and diluted...................... $    (67.68) $    (13.48) $    92.53
Average shares outstanding--basic and
 diluted................................      61,670       62,211      62,813
Cash dividends per share................ $      3.60  $      3.25  $     3.00

                See Notes to Consolidated Financial Statements.

                   R&B COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 1999, 1998 and 1997

                                              1999         1998        1997
                                           -----------  ----------  ----------
Cash Flows From Operating Activities
  Net income (loss)....................... $(4,173,898) $ (838,491) $5,811,928
  Adjustments to reconcile net income
   (loss) to net
  cash provided by operating activities:
    Depreciation..........................   2,747,121   2,279,074   2,043,582
    Amortization..........................      60,972      60,972      60,972
    Deferred taxes........................     628,000   1,589,232     184,770
    Retirement benefits other than
     pensions.............................     300,000     267,000     178,000
    Other.................................    (241,819)   (136,765)     64,043
    Equity loss from wireless investees...   9,652,095   5,826,522     187,772
    Gain on sale of investments...........    (252,483)    (30,677) (5,079,593)
  Changes in assets and liabilities from
   operations:
    (Increase) decrease in accounts
     receivable...........................  (1,258,317)   (870,920)    283,632
    (Increase) in materials and supplies..     (31,360)     (6,370)    (51,783)
    Increase (decrease) in other current
     assets...............................    (220,382)    163,249    (452,398)
    (Increase) decrease in income taxes
     receivable...........................     (81,822) (2,348,152)    328,500
    Increase (decrease) in accounts
     payable..............................     428,354     109,650  (1,622,447)
    Increase in other accrued
     liabilities..........................     124,031         --          --
                                           -----------  ----------  ----------
    Net cash provided by operating
     activities...........................   7,680,492   6,064,324   1,936,978
                                           -----------  ----------  ----------
Cash Flows From Investing Activities
  Purchases of property and equipment.....  (5,325,453) (3,776,869) (3,707,173)
  Purchase of investment securities.......    (281,818)   (347,152)    (85,982)
  Purchases of licenses...................    (215,760)        --          --
  Contributions to equity investments.....  (1,837,881)   (978,764)    (89,500)
  Net (premium) proceeds on life insurance
   policies...............................     458,444    (144,593)    (63,687)
  Proceeds from the sale of investment in
   partnership............................         --          --    2,355,956
  Proceeds from the sale of equipment.....         --        4,103      22,013
  Proceeds from sale of investment
   securities.............................     989,925     313,464      11,430
  Distributions from equity investments...     408,634     383,642     343,529
                                           -----------  ----------  ----------
    Net cash used in investing
     activities...........................  (5,803,909) (4,546,169) (1,213,414)
                                           -----------  ----------  ----------
Cash Flows From Financing Activities
  Cash dividends..........................    (199,501)   (187,080)   (172,243)
  Proceeds of short-term debt.............         --          --      748,000
  Proceeds of long-term debt..............         --          --      850,500
  Redemption of common stock..............        (700)   (345,450)    (54,380)
  Payments of long-term debt..............    (367,818) (1,097,195) (1,075,344)
                                           -----------  ----------  ----------
    Net cash provided by (used in)
     financing activities.................    (568,019) (1,629,725)    296,533
                                           -----------  ----------  ----------
    Increase (decrease) in cash and cash
     equivalents..........................   1,308,564    (111,570)  1,020,097
Cash and Cash Equivalents:
  Beginning...............................   6,909,613   7,021,183   6,001,086
                                           -----------  ----------  ----------
  Ending.................................. $ 8,218,177  $6,909,613  $7,021,183
                                           ===========  ==========  ==========

                 See Notes to Consolidated Financial Statements

                   R&B COMMUNICATIONS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                          Accumulated
                           Common Stock                      Other         Total
                          ----------------   Retained    Comprehensive Shareholders'
                          Shares   Amount    Earnings       Income        Equity
                          ------  --------  -----------  ------------- -------------
Balance, January 1,
 1997...................  62,901  $629,010  $25,041,884   $   519,285   $26,190,179
Comprehensive income:
  Net Income............                      5,811,928
  Unrealized losses on
   securities available
   for sale, net of
   $61,726 deferred tax
   effect...............                                     (100,866)
  Reclassification of
   realized losses on
   securities available
   for sale, net of
   $5,735 deferred tax
   effect...............
  Comprehensive income..                                        9,389     5,720,451
Redemption of 243 shares
 of common stock........    (243)   (2,430)     (51,950)                    (54,380)
Dividends...............                       (187,148)                   (187,148)
                          ------  --------  -----------   -----------   -----------
Balance, December 31,
 1997...................  62,658   626,580   30,614,714       427,808    31,669,102
Comprehensive income:
  Net Loss..............                       (838,491)
  Unrealized gains on
   securities available
   for sale, net of
   $606,524 of deferred
   tax effect...........                                      991,274
  Reclassification of
   realized gains on
   securities available
   for sale, net of
   $11,645 deferred tax
   effect...............                                      (19,032)
  Comprehensive income..                                                    133,751
Redemption of 987 shares
 of common stock........    (987)   (9,870)    (335,580)                   (345,450)
Dividends...............                       (199,501)                   (199,501)
                          ------  --------  -----------   -----------   -----------
Balance, December 31,
 1998...................  61,671   616,710   29,241,142     1,400,050    31,257,902
Comprehensive income:
  Net Loss..............                     (4,173,898)
  Unrealized gains on
   securities available
   for sale, net of
   $5,425,408 of
   deferred tax effect..                                    8,860,114
  Reclassification of
   realized gains on
   securities available
   for sale, net of
   $92,047 deferred tax
   effect...............                                     (160,436)
  Comprehensive income..                                                  4,525,780
  Redemption of 2 shares
   of common stock......      (2)      (20)        (680)                       (700)
Dividends...............                       (221,022)                   (221,022)
                          ------  --------  -----------   -----------   -----------
Balance, December 31,
 1999...................  61,669  $616,690  $24,845,542   $10,099,728   $35,561,960
                          ======  ========  ===========   ===========   ===========

                See Notes to Consolidated Financial Statements.

                   R&B COMMUNICATIONS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Significant Accounting Policies

R&B Communications, Inc. and its subsidiaries provide a broad range of products and services to businesses, telecommunication carriers and residential customers in the Roanoke Valley area of Virginia. R&B's services include personal communications services ("PCS"), local telephone, long distance, paging, voice-mail, wireless cable television, directory assistance, competitive access, and local Internet access. Significant accounting policies follow:

  Accounting estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Principles of consolidation: The consolidated financial statements include the accounts of R&B and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

  Revenue recognition: R&B's revenue recognition policy is to recognize revenues when services are rendered or when products are delivered, installed and functional, as applicable. Certain services of R&B require payment in advance of service performance. In such cases, R&B records a service liability at the time of billing and subsequently recognizes revenue over the service period.

  Cash and cash equivalents: For purposes of reporting cash flows, R&B considers all highly liquid debt instruments with a purchased maturity of three months or less to be cash equivalents. R&B places its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of the FDIC insurance limit.

  Securities and investments: R&B has investments in debt and equity securities and partnerships. Management determines the appropriate classification of securities at the date of purchase and continually thereafter. The classification of those securities and the related accounting policies are as follows:

  Available-for-sale securities: Securities classified as available for sale are traded primarily on a national exchange and consist of securities that R&B intends to hold for an indefinite period of time but not necessarily to maturity. Decisions to sell a security classified as available for sale are based on various factors including changes in market conditions, liquidity needs and other similar factors. Securities available for sale are stated at fair value and unrealized holding gains and losses, net of the related deferred tax effect, are reported as a separate component of shareholders' equity. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings.

  Equity method investments: Equity method investments consist of partnership investments. Under this method, R&B's share in earnings or losses of these companies is included in earnings. Where R&B has guaranteed obligations of a partnership, or committed to make capital investments in excess of carrying value, negative capital balances are reported as liabilities.

  Investments carried at cost: Cost method investments are those in which R&B does not have significant ownership and for which there is no ready market. Patronage equity received in connection with the acquisition of long-term debt is included in this category.

  Property and equipment: Property and equipment is stated at cost. Accumulated depreciation is charged with the cost of property retired, plus removal cost, less salvage. Depreciation is determined under the remaining life method and straight-line composite rates. Buildings are depreciated over lives from 35 to 50 years. Network plant and equipment are depreciated over various lives from 5 to 50 years. Furniture, fixtures and other equipment are depreciated over various lives from 5 to 25 years. Channel acquisition costs

                   R&B COMMUNICATIONS, INC. AND SUBSIDIARIES

Note 1. Significant Accounting Policies (continued)

  are amortized over a life of 30 years. Depreciation provisions were approximately 7.2%, 6.8% and 6.5% of average depreciable assets for the years 1999, 1998 and 1997, respectively.

  Materials and supplies: R&B's materials and supplies inventory consists both of items held for resale such as PCS and wireline phones, pagers, and accessories, and materials for the maintenance and expansion of plant operations. R&B values its inventory at the lower of average cost or market. The market value is determined by reviewing current replacement cost, marketability, and obsolescence.

  Retirement plans: R&B sponsors a contributory defined contribution plan under Internal Revenue Code Section 401(k) for all full-time employees with at least one year of service. R&B contributes 50% of each participant's annual contribution for contributions up to 4% of each participant's annual compensation, and contributes 100% of each participant's annual contribution for the next 2%. The employee elects the type of investment fund from the equity and bond alternatives offered by the plan.

  R&B also sponsors a qualified profit-sharing plan to provide retirement benefits for employees. The plan provides for a choice of a lump sum distribution or periodic payments upon normal retirement at age 65, permanent disability or death. The plan provides for voluntary contributions and covers substantially all full-time employees. The employer's contribution to the plan is determined annually by R&B board of directors.

  Income taxes: Deferred income taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

  Net income (loss) per common share: Basic net income per share was computed by dividing net income by the weighted average number of common shares outstanding during the year. R&B has no potential common stock outstanding, such as stock options, warrants or convertible debt; therefore, basic and diluted net income per share are the same.

  Fair value of financial instruments: The fair values of financial instruments recorded on the balance sheet, except securities and investments, are not significantly different from the carrying amounts, based on cash flows relative to similar instruments. Information as to securities and investments is included elsewhere in Notes 1, 3 and 4. The fair value of off-balance sheet guarantees, as described in Note 3, is not determinable due to the nature of the transaction.

Note 2. Disclosures About Segments of an Enterprise and Related Information

R&B has five primary business segments which have separable management focus and infrastructures and that offer different products and services. These segments are as follows:

  Telephone: R&B has a 99-year-old local telephone business subject to the regulations of the State Corporation Commission of Virginia. This business is an incumbent local exchange carrier (ILEC) in Botetourt County, Virginia. Principle products offered by this business are local service, which includes advanced calling features, long distance toll and directory advertising.

  Network: In addition to the ILEC services, R&B directly or indirectly owns a fiber optic network and provides transport services for long distance, Internet and private network services. Additionally, the network business began offering Competitive Local Exchange (CLEC) service in 1998, currently providing services to customers in the Roanoke Valley of Virginia.

                   R&B COMMUNICATIONS, INC. AND SUBSIDIARIES

Note 2. Disclosures About Segments of an Enterprise and Related Information (continued)

  Internet: R&B provides local Internet access services through a local presence in the Roanoke Valley and surrounding areas of western Virginia.

  Wireless: R&B's wireless business provides paging and voicemail and is marketed in the retail and business-to-business channels primarily within R&B's Internet service territory.

  Wireless Cable: The cable business offers wireless video cable service and offers wireless cable high-speed Internet service to residential and commercial subscribers in the Roanoke Valley.

Summarized financial information concerning R&B's reportable segments is shown in the following table. The "Other" column includes certain unallocated corporate related items, as well as results from R&B's maintenance contract, directory advertising and retail businesses, which are not considered separate reportable segments.

                                   Network                    Wireless Corporate
                         Telephone and CLEC Internet Wireless  Cable   and other  Total
                         --------- -------- -------- -------- -------- --------- -------
                                                 (in thousands)
1999
  Revenues..............  $ 8,945  $ 5,511    $593    $  811   $  714   $   195  $16,769
  EBITDA................    4,536    2,581      77       335      (32)      (32)   7,465
  Depreciation &
   Amortization.........    1,581      561      77        85      453        51    2,808
  Total Segment Assets..   36,893   10,071     406       573    2,706    13,263   63,912
1998
  Revenues..............  $ 8,102  $ 3,776    $311    $  873   $  607   $   207  $13,876
  EBITDA................    4,026    2,294     (49)      524     (129)       21    6,687
  Depreciation &
   Amortization.........    1,365      403      57        59      422        34    2,340
  Total Segment Assets..   26,403    7,520     370     1,554    3,983     8,295   48,125
1997
  Revenues..............  $ 7,398  $ 2,626    $133    $  907   $  332   $   228  $11,624
  EBITDA................    4,145    2,207      27       380     (366)      (71)   6,322
  Depreciation &
   Amortization.........    1,371      324      27        47      316        19    2,104
  Total Segment Assets..   22,718    5,370     282       944    3,696    13,887   46,897

The accounting policies of the segments are the same as those described in the summary of significant accounting policies (Note 1). R&B evaluates the performance of its operating segments principally on operating revenues, operating income and EBITDA, which R&B defines as operating income plus depreciation and amortization. Corporate functions are allocated at cost to the operating segments. Segment expenses contain an allocation of shared expenses for general administration.

Note 3. Investments in Wireless Affiliates

At December 31, 1999, R&B had invested approximately $1,054,914 ( $895,593 at December 31, 1998) for a 21% common ownership interest in Virginia PCS Alliance, L.C. ("VA Alliance"), a provider of personal communications services ("PCS") serving a 1.6 million populated area in central and western Virginia. PCS operations began throughout the Virginia region in the fourth quarter of 1997.

At December 31, 1999, R&B had invested approximately $5,976,262 ( $4,841,098 at December 31, 1998) for convertible preferred ownership interest in the VA Alliance which is convertible beginning in 2000 into additional common ownership interest. If converted, R&B would have a 37% ownership interest in the VA Alliance. In December 1996, the VA Alliance also issued $12.9 million of redeemable preferred ownership

                   R&B COMMUNICATIONS, INC. AND SUBSIDIARIES

Note 3. Investments in Wireless Affiliates (continued)

interest that can be redeemed by the investor after December 31, 2001. In the event the investor elects to redeem such preferred equity after such date, R&B may elect to fund $1.5 million of such obligation in exchange for additional common ownership in the VA Alliance. In the event this redemption and funding occurs, and R&B converts its convertible preferred ownership interest, R&B would have a 26% common ownership interest in the VA Alliance.

R&B has committed to provide approximately $5.7 million additional capital to the VA Alliance in installments of approximately $2.6 million in 2000 and 2001, and $.5 million in 2002. Such additional capital commitments would be reduced by proceeds, if any, from future equity offerings by the VA Alliance.

R&B has a 34% common ownership interest in the West Virginia PCS Alliance, L.C. ("WV Alliance"), a provider of PCS serving a 2.0 million populated area in West Virginia and eastern Kentucky, southwestern Virginia and eastern Ohio. PCS operations began in Charleston and Huntington, West Virginia, in the fourth quarter of 1998 and expanded to Morgantown and the northern corridor of West Virginia in the second quarter of 1999.

R&B has committed to provide additional capital to the WV Alliance of approximately $1.5 million in three equal annual installments beginning in January 2000. Such additional capital commitments would be reduced by proceeds, if any, from future equity offerings by the WV Alliance.

Summarized financial information for the VA Alliance and WV Alliance ("Alliances"), both of which are accounted for by the equity method, are as follows:

                                                 VA Alliance      WV Alliance
                                              ----------------- ---------------
                                                1999     1998    1999    1998
                                              -------- -------- ------- -------
                                                       (in thousands)
   Current assets............................ $  9,241 $  3,648 $ 2,367 $   488
   Noncurrent assets.........................  111,601  100,668  51,130  30,644
   Current liabilities.......................    7,633   11,991   3,076  10,732
   Noncurrent liabilities....................  131,478   90,301  51,125   9,237
   Redeemable preferred interest.............   15,192   14,345     --      --

                                   VA Alliance                WV Alliance
                            ---------------------------  -----------------------
                              1999      1998     1997      1999     1998    1997
                            --------  --------  -------  --------  -------  ----
                                            (in thousands)
   Net sales............... $ 12,677  $  3,200  $   119  $  3,087  $   114  $--
   Gross profit (loss).....    6,059     1,635     (197)      (77)    (107)  --
   Net loss applicable to
    common owners..........  (26,139)  (24,415)  (3,952)  (13,287)  (3,103)  --
   Company's share of net
    loss...................   (5,427)   (5,078)    (834)   (4,564)  (1,064)  --

R&B has entered into guarantee agreements whereby R&B is committed to provide guarantees of up to $34.3 million of the Alliances' debt and redeemable preferred obligations. Such guarantees become effective as obligations are incurred by the Alliances. At December 31, 1999, R&B has guaranteed $29.3 million of the Alliance's obligations.

                   R&B COMMUNICATIONS, INC. AND SUBSIDIARIES

Note 4. Securities and Investments

Investments consist of the following as of December 31:

                                                          Carrying Values
                                                       -----------------------
                                  Type of Ownership       1999         1998
                                ---------------------- -----------  ----------
Available for Sale
  MCI WorldCom, Inc............ Equity Securities      $ 3,333,227  $3,004,747
  Illuminet Holdings, Inc...... Equity Securities       13,538,360     447,285
  ITC DeltaCom, Inc............ Equity Securities          325,119     160,000
  CFW Communications, Inc...... Equity Securities          225,875     151,938
  Other........................ Equity Securities          565,882     702,117
                                                       -----------  ----------
                                                        17,988,463   4,466,087
                                                       -----------  ----------
Equity Method
  Virginia PCS Alliance, L.C... Equity and Convertible
                                Preferred Interests     (4,295,928)   (163,066)
  West Virginia PCS Alliance,
   L.C......................... Equity Interest           (882,762)  3,194,496
  Virginia Telecommunications
   Partnership................. Partnership Interest       297,348     323,483
  Other........................ Partnership Interests      124,407     111,000
                                                       -----------  ----------
                                                        (4,756,935)  3,465,913
                                                       -----------  ----------
Cost Method
  Rural Telephone Bank......... Equity Securities          328,558     328,558
  Other........................ Equity Securities           73,113      18,074
                                                       -----------  ----------
                                                           401,671     346,632
                                                       -----------  ----------
                                                        13,633,199   8,278,632
  Amounts reported separately
   as liabilities..............                          5,178,690     163,066
                                                       -----------  ----------
                                                       $18,811,889  $8,441,698
                                                       ===========  ==========

In October 1999, Illuminet Holdings, Inc. ("ILUM") completed an initial public offering ("IPO") and commenced being traded on the NASDAQ exchange under the symbol ILUM. R&B holds 246,152 shares of ILUM at a cost of $447,285 with a market value of $13,538,360 on December 31, 1999 ($55.00 per share).

R&B sold an investment in American Telecasting, Inc. ("ATEL") in September and October 1999, recognizing a $247,000 gain.

Changes in the unrealized gain (loss) on available for sale securities during the years ended December 31, 1999 and 1998, reported as a separate component of shareholders' equity are as follows:

                                                           1999        1998
                                                        ----------- ----------
   Unrealized gain beginning, balance.................. $ 2,256,689 $  689,568
   Unrealized holding gains during the year............  14,033,039  1,567,121
                                                        ----------- ----------
   Unrealized gain, ending balance.....................  16,289,728  2,256,689
   Deferred tax effect related to net unrealized
    holding gains......................................   6,190,000    856,639
                                                        ----------- ----------
   Unrealized gain included in shareholders' equity.... $10,099,728 $1,400,050
                                                        =========== ==========

                   R&B COMMUNICATIONS, INC. AND SUBSIDIARIES

Note 5. Long-Term Debt

Long-term debt and lines of credit consist of the following as of December 31:

                                                            1999       1998
                                                         ---------- ----------
5.00% note due in quarterly installments of principal
 and interest of $28,353 through 2011................... $  987,048 $1,049,167
5.00% note due in quarterly installments of principal
 and interest of $53,501 through 2015...................  2,299,684  2,395,766
5.50% note due in monthly installments of principal and
 interest of $23,650 through 2008.......................    610,961    669,869
5.50% note due in monthly installments of principal and
 interest of $42,403 through 2008.......................  1,087,497  1,196,475
6.05% note due in monthly installments of principal and
 interest of $188 through 2026..........................  2,725,381  2,761,661
5.00% note due in quarterly installments of principal
 and interest of $3,595 through 2021....................    188,897    193,633
2.00% note due in quarterly installments of principal
 and interest of $212 through 2007......................      6,241      6,956
                                                         ---------- ----------
                                                          7,905,709  8,273,527
Less: Current maturities................................    385,627    365,626
                                                         ---------- ----------
                                                         $7,520,082 $7,907,901
                                                         ========== ==========

The above items are secured by substantially all Company assets. As of December 31, 1999, R&B has drawn down $2,893,924 on a $5,352,059 commitment from the Rural Telephone Bank (RTB). The amount outstanding on these borrowings was $2,725,381 and $2,761,661 as of December 31, 1999 and 1998,
respectively. R&B has 35 years to use the approved amount, and is required to purchase stock in the RTB equal to 5% of the loan. This stock is recorded in investments.

The Rural Utility Service restricts the payment of dividends by Roanoke and Botetourt Telephone Company, Inc. to 60% of its total net earnings since December 31, 1976. Total dividend distributions through December 31, 1999 were $2,207,829 less than the amount allowed by this limitation.

Interest expense was $1.1 million, $0.7 million and $0.9 million for 1999, 1998 and 1997, respectively. Maturities of long-term debt for each of the next five years are 2000--$385,627; 2001--$406,731; 2002--$428,994; 2003--$452,485;
and 2004--$477,269.

Note 6. Income Taxes

The components of income tax expense are as follows for the years ended December 31:

                                              1999         1998         1997
                                           -----------  -----------  ----------
Current tax expense (benefit):
  Federal tax expense (benefit)........... $  (949,388) $(2,100,995) $2,565,331
  State tax expense (benefit).............    (595,877)    (247,175)    301,804
                                           -----------  -----------  ----------
                                            (1,545,265)  (2,348,170)  2,867,135
Deferred tax expense
  Federal deferred tax expense............     558,424    1,417,779     160,920
  State deferred tax expense..............      69,576      171,453      23,850
                                           -----------  -----------  ----------
                                               628,000    1,589,232     184,770
                                           -----------  -----------  ----------
                                           $  (917,265) $  (758,938) $3,051,905
                                           ===========  ===========  ==========

                   R&B COMMUNICATIONS, INC. AND SUBSIDIARIES

Note 6. Income Taxes (continued)

Total income tax expense was different than an amount computed by applying the graduated statutory federal income tax rates to income before taxes. The reasons for the differences are as follows for the years ended December 31:

                                              1999        1998        1997
                                           -----------  ---------  ----------
Computed tax at statutory rate............ $(1,730,995) $(543,125) $3,013,703
Tax credits, net of basis adjustment......     (32,965)   (38,855)    (41,802)
State income taxes (benefit), net of
 federal income tax effect................    (590,128)   (65,175)    221,899
Adjustment to prior year estimates........     393,877        --          --
Nondeductible life insurance..............      76,554        --          --
IRS audit adjustment......................     942,162        --          --
Other, net................................      24,230   (111,783)   (141,895)
                                           -----------  ---------  ----------
                                           $  (917,265) $(758,938) $3,051,905
                                           ===========  =========  ==========

Net deferred income tax assets and liabilities consist of the following components at December 31:

                                                             1999        1998
                                                          ----------- ----------
Deferred income tax assets
  Retirement benefits other than pension................. $   673,360 $  559,360
  Compensated absences...................................      55,852     44,085
  Net operating loss.....................................   3,012,823        --
  Other..................................................     242,270    205,217
                                                          ----------- ----------
                                                            3,984,305    808,662
Deferred income tax liabilities:
  PCS investments, net...................................   5,320,981  1,660,437
  Property and equipment.................................   2,573,324  2,397,260
  Unrealized gain on securities available for sale.......   6,190,000    856,639
                                                          ----------- ----------
                                                           14,084,305  4,914,336
                                                          ----------- ----------
Net deferred income tax liabilities...................... $10,100,000 $4,105,674
                                                          =========== ==========

R&B has a net operating loss of approximately $8 million, which expires in 2019.

Note 7. Supplementary Disclosures of Cash Flow Information

The following information is presented as supplementary disclosures for the Consolidated Statements of Cash Flows:

                                                   1999        1998      1997
                                                -----------  -------- ----------
Cash payments (refunds) for:
Interest, net of capitalized interest of
 $60,502 in 1999, $34,006 in 1998, and $62,406
 in 1997......................................  $   828,985  $532,431 $  549,950
                                                ===========  ======== ==========
Income taxes, net.............................  $(1,463,443) $    --  $2,535,476
                                                ===========  ======== ==========

In 1997, R&B sold its share of a cellular telephone partnership. As a portion of the total proceeds, R&B received approximately $4.3 million in non-cash assets.

                   R&B COMMUNICATIONS, INC. AND SUBSIDIARIES

Note 8. Retirement Plans and Other Postretirement Benefits

Company matching contributions to the defined contribution plan totaled $92,280, $72,356 and $64,245 in 1999, 1998 and 1997, respectively. Profit-
sharing contributions totaled $125,000, $100,000 and $100,000 in 1999, 1998 and 1997, respectively. These amounts are reflected in operating expenses in the statement of operations.

R&B has adopted salary continuation plan agreements with certain of its employees. The amount of the deferred compensation is based on 25-50% of one's average salary in the last five years of employment. The compensation is payable monthly over a 10-year period. The estimated costs of benefits that will be paid after retirement is being accrued by charges to expense over the eligible employee's service periods to the dates they are fully eligible for benefits. Such charges were $300,000, $267,000, and $178,000 in 1999, 1998 and
1997, respectively.

Note 9. Subsequent Event (Merger with CFW Communications Company)

On June 16, 2000, R&B's board of directors approved an agreement and plan of merger with CFW Communications Company. Under the terms of that agreement, shareholders of R&B will receive 60.27 shares of CFW Communications Company. common stock for each outstanding share. The transaction is subject to regulatory and shareholder approvals. Holders of a majority of R&B's shares have agreed to vote in favor of the transaction.

                            R&B COMMUNICATIONS, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                   June 30,
                                                     2000     December 31, 1999
                                                 ------------ -----------------
                                                 (Unaudited)
                     ASSETS
Current Assets
  Cash and cash equivalents..................... $  8,937,398    $ 8,218,177
  Accounts receivable...........................    3,577,723      3,834,561
  Materials and supplies........................      356,099        354,878
  Prepaid expenses and other....................       48,477        230,094
  Income tax receivable.........................    2,680,774      2,680,774
                                                 ------------    -----------
                                                   15,600,471     15,318,484
                                                 ------------    -----------
Securities and Investments......................   17,983,196     18,811,889
                                                 ------------    -----------
Property and Equipment
  Land and building.............................    4,484,422      4,497,672
  Network plant and equipment...................   23,197,649     21,231,445
  Furniture, fixtures and other equipment.......   15,053,944     14,954,217
  Radio spectrum licenses.......................      926,376        926,376
                                                 ------------    -----------
    Total in service............................   43,662,391     41,609,710
  Under construction............................      176,287            --
                                                 ------------    -----------
                                                   43,838,678     41,609,710
  Less accumulated depreciation.................   18,199,006     16,594,851
                                                 ------------    -----------
                                                   25,639,672     25,014,859
                                                 ------------    -----------
Other Assets
  Cash surrender value of life insurance........    1,441,412      3,749,035
  Radio spectrum licenses and license deposits..      958,546        958,546
  Other deferred charges........................       12,569         59,548
                                                 ------------    -----------
                                                    2,412,527      4,767,129
                                                 ------------    -----------
                                                 $ 61,635,866    $63,912,361
                                                 ============    ===========

                            R&B COMMUNICATIONS, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                   June 30,
                                                     2000     December 31, 1999
                                                 ------------ -----------------
                                                 (Unaudited)
      LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Current maturities of long-term debt.......... $    394,064    $   385,627
  Recognized losses in excess of investment in
   PCS ventures.................................    3,321,702      3,100,000
  Accounts payable..............................      832,562      1,493,424
  Customers' deposits...........................       25,133         26,483
  Advance billings..............................      563,664        702,649
  Accrued payroll...............................      135,559        118,023
  Accrued interest..............................          --          15,610
  Other accrued liabilities.....................      559,472        707,328
  Dividend payable..............................          --         221,022
                                                 ------------    -----------
                                                    5,832,156      6,770,166
                                                 ------------    -----------
Long-Term Debt, net of current maturities.......    7,288,481      7,520,082

Long-Term Liabilities
  Deferred income taxes.........................    8,069,409     10,100,000
  Recognized losses in excess of investment in
   PCS ventures.................................    6,007,263      2,078,690
  Deferred compensation.........................    1,922,000      1,772,000
  Unamortized investment tax credits............       86,339        109,463
                                                 ------------    -----------
                                                   16,085,011     14,060,153
                                                 ------------    -----------
Shareholders' Equity
  Common stock, no par..........................      616,690        616,690
  Retained earnings.............................   22,299,372     24,845,542
  Unrealized gain on securities available for
   sale, net....................................    9,514,156     10,099,728
                                                 ------------    -----------
                                                   32,430,218     35,561,960
                                                 ------------    -----------
                                                 $ 61,635,866    $63,912,361
                                                 ============    ===========

           See Notes to Condensed Consolidated Financial Statements.

                            R&B COMMUNICATIONS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    Six Months Ended June 30, 2000 and 1999
                                  (Unaudited)

                             Three Months Ended         Six Months Ended
                           ------------------------  ------------------------
                            June 30,     June 30,     June 30,     June 30,
                              2000         1999         2000         1999
                           -----------  -----------  -----------  -----------
Operating Revenues
  Wireline
   communications......... $ 3,836,472  $ 3,739,158  $ 7,826,099  $ 7,193,794
  Wireless
   communications.........     474,876      395,280      829,913      739,908
  Other communications
   services...............     268,897      271,818      467,921      398,750
                           -----------  -----------  -----------  -----------
                             4,580,245    4,406,256    9,123,933    8,332,452
                           -----------  -----------  -----------  -----------
Operating Expenses
  Maintenance and
   support................   1,248,600    1,005,464    2,456,572    1,698,723
  Depreciation and
   amortization...........     846,461      688,480    1,663,532    1,358,578
  Customer operations.....     748,756      647,694    1,525,086    1,273,524
  Corporate operations....   1,100,779      630,581    1,789,717    1,207,587
                           -----------  -----------  -----------  -----------
                             3,944,596    2,972,219    7,434,907    5,538,412
                           -----------  -----------  -----------  -----------
Operating Income..........     635,649    1,434,037    1,689,026    2,794,040
Other Income (Expenses)
  Interest and dividend
   income.................      93,928       73,970      161,657      134,034
  Other expenses,
   principally interest...    (119,892)    (432,697)    (228,152)    (544,215)
  Equity loss from PCS
   investees
   VA PCS Alliance........  (1,315,066)  (1,479,228)  (2,838,564)  (2,853,768)
   WV PCS Alliance........  (1,445,833)  (1,112,150)  (3,093,413)  (1,859,356)
  Equity income from other
   investees..............      62,897       76,539      153,410      153,000
                           -----------  -----------  -----------  -----------
                            (2,088,317)  (1,439,529)  (4,156,036)  (2,176,265)

Income Tax Benefit........     768,286     (328,785)   1,609,866      (31,452)
                           -----------  -----------  -----------  -----------
Net Loss.................. $(1,320,031) $(1,768,314) $(2,546,170) $(2,207,717)
                           ===========  ===========  ===========  ===========
Net loss per common
 share--basic and
 diluted..................     (21.405)     (28.674)     (41.228)     (35.799)
Average shares
 outstanding--basic and
 diluted..................      61,669       61,671       61,669       61,671


           See Notes to Condensed Consolidated Financial Statements.

                            R&B COMMUNICATIONS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                    Six Months Ended June 30, 2000 and 1999

                                                         Six Months Ended
                                                      ------------------------
                                                       June 30,     June 30,
                                                         2000         1999
                                                      -----------  -----------
Cash Flows From Operating Activities
  Net loss........................................... $(2,546,170) $(2,207,717)
  Adjustments to reconcile net loss to net cash
   provided by operating activities:
    Depreciation and amortization....................   1,663,532    1,358,578
    Deferred tax benefit.............................  (1,609,886)    (888,236)
    Share of equity loss from equity method
     investees.......................................   5,778,567    4,560,124
  Changes in assets and liabilities from operations:
    (Increase) decrease in accounts receivable.......     256,838   (1,320,678)
    (Increase) decrease in materials and supplies....      (1,221)      69,938
    Decrease in income tax receivable................         --     2,080,095
    (Increase) decrease in other assets..............     181,617      (43,305)
    Decrease in accounts payable.....................    (660,862)    (384,356)
    Increase in other accrued liabilities............       2,720      427,417
    Decrease in advance billings.....................    (138,985)     (28,792)
                                                      -----------  -----------
    Net cash provided by operating activities........   2,926,150    3,623,068
                                                      -----------  -----------
Cash Flows From Investing Activities
  Purchases of property, equipment and other assets..  (2,241,366)  (1,625,294)
  Investments in PCS alliances.......................  (1,781,702)  (1,781,702)
  Investment in securities...........................     (47,298)         --
  Increase (decrease) in cash surrender value of
   officer's life insurance..........................   2,307,623     (13,660)
                                                      -----------  -----------
    Net cash used in investing activities............  (1,762,743)  (3,420,656)
                                                      -----------  -----------
Cash Flows From Financing Activities
  Cash dividends.....................................    (221,022)    (199,501)
  Payments on long-term debt.........................    (223,164)    (217,436)
  Redemption of common stock.........................         --           (20)
                                                      -----------  -----------
    Net cash used in financing activities............    (444,186)    (416,957)
                                                      -----------  -----------
    Increase (decrease) in cash and cash
     equivalents.....................................     719,221     (214,545)
Cash and Cash Equivalents:
  Beginning..........................................   8,218,177    6,909,613
                                                      -----------  -----------
  Ending............................................. $ 8,937,398  $ 6,695,068
                                                      ===========  ===========


           See Notes to Condensed Consolidated Financial Statements.

                            R&B COMMUNICATIONS, INC.

            CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                        Accumulated
                           Common Stock                    Other         Total
                          ---------------  Retained    Comprehensive Shareholders'
                          Shares  Amount   Earnings       Income        Equity
                          ------ -------- -----------  ------------- -------------
Balance, December 31,
 1998...................  61,671 $616,710 $29,241,142   $ 1,400,050   $31,257,902
Comprehensive income:
  Net loss..............                     (439,403)
  Unrealized gain on
   securities available
   for sale, net of
   $323,963 deferred tax
   effect...............                                    528,572
  Comprehensive income..                                                   89,169
                          ------ -------- -----------   -----------   -----------
Balance, March 31,
 1999...................  61,671  616,710  28,801,739     1,928,622    31,347,071
Comprehensive income:
  Net loss..............                   (1,768,314)
  Unrealized gain on
   securities available
   for sale, net of
   $140,699 deferred tax
   effect...............                                    229,561
  Comprehensive income..                                               (1,538,753)
                          ------ -------- -----------   -----------   -----------
Balance, June 30, 1999..  61,671 $616,710 $27,033,425   $ 2,158,183   $29,808,318
                          ====== ======== ===========   ===========   ===========

Balance, December 31,
 1999...................  61,669  616,690  24,845,542    10,099,728    35,561,960
Comprehensive income:
  Net loss..............                   (1,226,139)
  Unrealized loss on
   securities available
   for sale, net of
   $533,056 deferred tax
   effect...............                                   (731,151)
  Comprehensive income..                                               (1,957,290)
                          ------ -------- -----------   -----------   -----------
Balance, March 31,
 2000...................  61,669  616,690  23,619,403     9,368,577    33,604,670
Comprehensive income:
  Net loss..............                   (1,320,031)
  Unrealized gain on
   securities available
   for sale, net of
   $89,227 deferred tax
   effect...............                                    145,579
  Comprehensive income..                                               (1,174,452)
                          ------ -------- -----------   -----------   -----------
Balance, June 30, 2000..  61,669 $616,690 $22,299,372   $ 9,514,156   $32,430,218
                          ====== ======== ===========   ===========   ===========

                See Notes to Consolidated Financial Statements.

                           R&B COMMUNICATIONS, INC.

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) In the opinion of R&B, the accompanying condensed consolidated financial statements which are unaudited, except for the condensed consolidated balance sheet dated December 31, 1999, which is derived from audited financial statements, contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of June 30, 2000 and December 31, 1999 and the results of operations for the six months ended June 30, 2000 and 1999 and cash flows for the six months ended June 30, 2000 and 1999. The results of operations for the six months ended June 30, 2000 and 1999 are not necessarily indicative of the results to be expected for the full year.

(2) R&B has five primary business segments which have separable management focus and infrastructures and that offer different products and services. These segments are described in more detail in Note 2 of R&B's 1999 Financial Statements. Summarized financial information concerning R&B's reportable segments is shown in the following table. The "Corporate and Other" column includes various unallocated corporate items which are not considered separate reportable segments.

                                   Network
                                     and                     Wireless Corporate
                         Telephone  CLEC   Internet Wireless  Cable   and other  Total
                         --------- ------- -------- -------- -------- --------- -------
                                                 (in thousands)
For the three months
 ended June 30, 2000
  Revenues..............  $ 2,050  $ 1,769  $ 203     $336    $  178   $   44   $ 4,580
  EBITDA................      527      751    (93)     180        16       47     1,428
  Depreciation &
   Amortization.........      442      224     20       25       122       13       846
For the three months
 ended June 30, 1999
  Revenues..............  $ 2,338  $ 1,468  $ 156     $227    $  180   $   37   $ 4,406
  EBITDA................    1,295      747    (18)      86       (31)      44     2,123
  Depreciation &
   Amortization.........      367      185     20       18        85       13       688
As of and for the six
 months ended June 30,
 2000
  Revenues..............  $ 4,243  $ 3,484  $ 383     $557    $  355   $  102   $ 9,124
  EBITDA................    1,465    1,641   (111)     268        19       71     3,353
  Depreciation &
   Amortization.........      868      437     40       51       242       26     1,664
  Total Segment Assets..   37,282   12,855    794      789     2,306    7,610    61,636
As of and for the six
 months ended June 30,
 1999
  Revenues..............  $ 4,490  $ 2,723  $ 285     $392    $  359   $   83   $ 8,332
  EBITDA................    2,526    1,385      5      171         9       57     4,153
  Depreciation &
   Amortization.........      728      295     37       37       236       26     1,359
  Total Segment Assets..   25,373   10,072    426      607     2,678    7,427    46,583

(3) Basic net loss per share was computed by dividing net loss by the weighted average number of common shares outstanding during the period. R&B has no potential common stock outstanding, such as stock options, warrants or convertible debt; furthermore, a net loss was incurred for the periods presented. Therefore, basic and diluted net income per share are the same.

(4) R&B has a 21% common ownership interest in Virginia PCS Alliance, L.C. ("VA Alliance"), a provider of personal communications services (PCS) serving a 1.6 million populated area in central and western Virginia. PCS operations began throughout the Virginia region in the fourth quarter of 1997.

                           R&B COMMUNICATIONS, INC.

  R&B has a 34% common ownership interest in the West Virginia PCS Alliance, L.C. ("WV Alliance"), a provider of PCS serving a 2.0 million populated area in West Virginia and parts of eastern Kentucky, southwestern Virginia and eastern Ohio.

  Summarized financial information for the VA Alliance and WV Alliance ("Alliances"), both of which are accounted for under the equity method, are as follows (dollar amounts in thousands):

                                       VA Alliance            WV Alliance
                                  ---------------------- ----------------------
                                  June 30,  December 31, June 30,  December 31,
                                    2000        1999       2000        1999
                                  --------  ------------ --------  ------------
   (in thousands)
   Current assets...............  $ 21,060    $  9,241   $14,212     $ 2,367
   Noncurrent assets............    94,849     111,601    52,493      51,130
   Current liabilities..........     3,161       7,633    10,367       3,076
   Long-term liabilities........   129,653     131,478    64,176      51,125
   Redeemable preferred inter-
    est.........................    12,892      15,192       --          --
                                       VA Alliance            WV Alliance
                                         For the                For the
                                   Three Months Ended     Three Months Ended
                                  ---------------------- ----------------------
                                  June 30,    June 30,   June 30,    June 30,
                                    2000        1999       2000        1999
                                  --------  ------------ --------  ------------
   Net sales....................  $  5,726    $  3,007   $ 3,635     $   376
   Gross profit (loss)..........     3,243       1,830     1,349         (82)
   Net loss applicable to common
    owners......................    (6,323)     (7,112)   (3,749)     (3,269)
   Company's share of net loss..    (1,315)     (1,479)   (1,446)     (1,112)
                                       VA Alliance            WV Alliance
                                    Six Months Ended       Six Months Ended
                                  ---------------------- ----------------------
                                  June 30,    June 30,   June 30,    June 30,
                                    2000        1999       2000        1999
                                  --------  ------------ --------  ------------
   Net sales....................  $ 10,206    $  5,424   $ 6,260     $   632
   Gross profits (loss).........     5,407       2,414     1,640        (100)
   Net loss applicable to common
    owners......................   (13,648)    (13,645)   (8,554)     (5,448)
   Company's share of net loss..    (2,839)     (2,854)   (3,093)     (1,859)

  R&B has entered into guaranty agreements whereby R&B is committed to provide guarantees of up to $30.8 million of the Alliance's debt and redeemable preferred obligations. Such guarantees become effective as obligations are incurred by the Alliances. At June 30, 2000, R&B has guaranteed $28.6 million of the Alliances' obligations.

(5) The provision for income taxes differs from the amount of income tax determined by applying the applicable Federal statutory rate to earnings before income taxes as a result of state income taxes, non-deductible expenses and additional expense resulting from a tax exam completed during the second quarter of 1999.

(6) On June 16, 2000, R&B's board of directors approved an agreement and plan of merger with CFW Communications, Inc. Under the terms of that agreement, shareholders of R&B will receive 60.27 shares of CFW Communications Company common stock for each outstanding share of R&B common stock. The transaction is subject to regulatory and shareholder approvals and will be accounted for using the purchase method of accounting. Holders of a majority of R&B's shares have agreed to vote in favor of the transaction.

                         INDEPENDENT AUDITOR'S REPORT

To the Management Committee
Virginia PCS Alliance, L.C.
Waynesboro, Virginia

We have audited the accompanying balance sheets of Virginia PCS Alliance, L.C. as of December 31, 1999 and 1998, and the related statements of operations, members' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Alliance's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Virginia PCS Alliance, L.C. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

/s/ McGladrey & Pullen LLP

Richmond, Virginia
February 17, 2000

                          VIRGINIA PCS ALLIANCE, L.C.

                                 BALANCE SHEETS

                                                          December 31,
                                                    --------------------------
                                                        1999          1998
                                                    ------------  ------------
                  ASSETS (Note 2)
Current Assets
  Cash and cash equivalents........................ $     64,052  $     59,814
  Accounts receivable, net of allowance of $561,861
   ($194,958 in 1998)..............................    1,790,159       570,893
  Account receivable, other........................      867,376       373,952
  Inventories......................................    5,996,148     2,271,572
  Prepaid expenses.................................      522,798       371,924
                                                    ------------  ------------
    Total current assets...........................    9,240,533     3,648,155
                                                    ------------  ------------
Subordinated Capital Certificates..................    4,522,811     3,838,366
                                                    ------------  ------------
Property and Equipment
  Land and building................................    1,864,318     1,220,533
  Network plant and equipment......................   73,920,705    63,311,713
  Furniture, fixtures and other equipment..........    5,913,845     4,057,770
  Radio spectrum licenses..........................   32,714,384    32,714,384
                                                    ------------  ------------
    Total in service...............................  114,413,252   101,304,400
  Under construction...............................    6,991,159     2,565,479
                                                    ------------  ------------
                                                     121,404,411   103,869,879
  Less accumulated depreciation....................   14,989,390     7,257,206
                                                    ------------  ------------
                                                     106,415,021    96,612,673
                                                    ------------  ------------
Other Assets.......................................      663,374       216,705
                                                    ------------  ------------
                                                    $120,841,739  $104,315,899
                                                    ============  ============
     LIABILITIES AND MEMBERS' EQUITY (DEFICIT)
Current Liabilities
  Accounts payable................................. $  3,737,845  $  8,437,551
  Due to affiliates (Note 6).......................    2,900,955     2,260,982
  Dividends payable (Note 3).......................      229,138       229,138
  Customer deposits................................      152,758        56,187
  Advance billings.................................       80,702        71,518
  Accrued interest.................................      355,970       726,992
  Accrued payroll..................................       98,680       150,515
  Accrued taxes....................................       39,676        35,878
  Other accrued liabilities........................       37,075        22,129
                                                    ------------  ------------
    Total current liabilities......................    7,632,799    11,990,890
                                                    ------------  ------------
Long-Term Debt (Note 2)............................  131,478,017    90,301,358
                                                    ------------  ------------
Redeemable Series A Preferred Membership Interests
 (Note 3)..........................................   15,191,674    14,345,128
                                                    ------------  ------------

Commitments (Note 5)
Members' Equity (Deficit) (Note 4)
  Series B preferred membership interests..........   15,094,337    10,860,376
  Common membership interests......................  (48,555,088)  (23,181,853)
                                                    ------------  ------------
                                                     (33,460,751)  (12,321,477)
                                                    ------------  ------------
                                                    $120,841,739  $104,315,899
                                                    ============  ============

                       See Notes to Financial Statements.

                          VIRGINIA PCS ALLIANCE, L.C.

                            STATEMENTS OF OPERATIONS
                  Years Ended December 31, 1999, 1998 and 1997

                                           1999          1998         1997
                                       ------------  ------------  -----------
Operating revenues:
  Subscriber revenue.................. $  7,957,059  $  1,738,543  $    72,519
  Wholesale revenue...................    3,903,356     2,175,733        2,400
  Equipment sales.....................    1,516,240       730,356       43,552
                                       ------------  ------------  -----------
                                         13,376,655     4,644,632      118,471
                                       ------------  ------------  -----------
Operating expenses:
  Cost of sales.......................    5,863,735     3,009,537      315,017
  Maintenance and support.............    6,638,337     5,166,427      756,992
  Depreciation and amortization.......    7,769,480     7,040,676      685,826
  Customer operations.................    8,684,604     5,729,097    1,444,291
  Corporate operations................    2,517,056     2,111,408      234,154
                                       ------------  ------------  -----------
                                         31,473,212    23,057,145    3,436,280
                                       ------------  ------------  -----------
    Loss before interest and preferred
     dividends........................  (18,096,557)  (18,412,513)  (3,317,809)
Interest income (expense):
  Interest income.....................      262,094           --           --
  Senior credit facility..............   (6,390,325)   (4,131,445)    (163,067)
  Redeemable preferred interest.......   (1,914,486)   (1,870,988)    (471,119)
                                       ------------  ------------  -----------
Net loss.............................. $(26,139,274) $(24,414,946) $(3,951,995)
                                       ============  ============  ===========


                       See Notes to Financial Statements.

                          VIRGINIA PCS ALLIANCE, L.C.

                            STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 1999, 1998 and 1997

                                          1999          1998          1997
                                      ------------  ------------  ------------
Cash Flows From Operating Activities
Net loss............................  $(26,139,274) $(24,414,946) $ (3,951,995)
Adjustments to reconcile net loss to
 net cash used in operating
 activities:
  Depreciation......................     6,914,324     6,527,202       634,568
  Amortization......................       855,156       513,474        51,258
  Changes in assets and liabilities:
  (Increase) in:
    Accounts receivable.............    (1,712,690)     (845,973)      (98,872)
    Inventories.....................    (3,724,576)   (1,412,802)     (858,770)
    Prepaid expenses................      (150,874)     (128,132)     (243,792)
  Increase (decrease) in:
    Accounts payable, trade.........       515,676    (4,119,974)    1,811,698
    Advance billings and customer
     deposits.......................       105,755        98,099        29,606
    Accrued interest................      (371,022)      132,406       163,067
    Accrued dividends on Series A
     Preferred Membership
     Interests......................       814,587       771,087       415,398
    Other accrued liabilities.......       (33,091)      192,993       (51,634)
                                      ------------  ------------  ------------
      Net cash used in operating
       activities...................   (22,926,029)  (22,686,566)   (2,099,468)
                                      ------------  ------------  ------------
Cash Flows From Investing Activities
  Purchase of property and
   equipment........................   (22,749,914)  (34,826,975)  (23,531,184)
  Increase in patronage capital
   certificates.....................      (466,833)          --            --
  Purchase of radio specturm
   licenses.........................           --            --     (1,927,154)
  Decrease in deferred charges......        14,827           --       (473,575)
                                      ------------  ------------  ------------
      Net cash used in investing
       activities...................   (23,201,920)  (34,826,975)  (25,931,913)
                                      ------------  ------------  ------------
Cash Flows From Financing Activities
  Capital contributions, net........     5,000,000     3,000,000     1,623,514
  Advances from affiliates..........       639,973     1,600,599       127,080
  Borrowings on revolving credit
   agreements, net..................    27,487,693       273,024     1,881,695
  Proceeds from long-term
   borrowings.......................    13,004,521    52,540,650    20,609,405
                                      ------------  ------------  ------------
      Net cash provided by financing
       activities...................    46,132,187    57,414,273    24,241,694
                                      ------------  ------------  ------------
      Net increase (decrease) in
       cash and cash equivalents....         4,238       (99,268)   (3,789,687)
Cash and Cash Equivalents
  Beginning.........................        59,814       159,082     3,948,769
                                      ------------  ------------  ------------
  Ending............................  $     64,052  $     59,814  $    159,082
                                      ============  ============  ============

                       See Notes to Financial Statements.

                          VIRGINIA PCS ALLIANCE, L.C.

                  Years Ended December 31, 1999, 1998 and 1997

                                                 1999       1998       1997
                                              ---------- ---------- -----------
Supplemental Schedule of Noncash Investing
 and Financial Activities
  Noncash increase in radio spectrum licenses
   consisting primarily of accrued
   dividends................................. $      --  $      --  $   431,519
                                              ========== ========== ===========
Supplemental Schedule of Noncash Investing
 and Financing Activities
  Noncash increases in property and equipment
   consisting primarily of accrued
   construction costs, accounts payable,
   accrued dividends, and capitalization of
   other intangible costs.................... $  829,430 $6,044,812 $26,808,718
                                              ========== ========== ===========
  Subordinated capital certificates acquired
   by long-term borrowings................... $  684,445 $2,765,302 $ 1,073,064
                                              ========== ========== ===========
Supplemental Disclosure of Cash Flow
 Information
  Cash payments for interest................. $7,064,868 $4,419,430 $   517,490
                                              ========== ========== ===========
  Cash payments for redeemable preferred
   interest.................................. $1,099,899 $1,099,896 $   870,754
                                              ========== ========== ===========


                       See Notes to Financial Statements.

                          VIRGINIA PCS ALLIANCE, L.C.

                    STATEMENTS OF MEMBERS' EQUITY (DEFICIT)
                  Years Ended December 31, 1999, 1998 and 1997

                                         Series B
                                         Preferred     Common
                                        Membership   Membership
                                         Interests   Interests       Total
                                        ----------- ------------  ------------
Balance as of January 1, 1997.......... $ 7,820,000 $  3,601,950  $ 11,421,950
  Capital contributions................         --     1,638,050     1,638,050
  Issuance costs.......................         --       (14,536)      (14,536)
  Conversion of Common Membership
   Interest............................     500,000     (500,000)          --
  Net loss.............................         --    (3,951,995)   (3,951,995)
                                        ----------- ------------  ------------
Balance as of December 31, 1997........   8,320,000      773,469     9,093,469
  Capital contributions................   2,540,376      459,624     3,000,000
  Net loss.............................         --   (24,414,946)  (24,414,946)
                                        ----------- ------------  ------------
Balance as of December 31, 1998........  10,860,376  (23,181,853)  (12,321,477)
  Capital contributions................   4,233,961      766,039     5,000,000
  Net loss.............................         --   (26,139,274)  (26,139,274)
                                        ----------- ------------  ------------
Balance as of December 31, 1999........ $15,094,337 $(48,555,088) $(33,460,751)
                                        =========== ============  ============



                       See Notes to Financial Statements.

                          VIRGINIA PCS ALLIANCE, L.C.

                         NOTES TO FINANCIAL STATEMENTS

Note 1. Significant Accounting Policies

The Virginia PCS Alliance, L.C. ("Alliance") was organized in 1994 pursuant to the provisions of the Virginia Limited Liability Company Act. The Alliance was formed to fund, establish and operate a business to design, construct, own, operate and maintain a personal communications system to provide personal communications services ("PCS") in central and western Virginia. Operations commenced during September 1997, prior to which the Alliance was in the development stage. Its major activities through September 1997 were limited to acquiring PCS radio spectrum licenses, designing and constructing a personal communications system and obtaining equity capital.

CFW Wireless Inc., a wholly-owned subsidiary of CFW Communications Company, is responsible for managing and operating the Alliance pursuant to the terms and conditions of the service agreement and within the framework of the approved operating and capital business plan.

The following is a summary of the Alliance's significant accounting policies:

  Accounting estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and cash equivalents: The Alliance considers all highly liquid cash investments with a purchased maturity of three months or less to be cash equivalents. At times such investments may be in excess of federally-insured amounts.

  Inventories: Inventories include PCS telephone equipment held for sale and are stated at the lower of average cost or market.

  Property and equipment: Property and equipment is stated at cost and depreciated using the straight-line method over their estimated useful lives. Buildings are depreciated over a 50-year life. Network plant and equipment are depreciated over various lives ranging from 5 to 17 years, with an average life of approximately 10 years for the category. Furniture, fixtures and other equipment are depreciated over various lives ranging from 3 to 24 years. Radio spectrum licenses, which are for areas where the licenses are being used in operations, are amortized over a life of 40 years. The Alliance includes radio spectrum licenses in other assets until such licenses are placed in service. Assets under construction represent costs incurred for the construction of cell sites, including allocated overhead costs.

  Revenue recognition: The Alliance earns revenue by providing access to and usage of its personal communications network. Local service and airtime revenues are recognized as services are provided. Wholesale revenues are earned by providing switch access and other switching services, including roamer management, to other wireless carriers. Wholesale prices are based on actual annual fixed and variable costs. Other revenues for equipment sales are recognized at the point of sale. Handset equipment is sold at prices below cost. Prices are based on the service contract period. The Alliance recognizes the entire cost of the handsets at the point of sale, rather than deferring such costs over the service contract period.

                          VIRGINIA PCS ALLIANCE, L.C.

                         NOTES TO FINANCIAL STATEMENTS

Note 1. Significant Accounting Policies (Continued)

  Fair value of financial instruments: The fair value of financial instruments recorded on the balance sheets are not significantly different than the carrying amounts.

  Income taxes: The Alliance is treated as a partnership for income tax purposes. The Internal Revenue Code and applicable state statutes provide that income and expenses of a partnership are not separately taxable, but rather accrue directly to the members as provided by agreement. Accordingly, no provision for federal or state income taxes has been made in the financial statements.

  Financial statement classifications: Certain amounts on the 1998 and 1997 financial statements have been reclassified, with no effect on net loss or members' equity (deficit) to conform with classifications adopted in 1999.

Note 2. Long-Term Debt

Long-term debt consists of the following as of December 31:

                                                           1999        1998
                                                       ------------ -----------
Vendor Supported Loan................................. $ 75,000,000 $71,139,502
Supplemental Loan.....................................   15,456,231   5,627,763
Line of Credit........................................   29,642,412   2,154,719
U. S. Department of the Treasury, FCC.................   11,154,374  11,154,374
Other.................................................      225,000     225,000
                                                       ------------ -----------
                                                       $131,478,017 $90,301,358
                                                       ============ ===========

In September 1996, the Alliance entered into two 7.00% installment notes with the Federal Communications Commission ("FCC") related to licenses awarded in the PCS radio spectrum Block "C" auction. Interest only is payable quarterly through September 30, 2002. Commencing December 31, 2002, principal and interest is payable in equal quarterly installments of $805,341 through June 30, 2006. The entire unpaid principal amount, together with accrued and unpaid interest, is due September 17, 2006 ("Maturity Date").

The Alliance has a $146.0 million Senior Secured Credit Facility with the Rural Telephone Financing Cooperative ("RTFC" or "Lender"). This credit facility was entered into in 1999 and replaced the Alliance's previous $89 million senior secured credit facility. The available facilities consist of a 7-year term loan ("Vendor Supported Loan") in the amount of $75.0 million, a 7-year term loan ("Supplemental Loan") in the amount of $36.0 million, and a 7-year revolving line of credit loan ("Line of Credit") in the amount of $35.0 million.

The Vendor Supported Loan is to finance up to $71.25 million of Motorola ("Vendor") supplied PCS equipment and engineering services, nonvendor related capital expenditures, microwave relocation expenses and working capital, and to purchase up to $3.75 million of RTFC subordinated capital certificates ("SCCs"). The Supplemental Loan is to finance up to $34.2 million of nongovernment-funded PCS license costs, microwave relocation expenses, non-Motorola related capital expenditures and working capital, and to purchase up to $1.8 million of RTFC SCCs.

                          VIRGINIA PCS ALLIANCE, L.C.

                         NOTES TO FINANCIAL STATEMENTS

Note 2. Long-Term Debt (Continued)

The RTFC SCC's are nonmarketable securities and are stated at historical cost. As the RTFC loans are repaid, the SCCs will be refunded through a cash payment to maintain a 5% SCCs-to-outstanding loan balance ratio.

Interest only is payable through four years for the Vendor Supported and Supplemental Loans. After this time, principal is payable in quarterly installments, plus accrued interest, with 10% of the principal due in year five, 15% due per year in years six and seven, and the final 60% is due at the maturity date, October 15, 2006.

As borrowings occur, the Alliance can choose between several fixed and variable rate interest options. The variable interest rate in effect on the nonfixed portions of the Vendor Supported and Supplemental Loans at December 31, 1999 and 1998 was 7.45% and 6.60%, respectively. In January 1998, the Alliance converted $15.0 million of the Vendor Supported Loan to a fixed rate of 7.25%. This rate is in effect until January 2003, at which time the loan will revert to the variable rate. In September 1998, the Alliance converted $27.0 million of the Vendor Supported Loan to a fixed rate of 6.55%. This rate is in effect until September 2001, at which time the loan will revert to the variable rate.

The credit facility includes a line of credit to supplement the Alliances general short-term cash requirements. The line of credit is to be repaid on October 15, 2006. The interest rate on the Line of Credit is the RTFC's standard monthly quoted line of credit rate plus 0.5%. The interest rate in effect on the Line of Credit at December 31, 1999, 1998, and 1997 was 8.10%, 7.20% and 7.75%, respectively.

Interest costs in 1999 were approximately $6.7 million of which $6.4 was expensed and $0.3 million was capitalized. Interest costs in 1998 were approximately $4.5 million of which $4.1 million was expensed and $0.4 million was capitalized. Interest costs in 1997 were approximately $1.1 million, of which $0.2 million was expensed and $0.9 million was capitalized.

All of the Alliance's present and future assets are pledged as security for the RTFC loans. In addition, each member of the Alliance has entered into an irrevocable unsecured pro rata guaranty with the RTFC for up to $68.3 million in the aggregate. As additional credit support for the Vendor Supported Loan and the supplemental loan, Motorola has entered into a guaranty agreement with the RTFC for up to $77.7 million of the Alliance's outstanding indebtedness.

The loan agreements contain various restrictive covenants, including negative covenants, related to additional indebtedness, payment of dividends, redemption of membership interests and payment of management fees. The agreements also contain financial covenants related to cash flows, population coverage and number of subscribers.

                          VIRGINIA PCS ALLIANCE, L.C.

                         NOTES TO FINANCIAL STATEMENTS

Note 2. Long-Term Debt (Continued)

Long-term debt maturities of amounts of Vendor Supported and Supplemental loans outstanding at December 31, 1999 are as follows:

2000 through 2002.................................................. $        --
2003...............................................................    4,522,812
2004...............................................................   11,307,029
Thereafter.........................................................  115,648,176
                                                                    ------------
  Total............................................................ $131,478,017
                                                                    ============

The RTFC allocates a large percentage of its annual margins to its patrons. A majority portion of the allocation is returned to the borrowers in cash. The remainder is issued to borrowers in the form of patronage capital certificates, which are retired in cash on an RTFC board approved cycle. In 1999, the Alliance received a cash distribution for 1998 patronage capital in the amount of $123,993. A $419,260 receivable for the 1999 cash distribution was recorded and is reflected in Other receivables on the Alliance's balance sheet. The net present value of the total patronage capital certificates was $466,833 at December 31, 1999 and is reflected in Other assets on the Alliance's balance sheet. The Alliance records Patronage Capital as a reduction in interest expense.

Note 3. Series A Preferred Membership Interests

The Series A Preferred Membership Interests consists of 1,294,000 units issued on December 30, 1996 at $10.00 per unit (stated value). Total proceeds were $12,940,000 before issuance costs. These units are entitled to cumulative, but not compounded, cash distributions at 8.5% per annum. This amount is payable quarterly for five years from the date contributed, at which time a "true up" amount is payable for the difference between an amount computed based on a 14% compounded annualized rate of return and the cumulative amount described above at 8.5%. At December 31, 1999, 1998 and 1997, accrued current dividends were approximately $229,000 for each date and accrued "true up" dividends were approximately $2,316,000, $1,501,000 and $730,000, respectively. Accrued "true up" dividends are included on the balance sheet with "Redeemable Series A Preferred Membership Interests."

At any time after the fifth anniversary of the capital contribution date, each Series A Preferred Member may put all, but not less than all, of its Preferred Series A Membership Interest to the Alliance in exchange for cash equivalent to the stated value, plus any accrued distributions. If such put takes place, additional Common Membership Interests may be acquired at $10.00 per unit for 88.1% of the put amount by CFW Communications Company and for 11.9% of the put amount by R&B Communications, Inc., both Common Members.

For any Series A Preferred Membership Interests not put to the Alliance as of the fifth anniversary date as well as any "true up" amounts due, the annual cash distribution rate will be changed to the lesser of 7% or LIBOR plus 1 1/2%, payable quarterly. After ten years from the Series A capital contribution date, the Alliance may redeem at any time any or all of the Series A Preferred Membership Interests still outstanding at the Stated Value plus any accrued distributions.

                          VIRGINIA PCS ALLIANCE, L.C.

                         NOTES TO FINANCIAL STATEMENTS

Note 4. Members' Equity (Deficit)

Members' equity (deficit) consists of the following classes of membership interests:

  Series B Preferred Membership Interests: This consists of 782,000 units issued on September 30, 1996 at $10.00 per unit (stated value), 50,000 units converted from Common Units on August 27, 1997 at $10.00 per unit (stated value), 115,471.6 units issued on January 6, 1998 at $22.00 per unit (stated value), and 192,452.7 units issued on January 4, 1999 at $22.00 per unit (stated value). Dividends are payable beginning after the tenth year from the capital contribution date at 8% per annum, payable quarterly and are cumulative, but not compounded. After the fourth year from the capital contribution date, the Series B units are convertible into Common Membership Interests on a unit-for-unit basis.

  Common Membership Interests: Common membership interests consist of a 440,363.8 Common Units. Additional future cash contributions may be required from the Common Members on the same terms and conditions of their initial Capital Contribution. If any Common Member fails to make the additional contributions, their existing capital account balance may be redeemed at 25% and amounts forfeited would be allocated among the remaining Common Members.

  Equity Subscriptions: The members entered into equity subscription agreements that obligate them to contribute $30 million in the aggregate of which $8 million had been contributed as of December 31, 1999. The remaining additional equity contributions are scheduled to be contributed over three years: $10 million in 2000; $10 million in 2001 and $2 million in 2002. Such contributions shall be for the purchase, at fair market value, of Common Membership or Series B Preferred Membership units.

In January 2000, the members contributed $5.0 million to the Alliance, purchasing 34,820 Common Units for $0.8 million and 192,452.7 Series B Preferred Membership Units for approximately $4.2 million.

Note 5. Commitments

  Leases: The Alliance leases property for cell site locations and retail stores. Leases for cell site locations vary in term from five to twenty years. Leases for retail store locations vary in term from three to five years. Certain cell site location leases have been prepaid and are being amortized on a straight-line basis over the total lease term. Total annual lease expense for the years ended December 31, 1999, 1998 and 1997 was approximately $1,571,000, $1,169,000 and $212,000, respectively. The total amount committed under these lease agreements is $1,353,576 in 2000, $1,320,316 in 2001, $1,159,081 in 2002, $853,706 in 2003, $569,760 in 2004
  and $2,040,167 for the years thereafter.

  Equipment: The Alliance had outstanding purchase commitments of approximately $2.2 million at December 31, 1999.

                          VIRGINIA PCS ALLIANCE, L.C.

                         NOTES TO FINANCIAL STATEMENTS

Note 6. Related Party Transactions

All transactions of the Alliance are administered by the managing partner. CFW Wireless, a subsidiary of CFW Communications Company, provided engineering, construction, sales management, billing, customer care and other general and administrative services to the Alliance in accordance with the service contract, which totalled $4,751,731 in 1999, $3,015,260 in 1998 and $1,757,204
in 1997. Of the total 1999 charges, $4,253,119 ($2,684,701 in 1998 and
$815,899 in 1997) was expensed and $498,612 ($330,559 in 1998 and $941,305 in
1997) was capitalized. CFW Communications Company also provided certain corporate services for the Alliance in the amount of $2,094,421 in 1999, $1,310,486 in 1998 and $336,650 in 1997. All corporate services were expensed in 1999 and 1998, and of the total 1997 charges, $161,281 was expensed and $175,369 was capitalized during the construction and startup period. Corporate services include executive, finance, accounting, human resources, information management and marketing services. Such services are charged to the Alliance at cost. In addition, the managing partner advances funds to the Alliance to cover expenditures incurred. These advances are included in due to affiliates in the accompanying balance sheets. Interest on outstanding advances was $240,627 in 1999.

Switch access and switching services are provided at cost to the West Virginia PCS Alliance L.C. and the Virginia RSA6 Cellular Limited Partnership, both affiliated through common ownership and management. Such services have been recorded as wholesale revenue and totaled $1,454,228 in 1999, $1,639,595 in 1998 and $47,400 in 1997.

                          VIRGINIA PCS ALLIANCE, L.C.

                           CONDENSED BALANCE SHEETS
                      June 30, 2000 and December 31, 1999

                                                                June 30, 2000         December 31, 1999
                                                               ---------------       -------------------
                                                                 (Unaudited)
                            ASSETS
Current Assets
 Cash and cash equivalents                                       $      65,028             $      64,052
 Accounts receivable, net of allowance for doubtful accounts         2,153,668                 1,790,159
   of $900 and $600, respectively
 Accounts receivable, other                                            792,123                   867,376
 Inventories                                                         5,427,262                 5,996,148
 Prepaid expenses                                                      173,295                   522,798
                                                                 -------------             -------------
          Total current assets                                       8,611,376                 9,240,533

Subordinated Capital Certificates                                    4,529,491                 4,522,811

Property and Equipment
 Land and building                                                   2,123,442                 1,864,318
 Network plant and equipment                                        67,590,491                73,920,705
 Furniture, fixtures and other equipment                             6,168,771                 5,913,845
 Radio spectrum licenses                                            32,714,384                32,714,384
                                                                 -------------             -------------
          Total in service                                         108,597,088               114,413,252

   Under construction                                               11,130,779                 6,991,159
                                                                 -------------             -------------
                                                                   119,727,867               121,404,411

   Less accumulated depreciation                                    17,983,166                14,989,390
                                                                 -------------             -------------
                                                                   101,744,701               106,415,021

Other Assets                                                         1,023,999                   663,374
                                                                 -------------             -------------
                                                                 $ 115,909,567             $ 120,841,739
                                                                 =============             =============

   LIABILITIES AND MEMBER'S EQUITY(DEFICIT)
Current Liabilities
 Accounts payable                                                $   3,859,963             $   3,737,845
 Due to affiliates                                                  (2,009,533)                2,900,955
 Dividends payable                                                     229,146                   229,138
 Customer deposits                                                     526,503                   152,758
 Advance billings                                                      101,502                    80,702
 Accrued interest                                                      163,561                   355,970
 Accrued payroll                                                       119,136                    98,680
 Accrued taxes                                                         122,376                    39,676
 Other accrued liabilities                                              48,347                    37,075
                                                                 -------------             -------------
          Total current liabilities                                  3,161,001                 7,632,799

Long-Term Liabilities
 Long-term debt                                                    129,653,834               131,478,017
 Other long term liabilities                                         9,571,713
                                                                 -------------             -------------
                                                                   139,225,547               131,478,017

Redeemable Series A Preferred Membership Interests                  15,632,020                15,191,674

Members' Equity (Deficit)
 Series B preferred membership interests                            19,328,298                15,094,337
 Common membership interests                                       (61,437,299)              (48,555,088)
                                                                 -------------             -------------
                                                                   (42,109,001)              (33,460,751)
                                                                 -------------             -------------

                                                                 $ 115,909,567             $ 120,841,739
                                                                 =============             =============

                       See Notes to Financial Statements

                          VIRGINIA PCS ALLIANCE, L.C.

                      CONDENSED STATEMENTS OF OPERATIONS

                                      For the three months ending June 30,        For the six months ending June 30,
                                           2000               1999                     2000               1999
                                      ---------------   -----------------         -------------    ----------------
                                                   (Unaudited)                                (Unaudited)
Operating revenues:
   Subscriber revenue                    $  3,165,886        $  2,155,275          $  5,792,706        $  3,756,045
   Wholesale revenue                        2,096,356             996,675             3,835,861           1,820,888
   Equipment revenue                          376,506             246,352               798,726             606,004
                                         ------------        ------------          ------------        ------------
                                            5,638,748           3,398,302            10,427,293           6,182,937

Operating expenses:
   Cost of sales                            2,255,300           1,125,308             4,464,852           2,851,259
   Maintenance and support                  2,073,568           2,015,804             4,054,184           3,356,498
   Depreciation and amortization            1,779,650           2,527,430             3,855,039           4,695,048
   Customer operations                      2,377,528           2,134,793             4,770,010           3,853,446
   Corporate operations                       848,578             701,220             1,623,248           1,342,819
                                         ------------        ------------          ------------        ------------
                                            9,334,624           8,504,555            18,767,333          16,099,070
                                         ------------        ------------          ------------        ------------

Operating loss                             (3,695,876)         (5,106,253)           (8,340,040)         (9,916,133)

Interest expense
   Interest expense                          (110,381)           (194,537)             (329,248)           (219,113)
   Senior credit facility                  (2,028,161)         (1,334,367)           (4,004,639)         (2,558,902)
   Redeemable preferred interest             (488,621)           (477,205)             (974,324)           (951,653)
                                         ------------        ------------          ------------        ------------
                                           (2,627,163)         (2,006,109)           (5,308,211)         (3,729,668)
                                         ------------        ------------          ------------        ------------

Net loss                                 $ (6,323,039)       $ (7,112,362)         $(13,648,251)       $(13,645,801)
                                         ============        ============          ============        ============

                       See Notes to Financial Statements

                          VIRGINIA PCS ALLIANCE, L.C.

                    CONDENSED STATEMENTS OF CASH FLOWS Six
                      Months Ended June 30, 2000 and 1999

                                                                                    2000              1999
                                                                               -------------     -------------
                                                                                         (Unaudited)
Cash Flows From Operating Activities
Net loss                                                                       $ (13,648,251)    $ (13,645,801)
Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation                                                                   4,001,521         4,676,400
    Amortization                                                                      23,860            18,649
    Amortization of gain on tower sale                                              (170,342)
    Changes in assets and liabilities
    (Increase) decrease in:
      Accounts receivable                                                           (288,256)       (2,014,115)
      Inventories                                                                    568,886        (2,412,486)
      Prepaid expenses                                                               349,503          (266,185)
    Increase (decrease) in:
      Accounts payable, trade                                                       (501,068)         (217,338)
      Advance billings and customer deposits                                         394,545            26,270
      Accrued interest                                                              (192,409)         (198,225)
      Accrued dividends on Series A Preferred                                        424,373           401,704
      Other accrued liabilities                                                      114,429           106,233
                                                                                ------------      ------------
               Net cash used in operating activities                              (8,923,209)      (13,524,894)
                                                                                ------------      ------------
Cash Flows From Investing Activities
    Purchase of property and equipment                                            (7,555,364)      (11,944,100)
    Proceeds of sale of towers                                                    18,843,125              --
    Increase in patronage capital certificates                                      (379,502)             --
    Decrease (Increase) in deferred charges                                         (242,725)          170,000
                                                                                ------------      ------------
               Net cash provided by (used in) investing activities                10,665,534       (11,774,100)
                                                                                ------------      ------------
Cash Flows From Financing Activities
    Capital contributions, net                                                     5,000,002         5,000,000
    Advances from (payments to) affiliates                                        (4,910,488)         (575,892)
    Borrowings (Repayments) on revolving credit agreements, net                   (1,957,772)       12,024,644
    Proceeds from long-term borrowings                                               126,909         8,852,294
                                                                                ------------      ------------
               Net cash provided by (used in) financing activities                (1,741,349)       25,301,046
                                                                                ------------      ------------
               Net increase in cash and cash equivalents                                 976             2,052
Cash and Cash Equivalents:
    Beginning                                                                         64,052            59,814
                                                                               -------------     -------------
    Ending                                                                     $      65,028     $      61,866
                                                                               =============     =============

                       See Notes to Financial Statements

                          VIRGINIA PCS ALLIANCE, L.C.

               CONDENSED STATEMENTS OF MEMBERS' EQUITY (DEFICIT)
                                  (Unaudited)


                                      Series B
                                     Preferred       Common
                                     Membership    Membership
                                     Interests      Interests         Total
                                    ------------  -------------   -------------

Balance as of January 1, 1999       $ 10,860,376  $ (23,181,853)  $ (12,321,477)
      Capital contributions            4,233,961        766,039       5,000,000
      Net loss                                 -     (6,533,439)     (6,533,439)
                                    ------------  -------------   -------------

Balance as of March 31, 1999          15,094,337    (28,949,253)    (13,854,916)
      Net loss                                 -     (7,112,357)     (7,112,357)
                                    ------------  -------------   -------------

Balance as of June 30, 1999           15,094,337    (36,061,610)    (20,967,273)
      Net loss                                 -     (6,244,336)     (6,244,336)
                                    ------------  -------------   -------------

Balance as of  September 30, 1999     15,094,337    (42,305,946)    (27,211,609)
      Net loss                                 -     (6,249,142)     (6,249,142)
                                    ------------  -------------   -------------

Balance as of December 31, 1999       15,094,337    (48,555,088)    (33,460,751)
      Capital contributions            4,233,961        766,039       5,000,000
      Net loss                                 -     (7,325,211)     (7,325,211)
                                    ------------  -------------   -------------

Balance as of March 31, 2000          19,328,298    (55,114,260)    (35,785,962)
      Net loss                                 -     (6,323,039)     (6,323,039)
                                    ------------  -------------   -------------

Balance as of June 30, 2000         $ 19,328,298  $ (61,437,299)  $ (42,109,001)
                                    ============  =============   =============

                       See Notes to Financial Statements

                          VIRGINIA PCS ALLIANCE L.C.
                          --------------------------

                         Notes to Financial Statements
                         -----------------------------

(1) In the opinion of the managing member of the Alliance, the accompanying financial statements which are unaudited, except for the balance sheet dated December 31, 1999, contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of June 30, 2000 and December 31, 1999 and the results of operations for the three and six months ended June 30, 2000 and 1999 and cash flows for the six months ended June 30, 2000 and 1999. The results of operations for the three and six months ended June 30, 2000 and 1999 are not necessarily indicative of the results to be expected for the full year.

(2) In March 2000, the Alliance sold 56 towers for $17.9 million to Crown Castle International Corp (Crown). In April 2000, the Alliances sold a total of 3 towers for $1.0 million to Crown. In connection with these transactions, the Alliance has certain future leaseback and other commitments. Accordingly, these gains have been deferred for book purposes and will be amortized over the life of the leaseback agreement.

(3) In January 2000, the members contributed $5.0 million to the Alliance, purchasing 34,820 Common Units for $0.8 million and 192,452.7 Series B Preferred Membership Units for approximately $4.2 million.

(4) In July 2000, the Alliance redeemed its series A preferred membership interest for $16.8 million. This payment included consideration for redemption of $12.9 million in principle, $2.8 million in accrued interest and $1.1 million in early redemption fees. CFW Communications Company and R&B Communications exercised their right to fund $12.9 million of this redemption in exchange for additional common ownership interest in the Alliance. CFW and R&B also elected to convert their Series B convertible preferred ownership interest in the Alliance into common ownership interest. These redemptions and conversions increased the common ownership interest of CFW Communications Company from 21% to 65% and R&B Communications from 21% to 26%.

        In July, the Alliance borrowed $114.9 million from CFW Communications Company (CFW) to payoff its indebtedness to the Rural Telephone Finance Cooperative (RTFC). The payoff included a prepayment fee of $.5 million. The Alliance's debt obligation to CFW bears interest at a rate equal to CFW's borrowing rate under its Senior Credit Facility (10.6% in July
        2000) and matures in 2008.

                         INDEPENDENT AUDITOR'S REPORT

To the Management Committee
West Virginia PCS Alliance, L.C.
Waynesboro, Virginia

We have audited the accompanying balance sheets of West Virginia PCS Alliance, L.C. as of December 31, 1999 and 1998, and the related statements of operations, members' equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 1999 and for the period from July 1, 1997 (date of inception) through December 31, 1997. These financial statements are the responsibility of the Alliance's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of West Virginia PCS Alliance, L.C. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 1999 and for the period from July 1, 1997 (date of inception) through December 31, 1997, in conformity with generally accepted accounting principles.

/s/ McGladrey & Pullen LLP

Richmond, Virginia
February 17, 2000

                        WEST VIRGINIA PCS ALLIANCE, L.C.

                                 BALANCE SHEETS
                           December 31, 1999 and 1998

                                                           1999        1998
                                                        ----------- -----------
                    ASSETS (Note 2)
Current Assets
  Cash and cash equivalents............................ $     8,120 $    10,254
  Accounts receivable, net of allowance of $99,915
   ($1,768 in 1998)....................................     832,763      32,453
  Other receivables....................................     175,376     141,449
  Inventories..........................................   1,281,241     229,150
  Prepaid expenses.....................................      69,049      74,145
                                                        ----------- -----------
    Total current assets...............................   2,366,549     487,451
                                                        ----------- -----------
Subordinated Capital Certificates......................   2,506,255     411,869
                                                        ----------- -----------
Property and Equipment
  Land and building....................................     942,988      42,668
  Network plant and equipment..........................  33,898,373   8,911,322
  Furniture, fixtures and other equipment..............   1,330,005     789,631
  Radio spectrum licenses..............................   6,132,100   6,132,100
                                                        ----------- -----------
    Total in service...................................  42,303,466  15,875,721
  Under construction...................................   5,436,007  11,634,333
                                                        ----------- -----------
                                                         47,739,473  27,510,054
  Less accumulated depreciation........................   2,317,215     257,819
                                                        ----------- -----------
                                                         45,422,258  27,252,235
                                                        ----------- -----------
Other Assets
  Radio spectrum licenses..............................   2,844,772   2,756,946
  Other................................................     356,894     223,441
                                                        ----------- -----------
                                                          3,201,666   2,980,387
                                                        ----------- -----------
                                                        $53,496,728 $31,131,942
                                                        =========== ===========
       LIABILITIES AND MEMBERS' EQUITY (DEFICIT)
Current Liabilities
  Accounts payable..................................... $ 1,819,567 $ 7,147,589
  Due to affiliates (Note 5)...........................   1,059,198   3,492,424
  Accrued payroll......................................      59,797      56,337
  Advance billings.....................................      27,550       9,371
  Accrued interest.....................................       5,434       4,526
  Other accrued liabilities............................     104,530      22,280
                                                        ----------- -----------
    Total current liabilities..........................   3,076,076  10,732,527
                                                        ----------- -----------
Long-Term Debt (Note 2)................................  51,125,102   9,237,389


Commitments (Note 4)


Members' Equity (Deficit) (Note 3).....................   (704,450)  11,162,026
                                                        ----------- -----------
                                                        $53,496,728 $31,131,942
                                                        =========== ===========

                       See Notes to Financial Statements.

                        WEST VIRGINIA PCS ALLIANCE, L.C.

                            STATEMENTS OF OPERATIONS
 Years Ended December 31, 1999, 1998 and for the period fromJuly 1, 1997 (date of inception) through December 31, 1997

                                               1999         1998         1997
                                           ------------  -----------  ---------
Operating revenues:
  Subscriber revenue...................... $  2,307,517  $    46,293  $     --
  Equipment sales.........................      681,398       65,388        --
                                           ------------  -----------  ---------
                                              2,988,915      111,681        --
                                           ------------  -----------  ---------
Operating expenses:
  Cost of sales...........................    3,065,469      218,943        --
  Maintenance and support.................    4,129,714      610,106        --
  Depreciation and amortization...........    2,067,618      258,959        --
  Customer operations.....................    4,094,039    1,308,767        --
  Corporate operations....................    1,743,683      817,984        --
                                           ------------  -----------  ---------
                                             15,100,523    3,214,759        --
                                           ------------  -----------  ---------
    Loss before interest expense..........  (12,111,608)  (3,103,078)       --
Interest expense..........................    1,175,868          --         --
                                           ------------  -----------  ---------
Net loss.................................. $(13,287,476) $(3,103,078) $     --
                                           ============  ===========  =========


                       See Notes to Financial Statements.

                        WEST VIRGINIA PCS ALLIANCE, L.C.

                            STATEMENTS OF CASH FLOWS
 Years Ended December 31, 1999, 1998 and for the period from July 1, 1997 (date of inception) through December 31, 1997

                                          1999          1998         1997
                                      ------------  ------------  -----------
Cash Flows From Operating Activities
Net loss............................. $(13,287,476) $ (3,103,078) $       --
Adjustments to reconcile net loss to
 net cash used in operating
 activities:
  Depreciation.......................    2,059,396       254,849          --
  Amortization.......................        8,222         4,110          --
  Changes in assets and liabilities:
  (Increase) decrease in:
    Accounts receivable..............     (834,237)     (173,902)         --
    Inventories......................   (1,052,091)     (229,150)         --
    Prepaid expenses.................        5,096       (74,145)         --
  Increase in:
    Accounts payable.................      518,754       682,086          --
    Advance billings.................       18,180         9,371          --
    Accrued interest.................          908         4,526          --
    Other accrued liabilities........       85,710         2,489          --
                                      ------------  ------------  -----------
      Net cash used in operating
       activities....................  (12,477,538)   (2,622,844)         --
                                      ------------  ------------  -----------
Cash Flows From Investing Activities
  Purchase of property and
   equipment.........................  (26,076,196)  (13,997,039)    (729,160)
  Increase in radio spectrum
   licenses..........................      (87,826)       (3,994)  (8,851,607)
  Increase in deferred charges.......          (95)      (10,803)    (380,235)
  Increase in patronage capital
   certificates......................     (141,580)          --           --
                                      ------------  ------------  -----------
      Net cash used in investing
       activities....................  (26,305,697)  (14,011,836)  (9,961,002)
                                      ------------  ------------  -----------
Cash Flows From Financing Activities
  Increase in equity issuance costs..          --         (2,232)     (25,812)
  Capital contributions..............    1,421,000           --    14,316,036
  Advances from affiliates...........   (2,433,226)    3,426,045       66,379
  Borrowings on revolving credit
   agreements, net...................          --      1,000,000          --
  Proceeds from long-term borrowings,
   net...............................   39,793,327     7,825,520          --
                                      ------------  ------------  -----------
      Net cash provided by financing
       activities....................   38,781,101    12,249,333   14,356,603
                                      ------------  ------------  -----------
      Net increase (decrease) in cash
       and cash equivalents..........       (2,134)   (4,385,347)   4,395,601
Cash and Cash Equivalents
Beginning............................       10,254     4,395,601          --
                                      ------------  ------------  -----------
Ending............................... $      8,120  $     10,254  $ 4,395,601
                                      ============  ============  ===========

                       See Notes to Financial Statements.

                        WEST VIRGINIA PCS ALLIANCE, L.C.

 Years Ended December 31, 1999, 1998 and for the period from July 1, 1997 (date of inception) through December 31, 1997

                                                     1999       1998      1997
                                                  ---------- ---------- --------
Supplemental Schedule of Noncash Investing and
 Financing Activities
  Noncash increases in property and equipment
   consisting primarily of accrued construction
   costs and reallocation of prior year other
   intangible costs.............................  $  618,726 $6,661,939 $799,469
                                                  ========== ========== ========
  Subordinated capital certificates acquired by
   long-term borrowings.........................  $2,094,386 $  411,869 $    --
                                                  ========== ========== ========
Supplemental Disclosure of Cash Flow Information
  Cash payments for interest....................  $1,781,822 $  178,627 $    --
                                                  ========== ========== ========

                       See Notes to Financial Statements.

                        WEST VIRGINIA PCS ALLIANCE, L.C.

                    STATEMENTS OF MEMBERS' EQUITY (DEFICIT)
 Years Ended December 31, 1999, 1998 and for the period from July 1, 1997 (date of inception) through December 31, 1997

                                                                     Common
                                                                   Membership
                                                                   Interests
                                                                  ------------
Initial Capital Contribution..................................... $ 14,316,036
  Issuance costs.................................................      (25,812)
  Net income.....................................................          --
                                                                  ------------
Balance as of December 31, 1997..................................   14,290,224
  Issuance costs.................................................      (25,120)
  Net loss.......................................................   (3,103,078)
                                                                  ------------
Balance as of December 31, 1998..................................   11,162,026
  Capital contributions..........................................    1,421,000
  Net loss.......................................................  (13,287,476)
                                                                  ------------
Balance as of December 31, 1999.................................. $   (704,450)
                                                                  ============



                       See Notes to Financial Statements.

                       WEST VIRGINIA PCS ALLIANCE, L.C.

                         NOTES TO FINANCIAL STATEMENTS

Note 1. Significant Accounting Policies

The West Virginia PCS Alliance, L.C. ("Alliance") was organized in 1997 pursuant to the provisions of the Virginia Limited Liability Company Act. The Alliance was formed to fund, establish and operate a business to design, construct, own, operate and maintain a personal communications system to provide personal communications services ("PCS") in West Virginia. Operations commenced during September 1998, prior to which the Alliance was in the development stage. Its major activities through September 1998 were limited to acquiring PCS radio spectrum licenses, designing and constructing a personal communications system and obtaining equity capital.

CFW Wireless Inc., a wholly-owned subsidiary of CFW Communications Company, is responsible for managing and operating the Alliance pursuant to the terms and conditions of the service agreement and within the framework of the approved operating and capital business plan.

The following is a summary of the Alliance's significant accounting policies:

  Accounting estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and cash equivalents: The Alliance considers all highly liquid cash investments with a purchased maturity of three months or less to be cash equivalents. At times such investments may be in excess of federally-insured amounts.

  Inventories: Inventories include PCS telephone equipment held for sale and are stated at the lower of average cost or market.

  Property and equipment: Property and equipment is stated at cost and depreciated using the straight-line method over their estimated useful lives. Buildings are depreciated over a 50-year life. Network plant and equipment are depreciated over various lives ranging from 5 to 17 years, with an average life of approximately 10 years for the category. Furniture, fixtures and other equipment are depreciated over various lives ranging from 3 to 24 years. Radio spectrum licenses, which are for areas where the licenses are being used in operations, are amortized over a life of 40 years. The Alliance includes radio spectrum licenses in other assets until such licenses are placed in service. Assets under construction represent costs incurred for the construction of cell sites, including allocated overhead costs.

  Revenue recognition: The Alliance earns revenue by providing access to and usage of its personal communications network. Local service and airtime revenues are recognized as services are provided. Other revenues for equipment sales are recognized at the point of sale. Handset equipment is sold at prices below cost. Prices are based on the service contract period. The Alliance recognizes the entire cost of the handsets at the point of sale, rather than deferring such costs over the service contract period.

                       WEST VIRGINIA PCS ALLIANCE, L.C.

                         NOTES TO FINANCIAL STATEMENTS

Note 1. Significant Accounting Policies (Continued)

  Fair value of financial instruments: The fair value of financial instruments recorded on the balance sheets are not significantly different than the carrying amounts.

  Income taxes: The Alliance is treated as a partnership for income tax purposes. The Internal Revenue Code and applicable state statutes provide that income and expenses of a partnership are not separately taxable, but rather accrue directly to the members as provided by agreement. Accordingly, no provision for federal or state income taxes has been made in the financial statements.

  Financial statement classifications: Certain amounts on the 1998 and 1997 financial statements have been reclassified, with no effect on net loss or members' equity to conform with classifications adopted in 1999.

Note 2. Long-Term Debt

Long-term debt consists of the following as of December 31:

                                                             1999        1998
                                                          ----------- ----------
Vendor Supported Loan.................................... $50,125,102 $8,237,389
Line of Credit...........................................   1,000,000  1,000,000
                                                          ----------- ----------
                                                          $51,125,102 $9,237,389
                                                          =========== ==========

In July 1998, the Alliance entered into a $70.5 million Senior Secured Credit Facility with the Rural Telephone Financing Cooperative ("RTFC" or "Lender") and Motorola, Inc. ("Motorola"). The available facilities consist of a 7-year senior secured term loan ("Vendor Supported Loan") in the amount of $52.5 million, a 7-year senior secured term loan ("Supplemental Loan") in the amount of $17.0 million, and a 5-year senior secured revolving line of credit loan ("Line of Credit") in the amount of $1.0 million.

The Vendor Supported Loan is to finance up to $49.9 million of Motorola supplied PCS equipment and engineering services, nonvendor related capital expenditures and microwave relocation expenses, and to purchase up to $2.6 million of RTFC subordinated capital certificates ("SCCs"). The Supplemental Loan is to finance up to $16.2 million of non-Motorola related capital expenditures and working capital, and to purchase up to $0.8 million of RTFC SCCs. The Line of Credit is to supplement the Alliance's general short-term cash requirements.

The RTFC SCC's are nonmarketable securities and are stated at historical cost. As the RTFC loans are repaid, the SCCs will be refunded through a cash payment to maintain a 5% SCCs-to-outstanding loan balance ratio.

As borrowings occur, the Alliance can choose between several fixed and variable rate interest options. The variable interest rate in effect on the nonfixed portions of the Vendor Supported Loan at December 31, 1999 was 7.45%. In September 1998, the Alliance converted $5.0 million of the Vendor Supported Loan to a fixed rate of 6.55%. This rate is in effect until September 2001, at which time the loan will revert to the variable rate.

                       WEST VIRGINIA PCS ALLIANCE, L.C.

                         NOTES TO FINANCIAL STATEMENTS

Note 2. Long-Term Debt (Continued)

Under the Line of Credit agreement, the Alliance will pay interest quarterly with all principal and interest payments due five years from the date of the Line of Credit agreement. The interest rate on the Line of Credit is the RTFC's standard monthly quoted line of credit rate plus 0.5%. The interest rate in effect on the Line of Credit at December 31, 1999 was 8.1%.

All of the Alliance's present and future assets and revenues are pledged as security for the RTFC loans. In addition, each member of the Alliance has entered into an irrevocable unsecured pro rata guaranty with the RTFC. These guarantees will not exceed the lesser of (i) $32.8 million plus interest and fees due thereon or (ii) 30% of the outstanding indebtedness under the Vendor Supported Loan plus outstanding borrowings on the Supplemental Loan and Line of Credit, inclusive of principal, interest and fees due thereon. As additional credit support for the Vendor Supported Loan, Motorola has entered into a guaranty agreement with the RTFC, whereby it is committed to guarantee up to the lesser of (i) $36.8 million or (ii) 70% of the Alliance's outstanding indebtedness under the Vendor Supported Loan. Pursuant to this agreement, Motorola is entitled to a guaranty fee of 2%, 3%, and 4% of the outstanding indebtedness under the Vendor Supported Loan which it guarantees in years 5, 6, and 7, respectively. There is no fee in years 1 through 4.

The loan agreements contain various restrictive covenants including negative covenants related to additional indebtedness, redemption of membership interests and payment of management fees. The agreements also contain financial covenants related to cash flows, population coverage, number of subscribers, debt service coverage and leverage.

There are no long-term debt maturities for 2000-2001. Maturities for 2002, 2003, 2004 and 2005 are $2,506,255, $7,265,638, $7,518,765 and $33,834,444,
respectively. Interest costs were approximately $1,783,000 in 1999, approximately $607,000 of which was capitalized.

The RTFC allocates a large percentage of its annual margins to its patrons. A majority portion of the allocation is returned to the borrowers in cash. The remainder is issued to borrowers in the form of patronage capital certificates, which are retired in cash on an RTFC board approved cycle. In 1999, the Alliance recorded a receivable in the amount of $42,932 for the 1999 cash distribution that is reflected in other receivables on the balance sheet. The net present value of the total patronage capital certificates was $141,579 at December 31, 1999 and is reflected in other assets on the balance sheet.

Note 3. Capital Structure

The Alliance's authorized capitalization consists of one class of membership interest, which consists of 1,242,002 units issued for a total of $14,316,036 before $50,932 of related issuance costs. This issuance is defined as the initial "Capital Contribution." Additional future cash contributions may be required from the members on the same terms and conditions of their initial Capital Contribution. If any member fails to make the additional contributions, their existing capital account balance may be redeemed at 25% of the then outstanding balance and amounts forfeited would be allocated among the remaining common members.

                       WEST VIRGINIA PCS ALLIANCE, L.C.

                         NOTES TO FINANCIAL STATEMENTS

Note 3. Capital Structure (Continued)

Pursuant to the terms of the aforementioned debt facility, the members entered into equity subscriptions agreements that obligate them to contribute additional equity of $5.68 million, in the aggregate. Such additional equity contributions are to be made in four annual installments of $1.42 million ending in 2002 for the purchase, at fair market value, of Common Membership units.

In January 2000, the members contributed $1.42 million to the Alliance, purchasing 78,944.44 Common Membership units.

Note 4. Commitments

Leases: The Alliance leases property for cell site locations and retail stores. Leases for cell site locations vary in term from five to ten years. Leases for retail store locations vary in term from one to five years. Certain cell site location leases have been prepaid and are being amortized on a straight-line basis over the total lease term. Total annual lease expense was approximately $769,000 for the year ended December 31, 1999. The total amount committed under these agreements is $727,989 in 2000, $682,133 in 2001, $657,140 in 2002, $557,183 in 2003, $308,602 in 2004 and $326,765 for the
years thereafter.

Equipment: The Alliance has entered into a purchase contract to acquire up to $35.0 million of equipment over a period ending July 10, 2002. As of December 31, 1999, the Alliance had purchased $20.2 million pursuant to the terms of such contract. Total outstanding purchase commitments were approximately $2.6 million at December 31, 1999.

Note 5. Related Party Transactions

All transactions of the Alliance are administered by the managing partner. CFW Wireless, a subsidiary of CFW Communications Company provided engineering, construction, customer care and other services to the Alliance in accordance with the service contract, which totalled $1,273,715 in 1999, $933,585 in 1998 and $179,836 in 1997. All 1999 charges were expensed. Of the total 1998 charges, $380,746 was expensed and $552,839 was capitalized during the construction and start up period. CFW Communications Company also provided certain corporate services for the Alliance in the amount of $1,168,009 in 1999, $553,225 in 1998 and $69,541 in 1997. All of the 1999 charges were expensed. Of the total 1998 charges, $436,014 was expensed and $117,211 was capitalized during the construction and start up period. All of the 1997 charges were capitalized. Corporate services include executive, finance, accounting, human resources, information management and marketing services. Such services are charged to the Alliance at cost. In addition, the managing partner advances funds to the Alliance to cover expenditures incurred. The net advances are included in due to affiliates in the accompanying balance sheet. In addition, the managing partner advances funds to the Alliance to cover expenditures incurred. These advances are included in due to affiliates in the accompanying balance sheets. Interest on outstanding advances totaled $193,990 in 1999.

Switch access and switching equipment and services totaling $972,759 in 1999 and $1,115,043 in 1998 were provided at cost by the Virginia PCS Alliance LC (an entity related by common ownership and management). All of the 1999 charges were expensed. Of the total 1998 charges, $375,941 was expensed and $739,102 was capitalized.

                       WEST VIRGINIA PCS ALLIANCE, L.C.

                           CONDENSED BALANCE SHEETS
                      June 30, 2000 and December 31, 1999

                                                                           June 30, 2000        December 31, 1999
                                                                         -----------------   -----------------------
                                                                             (Unaudited)
                                 ASSETS
Current Assets
      Cash and cash equivalents                                              $ 10,053,155           $      8,120
      Accounts receivable, net of allowance of $400 ($100 in 1999)              2,235,346                832,763
      Other receivables                                                           270,556                175,376
      Inventories                                                               1,512,073              1,281,241
      Prepaid expenses                                                            140,884                 69,049
                                                                             ------------           ------------
                 Total current assets                                          14,212,014              2,366,549

Subordinated Capital Certificates                                               2,554,143              2,506,255
                                                                             ------------           ------------

Property and Equipment

      Land and building                                                           948,060                942,988
      Network plant and equipment                                              29,292,819             33,898,373
      Furniture, fixtures and other equipment                                   1,964,399              1,330,005
      Radio spectrum licenses                                                   6,132,100              6,132,100
                                                                             ------------           ------------
                 Total in service                                              38,337,378             42,303,466

      Under construction                                                       11,442,244              5,436,007
                                                                             ------------           ------------
                                                                               49,779,622             47,739,473

      Less accumulated depreciation                                             3,244,889              2,317,215
                                                                             ------------           ------------
                                                                               46,534,733             45,422,258
                                                                             ------------           ------------
Other Assets
      Radio spectrum licenses                                                   2,870,928              2,844,772
      Other                                                                       533,612                356,894
                                                                             ------------           ------------
                                                                                3,404,540              3,201,666
                                                                             ------------           ------------
                                                                             $ 66,705,430           $ 53,496,728
                                                                             ============           ============

                    LIABILITIES AND MEMBER'S DEFICIT
Current Liabilities
      Accounts payable                                                       $  6,494,430           $  1,819,567
      Due to affiliates                                                         3,662,112              1,059,198
      Accrued payroll                                                              79,563                 59,797
      Advance billings                                                             36,946                 27,550
      Accrued interest                                                                  -                  5,434
      Other accrued liabilities                                                    94,074                104,530
                                                                             ------------           ------------
                 Total current liabilities                                     10,367,125              3,076,076

Long-Term Liabilities
      Long-term debt                                                           51,136,389             51,125,102
      Other long term liabilities                                              13,040,008                      -
                                                                             ------------           ------------
                                                                               64,176,397             51,125,102

Members' Deficit
      Common membership interests                                              (7,838,092)              (704,450)
                                                                             ------------           ------------
                                                                             $ 66,705,430           $ 53,496,728
                                                                             ============           ============

                       See Notes to Financial Statements

                       WEST VIRGINIA PCS ALLIANCE, L.C.

                      CONDENSED STATEMENTS OF OPERATIONS

                                      For the three months ending June 30,              For the six months ending June 30,
                                     ---------------------------------------      -----------------------------------------
                                           2000                 1999                     2000                  1999
                                     -----------------    ------------------      --------------------  -------------------
Operating revenues:
     Subscriber revenue              $  2,701,954             $    250,421            $  4,372,627           $    406,942
     Wholesale revenue                    451,769                        -                 771,572                      -
     Equipment sales                      301,311                  102,261                 768,909                192,012
                                     ------------             ------------            ------------           ------------
                                        3,455,034                  352,682               5,913,108                598,954
                                     ------------             ------------            ------------           ------------
Operating expenses:
     Cost of sales                      2,105,789                  434,726               4,272,807                699,429
     Maintenance and support            1,609,367                1,074,938               3,014,662              1,859,659
     Depreciation and amortization        462,323                  423,549               1,163,880                691,679
     Customer operations                1,823,253                  882,656               3,505,069              1,574,985
     Corporate operations                 567,191                  598,571               1,026,470              1,006,053
                                     ------------             ------------            ------------           ------------
                                        6,567,923                3,414,440              12,982,888              5,831,805
                                     ------------             ------------            ------------           ------------

Operating Loss                         (3,112,889)              (3,061,758)             (7,069,780)            (5,232,851)

Interest income (expense)
     Interest income                      291,826                  105,950                 339,255                259,503
     Senior credit facility              (928,305)                (313,905)             (1,824,116)              (475,640)
                                     ------------             ------------            ------------           ------------
                                         (636,479)                (207,955)             (1,484,861)              (216,137)
                                     ------------             ------------            ------------           ------------

Net Loss                             $ (3,749,368)            $ (3,269,713)           $ (8,554,641)          $ (5,448,988)
                                     ============             ============            ============           ============

                       See Notes to Financial Statements

                                                 WEST VIRGINIA PCS ALLIANCE, L.C.

                                               CONDENSED STATEMENTS OF CASH FLOWS
                                             Six Months Ended June 30, 2000 and 1999

                                                                               2000                 1999
                                                                         ---------------      -----------------
Cash Flows From Operating Activities
Net loss                                                                   $ (8,554,641)          $ (5,448,988)
Adjustments to reconcile net loss to net cash used in operating activities:
      Depreciation                                                            1,377,891                687,568
      Amortization                                                                4,110                  4,111
      Amortization of gain on tower sale                                       (218,120)
      Changes in assets and liabilities
      (Increase) in:
           Accounts receivable                                               (1,497,763)              (311,989)
           Inventories                                                         (230,832)              (216,069)
           Prepaid expenses                                                     (71,835)               (55,892)
      Increase (decrease) in:
           Accounts payable                                                   2,613,233               (216,595)
           Advance billings and customer deposits                                 9,396                 (3,700)
           Accrued interest                                                      (5,434)                (6,003)
           Other accrued liabilities                                              9,310                 62,519
                                                                           ------------           ------------
              Net cash used in operating activities                          (6,564,685)            (5,505,038)
                                                                           ------------           ------------
Cash Flows From Investing Activities
      Purchase of property and equipment                                    (12,252,890)            (8,292,309)
      Proceeds from sale of towers                                           25,212,960                      -
      Increase in deferred charges/credits                                     (144,944)               (14,868)
      Increase in patronage capital certificates                               (192,718)                     -
                                                                           ------------           ------------
              Net cash provided by (used in) investing activities            12,622,408             (8,307,177)
                                                                           ------------           ------------
Cash Flows From Financing Activities
      Capital contributions, net                                              1,420,999              1,421,000
      Advances from (Repayments to) affiliates                                2,602,914             (2,284,423)
      Borrowings  on revolving credit agreements, net                        (1,000,000)                     -
      Proceeds from long-term borrowings                                        963,399             14,676,119
                                                                           ------------           ------------
              Net cash provided by financing activities                       3,987,312             13,812,696
                                                                           ------------           ------------
              Net increase in cash and cash equivalents                      10,045,035                    481
Cash and Cash Equivalents
Beginning                                                                         8,120                 10,254
                                                                           ------------           ------------
Ending                                                                     $ 10,053,155           $     10,735
                                                                           ============           ============

                      See Notes to Financial Statements

                       WEST VIRGINIA PCS ALLIANCE, L.C.

                    STATEMENTS OF MEMBERS' EQUITY (DEFICIT)
                                  (Unaudited)

                                                                 Common
                                                               Membership
                                                                Interests
                                                              ------------

Balance as of January 1, 1999                                 $ 11,162,026
     Capital contributions                                       1,421,000
     Net loss                                                   (2,179,278)
                                                              ------------


Balance as of March 31, 1999                                    10,403,748
     Net loss                                                   (3,269,708)
                                                              ------------


Balance as of June 30, 1999                                      7,134,040
     Net loss                                                   (3,146,097)
                                                              ------------


Balance as of  September 30, 1999                                3,987,943
     Net loss                                                   (4,692,393)
                                                              ------------


Balance as of December 31, 1999                                   (704,450)
     Capital contributions                                       1,421,000
     Net loss                                                   (4,805,274)
                                                              ------------


Balance as of March 31, 2000                                    (4,088,724)
     Net loss                                                   (3,749,368)
                                                              ------------


Balance as of June 30, 2000                                   $ (7,838,092)
                                                              ============

                      See Notes to Financial Statements

                        WEST VIRGINIA PCS ALLIANCE L.C.
                        -------------------------------

                         Notes to Financial Statements
                         -----------------------------


(1) In the opinion of the managing member of the Alliance, the accompanying financial statements which are unaudited, except for the balance sheet dated December 31, 1999, contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of June 30, 2000 and December 31, 1999 and the results of operations for the three months ended June 30, 2000 and 1999 and cash flows for the six months ended June 30, 2000 and 1999. The results of operations for the six months ended June 30, 2000 and 1999 are not necessarily indicative of the results to be expected for the full year.

(2) In March 2000, the Alliance sold 67 towers for $20.6 million to Crown Castle International Corp (Crown). In April 2000, the Alliance sold a total of 15 towers for $3.3 million to Crown. In connection with these transactions, the Alliance has certain future leaseback and other commitments. Accordingly, these gains have been deferred for book purposes and will be amortized over the life of the leaseback agreement.

(3) In January 2000, the members contributed $1.42 million to the Alliance, purchasing 78,944.44 Common Membership units.

(4) In July 2000, the Alliance borrowed $49.1 million from CFW Communications Company to payoff its indebtedness to the Rural Telephone Finance Cooperative (RTFC). The payoff included a prepayment fee of $.3 million. The Alliance's debt obligation to CFW bears interest at a rate equal to CFW's borrowing rate under its Senior Credit Facility (10.6% in July 2000) and matures in 2008.

                       _________________________________

                                    ANNEX A

                              TECHNICAL GLOSSARY

                       __________________________________

                               TECHNICAL GLOSSARY

"3G"                                    third generation wireless technology, a
                                        recent wireless technology.

"ADSL" Asymmetric Digital Subscriber Line is a high speed transmission technology using existing twisted pair copper lines that permits simultaneous POTS, or plain old telephone service, and high-speed data communication.

"ARPU"                                  average revenue per subscriber.

"ATM" Asynchronous Transfer Mode is a highly scalable protocol that packs digital information into 53-byte cells, which are switched throughout LAN or WAN over virtual circuits supporting real-time voice, video and data.

"BTS" Base Transceiver Station provides the standard radio transceiver functions for the air interface.

"CBSCs" Centralized Base Station Controllers provide centralized control of the BTS's along with switching, transcoding and traffic concentration functions.

"CDMA" Code Division Multiple Access is a method of spread-spectrum transmission for cellular or digital wireless personal communication networks that allows a large number of wireless phone users simultaneously to access a single radio frequency band without interference.

"CLEC" Competitive Local Exchange Carrier is a company that provides competitive local telephone service.

"CMRS" Commercial Mobile Radio Services is a term coined by the FCC in 1994 to describe publicly available, for-profit, radio-based telecommunications services that interconnect with the public switched telephone network for the purpose of sending or receiving communications.

"DCS" Digital Cross-Connect System is a system which consolidates the T-1 facilities from multiple BTSs for efficient backhaul to the wireless switch.

"Dense Wave Division Multiplexing"      a transport architecture for sharing a
                                        single transmission among two or more
                                        users by allocating each user an
                                        exclusive band within the channel.

"EBITDA" earnings before income taxes and minority interest, interest expense, interest income, depreciation and amortization, gain (loss) on sale of fixed assets, net equity income (loss) from investees and asset impairment charges.

"ESMR" Enhanced Specialized Mobile Radio is a private, mobile, business radiophone service whose base stations can communicate with each other via the public telephone network.

"EVRC" Enhanced Variable Rate Coding is a system that allows CDMA networks to support additional capacity while maintaining the voice quality associated with digital networks.

"Frame Relay"                           a method of achieving high-speed,
                                        packet-switched data transmission within digital networks at transmission speeds between 56 Kbps and 1.544 Mbps.

"GSM" Global System for Mobile Communications began as the European standard for digital cellular phones under the name Groupe Speciale Mobile, but the name was changed to reflect that the standard has been adopted by several countries outside of Europe.

"ILEC" Incumbent Local Exchange Carrier refers to the primary local telephone company, as distinguished from new competitive carriers established after deregulation.

"Interexchange Carriers or IXCs"        carriers authorized by the FCC to
                                        provide interstate long-distance
                                        communication services between LATAs or
                                        a carrier authorized by a state public
                                        utility commission to provide long-
                                        distance communications services but no
                                        local exchange services within the state borders.

"Internet"                              the global network of data networks
                                        enabling computers of all kinds to
                                        communicate and share resources
                                        throughout the world.

"ISDN" Integrated Services Digital Network is a telecommunications service that uses digital transmission and switching technology to provide voice and data communications on a bearer channel while sending signaling on a data channel.

"ISP" Internet Service Provider is a vendor that provides direct access to the Internet.

"LMDS" Local Multipoint Distribution Service uses a portion of the radio frequency spectrum to deliver voice, video or data.

"LATA" Local Access and Transport Area is one of the 161 local telephone exchange areas established as a result of the AT&T divestiture and which serve to distinguish local phone service from long-distance service.

"LAN" Local Area Network is a private data communications network linking a variety of data devices, such as computer terminals, personal computers and mini-computers, all housed in a defined building, plant or geographic area.

"Local Exchange Access"                 switched connections provided to
                                        customers in a defined serving area or
                                        exchange.

"Local Exchange Carrier"                a company that provides intra-LATA
                                        telecommunications services.

"MMDS" Multichannel Multipoint Distribution Service uses a portion of the radio frequency spectrum to deliver voice, video or data.

"PCS" Personal Communication Services is a term coined by the FCC to describe an intelligent, digital, two-way, wireless telecommunications system.

"POP"                                   Population of a market.

"RADSL" Rate Adaptive Digital Subscriber Line is a transmission technology that supports both asymmetric and symmetric applications on a single twisted pair telephone line allowing adaptive data rates up to 7 Mbps.

"Remote Switching  Modules"             a system that performs switching
                                        functions from a remote location under
                                        the control of a host switching system
                                        located in a central office. The system
                                        switches calls among the lines directly
                                        connected to it.

"SDSL" Symmetric Digital Subscriber Line is a line that provides a bandwidth, bi-directional transmission over one copper wire pair for T1 or E1 services.

"Switched Access"                       a service offered by telephone companies
                                        that provides switched connections
                                        between local telephone subscribers and
                                        long distance companies.

"TDMA" Time Division Multiple Access is a method of digital transmission for wireless transmission telecommunications systems that allows a large number of users simultaneously to access a single radio frequency band without interference.

"Voice Over IP"                         Voice Over Internet Protocol allows
                                        voice transmission over the Internet.

"WAN"                                   Wide Area Network is a network which
                                        spans a large geographic area.

"xDSL" x Digital Subscriber Lines refers to all digital subscriber line based services. Digital subscriber line is the non-loaded, local loop copper connection between the national service provider and a customer's premises.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.       Indemnification of Directors and Officers

     The Virginia Stock Corporation Act permits, and the registrant's Bylaws require, indemnification of the registrant's directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act.

     Under Sections 13.1-697 and 13.1-702 of the Virginia Stock Corporation Act, a Virginia corporation generally is authorized to indemnify its directors and officers in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The registrant's Bylaws require indemnification of directors and officers with respect to certain liabilities, expenses and other amounts imposed upon them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. In addition, the registrant carries insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act. The registrant's Bylaws also provide that, to the full extent the Virginia Stock Corporation Act (as it presently exists or may hereafter be amended) permits the limitation or elimination of the liability of directors and officers, no director or officer of the registrant shall be liable to the registrant or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct. Section 13.1-692.1 of the Virginia Stock Corporation Act presently permits the elimination of liability of directors and officers in any proceeding brought by or in the right of the registrant or brought by or on behalf of stockholders of the registrant, except for liability resulting from such person's having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including, without limitation, any unlawful insider trading or manipulation of the market for any security. Sections 13.1-692.1 and 13.1-696 to -704 of the Virginia Stock Corporation Act are hereby incorporated by reference herein.

Item 21.       Exhibits and Financial Statement Schedules

Exhibit        Description
Number         -----------
------

1.1 Placement Agreement, dated as of July 21, 2000, by and among the Registrant, Morgan Stanley & Co. Incorporated, First Union Securities and SunTrust Equitable Securities Corporation.

4.1 Form of Global Note, dated July 26, 2000, evidencing 13% Senior Notes of CFW Communications Company, due 2010 in the principal amount of $280,000,000.

4.2* Indenture, dated as of July 26, 2000, by and among the Registrant and The Bank of New York.

4.3 Registration Rights Agreement, dated as of July 26, 2000, by and among the Registrant, Morgan Stanley & Co. Incorporated, First Union Securities, Inc. and SunTrust Equitable Securities Corporation.

4.4* Warrant Agreement, dated as of July 26, 2000, between the Registrant and The Bank of New York

4.5 Warrant Registration Rights Agreement, dated as of July 26, 2000, between the Registrant, Morgan Stanley & Co. Incorporated, First Union Securities, Inc. and SunTrust Equitable Securities corporation.

5              Opinion of Hunton & Williams regarding legality.

10.1 Credit Agreement, dated as of July 26, 2000, between the Registrant, Morgan Stanley, as Administrative Agent, the Subsidiary Guarantors and the Other Lenders and Agents party thereto.

23.1           Consent of Hunton & Williams (contained in Exhibit 5).

23.2           Consent of McGladrey & Pullen LLP

23.3           Consent of Phibbs, Burkholder, Geisert & Huffman

23.4           Consent of PriceWaterhouseCoopers LLP

24 Power of Attorney (included on the signature page of this registration statement).

25 Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as Trustee under the Indenture.

99.1           Form of Letter of Transmittal.

99.2           Form of Letter to Clients.

99.3           Form of Letter to Registered Holders and DTC Participants.

99.4           Form of Notice of Guaranteed Delivery.

-----------------

(*) Filed as an exhibit to CFW's current report on Form 8-K dated August 4, 2000, and incorporated herein by reference.

Item 22.  Undertakings

     A.   The undersigned registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information described in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price described in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to the information in this Registration Statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each the post-effective amendment will be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of the securities at that time will be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     C. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of the request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     D. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against the liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Waynesboro, Commonwealth of Virginia, on the 25th day of October, 2000.

                                        CFW COMMUNICATIONS COMPANY
                                        a Virginia corporation
                                        (Registrant)

                                        By:  /s/ James S. Quarforth
                                           ----------------------------------
                                              James S. Quarforth
                                              Chairman of the Board and
                                              Chief Executive Officer
                                              (Principal Executive Officer)

                               POWER OF ATTORNEY

     Each of the directors and/or officers of CFW Communications Company whose signature appears below hereby appoints Michael B. Moneymaker and David M. Carter, and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments to this registration statement, making such changes in the registration statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable CFW Communications Company to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

                     Signature                                  Title                            Date
                     ---------                                  -----                            ----
 /s/ James S. Quarforth                              Chairman of the Board and Chief         October 25, 2000
--------------------------------------------         Executive Officer
James S. Quarforth                                   (Principal Executive Officer)

 /s/ Michael B. Moneymaker                           Chief Financial Officer                 October 25, 2000
--------------------------------------------         (Principal Financial and Accounting
Michael B. Moneymaker                                Officer)

 /s/ Phyllis H. Arnold                               Director                                October 25, 2000
--------------------------------------------
Phyllis H. Arnold

 /s/ Anthony J. de Nicola                            Director                                October 25, 2000
--------------------------------------------
Anthony J. de Nicola

 /s/ William W. Gibbs, V                             Director                                October 25, 2000
--------------------------------------------
William W. Gibbs, V

 /s/ C. Wilson McNeely, III                          Director                                October 25, 2000
--------------------------------------------
C. Wilson McNeely, III

 /s/ John B. Mitchell, Sr.                           Director                                October 25, 2000
--------------------------------------------
John B. Mitchell, Sr.

 /s/ John N. Neff                                    Director                                October 25, 2000
--------------------------------------------
John N. Neff

 /s/ Carl A. Rosberg                                 Director                                October 25, 2000
--------------------------------------------
Carl A. Rosberg


                                 EXHIBIT INDEX

Exhibit    Description
Number     -----------
------

1.1 Placement Agreement, dated as of July 21, 2000, by and among the Registrant, Morgan Stanley & Co. Incorporated, First Union Securities and SunTrust Equitable Securities Corporation.

4.1 Form of Global Note, dated July 26, 2000, evidencing 13% Senior notes of CFW Communications Company, due 2010 in the principal amount of $280,000,000.

4.2* Indenture, dated as of July 26, 2000, by and among the Registrant and The Bank of New York.

4.3 Registration Rights Agreement, dated as of July 26, 2000, by and among the Registrant, Morgan Stanley & Co. Incorporated, First Union Securities, and Sun Trust Equitable Securities Corporation.

4.4* Warrant Agreement, dated as of July 26, 2000, between the Registrant and The Bank of New York

4.5 Warrant Registration Rights Agreement, dated as of July 26, 2000, between the Registrant, Morgan Stanley & Co. Incorporated, First Union Securities, Inc. and SunTrust Equitable Securities corporation.

5          Opinion of Hunton & Williams regarding legality.

10.1 Credit Agreement, dated as of July 26, 2000, between the Registrant, Morgan Stanley, as Administrative Agent, the Subsidiary Guarantors and the Other Lenders and Agents party thereto.

23.1       Consent of Hunton & Williams (contained in Exhibit 5).

23.2       Consent of McGladrey & Pullen LLP

23.3       Consent of Phibbs, Burkholder, Geisert & Huffman

23.4       Consent of PriceWaterhouseCoopers LLP

24 Power of Attorney (included on the signature page of this registration statement).

25 Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as Trustee under the Indenture.

99.1       Form of Letter of Transmittal.

99.2       Form of Letter to Clients.

99.3       Form of Letter to Registered Holders and DTC Participants.

99.4       Form of Notice of Guaranteed Delivery.

-----------------

(*) Filed as an exhibit to CFW's current report on Form 8-K dated August 4, 2000, and incorporated herein by reference.